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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-108039

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated September 22, 2003

Preliminary prospectus supplement
(To Prospectus dated September 17, 2003)

16,000,000 Shares

GrafTech International Ltd.

Common stock

This is an offering of common stock by GrafTech International Ltd.

Our common stock is traded on the New York Stock Exchange, or NYSE, under the trading symbol "GTI." On September 19, 2003, the last reported sale price of our common stock on the NYSE was $8.94 per share.

	Per share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to GTI, before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase up to 2,400,000 additional shares of our common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments.

Investing in our common stock involves a high degree of risk. See "Risk factors" beginning on page S-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

JPMorgan

                  CIBC World Markets

                                        RBC Capital Markets

                                                             Jefferies Quarterdeck

                        , 2003.

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the securities that we are offering and also changes, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, including securities other than those that we are offering by this prospectus supplement. If information contained in this prospectus supplement is inconsistent with information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents we have incorporated by reference as described in "Where you can find more information" and "Incorporation of certain documents by reference" in this prospectus supplement.

We include cross references in this prospectus supplement and the accompanying prospectus to captions under which you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

Prospectus supplement

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Prospectus

Preliminary notes

Important terms

We use the following terms to identify various companies or groups of companies or other matters. These terms help to simplify the presentation of information in this prospectus supplement and the accompanying prospectus.

"GTI" refers to GrafTech International Ltd. only. GTI is our public parent company and the issuer of the publicly traded common stock offered by this prospectus supplement. GTI is a guarantor of the Senior Notes and the Senior Facilities. Prior to our Annual Meeting of Stockholders for 2002, GTI was named UCAR International Inc.

"GrafTech Global" refers to GrafTech Global Enterprises Inc. only. GrafTech Global is a direct, wholly owned subsidiary of GTI and the direct or indirect holding company for all of our operating subsidiaries. GrafTech Global is a guarantor of the Senior Notes and the Senior Facilities. Prior to June 7, 2002, GrafTech Global Enterprises Inc. was named UCAR Global Enterprises Inc.

"UCAR Carbon" refers to UCAR Carbon Company Inc. only. UCAR Carbon is our wholly owned subsidiary through which we conduct most of our U.S. operations. UCAR Carbon is a guarantor of the Senior Notes and the Senior Facilities.

"GrafTech Finance" refers to GrafTech Finance Inc. only. GrafTech Finance is a direct, wholly owned special purpose finance subsidiary of GTI and the borrower under our senior secured bank credit facilities (as amended, the "Senior Facilities"). GrafTech Finance is the issuer of our 10.25% senior notes due 2012 (the "Senior Notes"). The Senior Notes were issued under an Indenture dated February 15, 2002, as supplemented on April 30, 2002 (as supplemented, the "Indenture"). Prior to June 7, 2002, GrafTech Finance was named UCAR Finance Inc.

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"AET" refers to Advanced Energy Technology Inc. only. AET is our 97.5% owned (wholly owned, prior to June 2001) subsidiary engaged in the development, manufacture and sale of natural graphite products. Prior to January 1, 2003, AET was named Graftech Inc.

"Carbone Savoie" refers to Carbone Savoie S.A.S. and its subsidiaries. Carbone Savoie is our 70% owned subsidiary engaged in the development, manufacture and sale of cathodes.

"Subsidiaries" refers to those companies that, at the relevant time, are or were majority owned or wholly owned directly or indirectly by GTI or its predecessors to the extent that those predecessors' activities related to the graphite and carbon business. All of GTI's subsidiaries have been wholly owned (with de minimis exceptions in the case of certain foreign subsidiaries) from at least January 1, 2000 through June 30, 2003, except for:

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  Carbone Savoie, which has been and is 70% owned; and

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  AET, which was 100% owned until it became 97.5% owned in June 2001.

Our 100% owned Brazilian cathode manufacturing operations were contributed to Carbone Savoie and, as a result, became 70% owned on March 31, 2001.

"We," "us" or "our" refers to GTI and its subsidiaries collectively or, if the context so requires, GTI, GrafTech Global or GrafTech Finance, individually.

Presentation of financial, legal and market data

We present our financial information on a consolidated basis. This means that we consolidate financial information for all subsidiaries where our ownership is greater than 50%. As a result, the financial information for Carbone Savoie and AET is consolidated on each line of the Consolidated financial statements and the equity of the other owners in those subsidiaries is reflected on the lines entitled "minority stockholders' equity in consolidated entities" and "minority stockholders' share of income." We use the equity method to account for 50% or less owned interests, including our 25% owned joint venture in China with Jilin Carbon Co., Ltd. (together with its affiliates, "Jilin").

All financial information contained herein has been restated to reflect changes in accounting for reportable segments (as required by SFAS No. 131 to reflect changes in the organization of our businesses effective January 2003), accounting for discontinued operations (as required by SFAS No. 144 to reflect the sale of our non-strategic composite tooling business in June 2003) and reclassification of extraordinary items and corresponding adjustments to provisions for income taxes (as required by SFAS No. 145, which we adopted effective January 2003), except for financial information at and for the quarter ended March 31, 2003 and at and for the quarter and half year ended June 30, 2003, which was originally reported on the same basis as the restated financial information. The restatement does not change previously reported consolidated net income, basic or diluted earnings per share, consolidated total assets or liabilities, or consolidated cash flows from operating activities, investment activities or financial activities.

References to cost in the context of our low cost advantages and strategies do not include the impact of special or non-recurring charges, expenses or credits, such as those related to investigations, lawsuits, claims, restructurings or impairments, or the impact of changes in accounting principles.

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All cost savings and reductions relating to our 1998 enhanced global restructuring and rationalization plan are estimates based on a comparison, with respect to provision for income taxes, to costs in 1998 or, for all other costs, to costs in the 1998 fourth quarter (annualized). Calculation of cost savings under the 1998 plan includes the effects of changes in currency exchange rates and production levels. All cost savings and reductions relating to our 2002 major cost savings plan are estimates or targets based on a comparison to costs in 2001. For purposes of calculating the cost savings related to the 2002 plan, savings relating to graphite electrode production costs per metric ton are determined based on annual graphite electrode production volume of about 180,000 metric tons and certain other savings are determined based on annual overhead costs (together with research and development costs) of $90 million, annual interest expense of $60 million and an effective income tax rate of 45% before taking into account the realignment of our subsidiaries. These amounts approximate actual amounts in 2001. Calculation of cost savings under the 2002 plan excludes the effects of the changes in currency exchange rates between the euro and the dollar, but includes the effects of changes in currency exchange rates between other currencies, and includes the effects of changes in production levels.

Neither any statement made in this prospectus supplement and the accompanying prospectus nor any charge taken by us relating to any legal proceedings constitutes an admission as to any wrongdoing.

Unless otherwise specifically noted, market and market share data in this prospectus supplement and the accompanying prospectus are our own estimates. Market data relating to the steel, aluminum, electronics, semiconductor, transportation, petrochemical and other metals industries, our general expectations concerning such industries and our market position and market share within such industries, both domestically and internationally, are derived from trade publications relating to those industries and other industry sources as well as assumptions made by us, based on such data and our knowledge of the industries. Market data relating to the fuel cell power generation industry, our general expectations concerning such industry and our market position and market share within such industry, both domestically and internationally, are derived from publications by securities analysts relating to Ballard Power Systems, other industry sources and public filings, press releases and other public documents of Ballard Power Systems as well as assumptions made by us, based on such data and our knowledge of the industry. Market and market share data relating to the graphite and carbon industry as well as cost information relating to our competitors, our general expectations concerning such industry and our market position and market share within such industry, both domestically and internationally, are derived from the sources described above and public filings, press releases and other public documents of our competitors as well as assumptions made by us, based on such data and our knowledge of the industry. We are not aware of any misstatements regarding any industry or market share data and our estimates related to this data are based on assumptions that we believe to be reasonable. However, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under "Forward looking statements" and "Risk factors" in this prospectus supplement. We cannot guarantee the accuracy or completeness of this market and market share data and have not independently verified it. None of the sources mentioned above has consented to the disclosure or use of data in this prospectus supplement.

Unless otherwise noted, when we refer to dollars, we mean U.S. dollars.

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Unless otherwise noted, references to "market shares" are based on sales volumes in 2002, to "major product lines" mean graphite electrodes, cathodes and natural graphite products and to "natural graphite products" does not include mined natural graphite flake.

Where you can find more information

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges. Our reports and proxy statements and other information relating to us can also be read and copied at the NYSE located at 20 Broad Street, New York, New York 10005, (212) 656-5060.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to our securities described in this prospectus supplement, as well as securities other than those we are offering in this prospectus supplement. References to the "registration statement" or the "registration statement of which this prospectus is a part" mean the original registration statement (including any related registration statement relating thereto filed pursuant to Rule 462(b) under the Securities Act) and all amendments, including all schedules and exhibits. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus supplement or the accompanying prospectus. The registration statement is available to the public over the Internet at the SEC's web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus supplement or the accompanying prospectus concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. We maintain a web site at http://www.graftech.com. The information contained on our web site is not part of this prospectus supplement, the accompanying prospectus or the registration statement.

Incorporation of certain documents by reference

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the

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documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

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  our annual report on Form 10-K for the year ended December 31, 2002 (except for Items 6, 7 and 8), filed with the SEC on March 31, 2003;

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  our quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003;

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  our quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC as of August 14, 2003;

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  our proxy statement on Schedule 14A, dated April 28, 2003, filed with the SEC on April 24, 2003;

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  our current report on Form 8-K, dated February 4, 2003, filed with the SEC on February 4, 2003;

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  our current report on Form 8-K (which restates Items 6, 7 and 8 of our annual report on Form 10-K for the year ended December 31, 2002 as described under "—Presentation of financial, legal and market data"), dated August 18, 2003, filed with the SEC on August 18, 2003;

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  the description of our common stock contained in our registration statement on Form 8-A (File No. 1-13888) filed with the SEC under Section 12 of the Exchange Act on July 28, 1995;

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  the description of our preferred stock purchase rights contained in our registration statement on Form 8-A (File No. 1-13888) filed with the SEC under Section 12 of the Exchange Act on September 10, 1998;

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  amendment no. 1 to our registration statement on Form 8-A (File No. 1-13888) amending the description of our common stock, filed with the SEC under Section 12 of the Exchange Act on September 17, 2003; and

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  amendment no. 1 to our registration statement on Form 8-A (File No. 1-13888) amending the description of our preferred stock purchase rights, filed with the SEC under Section 12 of the Exchange Act on September 17, 2003.

Any statement contained in a previously filed document incorporated by reference in this prospectus supplement or the accompanying prospectus is modified or superseded to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference in this prospectus supplement or the accompanying prospectus is modified or superseded to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Only the modified or superseded statement shall constitute a part of this prospectus supplement or the accompanying prospectus.

You may request a copy of these filings, other than their exhibits, at no cost, by oral or written request to: GrafTech International Ltd., Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803, Attention: Elise A. Garofalo, Director of Investor Relations, Telephone (302) 778-8227.

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Forward looking statements

This prospectus supplement and the accompanying prospectus contain forward looking statements. In addition, from time to time, we or our representatives have made or may make forward looking statements orally or in writing. These include statements about such matters as: future production and sales of steel, aluminum, electronic devices, fuel cells and other products that incorporate our products or that are produced using our products; future prices and sales of and demand for graphite electrodes and our other products; future operational and financial performance of our businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; restructuring, realignment, strategic alliance, raw material and supply chain, technology development and collaboration, investment, acquisition, joint venture, operating integration, tax planning, rationalization, financial and capital projects; legal matters and related costs; consulting fees and related projects; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. The words "will," "may," "plan," "estimate," "project," "believe," "anticipate," "expect," "intend," "should," "would," "could," "target," "goal," and similar expressions identify some of these statements.

Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include:

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  the possibility that global or regional economic conditions affecting our products may not improve or may worsen due to geopolitical events, governmental actions or other factors;

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  the possibility that anticipated additions to capacity for producing steel in electric arc furnaces may not occur or that reductions in graphite electrode manufacturing capacity may not continue or that increases in graphite electrode manufacturing capacity may occur;

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  the possibility that increased production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or prices or sales volume of graphite electrodes;

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  the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in the aluminum smelting process;

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  the possibility that anticipated additions to aluminum smelting capacity using graphite cathodes may not occur or that increased production of graphite cathodes by competitors may occur;

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  the possibility that increased production of aluminum or stable production of graphite cathodes by competitors may not result in stable or increased demand for or prices or sales volume of graphite cathodes;

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  the possibility that actual graphite electrode prices in 2004 may be different than current spot prices;

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  the possibility of delays in or failure to achieve widespread commercialization of proton exchange membrane ("PEM") fuel cells which use our products or that manufacturers of PEM fuel cells may obtain those products from other sources;

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  the possibility of delays in or failure to achieve successful development and commercialization of new or improved electronic thermal management or other products;

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  the possibility that end markets for our products (other than those mentioned above) may not improve or may worsen;

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  the possibility of delays in meeting or failure to meet contractually specified or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet growth in demand for existing, new or improved products, if any;

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  the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others;

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  the occurrence of unanticipated events or circumstances relating to antitrust investigations, lawsuits or claims or to the lawsuit initiated by us against our former parents;

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  the possibility that expected cost savings from our 2002 major cost savings plan or our other cost savings efforts will not be fully realized;

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  the possibility that the anticipated benefits from the corporate realignment of our subsidiaries or the refinement of our organizational structure into three lines of business may be delayed or may not occur;

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  the possibility that our provision for income taxes and effective income tax rate (as distinguished from our tax payments) may fluctuate significantly based on changes in financial performance of subsidiaries in various countries, changes in estimates of future ability to use foreign tax credits, changes in tax laws and other factors;

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  the occurrence of unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, or raw material or energy supplies or cost;

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  changes in interest rates, in currency exchange rates (including those impacting our euro-denominated antitrust liabilities or non-dollar-denominated intercompany loans), in competitive conditions or in inflation affecting our raw material, energy or other costs;

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  the possibility of failure to satisfy conditions or milestones under, or occurrence of breach of terms of, our strategic alliances with Pechiney, Ballard Power Systems, ConocoPhillips or others;

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  the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility;

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  the possibility that we may not achieve the earnings estimates that we provide as guidance from time to time; and

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  other risks and uncertainties, including those described elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as future decisions by us.

Occurrence of any of the events or circumstances described above could also have a material adverse effect on our business, financial condition, results of operations or cash flows.

No assurance can be given that any future transaction about which forward looking statements may be made will be completed or as to the timing or terms of any such transaction.

All subsequent written and oral forward looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements.

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Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making a decision to invest in our common stock. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including "Risk factors" and the Consolidated financial statements and notes thereto included elsewhere in this prospectus supplement.

Unless otherwise stated, the information contained in this prospectus supplement is based on the assumption that the underwriters' over-allotment option will not be exercised.

GrafTech International Ltd.

We are one of the world's largest manufacturers and providers of high quality synthetic and natural graphite and carbon products and related technical and research and development services. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We have 13 state-of-the-art manufacturing facilities strategically located on four continents, in more diverse locations than the facilities of any of our competitors. We have customers in more than 70 countries, including industry leaders such as Arcelor, Nucor and Bao Steel in steel, Alcoa, Pechiney and Alcan in aluminum, Cisco, IBM and Intel in electronics, MEMC Electronic Materials in semiconductors and Ballard Power Systems in fuel cells.

We have the largest share of the worldwide market for electrodes and cathodes. We have a uniquely positioned global manufacturing network, which we believe cannot be replicated by any of our competitors due to the capital investment, technology and process know-how required to do so. We believe that our network has the largest manufacturing capacity, has the lowest manufacturing cost structure of all of our major competitors and delivers the highest quality products. Over the last few years, we have rationalized our graphite electrode and cathode facilities and redeployed capacity to larger facilities in lower cost countries. This allows us to achieve significant increases in productivity and output from our existing assets, including economies of scale and other cost savings that we believe will increase as we grow our sales. We believe that our network provides us with the operational flexibility to source customer orders from the facility that optimizes our profitability and, with the continuing consolidation in the steel and aluminum industries, provides us a significant growth opportunity in serving larger multi-plant global customers.

We believe that we are the industry leader in graphite and carbon materials science and high temperature processing know-how and that we operate the premier research, development and testing facilities in our industry. We have over 100 years of experience in the research and development of these technologies. Our intellectual property portfolio is extensive, with over 350 U.S. and foreign patents and 290 U.S. and foreign pending patent applications, which we believe is more than any of our major competitors. About 86% of these patents were granted within the past four years.

We believe that our technological capabilities for developing products with superior thermal, electrical and physical characteristics provide a differentiating advantage. These capabilities have enabled us to accelerate development and commercialization of our technologies to exploit markets with high growth potential for us, including products for electronic thermal management and fuel cell applications.

We have developed, over the past two years, natural graphite electronic thermal management products and secured product approvals and purchase commitments from a wide range of industry leaders, such as Cisco, IBM and Intel, based on superior thermal performance, weight, adaptability and cost characteristics as compared to alternative products. Thermal management products are designed to dissipate heat generated by electronic devices. We expect demand for our products to grow as industry trends continue toward smaller, more powerful electronic devices which generate more heat and require more advanced thermal management solutions. We estimate that the market for our current products is about $300 million and expect it to grow at an annual rate in excess of 20% over the next three years. Sales of our products are growing, from about $500,000 in 2002 to an estimated $2 million in 2003 and an estimated $8 million in 2004, based on orders received to date.

We are the leading manufacturer of natural graphite products for PEM fuel cells and fuel cell systems. Fuel cells provide environmentally friendly electrical power generation. We expect continued commercialization of fuel cells, encouraged by current governmental programs and driven by concerns relating to the U.S. electrical power grid, environmental protection, foreign oil dependency and other factors. We estimate that the market for our fuel cell products in 2012 will exceed $500 million. About 85% of the 175 fuel cell vehicles expected to be operational worldwide in 2003 and 2004 are or will be powered by Ballard Power Systems fuel cells. Our products are essential components of those fuel cells. Ballard Power Systems, the world leader in PEM fuel cells, is our strategic partner under an exclusive product supply agreement that continues through 2016 and an exclusive collaboration agreement that continues through 2011.

Lines of business

We have three lines of business: synthetic graphite; natural graphite; and advanced carbon materials. We had net sales of $657 million and gross profit of $153 million for the twelve months ended June 30, 2003. Synthetic graphite, which constitutes its own reportable segment, had net sales of $589 million and gross profit of $137 million for the twelve months ended June 30, 2003. Natural graphite and advanced carbon materials, which together constitute our other reportable segment, had net sales of $68 million and gross profit of $16 million for the twelve months ended June 30, 2003.

Synthetic graphite.    Our synthetic graphite line of business manufactures and delivers high quality graphite electrodes, cathodes and advanced synthetic graphite products as well as related services. Electrodes and cathodes are key components of the conductive power systems used to produce steel, aluminum and other non-ferrous metals. Advanced synthetic graphite products include primary and specialty products for transportation, semiconductor and other markets. We believe there is currently no commercially viable substitute for graphite electrodes in electric arc furnace steel production or for cathodes in aluminum smelting.

Graphite electrodes are consumed primarily in electric arc furnace steel production, the steel making technology used by all "mini-mills," typically at a rate of one graphite electrode every eight to ten operating hours ("a stick a shift"). Mini-mills constitute the higher long term growth sector of the steel industry.

Cathodes are used in aluminum smelting furnaces, and demand for cathodes is driven by construction of new smelters and relines and upgrades of existing smelters. We operate our cathode business through a 70% owned joint venture with Pechiney, the world's recognized leader in aluminum smelting technology.

Natural graphite.    We invented natural graphite products, consisting of advanced flexible graphite and flexible graphite. Advanced flexible graphite products include highly engineered thermal interface products, heat spreaders and heat sinks for electronic device applications. We also manufacture highly engineered flow field plates, gas diffusion layers and other advanced flexible products for PEM fuel cells and fuel cell systems for use in the power generation and transportation markets. Flexible graphite products include gasket and sealing material for high temperature and corrosive environments in automotive, petrochemical and other applications. We are one of the world's largest manufacturers of natural graphite products for all of these uses and applications.

Advanced carbon materials.    Our advanced carbon materials line of business includes carbon electrodes and refractories as well as related services. Carbon electrodes are used in the production of ferro-alloys and silicon metal, a raw material primarily used in the manufacture of aluminum. Refractories are used primarily as submerged arc and other furnace hearth walls and bottoms.

Building sustainable competitive advantages

Over the past few years through late 2002, adverse global and regional economic conditions negatively impacted many of our markets. Our management team responded to these challenges and transformed our operations, building sustainable competitive advantages that enable us to compete successfully in our major product lines regardless of changes in economic conditions, to realize enhanced performance as economic conditions improve and to exploit growth opportunities from our intellectual property portfolio.

During this period, we successfully implemented the following initiatives:

Repositioned global manufacturing network.    We repositioned our global manufacturing network by, among other things, shutting down four of our higher cost graphite electrode manufacturing facilities and redeploying capacity to our six remaining larger, lower cost, strategically located facilities. The repositioning of our network allows us to deliver the same graphite electrode sales volume that we delivered over the past few years with a significantly lower fixed cost base. With these actions and our proprietary process and technological improvements, we now have the capability, depending on product demand and mix, to manufacture more than 220,000 metric tons of graphite electrodes from our existing assets.

We also shutdown cathode and advanced synthetic graphite products manufacturing capacity and redeployed it to lower cost facilities and expanded our advanced flexible graphite manufacturing capacity. Together, since 1998, these repositioning actions resulted in a headcount reduction of over 30% and contributed a majority of the achieved cost savings described below.

We believe that there are significant barriers to entrants to our industry, including the need for extensive product and process know-how and other intellectual property and a high initial capital investment. There have been no entrants in the synthetic graphite industry for more than 50 years.

Redesigned global manufacturing, marketing and sales processes.    We have evaluated virtually every aspect of our global supply chain, and we have redesigned and implemented changes to our global manufacturing, marketing and sales processes to leverage the strengths of our repositioned network. Among other things, we have eliminated manufacturing bottlenecks, improved product and service quality and delivery reliability, expanded our range of products, and improved our global sourcing and product mix for our customers. Over the past three years, we have reduced annual customer compensation for graphite electrode quality claims from $3 million to less than $1 million. We also redirected marketing and sales activities to better service the needs of both existing and new customers. Over the past several years, we estimate that we have increased our share of the worldwide market for graphite electrodes by more than 10%, from 19% in 2001 to about 21% in 2003.

Accelerated technology development.    We analyzed our intellectual property portfolio to identify new product opportunities in markets with high growth potential for us, redirected research to enhance and exploit our portfolio and accelerated development of products for those markets. Among other things, we developed patented advanced pin technology for graphite electrodes, patented processing technology for high performance graphite cathodes, products for PEM fuel cells that are enabling fuel cell commercialization, and new electronic thermal management technologies with over 130 product approvals from industry leading strategic partners, customers and others.

In September 2003, we received R&D Magazine's prestigious R&D 100 Award, granted to identify the 100 most technologically significant products and advancements each year, for our achievements in electronic thermal management heat sink products.

Achieved cost savings.    From 1998 through December 2001, we achieved recurring annual pre-tax cost savings of $132 million. From January 2002 through August 31, 2003, we achieved additional recurring pre-tax cost savings of $20 million. In addition to the rationalization of our facilities, we have, among other things, redesigned benefit plans, completed information technology outsourcing, and consolidated and streamlined administration and other activities. This has enabled us to mitigate the impact of significant declines in pricing of our products from 1998 into 2002 and adverse economic conditions. This has also enabled us to achieve the lowest manufacturing cost structure of all of our major competitors.

Business strategies

Our goal is to create stockholder value by maximizing cash flow from operations, and our business strategies are designed to expand upon the competitive advantages that our initiatives have created.

Leveraging our unique global manufacturing network.    We believe that our unique global manufacturing network provides us with significant competitive advantages in costs and product quality, proximity to customers, timely and reliable delivery and operational flexibility to adjust product mix to meet the diverse needs of a wide range of customers. We believe we can further exploit this advantaged manufacturing network by redirecting our marketing and sales efforts toward and focusing our superior technical and customer service capabilities on:

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  the growing larger global customers created by the continuing consolidation trend within the steel and aluminum industries, to whom we believe we are better positioned than any of our competitors to offer products that meet their volume, product quality, product mix, delivery reliability and service needs at competitive prices; and

  •
  customers in targeted market segments where we have competitive advantages to meet identified customer needs due to the locations of our facilities, the range and quality of our products, the utilization of our capacity, the value of our customer technical service and other factors.

Delivering exceptional and consistent quality.    We believe that our products are among the highest quality products available in our industry. We have been awarded preferred or certified supplier status by many major steel and aluminum companies and have received numerous technological innovation and other awards by industry groups, customers and others. Using our technological capabilities, we continually seek to improve the consistent overall quality of our products and services, including the performance characteristics of each product, the uniformity of the same product manufactured at different facilities and the expansion of the range of our products. We believe that improvements in overall quality create significant efficiencies for us, provide us the opportunity to increase sales volumes and market share, and create market opportunities for us and production efficiencies for our customers.

Providing superior technical service.    We believe that we are the recognized industry leader in providing value added technical services to customers for our major product lines. We believe that we have the largest customer technical service and related supporting engineering and scientific organizations in our industry, with more than 245 engineers, scientists and specialists around the world. Our employees assist key steel and other metals customers in furnace design, operation and upgrade to reduce energy consumption, improve raw material costs and increase output. In addition, our employees assist customers and others who design, develop or produce electronic devices to integrate our advantaged flexible graphite product solutions into their new devices.

Accelerating commercialization of advantaged technologies.    We believe that our leading technological and manufacturing capabilities and strengths provide us with a significant growth opportunity as well as a competitive advantage. We seek to exploit these capabilities across all of our businesses, to improve existing products, such as supersize graphite electrodes used in the most demanding electric arc steel production furnaces and high performance graphite cathodes that have become the preferred technology in the industry, and to develop and commercialize new products for markets with high growth potential for us.

Pursuing cost savings.    In January 2002, we announced a major cost savings plan that we believe is the most aggressive cost reduction plan being implemented in our industry. We are targeting cumulative recurring annual pre-tax cost savings of $30 million in 2003, $60 million in 2004 and $80 million in 2005. In addition, we are also targeting $50 million of additional asset sales by the end of 2004. We believe that these savings and asset sales will further enhance our performance.

As part of the 2002 plan, we are continuing to implement global work process changes, including consolidation and streamlining of our order fulfillment, purchasing, finance and accounting and human resource processes, and identification and implementation of outsourcing opportunities. These activities are targeted for completion by the end of 2004.

Outlook

We believe that our initiatives have well positioned us to increase earnings and cash flow from operations under current economic conditions and to leverage additional increases in earnings and cash flow from operations from improvements in economic conditions.

Synthetic graphite.    The graphite electrode supply/demand balance has improved, and supply remains tight primarily due to graphite electrode industry-wide rationalization, including bankruptcies of competitors, and, to a lesser extent, increased electric arc furnace steel production. Capacity utilization at our graphite electrode manufacturing facilities remains high.

Since September 2002, we have successfully implemented graphite electrode price increases around the world. The average sales revenue per metric ton of our graphite electrodes in the 2003 first half was $2,311. Current spot prices per metric ton for graphite electrodes in our major markets are about $2,600. Among others, we recently implemented graphite electrode price increases in South Africa, which are the first price increases contracted for 2004 as the annual contract period in South Africa runs from July 1 to June 30. Because our graphite electrode capacity is virtually sold out for 2003, we do not expect price increases announced in mid-2003 to materially impact results of operations until 2004.

Demand for our cathodes continues to be strong and we expect long term growth in the aluminum industry. Our cathode capacity is virtually sold out for 2003, and we expect it to be virtually sold out in 2004 due to construction of new aluminum smelters as well as relines of existing smelters. Our strategic alliance with Pechiney, which is a 30% owner of our cathode business and purchases cathodes from us under a requirements contract that remains in effect through 2006, continues to position us as the leading supplier of cathodes to the aluminum industry.

Other.    We expect growing net sales of our electronic thermal management products, due to the strengthening of the electronics industry and the development of new, higher performance electronic devices as well as our continuing successful product development and commercialization initiatives. We also expect demand for our advanced carbon materials products to improve, due primarily to the strengthening of the steel industry and our marketing and sales initiatives.

Recent developments

On September 22, 2003, we announced that we were reaffirming 2003 third quarter and full year earnings guidance and establishing 2004 earnings guidance. For 2004, we expect earnings per diluted share to be $0.60 to $0.75, after giving effect to the issuance of the shares offered by this prospectus supplement.

The GRAFTECH logo, GRAFCELL®, eGraf™, GRAFOIL®, GRAFGUARD® and GRAFSHIELD®, are our trademarks and trade names. This prospectus supplement and the accompanying prospectus also contain trademarks and trade names belonging to other parties.

We are a Delaware corporation. Our principal executive offices are located at Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803, and our telephone number at that location is (302) 778-8227. We maintain a web site at http://www.graftech.com. The information contained on this web site is not part of this prospectus supplement or the accompanying prospectus.

The offering

Common stock offered	16,000,000 shares, par value $0.01 per share
Over-allotment option	We have granted the underwriters an option to purchase up to 2,400,000 shares of common stock solely to cover over-allotments.
Common stock outstanding after this offering	83,515,504 shares, excluding:
• 12,233,215 shares issuable upon exercise of options outstanding at September 18, 2003 under our equity incentive plans, at a weighted average exercise price of $12.84;

• 505,847 shares held at September 18, 2003 in employee benefits protection and deferred compensation plan trusts, which are not considered outstanding for calculations of basic or diluted earnings per share; and
• up to 2,400,000 shares that may be issued to the underwriters upon exercise of their over-allotment option.
At September 18, 2003, 1,324,037 shares were available for future awards under our equity incentive plans.
Use of net proceeds	We intend to use:
• $81 million to repay term loans outstanding under the Senior Facilities; and

• the balance of $54 million to reduce the principal amount outstanding under our revolving credit facility and other short-term debt, pending use for a specific corporate purpose. To the extent that there are net proceeds in excess of such amounts, the excess would be added to cash and cash equivalents.
NYSE symbol	GTI
Dividend policy	We have not paid cash dividends on our common stock and do not intend to do so in the foreseeable future.

Summary consolidated financial data

The following Summary consolidated financial data at and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from our audited annual Consolidated financial statements. The following Summary consolidated financial data at and for the six months ended June 30, 2002 and 2003 have been derived from our quarterly Consolidated financial statements, which are unaudited but in the opinion of our management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our consolidated financial condition, results of operations and cash flows for such periods. Results of operations for interim periods are not necessarily indicative of results to be expected for full fiscal years. You should read this data in conjunction with the "Preliminary notes—Presentation of financial, legal and market data," "Selected consolidated financial data," "Management's discussion and analysis of financial condition and results of operations" and the Consolidated financial statements and notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,					Six Months Ended June 30,
(dollars in millions, except per share data)
	1998	1999	2000	2001	2002	2002	2003

Statement of operations data:
Net sales	$928	$818	$763	$634	$596	$291	$351
Gross profit	336	256	214	179	135	65	82
Selling, administrative and other expenses	99	84	84	75	76	42	42
Restructuring charges (credit) (a)	86	(6)	6	12	6	5	20
Impairment loss on long-lived and other assets (b)	60	35	3	80	17	13	—
Antitrust investigations and related lawsuits and claims (c)	—	—	—	10	—	—	—
Interest expense	73	84	75	60	60	30	27
Provision for (benefit from) income taxes	27	1	2	14	(16)	(11)	1
Income (loss) from continuing operations (a)(b)(c)(d)(e)(f)	(40)	42	10	(89)	(19)	(12)	(4)
Net income (loss) (a)(b)(c)(d)(e)(f)(g)	(37)	42	10	(87)	(18)	(11)	(2)
Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.89)	$0.94	$0.22	$(1.79)	$(0.35)	$(0.21)	$(0.06)
Income from discontinued operations	0.06	—	—	0.04	0.02	0.01	0.02

Net income (loss)	$(0.83)	$0.94	$0.22	$1.75	$(0.33)	$(0.20)	$(0.04)

Weighted average common shares outstanding (in thousands)	44,972	45,114	45,224	49,720	55,942	55,848	56,829

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.89)	$0.91	$0.22	$(1.79)	$(0.35)	$(0.21)	$(0.06)
Income from discontinued operations	(0.06)	—	—	0.04	0.02	0.01	0.02

Net income (loss)	$(0.83)	$0.91	$0.22	$(1.75)	$(0.33)	$(0.20)	$(0.04)

Weighted average common shares outstanding (in thousands)	44,972	46,503	45,813	49,720	55,942	55,848	56,829
Balance sheet data (at period end):
Cash and cash equivalents	$58	$17	$47	$38	$11	$51	$8
Total assets	1,137	933	908	797	859	869	919
Short-term debt	19	—	3	7	18	17	23
Total debt	804	722	735	638	731	717	709
Stockholders' deficit	(287)	(293)	(316)	(332)	(381)	(348)	(349)
Working capital	198	101	99	112	115	137	109
Other financial data:
Gross profit margin	36.3%	31.3%	28.1%	28.2%	22.7%	22.3%	23.4%
Depreciation and amortization	50	44	42	35	28	15	15
Capital expenditures	52	56	52	40	50	20	20
Net cash provided by (used in) operating activities from continuing operations	(29)	77	92	14	(60)	(36)	(25)
Cash flow used in investing activities	(31)	(39)	(50)	(39)	(50)	(20)	(5)
Cash flow provided by (used in) financing activities	62	(80)	(13)	15	79	66	27
Other operating data:
Quantity of graphite electrodes sold (in thousands of metric tons)	211	206	217	174	180	87	98
Quantity of cathodes sold (in thousands of metric tons)	33	31	35	33	37	19	20
Pro forma data (i):
Interest expense					$48	$24	$22
Basic and diluted earnings per share:
Income (loss) from continuing operations					$(0.14)	$(0.10)	$(0.01)
Discontinued operations					0.01	0.01	0.02
Net income (loss)					(0.13)	(0.09)	0.01
Weighted average common shares outstanding (in thousands)					80,541	79,135	82,635

The footnotes to the preceding table, except for footnote (i) below, appear on pages S-32 and S-33.

(i)    These pro forma financial data assume that (i) this offering had occurred, and the initial application of the estimated net proceeds therefrom had been made, as of January 1, 2002 and (ii) exchanges in the 2003 second and third quarters of an aggregate principal amount of $55 million of Senior Notes issued in February 2002, plus accrued interest, for an aggregate of about 9.9 million shares of common stock had occurred as of February 15, 2002. These pro forma financial data are based upon assumptions that we believe to be reasonable, and available information that we reasonably believe to be accurate, under the circumstances. This pro forma financial data should be read in conjunction with the other financial information included elsewhere in this prospectus supplement and the accompanying prospectus. These pro forma financial data do not purport to represent what our actual interest expense or basic or diluted earnings per share would have been if, in fact, such transactions had been completed on such dates or to project our interest expense or basic or diluted earnings per share for any future period or date. The following tables set forth, for the periods indicated, the calculation of these pro forma financial data.

	Year Ended December 31,	Six Months Ended June 30,
(dollars in millions)	2002	2002	2003

Interest expense, as reported	$60	$30	$27
Less: Interest expense on debt repaid with estimated net proceeds from this offering (1)	(8)	(4)	(3)
Less: Interest expense on Senior Notes exchanged for common stock (2)	(4)	(2)	(2)

Pro forma interest expense	$48	$24	$22

(1)   Uses the weighted average debt outstanding for each period. Assumes that (i) net proceeds from this offering are $135 million, (ii) $81 million of the net proceeds was applied to repay term loans under the Senior Facilities, and the balance of $54 million was applied to reduce the principal amount outstanding under our revolving credit facility and to repay other short-term debt and (iii) the annual interest rate on the debt was the same as the weighted average interest rate on the Senior Facilities, which was 5.6% for 2002, 5.6% for the 2002 first half and 5.1% for the 2003 first half.

(2)   Uses the annual interest on the Senior Notes exchanged after taking into account the effect of interest rate swaps relating to the Senior Notes exchanged, which results in an effective annual interest rate thereon of 6.28% for 2002, 6.12% for the 2002 first half and 6.58% for the 2003 first half. Assumes that none of the additional Senior Notes issued in May 2003 at a price of 104.5% of principal amount, plus accrued interest, resulting in an effective annual interest rate thereon of 9.5%, was exchanged.

	Year Ended December 31,	Six Months Ended June 30,
(dollars in millions)	2002	2002	2003

Income (loss) from continuing operations, as reported	$(19)	$(12)	$(4)
Less: difference between interest expense, as reported, and pro forma interest expense, net of related tax effect	8	4	3

Pro forma income (loss) from continuing operations	(11)	(8)	(1)
Discontinued operations	1	1	2

Pro forma net income (loss)	$(10)	$(7)	$1

Risk factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our financial condition, results of operations, cash flows or business. If any of the following risks actually occur, our financial condition, results of operations, cash flows or business could be harmed. In that case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks relating to us

We are dependent on the global steel and aluminum industries and also sell products to the transportation, semiconductor, petrochemical and other metals industries. Our results of operations may deteriorate during global and regional economic downturns.

We sell graphite electrodes, which accounted for about 63% of our total net sales in 2002, primarily to the electric arc furnace steel production industry. We also sell cathodes, which accounted for about 15% of our total net sales in 2002, to the aluminum industry. Many of our other products are sold primarily to the transportation, semiconductor, petrochemical and other metals industries. These are global basic industries, and customers in these industries are located in every major geographic market. As a result, our customers are affected by changes in global and regional economic conditions. This, in turn, affects overall demand for and prices of our products sold to these industries. Accordingly, we are directly affected by changes in global and regional economic conditions. These conditions are affected by events and circumstances beyond our control such as geopolitical events (such as the war on terror and the circumstances involving Iraq and North Korea), changes in demand by consumers, businesses and governments, and policy decisions by governments, and central banks. As a result of changes in economic conditions, demand and pricing for our products sold to these industries has fluctuated significantly.

Demand for our products sold to these industries may be adversely affected by improvements in our products as well as in the manufacturing operations of customers, which reduce the rate of consumption or use of our products for a given level of production by our customers. In the case of graphite electrodes, we estimate that the average rate of consumption of graphite electrodes per metric ton of steel produced in electric arc furnaces (called "specific consumption") declined from about 4.3 kilograms of graphite electrodes per metric ton of steel produced in 1990 to about 2.4 kilograms per metric ton in 2002. While we believe that the rate of decline of specific consumption over the long term has slowed, we believe that there was a slightly more significant decline in 2001 than would otherwise have been the case due to the accelerated shutdown of older, less efficient electric arc furnaces as a result of global and regional economic conditions.

Sales volumes and prices of our products sold to these industries are impacted by the supply/demand balance as well as overall demand and growth of and consolidation within the end markets for our products. In addition to the factors mentioned above, the supply/demand balance is affected by factors such as business cycles, rationalization within our industry, and output and productivity within our industry and the end markets for our products, some of which factors are affected by decisions by us. In the case of graphite electrodes, although our volume of graphite electrodes sold has increased significantly since early 2002, we have in the past experienced significant fluctuations in volume. In addition, although we implemented significant graphite electrode price increases in the 2002 second half and 2003, prices have declined significantly since 1998.

Over the past few years through late 2002, we faced extremely challenging business and industry conditions. Adverse global and regional economic conditions negatively impacted many of the end markets for our products, with many customers in these markets reducing production, becoming less creditworthy or being acquired due to consolidation within their industries. Industry-wide capacity for most of our products exceeded demand, and competition has been intense. Our net sales and net income have declined significantly since 1999.

We cannot assure you that the electric arc furnace steel production industry will continue to be the higher long term growth sector of the steel industry, that the aluminum industry will continue to experience long term growth or that any of the industries to which we sell products will experience strong recovery from current economic conditions affecting them. Accordingly, we cannot assure you that there will be stability or growth in demand for or prices of graphite electrodes or our other products sold to these industries. An adverse change in global or certain regional economic conditions could materially adversely affect us.

Any substantial growth in net sales, cash flow from operations or net income from our natural graphite line of business depends on successfully developing, manufacturing and selling new products on a profitable basis. If we are not successful, we will not achieve our planned growth.

Our planned growth of our natural graphite line of business depends on successful and profitable development, manufacture and sale primarily of thermal management products for electronic devices and products for PEM fuel cells and fuel cell systems.

Successful and profitable commercialization of products is subject to various risks, including risks beyond our control such as:

  •
  the possibility that we may not be able to develop viable products or, even if we develop viable products, that our products may not gain commercial acceptance;

  •
  the possibility that our commercially accepted products could be subsequently displaced by other products or technologies;

  •
  the possibility that, even if our products are incorporated in new products of our customers, our customers' new products may not become viable or commercially accepted or may be subsequently displaced;

  •
  the possibility that a mass market for our commercially accepted products, or for our customers' products which incorporate our products, may not develop;

  •
  restrictions under our agreement with Ballard Power Systems on sales of our fuel cell products to and collaboration with others; and

  •
  failure of our customers to purchase our products in the quantities that we expect.

These risks could be impacted by factors such as adoption of new laws and regulations, changes in governmental programs, failure of necessary supporting systems (such as fuel delivery infrastructure for fuel cells) to be developed, and consumer perceptions about costs, benefits and safety.

Our financial condition could suffer if we experience unanticipated costs as a result of antitrust investigations and related lawsuits and claims.

Since 1997, we have been subject to antitrust investigations and related lawsuits and claims. We have recorded pre-tax charges of $350 million against results of operations as a reserve for estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims. At June 30, 2003, $94 million remained in the unfunded reserve. The balance of the reserve is available for the $52.5 million balance of the fine payable by us to the U.S. Department of Justice (the "DOJ") that was imposed in 1998, the €50.4 million fine assessed against us by the Directorate General—Competition of the Commission of the European Communities (the "EU Competition Authority") in July 2001 and other antitrust related matters. We have filed an appeal to the Court of First Instance In Luxembourg with respect to, among other things, the amount of the EU fine. The DOJ fine does not bear interest prior to April 2004 and bears interest at the statutory rate (which was 1.09% annually at June 30, 2003) after April 2004. The EU fine bears interest at the statutory rate of 6.04% annually.

The reserve does not cover interest on the DOJ fine (including interest that, for accounting purposes, is imputed on the DOJ fine and which, for the period from July 2003 through April 2004, is nil). Such interest is recorded in interest expense on the Consolidated statements of operations.

The reserve will cover interest accrued on the EU fine for the period from July 2001 through the date of the court's decision on our appeal. Due to the accumulation of interest as a result of the delay in the court's decision as well as changes in currency exchange rates which impact the translation of the amount of the EU fine into dollars, we may be required to record a charge at the time of the court's decision to increase the reserve, even if the amount of the EU fine is reduced on appeal. Interest accruing on the EU fine after the date of the court's decision will be recorded in interest expense on the Consolidated statements of operations and will not be covered by any reserve.

Our insurance has not and will not materially cover liabilities that have or may become due in connection with antitrust investigations or related lawsuits or claims.

We cannot assure you that remaining liabilities and expenses in connection with antitrust investigations, lawsuits and claims will not materially exceed the remaining uncommitted balance of the reserve or that the timing of payment thereof will not be sooner than anticipated. If such liabilities or expenses materially exceed such balance or if the timing of payment thereof is sooner than anticipated, we may not be able to comply with the financial covenants under the Senior Facilities. In such event, we could experience the material adverse consequences described, and be forced to take the unfavorable actions referenced, in the risk factor relating to restrictive covenants under the Senior Facilities and Senior Notes on pages S-15 through S-16.

We are highly leveraged and our substantial debt and other obligations could limit our financial resources and ability to compete and may make us more vulnerable to adverse economic events.

We are highly leveraged, and we have substantial obligations in connection with antitrust investigations, lawsuits and claims. At June 30, 2003, after giving affect to our exchanges of Senior Notes for shares of common stock after July 1, 2003 as well as this offering and the initial application of the estimated net proceeds therefrom, we would have had total debt of $558 million and a stockholders' deficit of $177 million. See "Capitalization" in this prospectus supplement. In addition, we typically discount or factor a substantial portion of our accounts receivable and use the proceeds to reduce our debt. During the 2003 first half, certain of our subsidiaries sold receivables totaling $96 million. If we had not sold such receivables, our accounts receivable and our debt would have been about $48 million higher at June 30, 2003. A significant majority of our debt is or has effectively been converted into variable rate debt. We believe that we will have a net use of cash in operating and investing activities in 2003. We are dependent on our revolving credit facility, the availability of which depends on continued compliance with the financial covenants under the Senior Facilities, for liquidity.

Our high leverage and antitrust related obligations could have important consequences, including the following:

  •
  our ability to restructure or refinance our debt or obtain additional debt or equity financing for payment of these obligations, or for working capital, capital expenditures, acquisitions or other general corporate purposes, may be impaired in the future;

  •
  a substantial portion of our cash flow from operations must be dedicated to debt service and payment of antitrust obligations, thereby reducing the funds available to us for other purposes;

  •
  an increase in interest rates could result in an increase in the portion of our cash flow from operations dedicated to debt service or interest rate management initiatives, in lieu of other purposes;

  •
  we may have substantially more leverage and antitrust obligations than certain of our competitors, which may place us at a competitive disadvantage; and

  •
  our leverage and antitrust obligations may hinder our ability to adjust rapidly to changing market conditions or other events and make us more vulnerable to insolvency, bankruptcy or other adverse consequences in the event of a downturn in general or certain regional economic conditions or in our business or in the event that these obligations are greater, or the timing of payment is sooner, than expected.

Our ability to service our debt and meet our other obligations depends on certain factors beyond our control.

Our ability to service our debt and meet our other obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including factors beyond our control such as changes in global and regional economic conditions, developments in antitrust investigations, lawsuits and claims involving us, changes in our industry or the end markets for our products, changes in interest or currency exchange rates, and inflation in raw materials energy and other costs.

If our cash flow and capital resources are insufficient to enable us to service our debt and meet these obligations as they become due, we could be forced to: reduce or delay capital expenditures; sell assets or businesses; limit or discontinue, temporarily or permanently, business plans or operations; obtain additional debt or equity financing; or restructure or refinance debt.

We cannot assure you as to the timing of such actions or the amount of proceeds that could be realized from such actions. Accordingly, we cannot assure you that we will be able to meet our debt service and other obligations as they become due or otherwise.

We are subject to restrictive covenants under the Senior Facilities and the Senior Notes. These covenants could significantly affect the way in which we conduct our business. Our failure to comply with these covenants could lead to an acceleration of our debt.

The Senior Facilities and the Senior Notes contain a number of covenants that, among other things, significantly restrict our ability to: dispose of assets; incur additional indebtedness; repay or refinance other indebtedness or amend other debt instruments; create liens on assets; enter into leases or sale/leaseback transactions; make investments or acquisitions; engage in mergers or consolidations; make certain payments and investments, including dividend payments and stock repurchases; make capital expenditures; or engage in certain transactions with subsidiaries and affiliates.

The Senior Facilities also require us to comply with specified financial covenants, including minimum interest coverage and maximum leverage ratios. In addition, pursuant to the Senior Facilities, we cannot borrow under our revolving credit facility:

  •
  if the aggregate amount of our payments made (excluding certain imputed interest) and additional reserves created in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims exceed $340 million by more than $75 million (which $75 million is reduced by the amount of certain debt, other than the Senior Notes, incurred by us that is not incurred under the Senior Facilities ($12 million of which debt was outstanding at June 30, 2003)); or

  •
  if the additional borrowings would cause us to breach the financial covenants.

Further, substantially all of our assets in the U.S. are pledged to secure guarantees of the Senior Facilities by our domestic subsidiaries. In addition, our principal foreign operating subsidiaries are obligors under intercompany term notes and guarantees of those notes issued to GrafTech Finance that are pledged to secure the Senior Notes. Our Swiss subsidiary is an obligor under an intercompany revolving note and our principal foreign subsidiaries are guarantors of that note that are pledged to secure the Senior Facilities. Most of the assets of the obligors under the intercompany revolving note and the related guarantees, which constitute a majority of our assets outside the U.S., are pledged to secure that note and those guarantees.

We are currently in compliance with the covenants contained in the Senior Facilities and the Senior Notes. However, our ability to continue to comply may be affected by events beyond our control. The breach of any of the covenants contained in the Senior Facilities, unless waived by the lenders, would be a default under the Senior Facilities. This would permit the lenders to accelerate the maturity of the Senior Facilities. It would also permit the lenders to terminate their commitments to extend credit under our revolving credit facility. This would have an immediate material adverse effect on our liquidity. An acceleration of maturity of the Senior Facilities would permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes. A breach of the covenants contained in the Senior Notes would be a default under the Senior Notes. This would also permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes. Acceleration of maturity of the Senior Notes would permit the lenders to accelerate the maturity of the Senior Facilities and terminate their commitments to extend credit under our revolving credit facility. If we were unable to repay our debt to the lenders and holders or otherwise obtain a waiver from the lenders and holders, we could be forced to take the actions described in the preceding risk factor and the lenders and holders could proceed against the collateral securing the Senior Facilities and the Senior Notes and exercise all other rights available to them. We cannot assure you that we will have sufficient funds to make these accelerated payments or that we will be able to obtain any such waiver on acceptable terms or at all.

We are subject to risks associated with operations in multiple countries.

A substantial majority of our net sales are derived from sales outside of the U.S., and a substantial majority of our operations and our total property, plant and equipment and other long-lived assets are located outside the U.S. As a result, we are subject to risks associated with operating multiple countries, including:

  •
  currency devaluations and fluctuations in currency exchange rates, including impacts of transactions in various currencies, translation of various currencies into dollars for U.S. reporting and financial covenant compliance purposes, and impacts on results of operations due to the fact that costs of our foreign subsidiaries for our principal raw material, petroleum coke, are incurred in dollars even though their products are primarily sold in other currencies;

  •
  imposition of or increases in customs duties and other tariffs;

  •
  imposition of or increases in currency exchange controls, including imposition of or increases in limitations on conversion of various currencies into dollars or euros, making of intercompany loans by subsidiaries or remittance of dividends, interest or principal payments or other payments by subsidiaries;

  •
  imposition of or increases in revenue, income or earnings taxes and withholding and other taxes on remittances and other payments by subsidiaries;

  •
  imposition of or increases in investment or trade restrictions and other restrictions or requirements by non-U.S. governments;

  •
  inability to definitively determine or satisfy legal requirements, inability to effectively enforce contract or legal rights and inability to obtain complete financial or other information under local legal, judicial, regulatory, disclosure and other systems; and

  •
  nationalization and other risks which could result from a change in government or other political, social or economic instability.

We cannot assure you that such risks will not have a material adverse effect on us in the future.

In general, our results of operations and financial condition are affected by inflation in each country in which we have a manufacturing facility. We maintain operations in Brazil, Russia and Mexico, countries which have had in the past, and may have now or in the future, highly inflationary economies, defined as cumulative inflation of about 100% or more over a three calendar year period. We cannot assure you that future increases in our costs will not exceed the rate of inflation or the amounts, if any, by which we may be able to increase prices for our products.

Our ability to grow and compete effectively depends on protecting our intellectual property. Failure to protect our intellectual property could adversely affect us.

We believe that our intellectual property, consisting primarily of patents and proprietary know-how and information, particularly the intellectual property relating to electronic thermal management and fuel cell power generation, is important to our growth. Failure to protect our intellectual property may result in the loss of the exclusive right to use our technologies. We rely on patent, trademark, copyright and trade secret laws and confidentiality and restricted use agreements to protect our intellectual property. Some of our intellectual property is not covered by any patent or patent application or any such agreement.

We own, and have obtained exclusive and non-exclusive licenses to, various domestic and foreign patents related to our technologies. These patents and licenses expire at various times over the next two decades. When such patents and exclusive licenses expire, we will no longer have the right to exclude others from making, using or selling the claimed inventions.

Patents are subject to complex factual and legal considerations. Accordingly, there can be uncertainty as to the validity, scope and enforceability of any particular patent. Therefore, we cannot assure you that:

  •
  any of the U.S. or foreign patents now or hereafter owned by us, or that third parties have licensed to us or may in the future license to us, will not be circumvented, challenged or invalidated;

  •
  any of the U.S. or foreign patents that third parties have non-exclusively licensed to us, or may non-exclusively license to us in the future, will not be licensed to others; or

  •
  any of the patents for which we have now or may in the future apply will be issued at all or with the breadth of claim coverage sought by us.

We cannot assure you that agreements designed to protect our proprietary know-how and information will not be breached, that we will have adequate remedies for any such breach, or that our strategic alliance partners, consultants, employees or others will not assert rights to intellectual property arising out of our relationships with them.

In addition, effective patent, trademark and trade secret protection may be limited, unavailable or not applied for in the U.S. or in any of the foreign countries in which we operate.

Moreover, we cannot assure you that the use of our patented technology or proprietary know-how or information does not infringe the intellectual property rights of others.

Intellectual property protection does not protect against technological obsolescence due to developments by others or changes in customer needs.

Our ability to establish and maintain our competitive advantage through our technology and any intellectual property rights may be achieved, in part, by prosecuting claims against others whom we believe have misappropriated our technology or have infringed upon our intellectual property rights, as well as by defending against misappropriation or infringement claims brought by others against us. Our involvement in litigation to protect or defend our rights in these areas could result in a significant expense to us, adversely affect the development of sales of the related products, and divert the efforts of our technical and management personnel, regardless of the outcome of such litigation.

If necessary, we may seek licenses to intellectual property of others. However, we can give no assurance to you that we will be able to obtain such licenses or that the terms of any such licenses will be acceptable to us. Our failure to obtain a license from a third party for its intellectual property that is necessary for us to make or sell any of our products could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or use of processes requiring the use of such intellectual property.

Our current and former manufacturing operations are subject to increasingly stringent health, safety and environmental requirements.

We use and generate hazardous substances in our manufacturing operations. In addition, both the properties on which we currently operate and those on which we have ceased operations are and have been used for industrial purposes. Further, our manufacturing operations involve risks of personal injury or death. We are subject to increasingly stringent environmental, health and safety laws and regulations relating to our current and former properties and neighboring properties and our current operations. These laws and regulations provide for substantial fines and criminal sanctions for violations and sometimes require the installation of costly pollution control or safety equipment or costly changes in operations to limit pollution or decrease the likelihood of injuries. In addition, we may become subject to potentially material liabilities for the investigation and cleanup of contaminated properties and to claims alleging personal injury or property damage resulting from exposure to or releases of hazardous substances or personal injury as a result of an unsafe workplace. In addition, noncompliance with or stricter enforcement of existing laws and regulations, adoption of more stringent new laws and regulations, discovery of previously unknown contamination or imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could be material.

We are dependent on supplies of raw materials and energy at affordable prices. Our results of operations could deteriorate if that supply is substantially disrupted for an extended period.

We purchase raw materials and energy from a variety of sources. In many cases, we purchase them under short term contracts or on the spot market, in each case at fluctuating prices. We purchase a majority of our requirements for petroleum coke, our principal raw material, at variable prices, from multiple plants of a single supplier under a supply agreement that continues through the end of 2006. The availability and price of raw materials and energy may be subject to curtailment or change due to:

  •
  limitations which may be imposed under new legislation or regulation;

  •
  suppliers' allocations to meet demand of other purchasers during periods of shortage (or, in the case of energy suppliers, extended cold weather);

  •
  interruptions in production by suppliers; and

  •
  market and other events and conditions.

Petroleum and coal products, including petroleum coke and pitch, our principal raw materials, and energy, particularly natural gas, have been subject to significant price fluctuations. Over the past several years, we have mitigated the effect of price increases on our results of operations primarily through our cost reduction efforts. We cannot assure you that such efforts will successfully mitigate future increases in the price of raw materials or energy. A substantial increase in raw material or energy prices which cannot be mitigated or passed on to customers or a continued interruption in supply, particularly in the supply of petroleum coke or energy, would have a material adverse effect on us.

Our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period.

Our manufacturing operations are subject to disruption due to extreme weather conditions, floods and similar events, major industrial accidents, strikes and lockouts, adoption of new laws or regulations, changes in interpretations of existing laws or regulations or changes in governmental enforcement policies, and other events. We cannot assure you that no such events will occur. If such an event occurs, it could have a material adverse effect on us.

We have significant non-dollar-denominated intercompany loans and significant interest rate swaps and may in the future have significant foreign currency financial instruments. Translation gains and losses due to changes in currency exchange rates or interest rates have in the past resulted and may in the future result in significant gains or losses.

We have non-dollar-denominated intercompany loans between GrafTech Finance and some of our foreign subsidiaries. At June 30, 2003, the aggregate principal amount of these loans was $464 million. These loans are subject to translation gains and losses due to changes in currency exchange rates. A portion of these loans are deemed to be essentially permanent and, as a result, translation gains and losses on these loans are recorded in accumulated other comprehensive income (loss) on the Consolidated balance sheets. The balance of these loans are deemed to be temporary and, as a result, translation gains and losses on these loans are recorded as unrealized gains or losses in other expense (income), net, in the Consolidated statements of operations. We have the ability to replace each intercompany loan with a substantially identical new intercompany loan. When we replace such a loan, we record net cumulative realized translation gains or losses with respect to that loan in other expense (income), net. Those realized gains or losses are, however, non-cash gains or losses. In the 2003 first half, we recorded a gain of $16 million with respect to these loans.

We have interest rate swaps that effectively convert fixed rate debt (represented by the Senior Notes) into variable rate debt in order to seek to minimize interest expense and optimize our portfolio of fixed and variable interest rate obligations. Although we had no swaps at June 30, 2003, in July 2003, we entered into swaps, a portion of which we sold in September 2003. At September 18, 2003, we had swaps for a notional amount of $485 million. Our swaps are designated as hedging the exposure to changes in the fair value of the related debt (called a fair value hedge). The swaps are marked-to-market daily, and we are required to provide cash collateral to the counterparty to the extent that the negative mark-to-market exceeds $15 million. At September 18, 2003, the negative mark-to-market was $15 million. The fair value of the hedge at the end of a quarterly or annual period is recorded on the Consolidated balance sheets on the line entitled "fair value of hedged debt obligation." When we sell swaps, the gain or loss realized is amortized as a credit or charge to interest expense over the remaining term of the Senior Notes. In the 2003 first half, we realized proceeds of $31 million with respect to the sale of swaps, which will be amortized as a credit to interest expense over the remaining term of the Senior Notes.

We have foreign currency financial instruments to attempt to limit our risks associated with changes in currency exchange rates by attempting to hedge existing exposures, firm commitments and, potentially, anticipated transactions. At June 30, 2003, we held instruments with an aggregate net notional amount of $17 million. These instruments are marked-to-market monthly. Gains and losses are recorded as unrealized gains or losses in other expense (income), net. When we sell the instruments, we record net cumulative realized gain or loss with respect to the instruments in other expense (income), net. In the 2003 first half, we recorded a loss of $3 million with respect to the instruments.

We cannot assure you that we will have gains, or will not have losses, of the type described above. Incurrence of material losses, and provision of material cash collateral, could materially adversely affect our ability to comply with the financial covenants under the Senior Facilities.

Our results of operations for any quarter are not necessarily indicative of our results of operations for a full year.

Sales of graphite electrodes and other products fluctuate from quarter to quarter due to such factors as changes in economic conditions, changes in competitive conditions, scheduled plant shutdowns by customers, national vacation practices, changes in customer production schedules in response to seasonal changes in energy costs, weather conditions, strikes and work stoppages at customer plants and changes in customer order patterns in response to the announcement of price increases. We have experienced, and expect to continue to experience, volatility with respect to demand for and prices of graphite electrodes and other products, both globally and regionally.

We have also experienced volatility with respect to prices of raw materials and energy, and it has frequently required several quarters of cost reduction efforts to mitigate increases in those prices. We expect to experience volatility in such prices in the future. We have experienced translation gains and losses in the past, some of which have been significant, and expect to experience translation gains and losses in the future.

Accordingly, results of operations for any quarter are not necessarily indicative of the results of operations for a full year.

The graphite and carbon industry is highly competitive. Our market share, net sales or net income could decline due to vigorous price and other competition.

Competition in the graphite and carbon products industry (other than with respect to new products) is based primarily on price, product quality and customer service. Graphite electrodes, in particular, are subject to rigorous price competition. Price increases by us or price reductions by our competitors, decisions by us or our competitors with respect to prices, volumes or profit margins, technological developments, changes in the desirability or necessity of entering into long term supply contracts with customers or other competitive or market factors or strategies could adversely affect our market share, net sales or net income.

Competition with respect to new products is, and is expected to be, based primarily on product innovation, performance and cost effectiveness as well as customer service.

Competition could prevent implementation of price increases, require price reductions or require increased spending on research and development, marketing and sales that could adversely affect us.

We may not be successful in the lawsuit against our former parents initiated by us.

We have initiated a lawsuit against our former parents. Successful prosecution of this lawsuit is subject to risks, including:

  •
  failure to successfully defend against motions to dismiss and other procedural motions prior to trial;

  •
  failure to successfully establish our theories of liability and damages or otherwise prove our claims at trial;

  •
  successful assertion by the defendants of substantive defenses, including statute of limitations defenses, to liability at trial or on appeal; and

  •
  successful assertion by the defendants of counterclaims or cross claims, including claims for indemnification, at trial or on appeal.

We cannot predict the ultimate outcome of this lawsuit, including the possibility, timing or amount of any recovery of damages by us or any liability we may have in connection with any counterclaims or cross claims. In addition, we cannot assure you as to the possibility, timing or amount of any settlement or the legal expenses to be incurred by us or as to the effect of this lawsuit on management's focus and time available for our ongoing operations.

Litigation such as this lawsuit is complex. Complex litigation can be lengthy and expensive. This lawsuit is in its earliest stages. The ultimate outcome of this lawsuit is subject to many uncertainties. We may at any time settle this lawsuit.

We may not be able to complete our planned asset sales.

We intend to continue to sell real estate, non-strategic businesses and certain other non-strategic assets. We cannot assure you if or when we will be able to complete these sales or that we will realize proceeds therefrom that meet our current expectations.

We may not achieve the cost savings targeted under our 2002 major cost savings plan.

We are targeting, under the 2002 plan, cumulative annual recurring pre-tax cost savings of $30 million in 2003, $60 million in 2004 and $80 million in 2005. We recorded an aggregate of $33 million of restructuring charges and $41 million of impairment losses on long-lived and other assets and expect to record an additional $6 million of restructuring charges (primarily for severance associated with further global business and work process changes). These charges include payments through June 30, 2003 of $7 million of cash costs and expected payments of an additional $20 million of cash costs.

Our targeted cost savings are based on assumptions regarding activities undertaken and to be undertaken as part of the 2002 plan. We cannot assure you that these assumptions are correct or that we will be able to implement these activities. If we are unable to implement these activities as and when we have assumed or if the costs associated with these activities are higher than anticipated, we may not be able to meet our cost savings targets.

Risks relating to an investment in our common stock

Our stock price may be volatile due to the nature of our business as well as the nature of the securities markets, which could affect the short-term value of your investment.

Many factors may cause the market price for our common stock to decline or fluctuate, perhaps substantially, following this offering, including:

  •
  quarterly fluctuations in our results of operations;

  •
  failure of net sales, results of operations or cash flows from operations to meet the expectations of securities analysts or investors;

  •
  downward revisions in revenue, earnings or cash flow estimates of securities analysts;

  •
  downward revisions or announcements that indicate possible downward revisions in the ratings on the Senior Notes by credit ratings agencies;

  •
  technological innovations or strategic actions by our competitors;

  •
  failure to meet product development and commercialization goals;

  •
  speculation in the press or investor perception concerning our industry or our prospects;

  •
  changes in general economic conditions; and

  •
  changes in general capital market conditions.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We could be involved in a securities class action litigation in the future. Such litigation could result in substantial costs and a diversion of management's attention and resources.

There are provisions in some of our important documents that could have the effect of preventing a change in control.

GTI's Certificate of Incorporation and By-Laws contain provisions concerning voting, issuance of preferred stock, removal of officers and directors and other matters that may have the effect of discouraging, delaying or preventing a change in control of GTI. See "Description of Common Stock and Preferred Stock—Certain Charter and Statutory Provisions" and "Description of Common Stock and Preferred Stock—Preferred Share Purchase Rights" in the accompanying prospectus. In addition, GTI's Board of Directors has adopted a stockholder rights plan that may have the same effect. See "Description of Common Stock and Preferred Stock—Preferred Share Purchase Rights" in the accompanying prospectus. Further, the Senior Facilities restrict certain events that would constitute a change of control and provide that certain events which would constitute a change in control would also constitute an event of default. See Note 5 to the interim Consolidated financial statements and Note 5 to the annual Consolidated financial statements in this prospectus supplement.

We are required to repay the Senior Facilities and offer to repurchase the Senior Notes upon a change in control. We may not have sufficient funds to do so.

The occurrence of certain events could constitute a change in control of GTI for purposes of the Senior Facilities or the Senior Notes, or both. Such events would constitute an event of default under the Senior Facilities, which could require us to repay the Senior Facilities, and would require us to offer to repurchase the outstanding Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We cannot assure you that we would have sufficient funds to make such repayment and to pay such purchase price, and we expect that we would require third party financing to do so. We cannot assure you that we would be able to obtain this financing on favorable terms or at all. If we fail to make such repayment or such purchases as required, this would constitute a default under the Senior Facilities or the Senior Notes. In such event, we could experience the material adverse consequences described, and be forced to take the unfavorable actions referenced, in the risk factor relating to restrictive covenants under the Senior Facilities and Senior Notes on page S-16.

Future sales of our common stock in the public market may depress our stock price.

After this offering, 83,515,504 shares of our common stock will be outstanding (85,915,504, if the over-allotment option is exercised), excluding:

  •
  12,233,215 shares issuable upon exercise of options outstanding at September 18, 2003 under our equity incentive plans, at a weighted average exercise price of $12.84; and

  •
  505,847 shares held at September 18, 2003 by us in employee benefits protection and deferred compensation plan trusts, which are not currently considered outstanding for calculations of basic or diluted earnings per share.

At September 18, 2003, 1,324,037 shares were available for future awards under our equity incentive plans.

All of the outstanding shares of our common stock, the shares of our common stock to be sold in this offering and any shares of our common stock issued under our equity incentive and employee benefit plans will be freely transferable by persons other than our affiliates. The outstanding shares of our common stock held by, and any shares of our common stock issued under our equity incentive and employee benefit plans to, our affiliates are restricted securities and may not be sold other than pursuant to an effective registration statement or Rule 144 or another exemption from registration under the Securities Act.

We, subject to certain limitations, and certain of our directors and executive officers have agreed that, for a period of 90 days after the date of this prospectus supplement, we and they will not sell or otherwise dispose of any shares of our common stock without the prior written consent of J.P. Morgan Securities Inc.

We have granted and intend to grant options to employees and directors annually in the ordinary course. We have filed and intend, consistent with past practice, to file with the SEC registration statements relating to the issuance of shares of common stock under our equity incentive and employee benefit plans and resale of shares of our common stock held by our directors and executive officers.

No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through an offering of our equity securities. The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering, or the perception that these sales may occur. These sales might also make it more difficult for us to sell equity securities in the future and at a price that we deem appropriate.

We will experience immediate dilution in earnings per share as a result of this offering. In addition, to the extent that outstanding options to purchase shares of our common stock are exercised, there will be further dilution in our earnings per share.

Our ability to pay cash dividends and repurchase our common stock is restricted.

The Senior Facilities and the Senior Notes substantially restrict the payment of cash dividends and repurchase of our common stock by us.

Use of proceeds

The net proceeds to us from this offering are estimated to be about $135 million (about $156 million, if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts, commissions and other expenses payable by us and assuming that the public offering price is the last reported sale price of our common stock on the NYSE on September 19, 2003. We intend to use the net proceeds to us from this offering as follows:

  •
  approximately $81 million for repayment of term loans outstanding under the Senior Facilities; and

  •
  the balance of $54 million to reduce the principal amount outstanding under our revolving credit facility and other short-term debt, pending use for a specific general corporate purpose, including capital expenditures, working capital and acquisitions. To the extent that there are net proceeds in excess of such amounts, the excess would be added to cash and cash equivalents.

The outstanding term loans under the Senior Facilities consist entirely of Tranche B Term Loans. At September 18, 2003, the outstanding principal amount of the Tranche B Term Loans was $137 million and the annual interest rate thereon was 5.0%. The Tranche B Term Loans mature in 2007.

Pending use for a specific general corporate purpose, we intend to initially use the balance of the net proceeds to reduce the outstanding principal amount under our revolving credit facility and, to the extent that at the time there is no such amount outstanding, to reduce the outstanding principal amount under other short-term debt (consisting principally of local lines of credit established by our foreign subsidiaries for working capital purposes) and, thereafter, to invest in short-term, investment quality, interest-bearing securities or deposits. We estimate that, at September 30, 2003, before giving effect to this offering, based on currency exchange rates in effect on September 18, 2003, our cash and cash equivalents will be about $5 million to $10 million, the outstanding balance under our revolving credit facility will be about $60 million to $70 million and our other short-term debt will be about $15 million to $20 million. Our revolving credit facility matures in 2006.

J.P. Morgan Securities Inc., or its affiliates, are lenders under the Senior Facilities and will receive their proportionate shares of the repayment of amounts under the Senior Facilities as described above.

We do not currently have any pending commitments or agreements to make any acquisitions.

Price range of common stock and dividend policy

Our common stock trades publicly on the NYSE under the trading symbol "GTI." The following table sets forth on a per share basis the high and low closing sale prices for our common stock as reported on the NYSE for the periods indicated.

	High	Low

2001
First Quarter	$13.85	$9.19
Second Quarter	15.14	10.36
Third Quarter	13.30	8.35
Fourth Quarter	10.89	7.00
2002
First Quarter	14.30	9.80
Second Quarter	14.05	11.00
Third Quarter	11.85	7.05
Fourth Quarter	7.60	3.82
2003
First Quarter	5.89	2.57
Second Quarter	6.30	2.39
Third Quarter (through September 19, 2003)	8.94	5.50

At September 18, 2003, there were 138 holders of record of outstanding shares of our common stock and we estimate that there were about 3,500 stockholders represented by nominees.

Our common stock is included in the Russell 2000 Index.

Dividend Policies and Restrictions

It is the current policy of GTI's Board of Directors to retain earnings to finance strategic and other plans and programs, conduct business operations, fund acquisitions, meet obligations and repay debt. Any declaration and payment of cash dividends or repurchases of common stock will be subject to the discretion of GTI's Board of Directors and will be dependent upon our financial condition, results of operations, cash requirements and future prospects, the limitations contained in the Senior Facilities and the Senior Notes and other factors deemed relevant by GTI's Board of Directors. We do not intend to pay cash dividends in the foreseeable future.

GTI is a holding company that derives substantially all of its cash flow from GrafTech Global and GrafTech Finance. GTI's ability to pay dividends or repurchase common stock from earnings or cash flow from operating or investing activities is dependent upon the earnings and cash flow from operating or investing activities of GrafTech Global and its subsidiaries and the distribution of those earnings and cash flows by GrafTech Global to GTI.

Under the Senior Facilities, GTI is permitted to pay dividends on common stock and repurchase common stock only in an annual aggregate amount of $25 million, plus up to an additional $25 million if certain leverage ratio and excess cash flow requirements are satisfied. We are also permitted to repurchase common stock from present or former directors, officers or employees in an aggregate amount of up to the lesser of $5 million per year (with unused amounts permitted to be carried forward) or $25 million on a cumulative basis since February 22, 2000. In addition, GrafTech Global is permitted to pay dividends to GTI for those purposes and also in respect of GTI's administrative fees and expenses and to fund payments in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims. The total amount of dividends to fund those payments (in each case, excluding certain imputed interest), plus the total amount paid on intercompany debt owed to GTI for the same purpose (in each case, excluding certain imputed interest), plus the amount of additional reserves created with respect to these investigations, lawsuits and claims may not exceed $340 million by more than $75 million (which $75 million is reduced by the amount of certain debt, other than the Senior Notes, incurred by us that is not incurred under the Senior Facilities ($12 million of which debt was outstanding at June 30, 2003)).

Under the Senior Notes, GTI is permitted to pay dividends on common stock and repurchase common stock only in a cumulative (from February 15, 2002) amount of $25 million (subject to reduction if we make other restricted payments), plus, if certain leverage ratio requirements are satisfied, an amount of up to the sum of 50% of certain cumulative (from April 1, 2002) consolidated net income, 100% of net cash proceeds from certain sales of common stock (subsequent to February 15, 2002) and certain investment returns. We are also permitted to repurchase common stock from present or former directors, officers or employees of up to the lesser of $5 million annually or $10 million on a cumulative basis from February 15, 2002. GrafTech Global is permitted to pay dividends to GTI for those and other purposes.

Capitalization

The following table sets forth our capitalization at June 30, 2003 (i) on an actual basis and (ii) as adjusted to reflect:

  •
  the exchange of $35 million aggregate principal amount of Senior Notes, plus accrued interest, for shares of common stock after July 1, 2003; and

  •
  this offering (assuming no exercise of the underwriters' over-allotment option) and the initial application of the estimated net proceeds therefrom.

You should read this table in conjunction with "Use of proceeds," "Selected consolidated financial data," "Management's discussion and analysis of financial condition and results of operations" and the Consolidated financial statements and notes thereto included elsewhere in this prospectus supplement or the accompanying prospectus.

	June 30, 2003
(Dollars in millions)	Actual	As Adjusted

Cash and cash equivalents (a)	$8	$27

Short-term debt (a)	$23	$—

Long-term debt:
Carrying value (b)	$680	$552
Fair value of hedged debt obligation	—	—
Unamortized bond premium	6	6

Total long-term debt (b)(c)	$686	$558

Stockholders' deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued (d)	—	—
Common stock, par value $.01, 150,000,000 shares authorized, 64,338,211 shares issued actual and 86,426,323 shares, as adjusted (e)(f)	1	1
Additional paid-in capital	662	834
Accumulated other comprehensive (loss) (g)	(299)	(299)
Accumulated deficit	(622)	(622)
Less: cost of common stock in treasury, 2,451,035 actual and as adjusted (f)	(85)	(85)
Less: common stock held in employee benefits protection trust, 426,400 actual and as adjusted (f)	(6)	(6)

Total stockholders' deficit (f)	(349)	(177)

Total capitalization (h)	$360	$381

    (a)   We estimate that, at September 30, 2003, before giving effect to this offering, based on currency exchange rates in effect on September 18, 2003, actual cash and cash equivalents will be about $5 million to $10 million and other short-term debt will be about $15 million to $20 million.

    (b)   We estimate that, at September 30, 2003, before giving effect to this offering, based on currency exchange rates in effect on September 18, 2003, the outstanding balance under our revolving credit facility will be about $60 million to $70 million.

    (c)    Assumes that $81 million of net proceeds is applied to repay term loans under the Senior Facilities, $12 million of net proceeds is applied to repay the principal amount outstanding under our revolving credit facility and $23 million of net proceeds is applied to reduce the outstanding principal amount of other short-term debt, with the remaining $19 million of net proceeds added to cash and cash equivalents. See "Use of proceeds" in this prospectus supplement.

    (d)   Excludes preferred stock purchase rights attached to our common stock, including the shares of our common stock offered by this prospectus supplement, pursuant to our stockholder rights plan.

    (e)   Excludes shares issuable upon the exercise of options outstanding under our equity incentive plans.

    (f)    After giving effect to the exchange of $35 million aggregate principal amount of Senior Notes, plus accrued interest, for shares of common stock after July 1, 2003 and grants, exercises and contributions of shares after July 1, 2003 in connection with equity incentive and employee benefit plans in the ordinary course, at September 18, 2003:

      •
      the number of shares of our common stock issued and outstanding was 70,472,386 actual and 86,472,386 as adjusted;

      •
      the number of shares of common stock in treasury was 2,451,035 (actual and as adjusted);

      •
      the number of shares of common stock held in benefit protection and deferred compensation trusts was 505,847 (actual and as adjusted);

      •
      the number of shares of our common stock issuable upon exercise of options was 12,233,215, at a weighted average exercise price of $12.84.

    (g)   Accumulated other comprehensive (loss) represents, predominantly, translation losses relating to our foreign operations.

    (h)   Based on the last reported sale price of our common stock on September 19, 2003, our market equity capitalization was about $600 million and our total market capitalization, consisting of the sum of our estimated long-term debt at September 30, 2003 and such market equity capitalization, was about $1.3 billion.

Selected consolidated financial data

The following selected consolidated financial data at and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from our audited annual Consolidated financial statements. The following selected consolidated financial data for the six months ended June 30, 2002 and 2003 have been derived from our quarterly Consolidated financial statements, which are unaudited but in the opinion of our management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our consolidated financial condition, results of operations and cash flows for such periods. Results of operations for interim periods are not necessarily indicative of results to be expected for full fiscal years. You should read this information in conjunction with "Preliminary notes—Presentation of financial, legal and market data," "Management's discussion and analysis of financial condition and results of operations" and the Consolidated financial statements and notes thereto elsewhere in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,					Six Months Ended June 30,
(Dollars in millions, except per share data)	1998	1999	2000	2001	2002	2002	2003

Statement of operations data:
Net sales	$928	$818	$763	$634	$596	$291	$351
Gross profit	336	256	214	179	135	65	82
Selling, administrative and other expenses	99	84	84	75	76	42	42
Restructuring charges (credit) (a)	86	(6)	6	12	6	5	20
Impairment loss on long-lived and other assets (b)	60	35	3	80	17	13	—
Antitrust investigations and related lawsuits and claims (c)	—	—	—	10	—	—	—
Securities class action and stockholder derivative lawsuits (d)	—	13	(1)	—	—	—	—
Corporate realignment and related expenses (e)	—	—	—	2	3	3	—
Other expense (income), net (f)	20	(9)	20	1	(12)	(9)	(10)
Interest expense	73	84	75	60	60	30	27
Provision for (benefit from) income taxes	27	1	2	14	(16)	(11)	1
Income (loss) from continuing operations (a)(b)(c)(d)(e)(f)	(40)	42	10	(89)	(19)	(12)	(4)
Income from discontinued operations (less applicable income tax expense) (g)	3	—	—	2	1	1	1
Net income (loss) (a)(b)(c)(d)(e)(f)(g)	(37)	42	10	(87)	(18)	(11)	(2)
Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.89)	$0.94	$0.22	$(1.79)	$(0.35)	$(0.21)	$(0.06)
Income from discontinued operations	0.06	—	—	0.04	0.02	0.01	0.02

Net income (loss)	$(0.83)	$0.94	$0.22	$1.75	$(0.33)	$(0.20)	$(0.04)

Weighted average common shares outstanding (in thousands)	44,972	45,114	45,224	49,720	55,942	55,848	56,829

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.89)	$0.91	$0.22	$(1.79)	$(0.35)	$(0.21)	$(0.06)
Income from discontinued operations	(0.06)	—	—	0.04	0.02	0.01	0.02

Net income (loss)	$(0.83)	$0.91	$0.22	$(1.75)	$(0.33)	$(0.20)	$(0.04)

Weighted average common shares outstanding (in thousands)	44,972	46,503	45,813	49,720	55,942	55,848	56,829

	Year Ended December 31,					Six Months Ended June 30,
(Dollars in millions, except per share data)	1998	1999	2000	2001	2002	2002	2003

Balance sheet data (at period end):
Cash and cash equivalents	$58	$17	$47	$38	$11	$51	$8
Total assets	1,137	933	908	797	859	869	919
Short-term debt	19	—	3	7	18	17	23
Payments due within one year on long-term debt	63	82	27	—	—	—	—
Long-term debt carrying value	722	640	705	631	699	686	680
Fair value of hedged debt obligation	—	—	—	—	8	7	—
Unamortized bond premium	—	—	—	—	6	7	6
Total debt	804	722	735	638	731	717	709
Other long-term obligations (excluding the reserve for antitrust investigations, lawsuits and claims) (h)	149	120	126	132	163	128	181
Balance of reserve for antitrust investigations, lawsuits and claims	195	131	107	101	98	101	94
Other long-term obligations	266	224	209	231	258	229	275
Stockholders' deficit	(287)	(293)	(316)	(332)	(381)	(348)	(349)
Working capital	198	101	99	112	115	137	109
Other financial data:
Gross profit margin	36.3%	31.3%	28.1%	28.2%	22.2%	22.3%	23.4%
Depreciation and amortization	$50	$44	$42	$35	$28	$15	$15
Capital expenditures	52	56	52	40	50	20	20
Net cash provided by (used in) operating activities from continuing operations	(29)	77	92	14	(60)	(36)	(25)
Net cash provided by (used in) operating activities from discontinued operations	—	3	2	3	—	—	1
Net cash provided by (used in) operating activities	(29)	80	94	17	(60)	(36)	(24)
Cash flow used in investing activities	(31)	(39)	(50)	(39)	(50)	(20)	(5)
Cash flow provided by (used in) financing activities	62	(80)	(13)	15	79	66	27
Other operating data:
Quantity of graphite electrodes sold (in thousands of metric tons)	211	206	217	174	180	87	98
Quantity of cathodes sold (in thousands of metric tons)	$33	$31	$35	$33	$37	$19	$20

(a)   For 1998, represents a charge in connection with closing graphite electrode operations in Canada and Germany and the consolidation of certain corporate administrative offices. These costs consisted primarily of severance, write-offs of fixed assets and environmental and other shutdown costs. The cash portion of these restructuring charges was $57 million. For 1999, represents a net reduction in the estimate of shutdown costs recorded in 1998. For 2000, represents a $2 million cash charge in connection with the restructuring of our advanced synthetic graphite products (then called advanced graphite materials) business and a $4 million cash charge in connection with a corporate restructuring involving a workforce reduction. These costs consisted primarily of severance. For 2001, represents a $5 million charge in connection with the closure of graphite electrode manufacturing operations in Tennessee and coal calcining operations in New York and relocation of corporate headquarters, which consisted primarily of severance, and a $7 million charge in connection with the mothballing of graphite electrode operations in Italy, which consisted primarily of shutdown costs. The cash portion of these charges was $10 million. For 2002, represents a $6 million net increase in the estimate of costs in connection with the mothballing of graphite electrode operations in Italy. These costs consisted primarily of severance. For the 2002 first half, represents a $5 million cash charge in connection with the mothballing of graphite electrode operations in Italy. For the 2003 first half, represents a $9 million charge for organizational changes, which consisted primarily of severance, and a $11 million net non-cash actuarial charge for closure of benefit plans.

(b)   For 1998, represents impairment loss on long-lived Russian assets. For 1999, represents impairment loss on long-lived advanced synthetic graphite products business assets. For 2000, represents impairment loss on long-lived cathode assets. For 2001, represents a $51 million impairment loss related to long-lived graphite electrode assets in Tennessee, a $1 million impairment loss related to long-lived coal calcining assets in New York, a $1 million impairment loss related to the corporate realignment of our subsidiaries, a $24 million impairment loss related to long-lived graphite electrode assets in Italy and a $3 million impairment loss related to available-for-sale securities. For 2002, represents a $12 million impairment loss related to long-lived carbon electrode assets in Tennessee, a $2 million impairment loss related to available-for-sale securities, and a $3 million related to our joint venture with Jilin in China. For the 2002 first half, represents a $12 million impairment loss related to long-lived carbon electrode assets in Tennessee and a $1 million impairment loss related to available-for-sales securities.

(c)    Represents additional estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims.

(d)   Represents estimated liabilities and expenses in connection with securities class action and stockholder derivative lawsuits, $1 million of which was reversed in 2000.

(e)   Represents costs in connection with the corporate realignment of our subsidiaries.

(f)    Includes: for 1998, a $12 million write-off of capitalized bank fees and other costs resulting from early extinguishment of debt in connection with a debt refinancing; for 2000, a $21 million write-off of capitalized bank fees and other costs resulting from early extinguishment of debt in connection with a debt recapitalization; for 2002, $21 million of gains from currency translation on intercompany loans and translation of financial statements of foreign subsidiaries which use the dollar as their functional currency and a $4 million write-off of capitalized bank fees and other costs in connection with retirement of debt and issuance of Senior Notes; for the 2002 first half, $20 million of gains from currency translation; and, for the 2003 first half, $19 million of gains from currency translation.

(g)   Represents income of our non-strategic composite tooling business that was sold in the 2003 second quarter.

(h)   Represents pension, post-retirement and related benefits, employee severance liabilities and miscellaneous other long-term obligations.

The following quarterly selected consolidated financial data have been derived from the Consolidated financial statements for the periods indicated, which have not been audited. The selected quarterly consolidated financial data set forth below should be read in conjunction with "Preliminary notes—Presentation of financial, legal and market data," "Management's discussion and analysis of financial condition and results of operations" and the Consolidated financial statements and notes thereto included elsewhere in this prospectus supplement.

(dollars in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2001
Net sales	$167	$165	$153	$149
Gross profit	48	50	42	39
Income (loss) from continuing operations	3	(40)	4	(56)
Income from discontinued operations (less applicable income tax expense)	—	1	—	1

Net income (loss) (a)(b)(c)	$3	$(39)	$4	$(55)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.07	$(0.88)	$0.07	$(1.00)
Income from discontinued operations	—	0.01	—	0.02

Net income (loss) per share	$0.07	$(0.87)	$0.07	$(0.98)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.07	$(0.88)	$0.07	$(1.00)
Income from discontinued operations	—	0.01	—	0.02

Net income (loss) per share	$0.07	$(0.87)	$0.07	$(0.98)

2002
Net sales	$133	$157	$150	$156
Gross profit	30	35	33	37
Income (loss) from continuing operations	(5)	(7)	(5)	(2)
Income from discontinued operations (less applicable income taxes expense)	1	—	—	—

Net income (loss) (d)(e)(f)(g)	$(4)	$(7)	$(5)	$(2)

Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.08)	$(0.15)	$(0.09)	$(0.04)
Income from discontinued operations	0.02	0.01	0.01	—

Net income (loss) per share	$(0.06)	$(0.14)	$(0.08)	$(0.04)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.08)	$(0.15)	$(0.09)	$(0.04)
Income from discontinued operations	0.02	0.01	0.01	—

Net income (loss) per share	$(0.06)	$(0.14)	$(0.08)	$(0.04)

(dollars in millions, except per share data)	First Quarter	Second Quarter

2003
Net sales	$170	$181
Gross profit	39	43
Income (loss) from continuing operations	(10)	6
Income from discontinued operations (less applicable income tax expense)	1	—

Net income (loss) (a)(b)	$(9)	$7

Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.17)	$0.11
Income from discontinued operations	0.01	0.01

Net income (loss) per share	$(0.16)	$0.12

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.17)	$0.11
Income from discontinued operations	0.01	0.01

Net income (loss) per share	$(0.16)	$0.12

(a)    The 2001 second quarter includes a restructuring charge of $5 million related to graphite electrode operations in Tennessee and coal calcining operations in New York, a charge of $53 million related to the impairment of long-lived graphite electrode assets in Tennessee and long-lived coal calcining assets in New York, and a charge of $10 million related to antitrust investigations and related lawsuits and claims.

(b)    The 2001 third quarter includes a restructuring charge of $1 million related to coal calcining operations in New York, a charge of $1 million related to the impairment loss of long-lived assets related to relocation of corporate headquarters and the corporate realignment of our subsidiaries, and reversal of prior restructuring charges of $2 million based on revised lower estimates of costs.

(c)    The 2001 fourth quarter includes a restructuring charge of $7 million related primarily to graphite electrode operations in Italy, a charge of $24 million related to the impairment of long-lived graphite electrode assets in Italy, a $3 million charge related to the impairment of available-for-sale securities, and a $29 million charge related to adjustments made to provision for income taxes in connection with the capitalization of foreign tax credits to investment in affiliates as well as settlement of audits and adjustments to reserves.

(d)    The 2002 first quarter includes a restructuring charge of $5 million related to graphite electrode operations in Italy.

(e)    The 2002 second quarter includes a $12 million charge related to the impairment of long-lived carbon electrode assets in Tennessee and a $1 million charge related to impairment of available-for-sale securities.

(f)    The 2002 third quarter includes a $1 million charge related to the impairment of available-for-sale securities.

(g)    The 2002 fourth quarter includes a charge of $3 million charge related to the impairment of our investment in our joint venture in China with Jilin and an additional restructuring charge of $1 million related to graphite electrode operations in Italy.

(h)    The 2003 first quarter includes a restructuring charge of $19 million related to organizational and benefit plan changes.

(i)    The 2003 second quarter includes an additional restructuring charge of $1 million related to organizational changes.

Management's discussion and analysis of financial condition and results of operations

We are one of the world's largest manufacturers and providers of high quality synthetic and natural graphite and carbon products and technical and related research and development services, with customers in more than 70 countries. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We have 13 state-of-the-art manufacturing facilities strategically located on four continents, in more diverse locations than the facilities of any of our competitors.

Our businesses are organized around three lines of business:

  •
  a synthetic graphite line of business, which primarily serves the steel, aluminum, transportation and semiconductor industries and includes graphite electrodes, cathodes and advanced synthetic graphite products as well as related services;

  •
  a natural graphite line of business, which primarily serves the automotive, petrochemical, electronics and power generation industries and includes advanced flexible graphite and flexible graphite as well as related services; and

  •
  an advanced carbon materials line of business, which primarily serves the silicon metal and ferro-alloy industries and includes carbon electrodes and refractories.

We have successfully rationalized and repositioned our unique global manufacturing network, redesigned and implemented changes to our manufacturing, marketing and sales processes, accelerated technology development and new product commercialization, achieved cost savings, reduced debt and other obligations, and managed antitrust liabilities.

Repositioning our global manufacturing network and other initiatives

GTI's Board of Directors adopted a global restructuring and rationalization plan in September 1998 that delivered cumulative recurring annualized run rate pre-tax cost savings of $132 million by the end of 2001. In January 2002, we announced a major cost savings plan that we believe is the most aggressive cost reduction plan being implemented in our industry.

The key elements of the 2002 plan consist of:

  •
  the rationalization of graphite electrode manufacturing capacity at our higher cost facilities and the expansion of capacity at our lower cost facilities;

  •
  the implementation of global business and work process changes;

  •
  the redesign and implementation of changes in our benefit plans for active and retired employees;

  •
  the corporate realignment of our subsidiaries to generate significant tax savings; and

  •
  sales of non-strategic assets.

Under the 2002 plan, we are targeting cumulative recurring annual pre-tax cost savings of $30 million in 2003, $60 million in 2004 and $80 million in 2005. Savings achieved under the 2002 plan are additive to those which we achieved by the end of 2001 under the 1998 plan. All cost savings described below under this section entitled "—Repositioning our global manufacturing network and other initiatives" are included in the aggregate amounts set forth above.

We recorded an aggregate of $91 million of restructuring charges and $154 million of impairment losses on long-lived and other assets, of which $48 million were cash costs, in connection with the 1998 plan. We do not expect to pay any additional material cash costs in connection with the 1998 plan. We recorded an aggregate of $33 million of restructuring charges and $41 million of impairment losses on long-lived and other assets, and expect to record an additional $6 million of restructuring charges (primarily for severance associated with further global business and work process changes), in connection with the 2002 plan. These charges include payments through June 30, 2003 of $7 million of cash costs, and expected payments of an additional $20 million of cash costs, in connection with the 2002 plan. Remaining actions associated with the 2002 plan that could result in additional restructuring charges relate primarily to the implementation of global work process changes and additional overhead cost reductions.

Rationalization of our global manufacturing network.    We have repositioned our global manufacturing network by rationalizing our higher cost manufacturing facilities and redeploying capacity to our remaining larger, lower cost, strategically located facilities.

Graphite electrodes.    In 1999 and 2000, we shut down the high cost graphite electrode manufacturing operations at our facilities in Canada and Germany and rationalized the graphite electrode manufacturing operations at the facilities in Russia that we had acquired in 1997. In 2001, we shut down the high cost graphite electrode manufacturing operations at our facilities in Tennessee. In 2001, we recorded a $5 million restructuring charge and a $53 million impairment loss on long-lived assets primarily relating to the shutdown in Tennessee. In addition, in 2001, we incrementally expanded graphite electrode manufacturing capacity at our lower cost facilities in Mexico, Spain and South Africa for a capital investment of about $3 million.

In the 2002 first quarter, we mothballed the high cost graphite electrode manufacturing operations at our facility in Italy. In 2001, we recorded a $7 million restructuring charge and a $24 million impairment loss on long-lived assets in connection with the mothballing. In 2002, we recorded an additional $6 million restructuring charge related to the mothballing as well as changes in the estimates for the restructuring charge previously recorded. These operations had the capacity to manufacture 26,000 metric tons of graphite electrodes annually.

During the 2002 second quarter, we launched the expansion of our graphite electrode manufacturing facility in Mexico from about 40,000 metric tons to about 60,000 metric tons annually. We completed 10,000 metric tons of expansion at this facility by the end of 2002. We completed the remaining 10,000 metric tons of expansion during the 2003 first quarter. The 2003 second quarter was the first full quarter of operation of the fully expanded capacity. In 2002 and 2003, we also incrementally expanded graphite electrode manufacturing capacity at our other facilities. The expansions required capital investments of about $15 million.

The repositioning of our network allows us to deliver the same graphite electrode sales volume that we delivered over the past few years with a significantly lower fixed cost base. With these actions and our proprietary process and technological improvements, we now have the capability, depending on product demand and mix, to manufacture more than 220,000 metric tons of graphite electrodes from our existing assets.

Other products.    In 1999 and 2000, we restructured our advanced synthetic graphite products (then called advanced graphite materials) business in West Virginia. The key elements of the restructuring included elimination of unprofitable product lines and rationalization of operations of the remaining product lines. In 1999, we recorded a $35 million impairment loss on long-lived assets and, in 2000, we recorded a restructuring charge of $2 million in connection with these actions.

In 2000, we re-sourced high cost cathode manufacturing operations in the U.S. to our lower cost facilities in France and Brazil. In 2000, we recorded a $3 million impairment loss on long-lived assets in connection with the re-sourcing.

In 2001, we shut down our coal calcining operations in New York primarily because we entered into a five-year agreement to purchase calcined coal from a third party at a competitive cost.

In 2001, we also launched operations on our new advanced natural graphite production line, which was financed with a portion of the net proceeds from our public offering of common stock in July 2001.

In 2002, we recorded a $12 million impairment loss on our carbon electrode assets in Tennessee.

Redesign and implementation of changes to global manufacturing, marketing and sales processes. We have evaluated virtually every aspect of our global supply chain, and we have redesigned and implemented changes to our global manufacturing, marketing and sales processes to leverage the strengths of our repositioned network. Among other things, we have eliminated manufacturing bottlenecks, improved product and service quality and delivery reliability, expanded our range of products, and improved our global sourcing and product mix for our customers. Over the past three years, we have reduced annual customer compensation for graphite electrode quality claims from $3 million to less than $1 million. We also redirected marketing and sales activities to better service the needs of both existing and new customers.

Redesign and implementation of changes to benefit plans.    In the 2001 fourth quarter and the 2002 first quarter, we redesigned and implemented changes in our retiree medical insurance plan and our U.S. retirement and savings plans for active employees. Among other things, we froze our qualified defined benefit plan and established a new defined contribution plan for most of our U.S. employees. These changes resulted in annual cost savings of $2 million in 2001 and $11 million in 2002 and we expect these changes to result in recurring annual pre-tax cost savings of approximately $11 million in 2003 and later years.

On July 1, 2002, we amended our U.S. post-retirement medical coverage. Effective March 31, 2003, we discontinued the Medicare supplement plan (for retirees 65 years or older or those eligible for Medicare benefits). This change applies to all active employees except for some employees covered by a collective bargaining agreement, all current retirees who were not covered by a collective bargaining agreement when they retired and those retirees who retired under a former collective bargaining agreement. This change is expected to reduce our net post-retirement medical benefit obligation by about $7 million. The reduction is being amortized over the remaining life of the retiree population.

Effective March 31, 2003, we froze our qualified defined benefit plan for our remaining U.S. employees and closed our non-qualified U.S. defined benefit plan for the participating salaried workforce. The closure and settlement of our non-qualified U.S. defined benefit plan resulted in a $11 million restructuring charge in the 2003 first quarter.

On June 25, 2003, we announced the termination of the early retiree medical plan for retirees under age 65, effective December 31, 2005 and the limitation of the amount of retiree's life insurance after December 31, 2004. The change is expected to reduce our net post-retirement medical benefit obligation by about $8 million.

Implementation of changes to global business processes.    We began to implement in 2000 and continue to implement global business and work process rationalization and transformation initiatives, including the streamlining of our organizational structure within our three major lines of business, the consolidation and streamlining of order fulfillment, purchasing, finance and accounting, and human resource processes, the identification and implementation of outsourcing opportunities, the improvement in performance through realignment and enterprise-wide standardization of supply chain processes and systems, and the improvement of interfaces and information technology infrastructures with trading partners. Under our organizational structure launched in January 2003, we are revising our compensation programs. A main component of our compensation programs is a direct link between incentive compensation and cash profitability of our businesses. Through June 30, 2003, our investment in these initiatives included about $11 million of consulting fees and internal costs and $13 million of capital expenditures, primarily for costs related to implementation of global information technology systems for advanced planning and scheduling software and for global treasury management systems.

We have also implemented and continue to implement an enterprise-wide risk management process whereby we assess the business risks to our goal of maximizing cash flow, using a structured and disciplined approach. This approach seeks to align our personnel and processes with our critical strategic risks so that our management team and GTI's Board of Directors may better evaluate and manage those uncertainties.

Effective April 2001, we entered into a ten year service contract with CGI Group Inc. valued at $75 million. Pursuant to this contract, CGI became the delivery arm for our global information technology service requirements, including the design and implementation of our global information and advanced manufacturing and demand planning processes, using J.D. Edwards software. Through this contract, we are seeking to transform our information technology service capability into an efficient, high quality enabler for our global supply chain initiatives as well as a contributor to our cost reduction activities. Under the outsourcing provisions of this contract, CGI manages our data center services, networks, desktops, telecommunications and legacy systems. Through this contract, we believe that we will be able to leverage the resources of CGI to assist us in achieving our information technology goals and our cost savings targets.

In the 2002 third quarter, we entered into a ten year outsourcing contract with CGI Group Inc. valued at $36 million. Pursuant to this contract, CGI became the delivery arm for our finance and accounting business process services, including accounts receivable and accounts payable activities. CGI also provides various related analytical services such as general accounting, cost accounting and financial analysis activities. Through this contract, we believe that we will be able to further leverage the resources of CGI to assist us in achieving our cost savings targets.

Severance programs.    We have implemented and continue to implement business and voluntary and selective severance programs, designed to complement our global business and work process rationalization and transformation initiatives.

In 2000, in connection with corporate and business restructuring and management centralization activities, we implemented a workforce reduction of about 109 employees. The functional areas affected included finance, accounting, sales, marketing and administration. We recorded a $4 million restructuring charge in connection with these activities.

During the 2003 first quarter, we substantially completed U.S. voluntary and selective severance programs announced in December 2002, resulting in a reduction of 103 U.S. employees (or 27% of the U.S. salaried workforce). We recorded an $8 million restructuring charge in the 2003 first quarter in connection with these programs. These programs are expected to result in annual pre-tax cost savings of $6 million in 2003 and cumulative recurring annual pre-tax cost savings of $12 million in 2004 and later years.

From 1998 through the 2003 second half, we reduced our global workforce by about 1,700 employees, or over 30%. Current severance programs are expected to reduce our global workforce by more than an additional 110 employees (or about 3%) over the next 12 to 18 months.

Corporate realignment of our subsidiaries.    The realignment of our foreign subsidiaries was substantially completed in the 2002 first half. Most of the operations and net sales of our synthetic graphite line of business are located outside the U.S. and, as a result of the realignment, are held by our Swiss subsidiary or its subsidiaries. Most of our technology is held by our U.S. subsidiaries.

The realignment of our foreign subsidiaries has resulted and is expected to result in substantial tax savings. We used opportunities created by the realignment to improve cash management and corporate services delivery and reallocate intercompany debt as well as reduce taxes. This reallocation of intercompany debt better matches intercompany debt with cash flow from operations. Debt service on our intercompany debt provides an important source of funds to repay our debt to third parties, including the Senior Facilities and the Senior Notes. We may in the future realign the corporate organizational structure of our U.S. subsidiaries.

The legal and tax restructuring and global realignment mentioned herein are part of the corporate realignment of our subsidiaries. The tax benefits from the realignment (which are called tax benefits from legal and tax restructuring) have been recorded separately in the Consolidated financial statements from expenses to implement the realignment (which are called global realignment and related expenses).

Sales of non-strategic assets.    We sold our non-strategic composite tooling business based in California in June 2003 for approximately $17 million, including an approximately $2 million working capital adjustment. We received $15 million in cash prior to June 30, 2003. We have terminated our executive life insurance program and, in the 2003 second quarter, we liquidated our split dollar life insurance policies for executives for net cash proceeds of approximately $3 million. We intend to continue to sell real estate, non-strategic businesses and certain other non-strategic assets over the next eighteen months. We anticipate that the aggregate estimated pre-tax cash proceeds from sales of non-strategic assets will total $30 million in 2003 and $75 million by the end of 2004.

Recent strategic alliance initiatives

We have developed a strategic alliance in the cathode business with Pechiney, the world's recognized leader in aluminum smelting technology. To broaden our alliance, in March 2001, we contributed our Brazilian cathode manufacturing operations to Carbone Savoie. Pechiney, our 30% joint venture partner in Carbone Savoie, contributed approximately $9 million in cash to Carbone Savoie as part of this transaction. The cash contribution was used to upgrade manufacturing operations in Brazil and France, which was completed by the end of the 2002 first quarter. Ownership in Carbone Savoie remains 70% by us and 30% by Pechiney. Carbone Savoie holds our entire cathode manufacturing capacity.

In April 2001, we entered into a graphite electrode production joint venture with Jilin in China. We are required to make capital contributions of $6 million of cash ($2 million of which has been contributed to date) plus technical assistance ($1 million of which has been contributed to date) for our 25% ownership interest in the joint venture. During the 2002 fourth quarter, we recorded an impairment loss of $3 million associated with our investment in the joint venture. This impairment resulted from uncertainty about the completion and start-up of the joint venture facilities in China due to the effects that the challenging 2002 graphite electrode industry conditions had on Jilin. We continue to work closely with Jilin on production alternatives. However, we will make no further contributions to the joint venture until we have agreed upon production alternatives.

We have been working with Ballard Power Systems since 1992 on developing natural graphite-based materials for use in its PEM fuel cells. In June 2001, our subsidiary, AET, entered into an expanded exclusive development and collaboration agreement and an expanded exclusive long-term supply agreement with Ballard Power Systems. In addition, Ballard Power Systems became a strategic investor in AET in June 2001, investing at that time $5 million in shares of Ballard Power Systems common stock for a 2.5% equity ownership interest in AET.

Global economic conditions and outlook

We are impacted in varying degrees, both positively and negatively, as global, regional or country conditions fluctuate.

Over the past three years through late 2002, we faced extremely challenging business and industry conditions. Adverse global and regional economic conditions negatively impacted many of the end markets for our products. Many of the customers in these markets reduced production levels (which reduced demand and adversely impacted prices for products sold by us and our competitors), became less creditworthy, filed for bankruptcy protection or were acquired as part of the consolidation trends within their industries. In order to seek to minimize our credit risks, we reduced our sales of, or refused to sell (except for cash on delivery), graphite electrodes to some customers and potential customers in the U.S. and, to a limited extent, elsewhere. Our unrecovered trade receivables worldwide was only 0.2% of global net sales during this period. In addition, industry-wide capacity for most of our products exceeded demand. We have been experiencing intense competition, particularly in the graphite electrode industry. Two of our competitors, one in the U.S. and one in Europe, filed for bankruptcy protection. The competitor in the U.S. announced in April 2003 that it sold a portion of its graphite electrode capacity to a third party bidder in a bankruptcy auction process.

2001.    Economic weakening in North America continued and became more severe in 2001. This economic weakness was exacerbated by the impact on economic conditions of the terrorist acts in the U.S. in September 2001. Electric arc furnace steel production declined in 2001 as compared to 2000 by about 11% in the U.S.

Worldwide electric arc furnace steel production was stable in 2001 as compared to 2000, as declines in the U.S., Asia (excluding China) and South America were offset by gains in China. The decline of electric arc furnace steel production in South America was caused both by shortages of electricity brought on by a drought that reduced hydroelectric power generation in Brazil (that was largely relieved in 2002), and a currency, debt and related economic crisis in neighboring Argentina.

Worldwide electric arc furnace steel production in 2001 was 285 million metric tons, about 33% of total steel production, which was similar to 2000.

While electric arc furnace steel production was stable, weaker economic conditions resulted in reduced production and, in some cases, the closing of older, less efficient electric arc furnaces. This led to a decline in demand for graphite electrodes. We estimate that worldwide graphite electrode volume sold declined in 2001 as compared to 2000 by about 9%. Overall pricing worldwide was weak throughout most of this period. While we implemented increases in local currency selling prices of our graphite electrodes in 2000 and early 2001 in Europe, the Asia Pacific region, the Middle East and South Africa, we were not able to maintain all of these price increases. Our volume of graphite electrodes sold declined in 2001 as compared to 2000 by about 20% due primarily to the closing of older, less efficient electric arc furnaces as well as our efforts to implement and maintain local currency selling price increases and our efforts to seek to minimize credit risks.

The global and regional economic conditions that impacted demand and prices for graphite electrodes also impacted demand and prices for most of our other products. In general, demand was relatively stable and pricing remained relatively weak. Demand and prices for graphite cathodes remained relatively strong primarily due to construction of new aluminum smelters using graphite cathodes, even as old smelters using carbon cathodes are removed from service.

2002.    Global economic conditions remained relatively weak into 2002. We estimate that worldwide electric arc furnace steel production increased by about 5% in 2002 (to a total of about 299 million metric tons, about 33% of total steel production) from 2001. This increase was primarily due to an increase in production in the U.S., Mexico, Brazil and Asia.

In March 2002, President Bush announced his decision to impose tariffs, of up to 30% initially and declining thereafter over a three year period, on most imported steel as part of a broader plan to rescue the financially troubled steel industry in the U.S. Several additional exemptions were granted in 2002 by the Bush administration. We believe that the tariffs have had a modest positive impact on electric arc furnace steel production in the U.S. While steel imported from Mexico is exempt from the tariffs, steel imported from Europe and Asia is not exempt. Steel production in those regions has been adversely impacted by the tariffs. The tariffs are expected to remain in place through March 2005. Import duties in China on both steel and graphite electrodes have declined as a result of the admission of China to the World Trade Organization. We cannot predict whether and to what extent these developments will impact our global business over the long-term.

Worldwide graphite electrode demand was very depressed in the 2002 first quarter, but rebounded from those depressed levels during the balance of 2002. During the last three quarters of 2002, we utilized virtually all of our graphite electrode manufacturing capacity. For the entire year 2002, our volume of graphite electrodes sold increased about 4% from 2001. We believe that worldwide graphite electrode demand increased by 3% in 2002 from 2001. We believe that graphite electrode pricing declined by about 10% in 2002 as compared to 2001, driven by global and industry economic conditions and the fact that the prices of graphite electrodes sold in 2002 were largely negotiated during the order book season in late 2001.

Demand and prices for cathodes remained strong primarily due to construction of new aluminum smelters using graphite cathodes, even as old smelters using carbon cathodes were removed from service. We used virtually all of our cathode manufacturing capacity during 2002 and our volume of cathodes sold increased about 10% in 2002 from 2001. Weak economic conditions in 2002 resulted in relatively low demand and weak pricing for most of our other products.

2003 first half.    Global and regional economic conditions strengthened slightly in the 2003 first half. While steel production increased slightly globally and was particularly strong in China, certain end markets for steel, such as the automotive and construction industries, continued to be weak. We estimate that worldwide steel production was about 470 million metric tons in the 2003 first half. We estimate that total steel production in the 2003 second quarter was about 5% higher than in the 2003 first quarter, and in the 2003 first half was about 8% higher than in the 2002 first half. We estimate that electric arc furnace steel production increased correspondingly. We operated our graphite electrode manufacturing capacity at very high levels, and estimate that (excluding China, for which reliable information is not available) industry-wide graphite electrode manufacturing capacity utilization rate was over 95%, in the 2003 first half.

Graphite electrode price increases announced since September 2002 have been successfully implemented. In February 2003, we implemented graphite electrode price increases of €100 per metric ton in Europe, $200 per metric ton in Asia, the Middle East, North Africa and South America and $0.05 per pound in the U.S. In July 2003, we implemented graphite electrode price increases in South Africa, to an average price range of $2,500 to $2,600 per metric ton, which are the first price increases contracted for 2004 as the annual contract period in South Africa runs from July 1 to June 30. In July 2003, we implemented graphite electrode price increases in Asia (except China) and the Middle East of $500 per metric ton. Subsequently, in July 2003, we announced graphite electrode price increases in North and South America, to $2,600 per metric ton, effective August 1, 2003. In September 2003, we announced additional graphite electrode price increases in Europe of €100 per metric ton.

Demand for cathodes continued to remain strong during the 2003 first half due primarily to construction of new aluminum smelters using graphite cathodes. We used virtually all of our cathode manufacturing capacity in the 2003 first half. Demand for refractories was strong in the 2003 first half. Weak economic conditions resulted in relatively low demand and weak pricing in the 2003 first half for most of our other products.

Outlook.    We believe that our initiatives have well positioned us to increase earnings and cash flow from operations under current global and regional economic conditions and to leverage additional increases in earnings and cash flow from operations from improvements in economic conditions. We expect net sales to be about $700 million in 2003 as compared to $596 million in 2002.

The graphite electrode supply/demand balance has improved, and supply remains tight primarily due to graphite electrode industry-wide rationalization, including bankruptcies of competitors, and, to a lesser extent, increased electric arc furnace steel production. Since September 2002, we successfully implemented graphite electrode price increases around the world, as described above. Because our graphite electrode capacity is virtually sold out for 2003, we do not expect price increases announced in mid-2003 to materially impact results of operations until 2004. However, current spot prices per metric ton for graphite electrodes in our major markets are about $2,600.

Demand for our cathodes continues to be strong and we expect long term growth in the aluminum industry. Our cathode capacity is virtually sold out for 2003, and we expect it to be virtually sold out in 2004 due to construction of new aluminum smelters as well as relines of existing smelters.

Operation of our facilities at capacity is expected to positively impact graphite electrode and cathode cost of sales in 2003 as compared to 2002, offset by higher energy and freight costs and the negative impact of net changes in currency exchange rates on costs. In addition, we expect to benefit from our rationalization and other initiatives that allow us to achieve significant increases in productivity and output from our existing assets, including economies of scale and other cost savings that we believe will increase as we grow our sales. We believe that our network provides us with the operational flexibility to source customer orders from the facility that optimizes our profitability and, with the continuing consolidation in the steel and aluminum industries, provides us a significant growth opportunity in serving larger multi-plant global customers.

We expect growing net sales of our electronic thermal management products, due to the strengthening of the electronics industry and development of new, higher performance electronic devices as well as our continuing successful product development and commercialization initiatives. We have developed new electronic thermal management technologies with over 130 product approvals from industry leading strategic partners, customers and others. We are seeking to commercialize approximately 20 active eGRAF™ thermal management products under development programs that are currently underway. Approximately half of these programs are already in the product testing phase. Sales of our products are growing, from about $500,000 in 2002 to an estimated $2 million in 2003 and an estimated $8 million in 2004, based on orders received to date.

We expect most of our other businesses to continue to perform at current levels primarily due to weak economic conditions in the end markets for their products. In particular, demand for carbon electrodes in the U.S. and demand for advanced synthetic graphite products used in the semiconductor, telecommunications and electronics industries continues to be weak. Accordingly, we expect the financial performance of our businesses selling these products to remain at 2002 levels. However, demand for our refractories has strengthened as a result of our increased penetration of various markets, particularly Europe and China, and increased blast furnace construction and refurbishment. We continue to seek to drive productivity and cost improvements in all of these businesses.

Our total debt was $709 million and cash and cash equivalents were $8 million at June 30, 2003. We expect total debt to be about $705 million to $720 million and cash and cash equivalents to be about $5 million to $10 million at September 30, 2003, before giving effect to this offering. Total debt at September 30, 2003 or any subsequent date could be higher or lower due to changes in the fair value of hedges of debt obligations, which were nil at June 30, 2003. In the 2003 fourth quarter, we expect to generate cash flow from operating activities of up to $30 million, before capital expenditures of about $10 million. In addition, in the 2003 fourth quarter, we expect to generate net cash proceeds from the sale of non-strategic assets of about $10 million (which is about $5 million more than our previous estimates and is expected to bring our total net cash proceeds from sales of non-strategic assets in 2003 to about $30 million). As a result, before giving effect to this offering, we are targeting total debt to be about $675 million to $690 million and cash and cash equivalents to be about $5 million to $10 million at December 31, 2003.

We continue to implement interest rate management initiatives to seek to minimize interest expense and optimize our portfolio of fixed and variable interest rate obligations as described under "—Quantitative and qualitative disclosures about market risks" in this prospectus supplement. After giving effect to this offering and the initial application of the estimated net proceeds therefrom, we are targeting interest expense of approximately $48 million for 2003.

As a result of, among other things, the successful completion of the corporate realignment of our subsidiaries, we are targeting an effective income tax rate of 40% for 2003 and 35% for 2004.

Our outlook could be significantly impacted by, among other things, changes in interest rates by the U.S. Federal Reserve Board and the European Central Bank, changes in tax and fiscal policies by the U.S. and other governments, developments in the Middle East, the occurrence of further terrorist acts and developments resulting from terrorist acts and the war on terrorism (including increases in security, insurance, data back-up, energy and transportation and other costs, transportation delays and continuing or increased economic uncertainty and weakness) and changes in global and regional economic conditions.

Financing transactions.

2002 senior note offerings.    On February 15, 2002, we completed an offering of $400 million aggregate principal amount of Senior Notes at a price of 100% of principal amount. On May 6, 2002, we completed an offering of $150 million aggregate principal amount of additional Senior Notes at a price of 104.5% of principal amount, plus accrued interest from February 15, 2002. The Senior Notes bear interest at an annual rate of 10.25% and mature in 2012.

The net proceeds from the offering completed in February 2002 were $387 million. The net proceeds (excluding accrued interest paid by the purchasers of the Senior Notes) from the offering completed in May 2002 were $151 million. We used all of these net proceeds to reduce the principal amount outstanding under our revolving credit facility and to repay term loans under the Senior Facilities. We paid approximately $13 million of debt issuance costs related to the Senior Notes sold in February 2002 and $6 million related to the Senior Notes sold in May 2002. These costs are being amortized over the term of the Senior Notes. We recorded charges of $4 million in other expense (income), net, in 2002 for write-off of capitalized fees associated with the term loans under the Senior Facilities repaid with the net proceeds from the issuance of the Senior Notes.

The $7 million premium received upon issuance of the additional Senior Notes issued in May 2002 is classified as long-term liability on the Consolidated Balance Sheets and amortized (as a credit to interest expense) over the term of the additional Senior Notes. As a result of our receipt of such premium, the effective annual interest rate on the additional Senior Notes is about 9.5%.

In the 2003 second and third quarters, we exchanged $55 million aggregate principal amount of Senior Notes, plus accrued interest of $2 million, for approximately 9.9 million shares of common stock. Through June 30, 2003, these transactions resulted in a net gain of approximately $2 million, which has been recorded in other expense (income), net. These exchanges were based on prevailing market prices and are accretive to 2003 earnings.

At June 30, 2003, the Senior Facilities constituted $149 million of our total debt of $709 million (including $6 million for unamortized bond premium), of which $137 million was borrowings under term loans and all of the scheduled principal payments of which term loans are due in 2007.

2001 public equity offering.    In July 2001, we completed a public offering of 10,350,000 shares of common stock at a public offering price of $9.50 per share. The net proceeds from that offering were $91 million.

2000 debt recapitalization.    In February 2000, we completed a debt recapitalization and obtained the Senior Facilities. We recorded a charge of $21 million in other expense (income), net, in 2000 in connection with our debt recapitalization. The charge includes the redemption premium on our previously outstanding senior subordinated notes, bank, legal, accounting, filing and other fees and expenses, and write-off of deferred issuance costs.

Litigation against our former parent companies initiated by us

In February 2000, we commenced a lawsuit against our former parents, Mitsubishi Corporation and Union Carbide Corporation to recover certain payments made to them in connection with our leveraged equity recapitalization in January 1995, as well as certain unjust receipts by them from their investments in us and damages for aiding and abetting breaches of fiduciary duties owed to us by our former senior management in connection with illegal graphite electrode price fixing activities. We are seeking to recover more than $1.5 billion, including interest. The defendants have filed motions to dismiss this lawsuit. Oral hearings were held on those motions in the 2001 first quarter. The court has not ruled on these motions. We expect to incur $10 million to $20 million for legal expenses to pursue this lawsuit from the date of filing the complaint through trial. Through June 30, 2003, we had incurred about $6 million of these legal expenses. This lawsuit is in its earliest stages, and the ultimate outcome of this lawsuit is subject to many uncertainties.

Antitrust and other litigation against us

Since 1997, we and other producers and distributors of graphite and carbon products have been subject to antitrust investigations by antitrust authorities in the U.S., the European Union, Canada, Japan and Korea. In addition, civil antitrust lawsuits have been commenced and threatened against us and other producers and distributors of graphite and carbon products in the U.S., Canada and elsewhere. We recorded pre-tax charges against results of operations in the aggregate amount of $350 million as a reserve for estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims.

In April 1998, GTI pled guilty to a one count charge of violating U.S. federal antitrust law in connection with the sale of graphite electrodes and was sentenced to pay a non-interest-bearing fine in the aggregate amount of $110 million, payable in six annual installments. The payment schedule has been revised periodically at our request. The payment schedule for the $52.5 million outstanding balance consists of quarterly payments ranging from $3.25 million to $5.375 million from April 2004 through January 2007. Beginning in 2004, the DOJ may ask the court to accelerate the payment schedule based on a change in our ability to make such payments. Interest will begin to accrue on the outstanding balance, commencing in April 2004, at the statutory rate of interest then in effect. At June 30, 2003, the statutory rate of interest was 1.09% per annum. Accrued interest will be payable together with each quarterly payment. Of the $110 million original aggregate amount, $90 million is treated as a fine and $20 million is treated as imputed interest for accounting purposes. At June 30, 2003, the aggregate amount of remaining committed payments payable to the DOJ for imputed interest was nil. In addition, in 1999, 2001 and 2002, investigations by the antitrust authorities in Canada, Japan and Korea were resolved.

In January 2000, the EU Competition Authority alleged that we and other producers violated European antitrust laws in connection with the sale of graphite electrodes. In July 2001, the EU Competition Authority issued its decision regarding the allegations and assessed a fine of €50.4 million ($58 million, based on currency exchange rates in effect at June 30, 2003) against GTI. As a result of our cooperation, this fine reflects a substantial reduction from the amount that otherwise would have been assessed. The EU fine bears interest at the statutory rate of 6.04% annually. It is the policy of the EU Competition Authority to negotiate appropriate terms of payment of antitrust fines, including extended payment terms. We have had discussions regarding payment terms. After an in-depth analysis of the decision, in October 2001, we filed an appeal to the Court of First Instance in Luxembourg challenging, among other things, the amount of the EU fine. The court has not yet issued its decision on our appeal. The EU Competition Authority decision establishes the maximum obligation with respect to our last major remaining antitrust liability.

Following assessment of the EU fine and during the pendency of an appeal, the fine or collateral security would typically be required to be paid or provided. Since the filing of our appeal in October 2001, we have negotiated with the EU Competition Authority regarding the appropriate form of collateral security during the pendency of the appeal. In September 2003, we filed an interim appeal to the court to waive the requirement for collateral security or to allow us to provide alternative security for payment. We cannot predict how or when the court would rule on such an interim appeal.

In the 2001 second quarter, we became aware that the Brazilian antitrust authority had requested written information from various steelmakers in Brazil. In April 2002, our Brazilian subsidiary received a request for information from that authority. We have provided that information.

In May 2002, the EU Competition Authority alleged that we and other producers violated European antitrust laws in connection with the sale of specialty graphite. In December 2002, the EU Competition Authority issued its decision regarding the allegations. It assessed no fine against us due to our cooperation.

We are continuing to cooperate with the U.S., European and Canadian antitrust authorities in their continuing investigations of others. It is possible that antitrust investigations seeking, among other things, to impose fines and penalties could be initiated against us by authorities in Brazil or other jurisdictions.

We have settled, among others, virtually all of the actual and potential claims against us by customers in the U.S. and Canada arising out of alleged antitrust violations occurring prior to the date of the relevant settlement in connection with the sale of graphite electrodes. All settlement payments due have been timely made. None of the settlement or plea agreements contain restrictions on future prices of our graphite electrodes. There remain, however, certain pending claims as well as pending lawsuits in the U.S. relating to the sale of graphite electrodes sold to foreign customers. It is also possible that additional antitrust lawsuits and claims could be asserted against us in the U.S. or other jurisdictions.

Through June 30, 2003, we have paid an aggregate of $256 million of fines and net settlement and expense payments and $19 million of imputed interest on the DOJ fine. At June 30, 2003, $94 million remained in the reserve. The balance of the reserve is available for the balance of the DOJ fine, the EU fine and other matters. The reserve does not cover interest on the DOJ fine (including interest that, for accounting purposes, is imputed on the DOJ fine and which, for the period from July 2003 through April 2004 is nil). Such interest is recorded in interest expense. The reserve will cover interest accrued on the EU fine for the period from July 2001 through the date of the court's decision of our main appeal (which is separate from our interim appeal). Due to the accumulation of interest as a result of the delay in the court's decision as well as changes in currency exchange rates which impact the translation of the amount of the EU fine into dollars, we may be required to record a charge at the time of the court's decision to increase the reserve, even if the amount of the EU fine is reduced on appeal. Interest accruing on the EU fine after the date of the court's decision will be recorded in interest expense on the Consolidated statements of operations.

We cannot assure you that remaining liabilities and expenses in connection with antitrust investigations, lawsuits and claims will not materially exceed the remaining uncommitted balance of the reserve or that the timing of payment thereof will not be sooner than anticipated. In the aggregate, the fines and net settlements and expenses are within the amounts we used to evaluate the $350 million charge. To the extent that aggregate liabilities and expenses, net, are known or reasonably estimable, $350 million represents our estimate of these liabilities and expenses. The guilty pleas and the decisions by the antitrust authorities make it more difficult to defend against other investigations, lawsuits and claims. Our insurance has not and will not materially cover liabilities that have or may become due in connection with antitrust investigations or related lawsuits or claims.

Customer base

We are a global company and serve all major geographic markets. Sales of our products to customers outside the U.S. accounted for about 69% of our net sales in 2000, 70% of our net sales in 2001, 71% of our net sales in 2002 and 70% of our net sales in the 2003 first half. Our customer base includes both steel makers and non-steel makers. In 2002, two of our ten largest customers were purchasers of non-graphite electrode products. In 2002, four of our ten largest customers were based in Europe, two were in the U.S., two were in South Africa and one was in each of Mexico and Brazil. No single customer or group of affiliated customers accounted for more than 6% of our net sales in 2002 or 4% of our net sales in the 2003 first half.

Results of operations

The following table sets forth, for the periods indicated, certain items in the Consolidated statements of operations and the increase or decrease (expressed as a percentage of such item in the comparable prior period) of such items:

						Percentage increase (decrease)
	For the year ended December 31,			For the six months ended June 30,
						2000 to 2001	2001 to 2002	2002 First half to 2003 First half
(dollars in millions)	2000	2001	2002	2002	2003

Net sales	$763	$634	$596	$291	$351	(17)%	(6)%	21%
Cost of sales	549	455	461	226	269	(17)	1	19

Gross profit	214	179	135	65	82	(17)	(24)	27
Research and development	11	12	13	6	5	8	10	17
Selling, administrative and other expenses	84	75	76	42	42	(10)	—	—
Other expense (income), net	20	1	(12)	(9)	(10)	N/M	N/M	N/M

N/M:
Not Meaningful

The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items in the Consolidated statements of operations:

	For the year ended December 31,			For the six months ended June 30,
	2000	2001	2002	2002	2003

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	71.9	71.8	77.3	77.6	76.6

Gross profit	28.1	28.2	22.7	22.3	23.4
Research and development	1.4	1.8	2.2	2.0	1.4
Selling, administrative and other expenses	11.0	12.0	12.7	14.4	11.9
Other expense (income), net	2.7	0.3	(2.0)	(3.0)	(2.8)

Financial information discussed below omits our non-strategic composite tooling business, that was sold in June 2003 and has been accounted for as discontinued operations. The results of our discontinued operations were not material to our consolidated results of operations.

Three months ended June 30, 2003 as compared to three months ended June 30, 2002.    Net sales of $181 million in the 2003 second quarter represented a $24 million, or 15%, increase from net sales of $157 million in the 2002 second quarter, primarily due to higher graphite electrode prices and higher sales volumes of synthetic graphite and advanced carbon materials. Cost of sales of $138 million in the 2003 second quarter represented a $16 million, or 13%, increase from cost of sales of $122 million in the 2002 second quarter, primarily due to the higher sales volumes. Gross profit of $43 million in the 2003 second quarter represented a $8 million, or 23%, increase from gross profit of $35 million in the 2002 second quarter.

Synthetic graphite segment.    Net sales of $162 million in the 2003 second quarter represented a $20 million, or 14%, increase from net sales of $142 million in the 2002 second quarter, primarily due to higher average graphite electrodes sales revenue per metric ton and higher sales volumes of graphite electrodes. Volume of graphite electrodes sold was 50,600 metric tons in the 2003 second quarter as compared to 48,800 metric tons in the 2002 second quarter. The higher volume of graphite electrodes sold represented an increase of $4 million in net sales. The increase was a result of stronger demand for graphite electrodes primarily in the United States and Europe. Average sales revenue per metric ton of graphite electrodes in the 2003 second quarter was $2,347 as compared to the average in the 2002 second quarter of $2,095. The increase was primarily due to changes in currency exchange rates. The higher average sales revenue per metric ton represented an increase of $13 million in net sales. Net sales of cathodes increased in the 2003 second quarter by 11%, or $2 million, from net sales of $22 million in the 2002 second quarter.

Cost of sales of $123 million in the 2003 second quarter represented a $13 million, or 12%, increase from cost of sales of $110 million in the 2002 second quarter, primarily due to the higher volumes of graphite electrodes. Gross profit in the 2003 second quarter was $39 million, 21% or $7 million higher than in the 2002 second quarter. The increase in gross profit was primarily due to higher graphite electrode net sales and improved productivity throughout the production network. These improvements were partially offset by higher energy costs, higher freight costs and the negative impact of net changes in currency exchange rates on costs. Gross margin was 23.8% of net sales in the 2003 second quarter, higher than the 22.6% of net sales in the 2002 second quarter.

Other segment.    Net sales of $19 million in the 2003 second quarter represented a $4 million, or 27%, increase from net sales of $15 million in the 2002 second quarter, primarily due to increased net sales in our advanced carbon materials line of business. Cost of sales of $15 million in the 2003 second quarter represented a $3 million, or 25%, increase from cost of sales of $12 million in the 2002 second quarter. The increase in cost of sales was primarily related to higher sales volumes sold in our advanced carbon materials line of business and higher energy costs, primarily natural gas. Gross profit in the 2003 second quarter was $4 million (a gross margin of 24.3% of net sales) as compared to gross profit in the 2002 second quarter of $3 million (a gross margin of 20.7% of net sales).

Items affecting us as a whole.    Selling, administrative and other expenses were $21 million in the 2003 second quarter, a decrease of $3 million from the 2002 second quarter. This decrease resulted from cost savings associated with the redesign of benefit plans, the streamlining of our organizational structure and lower incentive compensation primarily due to the absence in the 2003 second quarter of an expense comparable to the accelerated vesting of restricted stock grants in the 2002 second quarter.

Other expense (income), net, was income of $6 million in the 2003 second quarter, primarily due to currency exchange benefits associated with euro-denominated intercompany loans, which were partially offset by other expenses, including an approximately $1 million fair value adjustment on $500 million notional amount of five-year interest rate caps. Other expense (income), net, was income of $10 million for the 2002 second quarter. Among other things, income of $14 million primarily associated with currency exchange benefits relating to euro-denominated debt was partially offset by the write-off of previously capitalized bank charges and operating costs related to the Italian shutdown.

In the 2003 second quarter, we recorded $1 million of restructuring charges. The $1 million charge was primarily related to employee severance programs and related benefits associated with a workforce reduction of several employees. In the 2002 second quarter, restructuring charges were nil.

In the 2003 second quarter, impairment loss on long-lived and other assets was nil. In the 2002 second quarter, we recorded $13 million of non-cash charges primarily related to the impairment of our long-lived carbon electrode assets in Tennessee as a result of a decline in demand and loss of market share. The primary end market for carbon electrodes is silicon metal, which was very depressed in the U.S. where our main customer base was located. This charge also included $1 million related to the impairment of available-for-sale securities.

Interest expense was $13 million in the 2003 second quarter as compared to $17 million in the 2002 second quarter. Average total debt outstanding was $761 million in the 2003 second quarter as compared to $708 million in the 2002 second quarter. The average annual interest rate was 5.9% in the 2003 second quarter as compared to 9.1% in the 2002 second quarter. These average annual rates include the benefits of our interest rate swaps and exclude imputed interest on the fine payable to the DOJ. Interest rate swaps reduced our interest expense by approximately $5 million during the 2003 second quarter, which includes a $2 million credit to interest expense from the acceleration of interest swap proceeds as a result of our debt for equity exchange during June 2003.

During the 2003 second quarter, we recorded a $1 million gain on the sale of our non-strategic composite tooling business as part of our asset sale program.

Provision for income taxes was a charge of $5 million in the 2003 second quarter as compared to a benefit of $5 million in the 2002 second quarter. The effective income tax rate was approximately 40% in the 2003 second quarter as compared to approximately 39% in the 2002 second quarter.

As a result of the changes described above, net income was $7 million in the 2003 second quarter as compared to a net loss of $7 million in the 2002 second quarter.

Six months ended June 30, 2003 as compared to six months ended June 30, 2002.    Net sales of $351 million in the 2003 first half represented a $60 million, or 21%, increase from net sales of $291 million in the 2002 first half. Gross profit of $82 million in the 2003 first half represented a $17 million, or 27%, increase from gross profit of $65 million in the 2002 first half. Gross margin increased to 23.4% of net sales in 2003 first half from 22.3% in 2002 first half. The increase in net sales, gross profit and gross margin was primarily due to higher net sales in our synthetic graphite and advanced carbon materials lines of businesses.

Synthetic graphite segment.    Net sales of $311 million in the 2003 first half represented a $51 million, or 20%, increase from net sales of $260 million in the 2002 first half, primarily due to higher sales volume of graphite electrodes and higher average graphite electrode sales revenue per metric ton. Volume of graphite electrodes sold was 97,700 metric tons in the 2003 first half as compared to 87,300 metric tons in the 2002 first half. The higher volume of graphite electrodes sold represented an increase of $22 million in net sales. Average sales revenue per metric ton of graphite electrodes in the 2003 first half was $2,311 as compared to the average in the 2002 first half of $2,090. The higher average sales revenue per metric ton represented an increase of $21 million in net sales. The increase was primarily due to changes in currency exchange rates. Net sales of cathodes increased in the 2003 first half by 19%, or $8 million, from net sales of $43 million in the 2002 first half.

Cost of sales of $238 million in the 2003 first half represented a $38 million, or 19%, increase from cost of sales of $200 million in the 2002 first half, primarily due to the higher volumes of graphite electrodes and cathodes sold. Gross profit in the 2003 first half was $73 million, or 22% or $13 million, higher than in the 2002 first half. The increase in gross profit was primarily due to higher graphite electrode net sales and higher operating levels throughout the production network. These improvements were partially offset primarily by higher energy costs, higher freight costs and the negative impact of net changes in currency exchange rates on costs. Gross margin was 23.3% of net sales in the 2003 first half, higher than the 22.9% of net sales in the 2002 first half.

Other segment.    Net sales of $40 million in the 2003 first half represented a $9 million, or 27%, increase from net sales of $31 million in the 2002 first half, primarily due to increased net sales in our advanced carbon materials line of business. Cost of sales of $31 million in the 2003 first half represented a $5 million, or 15%, increase from cost of sales of $26 million in the 2002 first half. The increase in cost of sales was primarily related to higher sales volume sold in our advanced carbon materials line of business and higher energy costs, primarily natural gas. Gross profit in the 2003 first half was $9 million (a gross margin of 24.7% of net sales) as compared to gross profit in the 2002 first half of $5 million (a gross margin of 17.1% of net sales).

Items affecting us as a whole.    Selling, administrative and other expenses were $42 million in the 2003 first half, unchanged from the 2002 first half. In the 2003 first half, we recorded higher variable compensation expense. In the 2002 first half, we recorded a one-time reduction in franchise and other taxes associated with the corporate realignment of our subsidiaries, and a $5 million non-cash charge to compensation expense associated with the accelerated vesting of restricted stock grants.

Other expense (income), net, was income of $10 million in the 2003 first half, primarily due to currency exchange benefits of $19 million, which were primarily associated with euro-denominated intercompany loans. These benefits were partially offset by other expenses, including an approximately $2 million fair value adjustment on $300 million notional amount of five-year interest rate caps and $4 million of bank fees and legal fees. Other expense (income), net, was net income of $12 million in the 2002 first half. Among other things, income of $20 million primarily associated with currency exchange benefits relating to euro-denominated intercompany loans was partially offset by the write-off of $4 million of previously capitalized bank charges.

In the 2003 first half, we recorded $20 million of restructuring charges, consisting of $9 million for organizational changes and $11 million for the closure and settlement of our U.S. non-qualified defined benefit plan for the participating salaried workforce. The $9 million charge for organizational changes related primarily to U.S. voluntary and selective severance programs and related benefits associated with a workforce reduction of 103 employees. The closure of our non-qualified U.S. defined benefit plan resulted in recognition of net non-cash actuarial losses of $11 million. Approximately half of the $9 million will involve cash outlays.

In the 2002 first half, we recorded $5 million of restructuring charges related primarily to the mothballing of our graphite electrode operations in Caserta, Italy. This charge included estimated pension, severance and other related employee benefit costs for 102 employees and other cost related to the mothballing.

In the 2003 first half, impairment loss on long-lived and other assets and other special charges were nil. In the 2002 first half, we recorded $13 million of non-cash charges primarily related to the impairment of our long-lived carbon electrode assets in Columbia, Tennessee.

Interest expense was $27 million in the 2003 first half as compared to $30 million in the 2002 first half. Average total debt outstanding was $758 million in the 2003 first half as compared to $688 million in the 2002 first half. The average annual interest rate was 6.3% in 2003 first half as compared to 8.5% in the 2002 first half. These average annual rates include the benefits of our interest rate swaps and exclude imputed interest on the fine payable to the DOJ. Interest rate swaps reduced our interest expense by approximately $9 million during the 2003 first half, which includes $2 million credit to interest expense from acceleration of interest swap proceeds as a result of our debt for equity exchange during June 2003.

Provision for income taxes was a charge of $1 million in the 2003 first half as compared to a benefit of $11 million in the 2002 first half.

During the 2003 first half, we recorded a $1 million gain from the sale of our non-strategic composite tooling business. The discontinued business recorded a net income from operations of $1 million during both the 2003 first half and the 2002 first half.

As a result of the changes described above, net loss was $2 million in the 2003 first half as compared to net loss of $11 million in the 2002 first half.

2002 compared to 2001.    Net sales in 2002 were $596 million, a decrease of $38 million, or 6%, from net sales in 2001 of $634 million. Gross profit in 2002 was $135 million, a decrease of $44 million, or 24%, from gross profit in 2001 of $179 million. Gross profit margin in 2002 was 22.7% of net sales as compared to gross profit margin in 2001 of 28.2% of net sales. The decrease in net sales and gross profit was primarily due to lower sales revenue per metric ton for our graphite electrodes, which reduced net sales by about $43 million.

Synthetic graphite segment.    Net sales decreased 4%, or $22 million, to $538 million in 2002 from $559 million in 2001. The decrease was primarily attributable to a decrease in average sales revenue per metric ton of graphite electrodes, partially offset by higher sales volumes for graphite electrodes and cathodes sold. The volume of graphite electrodes sold increased 6,000 metric tons, or 4%, to 180,000 metric tons in 2002 as compared to 174,000 metric tons in 2001. The increase in volume of graphite electrodes sold represented an increase in net sales of about $16 million. The average sales revenue per metric ton (in U.S. dollars and net changes in currency exchange rates) of our graphite electrodes was $2,100 in 2002 as compared to $2,341 in 2001. The reduced average sales revenue per metric ton of graphite electrodes represented a decrease of about $43 million in net sales. Unfavorable changes in currency exchange rates represented a reduction of about $4 million in net sales of graphite electrodes. Volume of cathodes sold in 2002 was 10% higher than in 2001, with 36,900 metric tons in 2002 as compared to 33,400 metric tons in 2001, and net sales of cathodes in 2002 were 17% higher than in 2001. We completed the expansion of our cathode manufacturing capacity in Brazil in 2002 and were successful in selling virtually all of our cathode manufacturing capacity for 2002.

Synthetic Graphite segment cost of sales increased 4%, or $15 million, to $413 million in 2002 from $398 million in 2001. The increase in cost of sales was primarily due to higher volume of graphite electrodes sold, partially offset by lower average graphite electrode cost of sales per metric ton. The reduction in average graphite electrode cost of sales per metric ton was primarily due to cost savings initiatives and lower average fixed cost per metric ton due to facility closures and, to lesser extent, changes in currency exchange rates.

Gross profit decreased 22%, or $36 million, to $125 million (23.2% of net sales) in 2002 from $161 million (28.8% of net sales) in 2001.

Other segment.    Net sales decreased 23%, or $17 million, to $58 million in 2002 from $75 million in 2001. We had lower net sales in each of our product lines, especially in advanced carbon materials due to a cyclical decrease in the volume of refractories sold and in flexible graphite due to lower sales of sealing products sold to the transportation industry. Cost of sales decreased 17%, or $9 million, to $48 million in 2002 from $57 million in 2001. The decline was primarily due to lower volume of products sold. Gross profit decreased 41%, or $8 million, to $10 million (18.5% of net sales) in 2002 from $18 million (24.3% of net sales) in 2001.

Other items affecting us as a whole.    Selling, administrative and other expense increased by $1 million to $76 million in 2002 from $75 million in 2001.

Other expense (income), net, was $12 million of income in 2002 as compared to $1 million of expense in 2001. We recorded both other income and other expense in both periods resulting from various non-operational activities, including gains from currency transactions and translation. In 2002, we had $28 million in currency gains, $21 million of which gain was due to currency translation on intercompany loans and translation of financial statements of foreign subsidiaries which use the dollar as their functional currency and $7 million of which related to transactions with third parties. These gains were offset by other expenses, including legal expenses and settlements, financing costs and costs associated with the curtailment of employee benefit plans.

In 2002, we recorded a total of $23 million in impairment losses and restructuring charges as described below:

  •
  In the 2002 fourth quarter, we recorded a $3 million ($2 million after tax) charge relating to the impairment of our investment in our joint venture with Jilin. The impairment results from uncertainty about the completion and start-up of the planned graphite electrode facility in Changchun, China due to the effects that the challenging 2002 graphite electrode industry conditions had on Jilin.

  •
  In the 2002 second and third quarters, we recorded a total of $2 million of charges related to the impairment of available-for-sale securities.

  •
  In the 2002 second quarter, we recorded a $12 million ($8 million after tax) charge primarily related to the impairment of our long-lived carbon electrode assets in Columbia, Tennessee as a result of a decline in demand and loss of market share. The primary end market for carbon electrodes is silicon metal, which was very depressed in the U.S. where our main customer base is located.

  •
  In the 2002 first and fourth quarter, we recorded a total of $6 million of restructuring charges related primarily to the mothballing of our graphite electrode operations in

    Caserta, Italy. These charges included estimated pension, severance and other related employee benefit costs.

In addition, in 2002, we recorded a $5 million charge related to the accelerated vesting of restricted stock and $3 million in corporate realignment and related expenses.

In 2001, we recorded a total of $92 million, net, in impairment losses and restructuring charges as described below:

  •
  In the 2001 fourth quarter, we recorded a $7 million restructuring charge and a $27 million impairment loss on long-lived and other assets. The restructuring charge related primarily to exit costs related to the mothballing of our graphite electrode operations in Caserta, Italy. $24 million of the impairment loss on long-lived assets related to assets located at our facility in Caserta, Italy. The remaining $3 million related to the impairment of available-for-sale securities.

  •
  In the 2001 third quarter, we recorded a $2 million restructuring charge related to a corporate realignment of our businesses, the relocation of our corporate headquarters and the shutdown of our coal calcining operations located in Niagara Falls, New York. The charge includes severance and related benefits associated with a workforce reduction of 24 employees and impairment of leasehold improvement assets.

  •
  In 2001 third quarter, we reversed $2 million of prior restructuring charges based on revised lower estimates of workforce reductions and plant closure costs, and we reclassified $4 million of prior restructuring charges related to on-site waste disposal post-monitoring costs to other long-term obligations.

  •
  In the 2001 second quarter, we recorded a $58 million charge for restructuring and impairment loss on long-lived assets related to the shutdown of our graphite electrode manufacturing operations in Clarksville and Columbia, Tennessee and our coal calcining operations in Niagara Falls, New York. The $58 million charge includes restructuring charges of $2 million for severance and related benefits associated with a workforce reduction of 171 employees and $3 million in plant shutdown and related costs. The remaining $53 million relates to the impairment loss on long-lived assets.

In addition, in 2001, we recorded a $10 million charge for additional potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims as well as $2 million in corporate realignment and related expenses.

Interest expense was stable at $60 million in each of 2002 and 2001. Our average outstanding total debt was $701 million in 2002 as compared to $683 million in 2001 and our average annual interest rate was 8.5% in 2002 as compared to 8.1% in 2001. These average annual interest rates exclude imputed interest on antitrust fines, which decreased $3 million to $1 million in 2002 from $4 million in 2001.

Benefit from income taxes was $16 million in 2002 as compared to provision for income taxes of $14 million for 2001. During both 2002 and 2001, the benefit from and provision for income taxes reflected an effective rate of about 35%, excluding the impact of impairment losses on long-lived and other assets, restructuring charges, the charge related to antitrust investigations and related lawsuits and claims, and the charge related to the corporate realignment of our subsidiaries.

As a result of the changes described above, net loss was $18 million in 2002, an improvement of $69 million from net loss of $87 million in 2001.

2001 compared to 2000.    Net sales in 2001 were $634 million, a decrease of $129 million, or 17%, from net sales in 2000 of $763 million. Gross profit in 2001 was $179 million, a decrease of $35 million, or 17%, from gross profit in 2000 of $214 million. Gross profit margin in 2001 was 28.2% of net sales as compared to gross profit margin in 2000 of 28.1% of net sales. The decrease in net sales and gross profit was primarily due to lower sales volume of most of our products, particularly graphite electrodes, which reduced net sales by about $104 million, primarily due to depressed steel industry conditions. The increase in gross profit margin percentage was primarily due to the fact that the percentage decrease in net sales was less than the percentage decrease in cost of sales, due primarily to lower production levels and benefits from our cost savings activities.

Synthetic graphite segment.    Net sales decreased 18%, or $122 million, to $559 million in 2001 from $681 million in 2000. The decrease was primarily attributable to a decrease in average sales revenue per metric ton of graphite electrodes and lower volumes of graphite electrodes and cathodes sold. The volume of graphite electrodes sold decreased 43,000 metric tons, or 20%, to 174,000 metric tons in 2001 from 217,000 metric tons in 2000. The decrease in volume of graphite electrodes sold represented a decrease in net sales of about $104 million. The decrease was primarily a result of continued lower North American steel production, weaker demand in Europe and Brazil and actions taken to manage credit risk. The average sales revenue per metric ton (in U.S. dollars and net changes in currency exchange rates) of our graphite electrodes was $2,341 in 2001 as compared to $2,379 in 2000. The reduced average sales revenue per metric ton of graphite electrodes represented a decrease of about $6 million in net sales. Unfavorable changes in currency exchange rates represented a reduction of about $15 million in net sales of graphite electrodes, more than offsetting the benefits of increases in selling prices in local currencies in certain foreign countries. Volume of cathodes sold was 33,000 metric tons in 2001 as compared to 35,000 metric tons in 2000.

Cost of sales decreased 17%, or $91 million, to $398 million in 2001 from $489 million in 2000. The decrease in cost of sales was primarily due to the lower volume of graphite electrodes sold and a lower average graphite electrode cost of sales per metric ton. The reduction in average graphite electrode cost of sales per metric ton was primarily due to cost savings initiatives and lower average fixed cost per metric ton due to facility closures and, to lesser extent, changes in currency exchange rates.

Gross profit decreased 17%, or $31 million, to $161 million (28.8% of net sales) in 2001 from $192 million (28.1% of net sales) in 2000. The increase in gross profit margin was primarily due to the fact that the percentage decrease in net sales was less than the percentage decrease in cost of sales.

Other segment.    Net sales decreased 8%, or $7 million, to $75 million in 2001 from $82 million in 2000. The decrease was primarily due to a reduction in the volume of flexible graphite sold for gasket applications due to lower demand from the automotive industry as well as a decrease in products sold to the semiconductor and industrial sectors, partially offset by an increase in volume of refractories sold and an increase in technical service and technology license fees. Cost of sales decreased 3%, or $3 million, to $57 million in 2001 from $60 million in 2000. The decline was primarily due to the lower volume of products sold. Gross profit decreased 19%, or $4 million, to $18 million (24.3% of net sales) in 2001 from $22 million (27.8% of net sales) in 2000. The decrease in gross profit margin percentage was primarily due to the fact that the percentage decrease in net sales was greater than the percentage decrease in cost of sales.

Other items affecting us as a whole.    Selling, administrative and other expense declined $9 million to $75 million in 2001 from $84 million in 2000, primarily due to reduced corporate spending.

Other expense (income), net, was expense of $1 million in 2001 as compared to $20 million in 2000. The expense of $20 million in 2000 was primarily related to the write-off of capitalized bank fees and other costs resulting from early extinguishment of debt in connection with a debt recapitalization.

In 2001, we recorded a total of $92 million, net, in impairment losses and restructuring charges as described below:

  •
  In the 2001 fourth quarter, we recorded a $7 million restructuring charge and a $27 million impairment loss on long-lived and other assets. The restructuring charge related primarily to exit costs related to the mothballing of our graphite electrode operations in Caserta, Italy. $24 million of the impairment loss on long-lived assets related to assets located at our facility in Caserta, Italy. The remaining $3 million related to the impairment of available-for-sale securities.

  •
  In the 2001 third quarter, we recorded a $2 million restructuring charge and impairment loss on long-lived assets related to a corporate realignment of our businesses, the relocation of our corporate headquarters and the shutdown of our coal calcining operations located in Niagara Falls, New York. The charge includes severance and related benefits associated with a workforce reduction of 24 employees and impairment of leasehold improvement assets.

  •
  In 2001 third quarter, we reversed $2 million of prior restructuring charges based on revised lower estimates of workforce reductions and plant closure costs, and we reclassified $4 million of prior restructuring charges related to on-site waste disposal post-monitoring costs to other long-term obligations.

  •
  In the 2001 second quarter, we recorded a $58 million charge for restructuring and impairment loss on long-lived assets related to the shutdown of our graphite electrode manufacturing operations in Clarksville and Columbia, Tennessee and our coal calcining operations in Niagara Falls, New York. The $58 million charge includes restructuring charges of $2 million for severance and related benefits associated with a workforce reduction of 171 employees and $3 million in plant shutdown and related costs. The remaining $53 million relates to the impairment loss on long-lived assets.

In addition, in 2001, we recorded a $10 million charge for additional potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims as well as $2 million in corporate realignment and related expenses.

In 2000, we recorded a total of $9 million, net, in impairment losses and restructuring charges as described below:

  •
  In the 2000 fourth quarter, we recorded a charge of $4 million in connection with a corporate restructuring, mainly for severance and related benefits associated with a workforce reduction of 85 employees. The functional areas affected included finance, accounting, sales, marketing and administration.

  •
  In the 2000 third quarter, we recorded an impairment loss on long-lived assets of $3 million in connection with the re-sourcing of our U.S. cathode production to our facilities in Brazil and France and the reduction of graphite electrode production capacity to accommodate such increased cathode production in Brazil and France. This cash charge related to the write-off of certain long-lived assets located at one of our facilities in the U.S.

  •
  In the 2000 first quarter, we recorded a restructuring charge of $6 million in connection with a restructuring of our advanced graphite materials business. Key elements of the restructuring included elimination of certain product lines and rationalization of operations to reduce costs and improve profitability of remaining product lines. This rationalization included discontinuing certain manufacturing processes at one of our facilities in the U.S. that will be performed at our other facilities in the future. Based on subsequent developments in the 2000 third quarter, we decided not to demolish certain buildings. Therefore, in the 2000 third quarter, we reversed the $4 million of the charge related to demolition and related environmental costs. The $2 million balance of the charge included estimated severance costs for 65 employees. The restructuring was completed in 2000.

In addition, in 2000, we recorded a $2 million write-off of costs incurred in connection with a proposed initial public offering by AET that was subsequently withdrawn.

Interest expense decreased to $60 million in 2001 from $75 million in 2000. The decrease was due to lower average annual interest rates and lower average total debt outstanding. Our average outstanding total debt was $683 million in 2001 as compared to $780 million in 2000 and our average annual interest rate was 8.1% in 2001 as compared to 9.0% in 2000. These average annual interest rates exclude imputed interest on antitrust fines.

Provision for income taxes was $14 million for 2001 as compared to $2 million for 2000. For 2001, the provision for income taxes reflected an effective rate of about 35%, excluding the impact of impairment losses on long-lived and other assets, restructuring charges, the charge related to antitrust investigations and related lawsuits and claims, and the charge related to the corporate realignment of our subsidiaries. For 2001, the provision for income taxes included a $29 million charge related to adjustments made in connection with the capitalization of foreign tax credits to investment in affiliates as well as settlement of audits and adjustments to reserves. For 2000, the provision for income taxes reflected an effective rate of about 30%. The increase in the effective rate in 2001 was primarily due to a higher proportion of income from higher tax jurisdictions.

As a result of the changes described above, net loss was $87 million in 2001, a decrease of $97 million from net income of $10 million in 2000.

Effects of inflation

We incur costs in the U.S. and each of the six non-U.S. countries in which we have a manufacturing facility. In general, our results of operations, cash flows and financial condition are affected by the effects of inflation on our costs incurred in each of these countries.

During the 2000 first half, the effects of inflation on our cost of sales in these countries (except for highly inflationary countries) were generally mitigated by a combination of improved operating efficiency and on-going cost savings. Accordingly, during that period, these effects were not material to us. From mid-2000 through mid-2001, we experienced higher energy and raw material costs primarily due to the substantial increase in the worldwide market price of oil and natural gas. During the latter part of that period, we were able to similarly mitigate the effects of those increases on our cost of sales. During 2002, the effects of inflation on our cost of sales globally (except for highly inflationary countries) were also generally mitigated by a combination of improved operating efficiency and on-going cost savings. Accordingly, during 2002, these effects were not material to us.

During the 2003 first half, we experienced higher energy and freight costs primarily due to the substantial increase in the worldwide market price of oil and natural gas. We attempt to mitigate certain increases in our natural gas costs by entering into fixed rate cost contracts with certain of our North American suppliers. The contracts expire at various times during the 2004 second and fourth quarters. During the 2003 first half, we did not experience significant inflation with respect to other costs. We cannot assure you that future increases in our costs will not occur or exceed the rate of inflation or the amounts, if any, by which we may be able to increase prices for our products.

Currency translation and transactions

We account for our non-U.S. subsidiaries under SFAS No. 52, "Foreign Currency Translation." Accordingly, except for highly inflationary countries, the assets and liabilities of our non-U.S. subsidiaries are translated into dollars for consolidation and reporting purposes. Foreign currency translation adjustments are generally recorded as part of stockholders' equity and identified as part of accumulated other comprehensive income (loss) in the Consolidated balance sheets until such time as their operations are sold or substantially or completely liquidated.

Prior to August 1, 2000, our Swiss subsidiary used the dollar as its functional currency. Beginning August 1, 2000, our Swiss subsidiary began using the euro as its functional currency because its operations became predominantly euro-denominated.

We have subsidiaries in Russia, Mexico, Brazil and other countries which have had in the past, and may have now or in the future, highly inflationary economies, defined as cumulative inflation of about 100% or more over a period of three calendar years. In general, the financial statements of foreign operations in highly inflationary economies have been remeasured as if the functional currency of their economic environments were the dollar and translation gains and losses relating to these foreign operations are included in other expense (income), net in the Consolidated statements of operations rather than as part of stockholders'

equity in the Consolidated balance sheets. We also record foreign currency transaction gains and losses as part of other expense (income), net.

Currently, we account for our Mexican subsidiary using the dollar as its functional currency, irrespective of Mexico's inflationary status, because its sales and purchases are predominantly dollar-denominated. In addition, we account for our Russian subsidiary using the dollar as its functional currency because Russia is considered to have a highly inflationary economy.

Significant changes in currency exchange rates impacting us are described under "—Effects of changes in currency exchange rates." Foreign currency translation adjustments decreased stockholders' equity by $35 million, including $23 million associated with our South African subsidiary, in 2000, $29 million, including $21 million associated with our South African subsidiary, in 2001 and $20 million, including $16 million associated with our Brazilian subsidiary, in 2002. Foreign currency translation adjustments increased stockholders' equity by $5 million in the 2003 first half.

Effects of changes in currency exchange rates

We incur costs in dollars and the currency of each of the six non-U.S. countries in which we have a manufacturing facility, and we sell our products in multiple currencies. In general, our results of operations, cash flows and financial condition are affected by changes in currency exchange rates affecting these currencies relative to the dollar and, to a limited extent, each other.

When the currencies of non-U.S. countries in which we have a manufacturing facility decline (or increase) in value relative to the dollar, this has the effect of reducing (or increasing) the dollar equivalent cost of sales and other expenses with respect to those facilities. This effect is, however, partially offset by the cost of petroleum coke, a principal raw material used by us, which is priced in dollars. In certain countries where we have manufacturing facilities, and in certain instances where we price our products for sale in export markets, we sell in currencies other than the dollar. Accordingly, when these currencies increase (or decline) in value relative to the dollar, this has the effect of increasing (or reducing) net sales. The result of these effects is to increase (or decrease) operating profit and net income.

Many of the non-U.S. countries in which we have a manufacturing facility have been subject to significant economic pressures, which have impacted inflation and currency exchange rates. As a result, many of the currencies in which we manufacture and sell our products weakened against the dollar. We seek to mitigate adverse impacts of changes in currency exchange rates on net sales by increasing local currency prices for some of our products in various regions as circumstances permitted.

During 2000, the South African rand declined about 19%, the euro declined about 6% and the Brazilian real declined about 8% relative to the dollar. During 2001, the euro declined about 5%, the Brazilian real declined about 16% and the South African rand declined about 36% relative to the dollar. During 2002, the Brazilian real declined about 35%, the South African rand increased about 38% and the euro increased about 18% relative to the dollar. During the 2003 first half, the average exchange rate of the euro and the South African rand increased about 24% and 37%, respectively, relative to the dollar, when compared to the average exchange rate for the 2002 first half. During the 2003 first half, the average exchange rate for the Brazilian real and the Mexican peso declined about 30% and 12%, respectively, relative to the dollar, when compared to the average exchange rate for the 2002 first half. In the case of net sales of graphite electrodes, the impact of these events was a reduction of about $36 million in 2000, a reduction of about $15 million in 2001, a reduction of about $4 million in 2002, a reduction of about $7 million in the 2002 first half and an increase of about $21 million in the 2003 first half. We seek to mitigate adverse impacts of changes in currency exchange rates on net sales by increasing local currency prices for some of our products in various regions as circumstances permit. We cannot predict changes in currency exchange rates in the future or whether those changes will have positive or negative impacts on our net sales or cost of sales. We cannot assure you that we would be able to mitigate any adverse effects of such changes.

We have non-dollar-denominated intercompany loans between GrafTech Finance and some of our foreign subsidiaries. At June 30, 2003, the aggregate principal amount of these loans was $464 million. These loans are subject to translation gains and losses due to changes in currency exchange rates. A portion of these loans are deemed to be essentially permanent and, as a result, translation gains and losses on these loans are recorded in accumulated other comprehensive income (loss) on the Consolidated balance sheets. The balance of these loans are deemed to be temporary and, as a result, translation gains and losses on these loans are recorded as unrealized gains or losses in other expense (income), net, in the Consolidated statements of operations. We have the ability to replace each intercompany loan with an identical new intercompany loan. When we replace such a loan, we record net cumulative realized translation gains or losses with respect to that loan in other expense (income), net. Those realized gains or losses are, however, non-cash gains or losses. Foreign currency translation gains and losses relating to these loans included in other expense (income), net, were a gain of $8 million in 2000, a loss of $4 million in 2001, a gain of $21 million in 2002, a gain of $18 million in the 2002 first half and a gain of $22 million in the 2003 first half.

To manage certain exposures to specific financial market risks caused by changes in currency exchange rates, we use various financial instruments as described under "—Qualitative and quantitative disclosures about market risks."

Liquidity and capital resources

Our sources of funds have consisted principally of invested capital, cash flow from operations, debt financing and, since July 2001, net proceeds from our public offering of common stock. Our uses of those funds (other than for operations) have consisted principally of debt reduction, capital expenditures, payment of fines, liabilities and expenses in connection with investigations, lawsuits and claims and payment of restructuring costs.

We are highly leveraged, and we have substantial obligations in connection with antitrust investigations, lawsuits and claims. At June 30, 2003, after giving effect to our exchanges of Senior Notes for shares of common stock after July 1, 2003 as well as this offering and the initial application of the estimated net proceeds therefrom, we would have had total debt of $558 million and a stockholders' deficit of $177 million. See "Capitalization" in this prospectus supplement. In addition, we typically discount or factor a substantial portion of our accounts receivable and use the proceeds to reduce our debt. During the 2003 first half, certain of our subsidiaries sold receivables totaling $96 million. If we had not sold such receivables, our accounts receivable and our debt would have been about $48 million higher at June 30, 2003. We believe that we will have a net use of cash in operating and investing activities in 2003 and that we will generate positive cash flow from operating activities in 2004. At June 30, 2003, a substantial portion of our debt had variable interest rates. If we are required to pay or issue a letter of credit to secure payment of the EU fine, the payment would be financed by borrowing under (or secured by a letter of credit that would constitute a borrowing under) our revolving credit facility. Cash and cash equivalents were $8 million at June 30, 2003.

We are dependent on our revolving credit facility, the availability of which depends on continued compliance with the financial covenants under the Senior Facilities, for liquidity. We closely monitor compliance with the financial covenants and believe that we will remain in compliance for 2003.

Recent de-leveraging actions.    We completed over $100 million in de-leveraging actions in the first three quarters of 2003. These actions consisted of the sale of our non-strategic composite tooling business for approximately $17 million, including a working capital adjustment of approximately $2 million, the sale of $400 million notional amount of interest rate swaps for cash proceeds of approximately $31 million and the exchange of $55 million aggregate principal amount of Senior Notes, plus accrued interest, for common stock. See also "—Cash flows" in this prospectus supplement.

Long-term contractual, commercial and other obligations and commitments.    The following tables summarize our long-term contractual obligations and other commercial commitments at June 30, 2003.

	Payment Due During
(dollars in millions)	All Years	Year Ending June 2004	Year Ending June 2005	Year Ending June 2006	Year Ending June 2007	Years Ending After June 2007

Contractual and Other Obligations
Long-term debt (a)	$686	$—	$—	$12	$138	$536
Capital lease obligations	2	—	—	1	1	—
Operating leases	7	2	2	2	1	—
Unconditional purchase obligations	50	8	8	8	6	20

Total contractual obligations (a)	745	10	10	23	146	556
Estimated liabilities and expenses in connection with antitrust investigations and related lawsuits and claims	94	3	23	27	25	16
Postretirement, pension and related benefits	131	14	10	10	11	86
Other long-term obligations	9	—	2	1	—	6

Total contractual and other obligations (a)	$979	$27	$45	$61	$182	$664

	Amount of Commitment
(dollars in millions)	For All Years	Expiring During Year Ending June 2004	Expiring During Year Ending June 2005	Expiring During Year Ending June 2006	Expiring During Year Ending June 2007	Expiring After June 2007

Other Commercial Commitments
Lines of credit	$13	$13	$—	$—	$—	$—
Letters of credit	16	16	—	—	—	—
Guarantees	1	—	—	—	1	—

Total other commercial commitments	$30	$29	$—	$—	$1	$—

(a)
At June 30, 2003, after giving effect to our exchanges of Senior Notes for shares of common stock after July 1, 2003 as well as this offering and the initial application of the estimated net proceeds therefrom, (i) long-term debt would have been $558 million (all years), nil (year ending June 2004), nil (year ending June 2005), nil (year ending June 2006), $22 million (year ending June 2007) and $536 million (years ending after June 2007), (ii) total contractual obligations would have been $617 million (all years), $10 million (year ending June 2004), $10 million (year ending June 2005), $11 million (year ending June 2006), $30 million (year ending June 2007) and $556 million (years ending after June 2007) and (iii) total contractual and other obligations would have been $851 million (all years), $27 million (year ending June 2004), $45 million (year ending June 2005), $49 million (year ending June 2006), $66 million (year ending June 2007) and $664 million (years ending after June 2007).

The first preceding table includes our reserve for estimated liabilities and expenses in connection with antitrust investigations and related lawsuits and claims, which includes the EU fine of €50.4 million. The timing of payment of the EU fine is not known and for purposes of this table is split between the columns captioned "payments due during year ending June 2005", "payments due during year ending June 2006", "payments due during year ending June 2007" and "payments due during years ending after June 2007" on the line entitled "estimated liabilities and expenses in connection with antitrust investigations and related lawsuits and claims." It is the policy of EU Competition Authority to negotiate appropriate terms of payment of antitrust fines, including extended payment terms. We have had discussions regarding such payment terms. We have also filed an appeal to the court challenging, among other things, the amount of the EU fine. We cannot predict how or when the court will rule on the appeal. While we cannot assure you that such will be the case, we believe the amount of the EU fine will be reduced on appeal and that, after such ruling, we will be permitted to pay the EU fine over an extended period. In addition, if we are required to pay (or issue a letter of credit to secure payment of) the EU fine, the payment would be financed by a borrowing under (or the letter of credit would constitute a borrowing under) our revolving credit facility. Such a requirement would result in a change in the manner in which such amount is reflected in the preceding tables.

Effective April 2001, we entered into a ten year service contract with CGI Group Inc. valued at $75 million. Pursuant to this contract, CGI provides a majority of our global information technology service requirements. We are dependent on CGI for these services. A failure by CGI to provide these services to us in a timely manner could have an adverse effect on our operations and results of operations. The first preceding table includes a line entitled "unconditional purchase obligations" that includes the minimum purchases under that contract. In September 2002, we entered into a ten year outsourcing contract with CGI to provide finance and accounting business process services valued at $36 million. That contract does not constitute an unconditional purchase obligation and therefore is not included in the first preceding table.

The second preceding table includes a line entitled "lines of credit." These are local lines of credit established by our foreign subsidiaries for working capital purposes and are not part of our revolving credit facility.

Our pension benefit obligations were underfunded by about $70 million at June 30, 2003 as compared to $80 million at December 31, 2002. This decrease in underfunding was primarily due to the increase in asset values resulting from the increase in the capital markets in the U.S. in the first half of 2003. We value our pension assets and obligations for financial statement purposes on an annual basis.

Cash flow and plans to manage liquidity.    As a result of our high leverage, our substantial obligations in connection with antitrust investigations, lawsuits and claims and our substantial other long-term contractual and commercial obligations and commitments, we have placed high priority on efforts to manage cash, generate additional cash flow and reduce debt. Our longer-term efforts include our 1998 major cost savings plan, our 2002 major cost savings plan and our other cost savings activities, our strategic alliances and our financing activities. Our shorter-term efforts include our interest rate management and working capital initiatives.

During the four years prior to 2002, we had positive annual cash flow from operations, excluding payments in connection with restructurings and investigations, lawsuits and claims. Typically, the first quarter of each year resulted in neutral or negative cash flow from operations (excluding payments in connection with restructurings and investigations, lawsuits and claims) due to various factors. Factors impacting seasonality included customer order patterns, customer buy-ins in advance of annual price increases, fluctuations in working capital requirements and payment of variable compensation with respect to the immediately preceding year. Typically, the other three quarters resulted in positive cash flow from operations (before such exclusions). The third quarter tended to produce relatively less positive cash flow primarily as a result of scheduled plant shutdowns by our customers for vacations. During 2002, we had negative cash flow from operations before such exclusions primarily due to negative net income before non-cash charges (credits) primarily from lower net sales and to a use of cash for working capital. We expect financial performance to improve in 2003 and to have positive cash flow from operations before such exclusions.

Our cash flow from operations (before such exclusions) in the first and third quarters is adversely impacted by the semi-annual interest payments on the Senior Notes. The second and fourth quarters correspondingly benefit from the absence of such interest payments.

As part of our cash management activities, we seek to manage accounts receivable credit risk, collections, and accounts payable and payments thereof to seek to maximize our free cash at any given time and minimize accounts receivable losses. We typically discount or factor a portion of our accounts receivable. Certain of our subsidiaries sold receivables totaling $152 million in 2000, $223 million in 2001, $187 million in 2002, and $96 in the 2003 first half. Accounts receivable sold and remaining on the Consolidated balance sheets aggregated $1 million at December 31, 2002 and nil at June 30, 2003. If we had not sold such receivables, our accounts receivable and our debt would have been about $46 million higher at December 31, 2002 and about $48 million higher at June 30, 2003. If we were unable to factor our accounts receivable, our debt would increase, which could adversely affect our financial condition and compliance with the financial covenants under the Senior Facilities. In addition, careful management of credit risk over at least the past three years has allowed us to avoid significant accounts receivable losses notwithstanding the poor financial condition of many of our potential and existing customers. We cannot assure you that we will not be materially adversely affected by accounts receivable losses in the future.

We use, and are dependent on, funds available under our revolving credit facility as our primary source of liquidity. As a result, we are also dependent upon continued compliance with the financial covenants under the Senior Facilities. We believe that our cost savings and other initiatives will, over the next one to two years, continue to improve our cash flow from operations for a given level of net sales. Improvements in cash flow from operations resulting from these initiatives are being partially offset by associated cash implementation costs, while they are being implemented. We also believe that our planned sales of non-strategic assets together with these improvements in cash flow from operations should allow us to reduce our debt and other obligations over the long-term.

We may from time to time and at any time exchange or purchase Senior Notes in open market or privately negotiated transactions, opportunistically on terms that we believe to be favorable. These exchanges or purchases may be effected for cash (from cash on hand, borrowings under our revolving credit facility or new credit facilities, or proceeds from sale of debt or equity securities or assets), common stock or other equity or debt securities, or a combination thereof. We may at any time and from time to time seek and obtain consent from the lenders under the Senior Facilities with respect to any restrictions thereunder applicable to such transactions. We will evaluate any such transaction in light of then prevailing market conditions and our then current and prospective liquidity and capital resources, including projected and potential needs and prospects for access to capital markets. Any such transactions may, individually or in the aggregate, be material.

Our high leverage and substantial antitrust related and other obligations could have a material impact on our liquidity. Cash flow from operations services payment of our debt and these obligations, thereby reducing funds available to us for other purposes. Our ability to service our debt as it comes due, including maintaining compliance with the financial covenants under the Senior Facilities, and to meet these and other obligations as they come due is dependent on our future financial and operating performance. This performance, in turn, is subject to various factors, including certain factors beyond our control. Our leverage and these obligations make us more vulnerable to economic downturns or in the event that these obligations are greater or timing of payment is sooner than expected.

We cannot assure you that our cash flow and capital resources will be sufficient to enable us to meet our obligations when due. Even if we are able to meet our obligations when due, we may not be able to comply with the covenants and other provisions under the Senior Facilities. These covenants and provisions include financial covenants relating to specified minimum interest coverage and maximum net senior secured debt leverage ratios that become more restrictive over time and representations regarding absence of material adverse changes affecting us. A failure to comply with these financial covenants and representations, unless waived by the lenders, would be a default under the Senior Facilities. This would permit the lenders to accelerate the maturity of the Senior Facilities. It would also permit the lenders to terminate their commitments to extend credit under our revolving credit facility. This would have an immediate material adverse effect on our liquidity. An acceleration of maturity of the Senior Facilities or a breach of the covenants contained in the Senior Notes would permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes. Acceleration of maturity of the Senior Notes would permit the lenders to accelerate the maturity of the Senior Facilities and terminate their commitments to extend credit under our revolving credit facility. If we were unable to repay our debt to the lenders or holders, the lenders and holders could proceed against the collateral securing the Senior Facilities and the Senior Notes, respectively, and exercise all other rights available to them. At June 30, 2003, we were in compliance with the financial covenants under the Senior Facilities. Based on our current business plan, we believe we will remain in compliance with these covenants for 2003. If we were to believe that we would not continue to comply with these covenants, we would seek an appropriate waiver or amendment from the lenders. We cannot assure you that we would be able to obtain any such waiver or amendment on favorable terms or at all.

While our revolving credit facility provides for maximum borrowings of up to €200 million ($230 million, based on currency exchange rates in effect at June 30, 2003), our future ability to borrow under this facility may effectively be less because of the impact of additional borrowings upon our compliance with the maximum net senior secured debt leverage ratio permitted or minimum interest coverage ratio required under the Senior Facilities. In addition, €25 million of the €200 million is reserved exclusively for use to pay or secure payment of the EU fine. At June 30, 2003, we had drawn $14 million under this facility with and the remaining $203 million (after consideration of outstanding letters of credit) was fully available. In addition, payment of the EU fine or issuance of a letter of credit to secure payment of the EU fine would significantly reduce the funds available under our revolving credit facility for operating and other purposes.

We believe that the long-term fundamentals of our business continue to be sound. Accordingly, although we cannot assure you that such will be the case, we believe that, based on our expected cash flow from operations, our expected resolution of our remaining obligations in connection with antitrust investigations, lawsuits and claims, and our existing capital resources, and taking into account our cost saving initiatives and working capital needs and our efforts to improve efficiencies and product quality, generate growth and cash flow and maximize funds available to meet our debt service and other obligations, we will be able to manage our liquidity to permit us to service our debt and meet our obligations when due.

Description of senior facilities, certain amendments thereto and senior notes.    Descriptions of the Senior Facilities, certain amendments thereto and the Senior Notes are set forth in Note 5 to the interim Consolidated financial statements and Note 5 to the annual Consolidated financial statements contained in this prospectus supplement and are incorporated herein by reference.

Recent amendment to senior facilities.    In September 2003, we obtained an amendment to the Senior Facilities which will become effective upon, among other things, completion of this offering (so long as the net proceeds therefrom exceed $75 million). The amendment provides us additional flexibility to, among other things, make investments and repurchase Senior Notes (up to a maximum of $35 million aggregate principal amount).

The amendment also provides for the exclusion from the calculation of the financial covenants the impacts of providing a letter of credit to secure payment of the EU fine and of additional charges against results of operations in connection with antitrust investigations and related lawsuits and claims due to accrued interest on the EU fine through the date of the court's decision on our appeal and translation of the EU fine (and accrued interest thereon) from euros into dollars. If this offering is not completed (or net proceeds therefrom do not exceed $75 million), we may obtain the benefit of, among other things, the provisions in the amendment described in this paragraph relating to the EU letter of credit and fine upon payment of an additional amendment fee.

Related party transactions.    We have not, since January 1, 2000, engaged in or been a party to any material transactions with affiliates or related parties other than transactions with our subsidiaries (including Carbone Savoie and AET), compensatory transactions (including employee benefits, stock option and restricted stock grants, compensation deferral and executive employee loans and stock purchases) with directors or officers, and transactions with our 25%-owned joint venture with Jilin in China.

Special purpose entities.    We have not been, since January 1, 2000, affiliated with or related to any special purpose entity other than GrafTech Finance.

Off-balance-sheet financings and commitments.    We have not, since January 1, 2002, undertaken or been a party to any material off-balance-sheet financing arrangements or other commitments (including non-exchange traded contracts), other than:

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  interest rate caps and swaps and currency exchange rate contracts which are described under "—Quantitative and qualitative disclosures about market risk;"

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  commitments under non-cancelable operating leases that, at December 31, 2002 and June 30, 2003, individually totaled less than $2 million in each year and $7 million in the aggregate, respectively;

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  minimum required purchase commitments under our information technology outsourcing services agreement with CGI Group Inc. described under "—Long-term contractual, commercial and other obligations and commitments" above that, at December 31, 2002 and June 30, 2003, totaled approximately $5 million in each year and about $44 million in the aggregate; and

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  discounting or factoring accounts receivable as described under "—Cash flow and plans to manage liquidity."

Cash flows.    In 2000, we generated cash from operating activities (including restructuring activities and antitrust-related payments) that exceeded the use of cash for capital expenditures. In general, during 2001, 2002 and the 2003 first half, we used cash in operating activities (including restructuring activities and antitrust-related payments) as well as for capital expenditures. Financing for these uses was provided primarily by net proceeds from our public offering of common stock in 2001 and our incurrence of long-term and short-term debt and, in the 2003 first half, the proceeds from sales of non-strategic assets and interest rate swaps.

Cash costs paid and expected to be paid in connection with the 1998 plan and the 2002 plan (including restructuring payments and severance costs) are described under "—Repositioning our global manufacturing network and other initiatives" in this prospectus supplement. We believe that we will have a net use of cash in operating and investing activities in 2003 and that we will generate positive cash flow from operating activities in 2004.

Cash flow (used in) provided by operating activities.    Cash flow used in operating activities was $25 million in 2003 first half as compared to $36 million in 2002 first half, an improvement of $11 million. The improvement was primarily due to a reduction of net losses from continuing operations. The net loss from continuing operations in the 2003 first half was $4 million as compared to a net loss in the 2002 first half of $12 million.

Cash flow used in operations was $60 million in 2002 as compared to cash flow provided by operations of $17 million in 2001, a decline of $77 million. This decline was primarily due to a decrease in net income before non-cash charges (credits) of $63 million from a positive $54 million in 2001 to a negative $9 million in 2002, primarily due to lower net sales. In addition, use of working capital increased $6 million.

Working capital was a use of $38 million of cash flow in 2002, an increase of $6 million from a use of $32 million of cash flow in 2001. The change in working capital occurred primarily due to a $38 million decrease in accounts payable and accruals, a $25 million increase in notes and accounts receivable and a $2 million increase in prepaid expenses and other current assets, largely offset by a $32 million decrease in inventories and a $27 million reduction in payments related to antitrust investigations and related lawsuits and claims and payments related to restructurings. Accounts payable and accruals declined primarily due to the mothballing of our Italian graphite electrode manufacturing operations, shutdown of our U.S. graphite electrode manufacturing operations and the high level of accounts payable at December 31, 2001. Accounts receivable increased primarily due to higher net sales in the 2002 fourth quarter as compared to the 2001 fourth quarter. Inventory levels decreased due to the mothballing and shutdown of our graphite electrode manufacturing operations.

Cash flow provided by operations was $17 million in 2001 as compared to cash flow provided by operations of $94 million in 2000. This decline of $77 million resulted primarily from an increase of $74 million in the use of cash flow for working capital. Net income before non-cash items charges (credits) and extraordinary items (net of tax) was stable at $55 million in each of 2000 and 2001.

Working capital was a use of $32 million of cash flow in 2001, a change of $74 million from a source of $42 million of cash flow in 2000. The change occurred primarily due to a $38 million increase in inventories, a $18 million increase in accounts payable, a $11 million increase in restructuring payments, and a $3 million increase in prepaid expenses, partially offset by a $7 million reduction in payments for antitrust fines and net settlements and expenses. Graphite electrode inventory levels increased primarily due to transitioning activities in connection with the shutdown of our U.S. graphite electrode manufacturing operations and lower than expected volume of graphite electrodes sold. Accounts payable increased primarily due to our cash management activities, partially offset by lower spending, including lower purchases of petroleum coke as excess inventories stockpiled following the explosion at one of ConocoPhillips' petroleum coke plants were reduced and lower production levels as demand for graphite electrodes and certain other products weakened during 2001.

Cash flow used in investing activities.    Cash flow used in investing activities was $5 million in the 2003 first half as compared to $20 million in the 2002 first half. Capital expenditures in both the 2003 first half and the 2002 first half were $20 million. Capital expenditures in the 2003 first half related primarily to the expansion of graphite electrode manufacturing capacity, implementation of J.D. Edwards information systems and essential capital maintenance. In the 2003 first half, $15 million of cash was provided to investing activities from the sale of our non-strategic composite tooling business.

We used $50 million of cash flow in investing activities during 2002 as compared to $39 million during 2001, in each case primarily for capital expenditures. The increase of $11 million was primarily due to an increase in capital expenditures. Capital expenditures in 2002 related primarily to expansion of manufacturing graphite electrode capacity in Mexico, expansion of cathode manufacturing capacity in France, J.D. Edwards information system implementation and essential maintenance.

We used $39 million of cash flow in investing activities during 2001 as compared to $50 million during 2000, in each case primarily for capital expenditures. The reduction of $11 million was primarily due to a reduction in capital expenditures that did not constitute strategic capital investments or essential maintenance.

Cash flow provided by financing activities.    Cash flow provided by financing activities was $27 million during 2003 first half as compared to $66 million in 2002 first half. During the 2003 first half, we received proceeds of $31 million from the sale of interest rate swaps and $4 million from additional borrowings under our short-term debt facilities. We used these proceeds to fund, in part, the semi-annual interest payment on the Senior Notes, a dividend payment to minority stockholders in consolidated entities, a purchase of interest rate caps and a repayment of short-term debt borrowings. In the 2002 first half, we completed a private offering of $550 million of Senior Notes. Net proceeds were $538 million, which were used to repay term loans under the Senior Facilities, reduce the outstanding balance under our revolving credit facility and fund increased working capital.

Cash flow provided by financing activities was $79 million during 2002 as compared to cash flow provided by financing activities of $15 million in 2001. The increase of $64 million was primarily attributable to $557 million of proceeds from our sale of $550 million of Senior Notes in 2002, of which $392 million was used to repay other long term debt, $86 million was used to repay borrowings under our revolving credit facility and $21 million was used to pay financing costs. In addition, we received $10 million from the reset of interest rate swaps.

Cash flow provided by financing activities was $15 million during 2001 as compared to cash flow used in financing activities of $13 million in 2000. During 2001, we received net proceeds of $91 million from our public offering of common stock in July 2001, and $9 million from an additional minority investment in connection with the broadening of our strategic alliance in the cathode business with Pechiney, and made $84 million in net debt repayments. During 2000, we incurred $28 million of costs, fees and expenses in connection with our debt recapitalization in February 2000 and had an increase in net borrowing of $13 million.

Critical accounting policies

Critical accounting policies are those that require difficult, subjective or complex judgments by management, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Our significant accounting policies are described in Note 2 to the annual Consolidated financial statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments. However, the following accounting policies could be deemed to be critical.

Reliance on estimates.    In preparing the Consolidated financial statements, we use and rely on estimates in determining the economic useful lives of our assets, obligations under our employee benefit plans, provisions for doubtful accounts, provisions for restructuring charges and contingencies, tax valuation allowances, evaluation of goodwill and other intangible assets, pension and post-retirement benefit obligations and various other recorded or disclosed amounts. Estimates require us to use our judgment. While we believe that our estimates for these matters are reasonable, if the actual amount is significantly different than the estimated amount, our assets, liabilities or results of operations may be overstated or understated.

Employee benefit plans.    We sponsor various retirement and pension plans, including defined benefit, defined contribution plans and post retirement benefit plans that cover our employees worldwide. Accounting for these plans requires us to make judgments and assumptions about discount rates, expected return on plan assets, expected salary increases and health care cost trend rates. See Note 11 to the annual Consolidated financial statements for further detail on these rates and the effect of a change in these rates on our results of operations.

Financial instruments.    Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. The adoption did not have a significant impact on our consolidated financial position or results of operations. We are exposed to market risks primarily from changes in interest rates and currency exchange rates. We routinely enter into various transactions that have been authorized according to documented policies and procedures to manage well-defined currency exchange rate risks and interest rate risks. These transactions relate primarily to financial instruments described under "—Quantitative and qualitative disclosures about market risks." Since the counterparties to these financial instruments are large commercial banks and similar financial institutions, we do not believe that we are exposed to material counterparty credit risk. We do not use financial instruments for trading purposes. Accounting for financial instruments requires us to make judgments about the value of those instruments at specified dates. While we believe that our estimates of values are reasonable, if the actual values are significantly different than the estimated values, our assets, liabilities or results of operations may be overstated or understated.

Contingencies.    We account for contingencies in accordance with SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of the Consolidated financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the Consolidated financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as those relating to environmental, legal and income tax matters requires us to use our judgment. While we believe that our accruals for these matters are adequate, if the actual loss from a loss contingency is significantly different from the estimated loss, our results of operations may be overstated or understated.

Impairments of long-lived assets.    We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future net cash flows to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Assets to be disposed are reported at the lower of the carrying amount or fair value less estimated costs to sell. If the actual value is significantly less than the estimated fair value, our assets may be overstated.

Inventories.    We record the value of inventories at the lower of cost or market, and periodically review the book value of products and product lines to determine if they are properly valued. We also periodically review the composition of our inventories and seek to identify slow-moving inventories. In connection with those reviews, we seek to identify products that may not be properly valued and assess the ability to dispose of them at a price greater than cost. If it is determined that cost is less than market value, then cost is used for inventory valuation. If a write down to current market value is necessary, the market value cannot be greater than the net realizable value, sometimes called the ceiling (defined as selling price less costs to complete and dispose), and cannot be lower than the net realizable value less a normal profit margin, sometimes called the floor. Generally, we do not experience issues with obsolete inventory due to the nature of our products. If the actual value is significantly less than the recorded value, our assets may be overstated.

Accounting for income taxes.    When we prepare the Consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. We record this amount as a provision for our taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This process requires us to make the following assessments:

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  We estimate our actual current tax liability in each jurisdiction.

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  We estimate our temporary differences resulting from differing treatment of items, such as lease revenue and related depreciation, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we include within our Consolidated balance sheet.

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  We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, if we believe that recovery is not likely, we establish a valuation allowance.

If our estimates are incorrect, our assets or liabilities may be overstated or understated.

Recent accounting pronouncements

Descriptions of recent accounting pronouncements that affect us are set forth in Note 1 to the interim Consolidated financial statements and Note 2 to the annual Consolidated financial statements contained in this prospectus supplement and are incorporated herein by reference.

Costs relating to protection of the environment

We have been and are subject to increasingly stringent environmental protection laws and regulations. In addition, we have an on-going commitment to rigorous internal environmental protection standards. Environmental considerations are part of all significant capital expenditure decisions. The following table sets forth certain information regarding environmental expenses and capital expenditures.

	Year Ended December 31,			Six Months Ended June 30,

(dollars in millions)	2000	2001	2002	2002	2003

Expenses relating to environmental protection	$14	$12	$10	$4	$4
Capital expenditures related to environmental protection	6	3	2	$1	$1

Quantitative and qualitative disclosures about market risk

We are exposed to market risks primarily from changes in interest rates and currency exchange rates. We routinely enter into various transactions that have been authorized according to documented policies and procedures to manage well-defined currency exchange rate risks and interest rate risks. These transactions relate primarily to financial instruments described below. Since the counterparties to these financial instruments are large commercial banks and similar financial institutions, we do not believe that we are exposed to material counterparty credit risk. We do not use financial instruments for trading purposes.

Our exposure to changes in interest rates results primarily from floating rate long-term debt tied to LIBOR or euro LIBOR. We implement interest rate management initiatives to seek to minimize our interest expense and optimize our portfolio of fixed and variable interest rate obligations. Use of these initiatives is allowed under the Senior Notes and Senior Facilities.

Our interest rate swaps described below are designated as hedging the exposure to changes in the fair value of the related debt (called a fair value hedge). The swaps are marked-to-market daily, and we are required to provide cash collateral to the counterparty to the extent that the negative mark-to-market exceeds $15 million. At September 18, 2003, the negative mark-to-market was $15 million. The fair value of the hedge at the end of a quarterly or annual period is recorded on the Consolidated balance sheets on the line entitled "fair value of hedged debt obligation." When we sell swaps, the gain or loss realized is amortized as a credit or charge to interest expense over the remaining term of the Senior Notes. In the 2003 first half, we realized proceeds of $31 million with respect to the sale of swaps, which will be amortized as a credit to interest expense over the remaining term of the Senior Notes.

In the 2002 second quarter, we entered into two ten-year interest rate swaps for a total notional amount of $250 million to effectively convert that amount of fixed rate debt (represented by Senior Notes) to variable rate debt. These swaps reduced our interest expense in 2002 by $6 million. In the 2002 third quarter, we sold the total notional of $250 million of swaps to allow the accelerated collection of $10 million in cash. We subsequently entered into two interest rate swaps for the total notional amount of $250 million to effectively convert that amount of fixed rate debt to variable rate debt.

In the 2003 first quarter, we entered into an additional $200 million notional amount interest rate swap (bringing our total notional amount of swaps to $450 million) through the remaining term of the Senior Notes, effectively converting that amount of fixed rate debt to variable rate debt. Subsequently in the 2003 first quarter, we sold the entire $450 million notional amount of swaps for $10 million in cash. Following the sale of the swaps, in the 2003 first quarter, we entered into $350 million notional amount of interest rate swaps through the remaining term of the Senior Notes. Subsequently, in the 2003 second quarter, we entered into an additional $50 million notional amount interest rate swap (bringing our total notional amount of swaps to $400 million). The swaps reduced our interest expense by approximately $3 million during the 2003 second quarter and by approximately $6 million during the 2003 second half. Subsequently, we sold the total notional amount of $400 million of swaps to allow for the accelerated collection of $21 million in cash in the 2003 second quarter. The proceeds from the sale of the swaps are being amortized over the term of the Senior Notes and recorded as a credit against interest expense.

In July 2003, we entered into an additional interest rate swap for a notional amount of $500 million to effectively convert that amount of fixed rate debt to variable rate debt. In September 2003, we sold $15 million notional amount of swaps. At September 18, 2003, our interest rate swaps related to $485 million notional amount of debt in the aggregate.

In the 2003 first quarter, we entered into interest rate caps for a notional amount of $300 million. In the 2003 second quarter, we also entered into additional interest rate caps for a notional amount of $200 million (bringing our total notional amount of caps to $500 million through August 2007). The adjustment for the fair value of the hedged debt obligation was $8 million at December 31, 2002 and nil at June 30, 2003 and has been recorded as part of other assets in the Consolidated balance sheet. The adjustment for the fair value of the interest rate caps was $2 million for the 2003 first half, and has been recorded as a charge to other expense (income), net, in the Consolidated statements of operations.

Our exposure to changes in currency exchange rates results primarily from:

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  investments in and intercompany loans to our foreign subsidiaries and our share of the earnings of those subsidiaries, to the extent denominated in currencies other than local currencies;

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  raw material purchases made by our foreign subsidiaries in currencies other than local currencies; and

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  export sales made by our subsidiaries in currencies other than local currencies.

When we deem it appropriate, we may attempt to limit our risks associated with changes in currency exchange rates through both operational activities and financial instruments. Financial instruments may be used to attempt to hedge existing exposures, firm commitments and, potentially, anticipated transactions. We use these instruments to reduce risk by essentially creating offsetting currency exposures. These instruments include forward exchange contracts and purchased foreign currency option contracts, and are primarily used to attempt to hedge net global currency exposures relating to euro-denominated debt and identifiable foreign currency receivables, payables and commitments. Forward exchange contracts are agreements to exchange different currencies at a specified future date and at a specified rate. Purchased foreign currency option contracts are instruments which give the holder the right, but not the obligation, to exchange different currencies at a specified rate at a specified date or over a range of specified dates. The result is the creation of a range in which a best and worst price is defined, while minimizing option cost.

We held contracts against these risks with an aggregate net notional amount of about $56 million at December 31, 2002 and $17 million at June 30, 2003. All of our contracts mature within one year. All of our contracts are marked-to-market monthly. Gains and losses are recorded as unrealized gains and losses in other expense (income), net. When we sell the instruments, we record net cumulative realized gain or loss with respect to the instruments in other expense (income), net. Unrealized gains and losses on outstanding foreign currency contracts were not material at December 31, 2000, nil at December 31, 2001, a loss of $3 million at December 31, 2002, a loss of $2 million for the 2002 first half and a loss of $2 million for the 2003 first half.

We used a sensitivity analysis to assess the potential effect of changes in currency exchange rates and interest rates on reported earnings for the 2003 first half. Based on this analysis, a hypothetical 10% weakening or strengthening in the dollar across all other currencies would have changed our reported gross margin for 2002 by about $4 million and for the 2003 first half by about $2 million. A hypothetical increase in interest rates of 100 basis points across all maturities would have increased our interest expense for 2002 by about $7 million and for the 2003 first half by about $4 million.

Business

We are one of the world's largest manufacturers and providers of high quality synthetic and natural graphite and carbon products and related technical and research and development services. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We have 13 state-of-the-art manufacturing facilities strategically located on four continents, in more diverse locations than the facilities of any of our competitors. We have customers in more than 70 countries, including industry leaders such as Arcelor, Nucor and Bao Steel in steel, Alcoa, Pechiney and Alcan in aluminum, Cisco, IBM and Intel in electronics, MEMC Electronic Materials in semiconductors and Ballard Power Systems in fuel cells.

We have the largest share of the worldwide market for electrodes and cathodes. We have a uniquely positioned global manufacturing network, which we believe cannot be replicated by any of our competitors due to the capital investment, technology and process know-how required to do so. We believe that our network has the largest manufacturing capacity, has the lowest manufacturing cost structure of all of our major competitors and delivers the highest quality products. Over the last few years, we have rationalized our graphite electrode and cathode facilities and redeployed capacity to larger facilities in lower cost countries. This allows us to achieve significant increases in productivity and output from our existing assets, including economies of scale and other cost savings that we believe will increase as we grow our sales. We believe that our network provides us with the operational flexibility to source customer orders from the facility that optimizes our profitability and, with the continuing consolidation in the steel and aluminum industries, provides us a significant growth opportunity in serving larger multi-plant global customers.

We believe that we are the industry leader in graphite and carbon materials science and high temperature processing know-how, and we operate the premier research, development and testing facilities in our industry. We have over 100 years of experience in the research and development of these technologies, and our intellectual property portfolio is extensive.

We believe that our technological capabilities for developing products with superior thermal, electrical and physical characteristics provide a differentiating advantage. These capabilities have enabled us to accelerate development and commercialization of our technologies to exploit markets with high growth potential for us, including products for electronic thermal management and fuel cell applications.

We have developed, over the past two years, natural graphite electronic thermal management products and secured product approvals and purchase commitments from a wide range of industry leaders, such as Cisco, IBM and Intel, based on superior thermal performance, weight, adaptability and cost characteristics as compared to alternative products. Thermal management products are designed to dissipate heat generated by electronic devices. We expect demand for our products to grow as industry trends continue toward smaller, more powerful electronic devices which generate more heat and require more advanced thermal management solutions.

We are the leading manufacturer of natural graphite products for PEM fuel cells and fuel cell systems. Fuel cells provide environmentally friendly electrical power generation. We expect continued commercialization of fuel cells, encouraged by current governmental programs and driven by concerns relating to the U.S. electrical power grid, environmental protection, foreign oil dependency and other factors. We estimate that the market for our fuel cell products in 2012 will exceed $500 million. About 85% of the 175 fuel cell products expected to be operational worldwide in 2003 and 2004 are or will be powered by Ballard Power Systems fuel cells. Our products are essential components of those fuel cells. Ballard Power Systems, the world leader in PEM fuel cells, is our strategic partner under an exclusive product supply agreement that continues through 2016 and an exclusive collaboration agreement that continues through 2011.

Our businesses are organized around three lines of business:

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  a synthetic graphite line of business, which primarily serves the steel, aluminum, semiconductor and transportation industries and includes graphite electrodes, cathodes and other advanced synthetic graphite products as well as related services;

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  a natural graphite line of business, which primarily serves the automotive, petrochemical, electronics and power generation industries and includes advanced flexible graphite and flexible graphite as well as related services; and

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  an advanced carbon materials line of business, which primarily serves the silicon metal and ferro-alloy industries and includes carbon electrodes and refractories.

Business strategies

Our goal is to create stockholder value by maximizing cash flow from operations, and our business strategies are designed to expand upon the competitive advantages that our initiatives have created.

Leveraging Our Unique Global Manufacturing Network.    We repositioned our global manufacturing network by, among other things, shutting down four of our higher cost graphite electrode manufacturing facilities and redeploying capacity to our six remaining larger, lower cost, strategically located facilities. We also shutdown cathode and advanced synthetic graphite manufacturing capacity and redeployed it to lower cost facilities and expanded our advanced flexible graphite manufacturing capacity.

We believe that our unique global manufacturing network provides us with significant competitive advantages in costs and product quality, proximity to customers, timely and reliable delivery and operational flexibility to adjust product mix to meet the diverse needs of a wide range of customers. We believe we can further exploit this advantaged manufacturing network by redirecting our marketing and sales efforts toward and focusing our superior technical and customer service capabilities on:

  •
  the growing larger global customers created by the continuing consolidation trend within the steel and aluminum industries, to whom we believe we are better positioned than any of our competitors to offer products that meet their volume, product quality, product mix, delivery reliability and service needs at competitive prices; and

  •
  customers in targeted market segments where we have competitive advantages to meet identified customer needs due to the locations of our facilities, the range and quality of our products, the utilization of our capacity, the value of our customer technical service and other factors.

Our activities have a customer driven focus, and we continually seek to identify customer needs and adjust our products and services to better service those needs. We believe that, in many cases, the growing larger global customer created by the continuing consolidation trend within the steel and aluminum industries are more creditworthy than other customers and that we are able to better manage our exposure to trade credit risk as we increase the percentage of our total net sales sold to these customers.

We believe that our graphite electrode and cathode businesses have the leading market shares in the world and we expect for 2003 our worldwide market share to be:

  •
  about 21% in graphite electrodes;

  •
  about 28% in carbon electrodes; and

  •
  about 16% in cathodes.

We sell these products in every major geographic market. Sales of these products outside the U.S. accounted for about 81% of our net sales in 2002 and about 64% in the 2003 first half. No single customer or group of affiliated customers accounted for more than about 6% of our total net sales in 2002 or about 4% in the 2003 first half.

We have a strategic alliance with Pechiney, the world leader in aluminum smelting technology. We believe that this alliance strengthens our position as the quality leader in the low cost production of high quality graphite cathodes. We believe that our advanced graphite cathode technology is enabling us to increase our market share of graphite cathodes sold upon the commencement of operation of the new, more efficient aluminum smelting furnaces that are being built, even as older furnaces are being shut down.

We believe that we are the manufacturer best positioned to supply natural graphite products to the electronic thermal management and fuel cell markets. We are one of the world's largest manufacturers of natural graphite for these markets as well as for automotive and petrochemical applications. We believe that, in 2002, our worldwide market share was 26%. We believe that we operate the most technologically sophisticated advanced natural graphite production line in the world. We have strategic alliances with leading chip makers and others in electronic thermal management and with Ballard Power Systems, the world leader in PEM fuel cell technology.

Delivering exceptional and consistent quality.    We believe that our products are among the highest quality products available in our industry. We have been awarded preferred or certified supplier status by many major steel and aluminum companies and have received numerous technological innovation and other awards by industry groups, customers and others. Using our technological capabilities, we continually seek to improve the consistent overall quality of our products and services, including the performance characteristics of each product, the uniformity of the same product manufactured at different facilities and the expansion of the range of our products. We believe that improvements in overall quality create significant efficiencies for us, provide us the opportunity to increase sales volumes and market share, and create market opportunities for us and production efficiencies for our customers.

Providing superior technical service.    We believe that we are the recognized industry leader in providing value added technical services to customers for our major product lines. We believe that we have the largest technical service and related supporting engineering and scientific organizations in our industry, with more than 245 engineers, scientists and specialists around the world. Our employees assist key steel and other metals customers in furnace design, operation and upgrade to reduce energy consumption, improve raw material costs and increase output. In addition, our employees assist customers and others who design, develop or produce electronic devices to integrate our advantaged flexible graphite product solutions into their new devices.

Accelerating commercialization of advantaged technologies.    We believe that our leading technological and manufacturing capabilities and strengths provide us with a significant growth opportunity as well as a competitive advantage. We seek to exploit these capabilities across all of our businesses to improve existing products, such as supersize graphite electrodes used in the most demanding electric arc steel production furnaces and high performance graphite cathodes that have become the preferred technology in the industry, and to develop and commercialize new products for markets with high growth potential for us. We have analyzed our intellectual property portfolio to identify new product opportunities in markets with high growth potential for us, redirected research to enhance and exploit our portfolio and accelerated development of products for those markets. Among other things, we developed patented advanced pin technology for graphite electrodes, patented processing technology for high performance graphite cathodes, products for PEM fuel cells that are enabling fuel cell commercialization, and new electronic thermal management technologies with over 130 product approvals from industry leading strategic partners, customers and others.

We also believe that our strategic partners have entered into alliances with us due to, among other things, the strength of our technology and our research and development capabilities.

In September 2003, we received R&D Magazine's prestigious R&D 100 Award, granted to identify the 100 most technologically significant products and advancements each year, for our achievements in electronic heat sink products.

Pursuing cost savings.    In January 2002, we announced a major cost savings plan that we believe is the most aggressive cost reduction plan being implemented in our industry. We are targeting cumulative recurring annual pre-tax cost savings of $30 million in 2003, $60 million in 2004 and $80 million in 2005. Savings achieved under the 2002 plan are additive to those which we achieved by the end of 2001 under the 1998 Plan. In addition, we are also targeting $50 million of additional asset sales by the end of 2004. We believe that these savings and asset sales will further enhance our performance.

As part of the 2002 plan, we are continuing to implement global work process changes, including consolidation and streamlining of our order fulfillment, purchasing, finance and accounting and human resource processes, and identification and implementation of outsourcing opportunities. These activities are targeted for completion by the end of 2004.

We intend to sell real estate, non-strategic businesses and certain other non-strategic assets over the next eighteen months. Through September 18, 2003, we have completed sales aggregating $20 million. We anticipate that the aggregate estimated pre-tax cash proceeds from these sales will total $30 million in 2003 and $75 million by the end of 2004.

Lines of business

Carbon is one of the fundamental elements and is capable of forming an enormous variety of compounds. As a result of these characteristics, carbon is one of the most widely used elements in manufacturing processes of all kinds. Graphite is the crystalline form of carbon. Graphite can be processed to be resistant to corrosive materials, withstand high temperatures and act as either a conductor of, or an insulator from, heat and electricity. Graphite is both manmade (called "synthetic graphite") and occurs naturally (called "natural graphite"). Synthetic graphite is made primarily from petroleum coke, a by-product of petroleum refining. Natural graphite is a mined mineral that is processed to increase its purity.

Synthetic graphite line of business

Our synthetic graphite line of business manufactures and delivers high quality graphite electrodes, cathodes and advanced synthetic graphite products as well as related services. Electrodes and cathodes are key components of the conductive power systems used to produce steel, aluminum and other non-ferrous metals. Advanced synthetic graphite products include primary and specialty products for transportation, semiconductor and other markets. Graphite electrodes accounted for about 72% of the net sales of this line of business in 2002 and about 73% in the 2003 first half. Cathodes are manufactured by our subsidiary, Carbone Savoie, and accounted for about 17% of the net sales of this line of business in 2002 and about 16% in the 2003 first half.

We estimate that, in 2002, the worldwide market for graphite electrodes and cathodes was about $2.5 billion. Customers for these products are located in all major geographic markets.

Graphite electrodes.

Use of graphite electrodes in electric arc furnaces.    There are two primary technologies for steel making:

  •
  basic oxygen furnace steel production (sometimes called "integrated steel production"); and

  •
  electric arc furnace steel production.

Graphite electrodes are consumed primarily in electric arc furnace steel production, the steel making technology used by all "mini-mills," typically at a rate of one graphite electrode every eight to ten operating hours ("a stick a shift"). Electric arc furnace steel makers are called "mini-mills" because of their historically smaller capacity as compared to basic oxygen furnace steel makers and because they historically served more localized markets. Mini-mills constitute the higher long term growth sector of the steel industry. Graphite electrodes are also consumed in the refining of steel in ladle furnaces and in other smelting processes such as production of titanium dioxide.

Electrodes act as conductors of electricity in the furnace, generating sufficient heat to melt scrap metal, iron ore or other raw materials used to produce steel or other metals. The electrodes are consumed in the course of that production.

Electric arc furnaces that produce steel typically range in size from those that produce about 25 metric tons of steel per production cycle to those that produce about 150 metric tons per production cycle. Electric arc furnaces operate using either alternating or direct electric current. The vast majority of electric arc furnaces use alternating current. Each of these furnaces typically uses nine electrodes (in three columns of three electrodes each) at one time. The other electric arc furnaces, which use direct current, typically use one column of three electrodes. The size of the electrodes varies depending on the size of the furnace, the size of the furnace's electric transformer and the planned productivity of the furnace. In a typical furnace using alternating current and operating at a typical number of production cycles per day, one of the nine electrodes is fully consumed (requiring the addition of a new electrode), on average, every eight to ten operating hours. The actual rate of consumption and addition of electrodes for a particular furnace depends primarily on the efficiency and productivity of the furnace. Therefore, demand for graphite electrodes is directly related to the amount and efficiency of electric arc furnace steel production.

Electric arc furnace steel production requires significant heat (as high as 5,000 degrees Fahrenheit, which we believe is the hottest operating temperature in any industrial or commercial manufacturing process worldwide) to melt the raw materials in the furnace, primarily scrap metal. Heat is generated as electricity (as much as 150,000 amps) passes through the electrodes and creates an electric arc between the electrodes and the raw materials.

Graphite electrodes are currently the only products available that have the high levels of electrical conductivity and the capability of sustaining the high levels of heat generated in an electric arc furnace producing steel. Therefore, graphite electrodes are essential to the production of electric arc furnace steel. We believe that there are currently no commercially viable substitutes for graphite electrodes in electric arc furnace steel making. We estimate that, on average, the cost of graphite electrodes represents about 3% of the cost of producing steel in a typical electric arc furnace.

Electric arc furnace steel production has, for many years, been the higher long term growth sector of the steel industry, at an estimated average annual growth rate of about 3%. Graphite electrode demand is expected to grow over the long term at an estimated average annual growth rate of about 1% to 2%. There are currently in excess of 2,000 electric arc steel production furnaces operating worldwide. Worldwide electric arc furnace steel production grew from about 90 million metric tons (about 14% of total steel production) in 1970 to about 285 million metric tons (about 34% of steel production) in 2000, 279 million metric tons in 2001 (about 33% of steel production) and 299 million metric tons (about 33% of total production) in 2002. We estimate that steel makers worldwide added net new electric arc furnace steel production capacity of about 13 million metric tons in 2000, about 11 million metric tons in 2001 and about 15 million metric tons in 2002. We believe that a portion of the new capacity added in the past three years has not yet become operational. We are aware of about 23 million metric tons of announced new electric arc furnace steel production capacity that is scheduled to be added in 2003 through 2005.

After an electric arc steel production furnace has been commissioned, the cost and time required to suspend and recommence production due to operational, economic or other factors is relatively low and short as compared to a basic oxygen steel production furnace. As a result, electric arc furnace steel producers are better able to reduce and increase production to respond to changes in demand and prices for steel. This ability has resulted in fluctuations in electric arc furnace steel production over the past five years, as economic conditions affecting demand for steel have fluctuated. The following table illustrates the growth in electric arc steel production since 1970.

Worldwide steel production
(Millions of metric tons)

Sources: International Iron and Steel Institute and GTI estimates

We believe that, in a strong and sustained recovery in global economic conditions, electric arc furnace steel production will strengthen significantly.

Relationship between graphite electrode demand and electric arc furnace steel production. We believe that the worldwide growth in electric arc furnace steel production has been due primarily to improvements in the cost effectiveness and operating efficiency of electric arc furnace steel making. We believe that growth has also been due to the fact that, as a result of technical advances, electric arc furnace steel makers are capable of producing the majority of the product lines that are produced by basic oxygen furnace steel makers.

The improved efficiency of electric arc furnaces has resulted in a decrease in the average rate of consumption of graphite electrodes per metric ton of steel produced in electric arc furnaces. We estimate that specific consumption declined from about 4.3 kilograms of graphite electrodes per metric ton of steel produced in 1990 to about 2.4 kilograms per metric ton in 2002. We believe that, on average, as the costs (relative to the benefits) increase for electric arc furnace steel makers to achieve significant further efficiencies in specific consumption, the decline in specific consumption will continue at a more gradual pace. We further believe that the rate of decline in the future will be impacted by the addition of new electric arc furnace steel making capacity. To the extent that this new capacity replaces old capacity, it has the effect of reducing industry wide specific consumption due to the efficiency of new electric arc furnaces. To the extent that this new capacity increases industry wide electric arc furnace steel production capacity and that capacity is utilized, it creates additional demand for graphite electrodes. While we believe that the rate of decline of specific consumption over the long term has become lower, we believe that there was a slightly greater decline in 2001 than would otherwise have been the case due to the shutdown of older, less efficient electric arc furnaces primarily due to industry rationalization and weak global and regional economic conditions.

The fluctuations in electric arc steel production reflected in the preceding table resulted in corresponding fluctuations in demand for graphite electrodes. Other than in China, for which reliable information is generally not available, we believe that the graphite electrode industry manufacturing capacity utilization rate was about 94% in 2000, about 89% in 2001, about 90% in 2002 and about 95% in the 2003 first half. In 2002, we believe that graphite electrode manufacturing capacity worldwide (excluding China, for which reliable information is generally not available) was about 800,000 metric tons.

Production capacity.    Currently, there is only one other global manufacturer and about ten other notable regional or local manufacturers of graphite electrodes. There have been no entrants in the synthetic graphite industry for more than 50 years.

Since 1998, we have reduced our graphite electrode manufacturing capacity by about 55,000 metric tons, net of the expansion of our facility in Mexico and incremental expansions in our other facilities. We shutdown four graphite electrode manufacturing facilities in Canada, Germany, the U.S. and Italy, and redeployed capacity to our six remaining larger, lower cost, strategically located facilities in Mexico, South Africa and Spain. In addition, from 1998 through 2002, two of our competitors reduced their annual graphite electrode manufacturing capacity. Their announced reductions totaled more than 35,000 metric tons. Two of our graphite electrode competitors, who had about 60,000 metric tons of annual graphite electrode manufacturing capacity, are subject to bankruptcy proceedings. The competitor in the U.S. announced in April 2003 that it sold a portion of its graphite electrode capacity to a third party bidder in a bankruptcy auction process. We believe that, since 1998, worldwide graphite electrode manufacturing capacity has been reduced by about 13%, assuming closure of the facilities of our bankrupt competitors.

During the 2002 second quarter, we launched the expansion of our facility in Mexico to increase its capacity from 40,000 metric tons to about 60,000 metric tons annually. We completed the expansion during the 2003 first quarter. We believe that this facility is now the largest graphite electrode manufacturing facility in the world and strengthens our ability to supply demand from the large NAFTA market on a low cost basis.

As a result of repositioning our global manufacturing network and other actions, as well as our proprietary process and technological improvements, we now have the capability, depending on product demand and mix, to manufacture more than 220,000 metric tons of graphite electrodes annually from our existing assets.

We believe that there are significant barriers to entrants to our industry, including the need for extensive product and process know-how and other intellectual property and a high initial capital investment. We are not aware of any "greenfield" construction of new graphite electrode manufacturing facilities. We believe that we can significantly expand our graphite electrode capacity at a cost that is less than 15% of the initial investment for "greenfield" capacity and which we believe is significantly less than any of our competitors would have to invest for comparable expansion.

Graphite electrode market share.    We estimate that about 62% of the electric arc furnace steel makers worldwide (other than in China, for which reliable information is not generally available) and about 84% of the electric arc furnace steel makers in the U.S. and the markets where we have manufacturing facilities purchased all or a portion of their graphite electrodes from us in 2002. We further estimate that we supplied about 45% of all graphite electrodes purchased in the U.S. and the markets where we have manufacturing facilities and about 19% worldwide, in each case in 2002. We estimate that the worldwide market for graphite electrodes was about $2 billion in 2002.

We estimate that, in 2002, sales in the U.S. accounted for about 19% of our total net sales of graphite electrodes and that we sold graphite electrodes in over 70 countries, with no other country accounting for more than 11% of our total net sales of graphite electrodes.

Over the past several years, we estimate that we increased our share of the worldwide market for graphite electrodes by more than 10%, from 19% in 2001 to about 21% in 2003. In addition to increased volumes, this shift in our customer base enables us to further optimize efficiencies and reduce costs.

We believe that, in many cases, the growing larger global customers created by the continuing consolidation trend within the steel and aluminum industries are more creditworthy than smaller producers and that we are able to better manage our exposure to trade credit risk as we increase the percentage of our total net sales sold to them.

Cathodes.    Cathodes consist primarily of blocks used as floor lining for, and conductors of electricity in, furnaces (called "pots") used to smelt aluminum. Cathodes are made from either carbon or graphite. Cathodes are currently the only products available that have the high levels of electrical conductivity and the capability of surviving the highly corrosive high temperature environments in an aluminum smelting furnace. We believe that there are no current commercially viable substitutes for cathodes in aluminum smelting furnaces. In a typical aluminum smelting furnace operating at a typical rate and efficiency of production, the cathodes must be replaced every 5 to 8 years. Since cathodes are used in the construction of pots, demand for them is directly related to both the number of new aluminum smelting furnaces being built and the frequency with which existing furnaces are upgraded and relined.

We operate our cathode business through a 70% owned joint venture with Pechiney, the world's recognized leader in aluminum smelting technology. We have developed high performance graphite cathodes that have become the preferred technology in the industry. We are using Pechiney's smelting technology and our graphite technology and expertise in high temperature industrial applications to develop further improvements in graphite cathodes. We believe that use of graphite cathodes (instead of carbon cathodes) allows a substantial improvement in process efficiency.

We believe that worldwide demand for aluminum will continue to grow over the long term at an average annual rate of about 3% to 4%, primarily because of greater use of aluminum by the transportation industry and higher growth in demand in China. We also believe that, over the long term, new aluminum smelting furnaces will need to be built to meet the growth in demand. We believe, therefore, that demand for graphite cathodes will continue to grow, both for new smelting furnaces as well as for substitution for carbon cathodes in relines and upgrades of existing smelting furnaces. Demand for our cathodes continues to be strong.

We believe that we are the largest manufacturer of cathodes in the world. In 2002, we expanded the manufacturing capacity of our Brazilian facility, the only non-captive manufacturer of cathodes in the Americas. We estimate that we sold about 16% of the cathodes sold in the world in 2002. There are seven producers of cathodes in the world (excluding those located in Russia and China, about whom reliable information is generally not available, and captive producers who manufacture cathodes to meet a portion of the needs of their parent aluminum companies). We estimate that the worldwide market for cathodes was about $450 million in 2002.

Advanced synthetic graphite products.    Advanced synthetic graphite products include isomolded, molded and extruded products in a variety of shapes and grades, weighing from a few kilograms to ten metric tons, for diverse applications. These materials include primary products (such as bulk graphite blocks (called "billets") that are sold to customers for further processing or finishing for end users) and specialty products (such as pressure casting molds for steel railroad car wheels).

Our isomolded products are used in applications including continuous casting and hot press manufacturing processes and resistance heating elements. Our molded products are used in applications including high temperature furnaces and crucibles, chemical processing equipment and pressure and centrifugal casting equipment. Our extruded products are used in applications including fused refractories, diamond drill molds and semiconductor components as well as in applications in aluminum smelting.

We manufacture our advanced synthetic graphite products using raw materials, processes and technologies similar to those we use to make graphite electrodes and cathodes. We estimate the worldwide market for advanced synthetic graphite products was about $450 million in 2002.

Natural graphite line of business

Our natural graphite line of business manufactures natural graphite products and provides related services and technologies for both established markets and new markets with high growth potential for us. We invented natural graphite products, consisting of advanced flexible graphite products and flexible graphite products. We currently sell these products primarily to the electronic thermal management and fuel cell power generation markets. We provide cost effective engineering and other technical services and license our proprietary technology in markets where we do not anticipate engaging in manufacturing ourselves. Our natural graphite products are developed and manufactured by our subsidiary, AET.

Advanced flexible graphite products include highly engineered thermal interface products, heat spreaders and heat sinks for electronic device applications. They also include highly engineered flow field plates, gas diffusion layers and other advanced flexible graphite products for PEM fuel cells and fuel cell systems for use in the power generation and transportation markets. Flexible graphite products include gasket and sealing material for high temperature and corrosive environments in automotive, petrochemical and other applications. We are one of the world's largest manufacturers of natural graphite products for all of these uses and applications.

The versatility of our proprietary processes and equipment enables us to modify natural graphite products to meet a variety of customer needs. We work with our customers to develop technologically advanced solutions, utilizing our industry-leading technological and manufacturing strengths and capabilities.

Electronic thermal management products.    Thermal management products are designed to dissipate heat generated by electronic devices. Electronics manufacturers are currently experiencing constraints in the development of ever more advanced devices because of the limitations of current thermal management products and technologies to dissipate the higher levels of heat generated. We have developed and are continuing to develop and introduce highly engineered advanced flexible graphite products that improve thermal management in electronic devices. We expect demand for our products to grow as industry trends continue toward smaller, more powerful electronic devices which generate more heat and require more advanced thermal solutions.

Advanced flexible graphite products include highly engineered thermal interface products, heat spreaders and heat sinks for current and next generation electronic device applications, including computers, servers, televisions, digital video devices, cell phones and other communications, industrial, military, office and automotive equipment. Thermal interface products reside between a chip set or other heat generating unit in a device and the remaining components in the heat dissipation system in the device. Heat sinks are finned units (similar to radiators) that dissipate heat via air movement into the surrounding environment. Heat spreaders are engineered plates or tubes that move or spread heat from hot spots, such as a processing chip, to other locations in the device for dissipation into the environment.

We expect that the superior ability of our products to manage heat will allow our customers and others to redesign electronic devices to reduce cost, size and weight while improving performance. Our products offer many advantages over competitive products, such as copper or aluminum. These advantages include:

  •
  excellent ability to conduct heat;

  •
  mechanical and thermal stability;

  •
  lightweight, compressible and conformable nature;

  •
  cost competitiveness; and

  •
  ease of handling.

Our product lines include eGRAF™ heat spreaders, heat sinks and other thermal management products and eGRAF™ Hi-Therm thermal interface materials. We can provide both custom and off-the-shelf products and sophisticated solutions for cooling complex electronic devices.

During 2002, we began commercializing our line of eGRAF™ thermal management products. Since then, we have obtained orders for eGRAF™ products from industry leading electronic companies such as Agilent, Cisco, Hitachi, IBM, Intel, Nortel, Nokia and Maxtor. In addition, we have over 130 product approvals from strategic partners, customers and others. Among others, we have obtained approvals in the 2003 first half from IBM for eGRAF™ heat spreaders for certain notebook computer applications, Sony for eGRAF™ heat spreaders in computer and television screen applications and Samsung for eGRAF™ products for its new plasma screen televisions. We also obtained approval from Intel for eGRAF™ Hi-Therm thermal interface materials for applications in several Intel® processors, including the Pentium®4 processor.

We estimate that the market for our current products is about $300 million and expect it to grow at an annual rate in excess of 20% over the next three years. Sales of our products are growing, from about $500,000 in 2002 to an estimated $2 million in 2003 and an estimated $8 million in 2004, based on orders received to date.

We believe that the thermal management component market for computers, servers, televisions, digital video devices, cell phones and other communications, industrial, military, office and automotive equipment was about $3 billion in 2001.

Fuel cell products.    We are the leading manufacturer of natural graphite products for PEM fuel cells and fuel cell systems. We manufacture highly engineered flow field plates, gas diffusion layers and other advanced flexible graphite products for PEM fuel cells and fuel cell systems for use in transportation and power generation applications.

Fuel cells were invented in 1839 and were first used in practical applications in the 1960s in NASA's Gemini and Apollo space programs to provide electricity aboard spacecrafts. Fuel cells provide environmentally friendly electrical power generation by combining hydrogen (which can be obtained from a variety of sources such as methanol, natural gas and other fuels) with oxygen (from air, not necessarily pure) to produce electricity through an electrochemical process without combustion. The only material by-products from this process are water and heat. We believe that PEM fuel cells have emerged as the leading fuel cell technology because they offer higher power, lower weight and lower costs relative to alternative fuel cell technologies. PEM fuel cells have the potential for use as replacements for existing power generation markets in:

  •
  transportation applications, such as automobiles, buses and other vehicles;

  •
  stationary applications, such as residences, commercial buildings and industrial operations; and

  •
  portable applications, such as machinery, equipment and electronic devices.

We expect significant growth from this opportunity in the second half of this decade.

Ballard Power Systems, the world leader in PEM fuel cells, is our strategic partner under an exclusive product supply agreement that continues through 2016 and an exclusive collaboration agreement that continues through 2011. Our products are essential components of its fuel cells.

Transportation market.    We believe that manufacturers of automobiles, buses and other vehicles are searching for a viable alternative to the internal combustion engine. We also believe that PEM fuel cells have the potential to provide the power of an internal combustion engine, to reduce or eliminate polluting emissions, and to lower vehicle operating costs through higher fuel efficiency and lower maintenance costs. Advanced flexible graphite products are used in PEM fuel cells and fuel cell systems. We market our advanced flexible graphite products for fuel cell applications under the GRAFCELL® name. In June 2002, according to PricewaterhouseCoopers, the use of fuel cell systems in the global transportation market was projected to reach 1.6 million units by 2011.

We believe, based on actual revenues and statements by Ballard Power Systems customers and other automobile manufacturers, that commercial sales of PEM fuel cells for use in automobiles began in late 2002 and have increased and will continue to increase in 2003. Ballard Power Systems has announced that about 85% of the 175 fuel cell vehicles expected to be operational worldwide in 2003 and 2004 are or will be powered by its fuel cells.

We believe that the significant market opportunities for fuel cell vehicles will be supported by governmental programs. In January 2002, the Bush administration launched a new program called FreedomCAR aimed at spurring the growth of hydrogen fuel cells for cars and trucks. In January 2003, the Bush administration launched FreedomFUEL, focusing on technologies and infrastructure needed to produce, distribute and store hydrogen for fuel cells. About $1.7 billion of funding is proposed over the next five years under these programs. The

European Union and Japan have each announced similar initiatives, and the U.S. and the European Union have agreed to cooperate to overcome barriers to fuel cell commercialization.

In the 2003 first half, we received orders from Ballard Power Systems valued at more than $1 million for fuel cell products for use in Ballard Power Systems Mark 902 fuel cells. We estimate that the market for our fuel cell products in 2012 will exceed $500 million.

Stationary power market.    Fuel cells have the potential to provide electric power for residential, commercial and industrial stationary applications. Long-term increases in electric power demand for these applications are expected, driven by continued growth of digital communications systems and infrastructures and industrialization of developing nations as well as continued population and personal income growth. We believe that demand for technologies such as fuel cells will be driven by requirements for uninterruptible electric power with a high degree of reliability and distributed power generation capability as well as environmental concerns. Commercial sales are expected to begin with residential and general stationary systems in 2003. In June 2002, PricewaterhouseCoopers estimated that the North American market for stationary fuel cells will be about $7 billion in 2011.

Portable power market.    Fuel cells have the potential to provide electric power currently provided by rechargeable and nonrechargeable batteries in many portable electronic devices used in consumer, construction, marine and industrial applications. The fastest growing market opportunity is expected to be laptop computers, cell phones and personal digital assistants and other handheld devices. In June 2002, PricewaterhouseCoopers estimated that the North American market for portable devices is estimated to be 150 million units by 2011, with an estimated value of $3.7 billion. Commercial sales are expected to begin with small portable device applications in 2003.

Sealing products.    Flexible graphite is lightweight, conformable, temperature-resistant and inert to most chemicals. Due to these characteristics, it is an excellent gasket and sealing material that to date has been used primarily in high temperature and corrosive environments in the automotive and petrochemical industries. For example, automotive applications for our flexible graphite products include head gaskets and exhaust gaskets as well as engine and exhaust heat shields. We market our flexible graphite products under the GRAFOIL® name.

Industrial thermal management products.    Advanced flexible graphite products provide superior heat management solutions for insulation packages, induction furnaces, high temperature vacuum furnaces and direct solidification furnaces and other industrial thermal management applications. We market our advanced flexible graphite products for these applications under the GRAFSHIELD® name. We believe that the market for these products was about $200 million worldwide in 2001.

Advanced carbon materials line of business

Our advanced carbon materials line of business includes carbon electrodes and refractories as well as related services. We use proprietary "hot press" technology to manufacture our refractories.

Carbon electrodes.    Carbon electrodes are used in the production of silicon metal, a raw material primarily used in the manufacture of aluminum. Carbon electrodes are also used in the production of ferro-alloys and thermal phosphorous. Carbon electrodes are used and consumed in a manner similar to that of graphite electrodes, although at lower temperatures and with different consumption rates. We believe that demand for carbon electrodes fluctuates based primarily on changes in production of silicon metal. We also believe that the silicon metal industry is directly impacted by changes in global and regional economic conditions. We estimate that demand for carbon electrodes was about 86,000 metric tons in 2000 and about 69,000 metric tons in each of 2001 and 2002.

We estimate that we sold about 26% of the carbon electrodes sold in the world in 2002. We estimate that the worldwide market for carbon electrodes was about $110 million in 2002. There are two significant manufacturers of carbon electrodes in the world. We are the only manufacturer of carbon electrodes in the Western Hemisphere.

Refractories.    Refractories are made in a multitude of standard and custom shapes and sizes. Smaller refractories are sometimes called refractory bricks and larger ones are sometimes called refractory blocks. Graphite is added to some carbon refractories (called "semi-graphitic" refractories) to adjust performance characteristics. Carbon and semi-graphitic refractory bricks are used primarily as chemical industry tank and reactor linings and blast furnace and submerged arc furnace hearth walls. These refractory bricks have excellent resistance to corrosion and abrasion. Our carbon refractory brick is one of the established standards for North American blast furnaces. Our semi-graphitic refractory brick is used where higher conductivity is required or when additional abrasion resistance is desired.

We also manufacture graphite refractory bricks which are used primarily for their high thermal conductivity and the ease with which they can be machined to large or complex shapes. Common applications in blast furnace and submerged arc furnaces are cooling courses in the hearth bottoms for heat distribution and removal, backup linings in hearth walls for improved heat transfer and safety, and lintels over copper cooling plates where a single brick cannot span the cooling plate.

Carbon refractory blocks are used primarily as submerged arc and other furnace hearth walls and bottoms, for which they are machined to shape and assembled in a variety of designs. We also provide special shapes (such as sidewall blocks, tap blocks, tuyere surrounds and runner liners) for blast furnaces, submerged arc furnaces and cupola furnaces.

Production planning, product manufacturing and distribution

Over the last few years, we have rationalized our facilities and redeployed capacity to larger facilities in lower cost countries. The repositioning of our network allows us to achieve significant increases in productivity and output from our existing assets, including economies of scale and other cost savings that we believe will increase as we grow our sales. For example, we are able to deliver the same graphite electrode sales volume that we delivered over the past few years with a significantly lower fixed cost base. In addition, we believe that our network provides us with the operational flexibility to source customer orders from the facility that optimizes our profitability and, with the continuing consolidation in the steel and aluminum industries, provides us a significant growth opportunity in serving larger multi-plant global customers. We believe that our unique network provides us with significant competitive advantages in costs and product quality, proximity to customers, timely and reliable delivery and operational flexibility to adjust product mix to meet the diverse needs of a wide range of customers. We also believe that our products are among the highest quality products available in our industry.

Planning.

We plan and source our graphite electrode and cathode production globally. We have evaluated virtually every aspect of our global supply chain, and we have redesigned and implemented changes to our global manufacturing, marketing and sales processes to leverage the strengths of our global manufacturing network. Among other things, we have eliminated manufacturing bottlenecks, improved product and service quality and delivery reliability, expanded our range of products, and improved our global sourcing and product mix for our customers. We continue to implement global work process changes, including the consolidation and streamlining of our order fulfillment and purchasing processes. These activities are targeted for completion by the end of 2004.

We deploy synchronous work processes at most of our manufacturing facilities. We have also installed and continue to install and upgrade proprietary process technologies at our synthetic graphite manufacturing facilities and use statistical process controls in our manufacturing processes.

We have developed, and begun installing, a global information system using J.D. Edwards One World information systems for both enterprise resource planning and advanced production planning for managing our supply chains. The advanced planning capabilities that we have developed for our global synthetic graphite manufacturing capacity allow us to use our modularized capacity to seek to optimize, under then current conditions, timely product delivery to customers and changes in variables affecting profitability, including variable production costs, changes in currency exchange rates and changes in product mix. These capabilities also enable us to seek to maximize capacity utilization at as many of our facilities as possible as well as minimize our average fixed production cost per unit produced. Our global manufacturing network also helps us to minimize risks associated with dependence on any single economic region.

Manufacturing.

Electrodes and cathodes.    The manufacture of a graphite electrode takes, on average, about two months. Graphite electrodes range in size from three inches to 30 inches in diameter and two feet to nine feet in length and weigh between 20 pounds and 4,800 pounds (2.2 metric tons).

The manufacture of graphite electrodes involves the six main processes described below:

Forming:	Calcined petroleum coke is crushed, screened, sized and blended in a heated vessel with coal tar pitch. The resulting plastic mass is extruded through a forming press and cut into cylindrical lengths (called "green" electrodes) before cooling in a water bath.
Baking:
The "green" electrodes are baked at about 1,400 degrees Fahrenheit in specially designed furnaces to purify and solidify the pitch and burn off impurities. After cooling, the electrodes are cleaned, inspected and sample-tested.
Impregnation:	Baked electrodes are impregnated with a special pitch when higher density, mechanical strength and capability to withstand higher electric currents are required.
Rebaking:	The impregnated electrodes are rebaked to solidify the special pitch and burn off impurities, thereby adding strength to the electrodes.
Graphitizing:
Using a process that we developed, the rebaked electrodes are heated in longitudinal electric resistance furnaces at about 5,000 degrees Fahrenheit to restructure the carbon to its characteristically crystalline form, graphite. After this process, the electrodes are gradually cooled, cleaned, inspected and sample-tested.
Machining:
After graphitizing, the electrodes are machined to comply with international specifications governing outside diameters, overall lengths and joint details. Tapered sockets are machine-threaded at each end of the electrode to permit the joining of electrodes in columns by means of correspondingly double-tapered machine-threaded graphite nipples (called "pins").

Cathodes range in size from 5 feet to 12 feet and weigh between 800 pounds and 3,700 pounds. Graphite cathodes are manufactured by a comparable process. Carbon electrodes (which can be up to 55 inches in diameter) and carbon cathodes are manufactured by a comparable process (excluding impregnation and graphitization). Refractories are manufactured using a process comparable to that for carbon electrodes or a proprietary "hot press" process. We believe that we manufacture the broadest range of sizes in graphite electrodes and cathodes and that the quality of our electrodes and cathodes is competitive with or better than that of comparable products of any other major manufacturer.

We generally warrant to our customers that our electrodes and cathodes will meet our specifications. Electrode and cathode returns and replacements have aggregated less than 1% of net sales in each of the last three years.

As a result of repositioning our global manufacturing network and other actions, together with our proprietary process technology, we now have the capability, depending on product demand and mix, to incrementally manufacture more than 220,000 metric tons of graphite electrodes and more than 40,000 metric tons of cathode annually from our existing assets. We also have the capacity to manufacture about 30,000 metric tons of carbon electrodes annually. The following table sets forth certain information regarding our sales volumes:

	For the Year Ended December 31,			For the Six Months Ended June 30,
(Metric tons)	2000	2001	2002	2002	2003

Volume of graphite electrodes sold	217,000	174,000	180,000	87,000	98,000
Volume of cathodes sold	35,000	33,000	37,000	19,000	20,000
Volume of carbon electrodes sold	23,000	19,000	17,000	9,000	10,000

Graphite electrodes are manufactured in Brazil, Mexico, South Africa, France, Spain and Russia. Cathodes are manufactured in France and Brazil. Carbon electrodes and refractories are manufactured in the U.S.

Advanced synthetic graphite products.    Advanced synthetic graphite products are manufactured by a process comparable to that for graphite electrodes. Our facilities have the capability to process a wide range of raw materials, mill, mix and extrude or mold small to very large graphite blocks, impregnate, bake and graphitize the blocks, purify the blocks to reduce the impurities to parts per million levels, and machine the blocks using advanced machining stations to manufacture products finished to high tolerances and unique shapes. Advanced synthetic graphite products are manufactured in the U.S. and France.

Natural graphite.    We use a proprietary process to convert mined natural graphite flake into expandable graphite, an intermediate product. During this process, we can manufacture expandable graphite with a number of specific properties. For example, we can change its sensitivity to temperature, modify its particle size and give it long term stability. We manufacture flexible graphite by further processing expandable graphite. We fabricate finished gasket and sealing products by fabricating flexible graphite into sheet, laminate and tape products. We manufacture advanced flexible graphite by subjecting expandable or flexible graphite to additional proprietary processing. These additional processing steps alter the properties and characteristics of the graphite to make materials with modified electrical, thermal and strength characteristics.

Our natural graphite line of business operates two state-of-the-art manufacturing facilities in the U.S. These facilities have the capability to chemically treat natural graphite flake, bake the flake in high temperature furnaces to expand the graphite flake, mechanically form and calender the expanded flake, and form and shape intermediate and finished products. We believe that we operate the world's most technologically sophisticated advanced natural graphite production line.

Quality standards and maintenance.    Certain of our global manufacturing facilities are certified and registered to QS-9000, the U.S. quality standard, as well as ISO-9002, the international quality standard. Our natural graphite line of business has a quality assurance system designed to meet the most stringent requirements of its customers. Major maintenance at our facilities is conducted on an ongoing basis.

Raw materials and suppliers.    The primary raw materials for electrodes and cathodes are engineered by-products and residues of the petroleum and coal industries. We use these raw materials because of their high carbon content. The primary raw materials for graphite electrodes and graphite cathodes are calcined petroleum cokes (needle coke for electrodes and regular grade cokes for cathodes), coal tar pitch and petroleum pitch. The primary raw materials for carbon electrodes and carbon cathodes are calcined anthracite coal and coal tar pitch and, in some instances, a petroleum coke-based material. The primary raw material for our natural graphite products is natural graphite flake.

We purchase raw materials and energy from a variety of sources. In many cases, we purchase them under short term contracts or on the spot market, in each case at fluctuating prices. We believe that adequate supplies of these raw materials are available at market prices. We entered into a strategic alliance with ConocoPhillips, the largest producer of petroleum coke, to improve the supply chain for our primary raw material and, since the beginning of 2001, we have purchased a majority of our requirements for petroleum coke, at variable prices, from multiple plants of ConocoPhillips under a supply agreement that continues through the end of 2006. In addition, in 2001, we shut down our coal calcining operations primarily because we entered into a five-year agreement to purchase calcined coal from a third party at a competitive cost. These agreements contain customary terms and conditions. We believe that the quality and cost of these raw materials on the whole is competitive with or better than those available to our major competitors and that, under current conditions, these raw materials are available in adequate quantities. We also believe that we are able to purchase these raw materials on a more cost efficient basis than our competitors who have more limited product lines and production volumes.

We purchase natural graphite flake from a variety of sources. We believe that adequate supplies of natural graphite flake are available at market prices. We entered into an arrangement with Mazarin Mining Corporation to develop and commercialize a natural graphite deposit in Canada. The initial phase of a feasibility study, relating to the quality of the natural graphite flake in the deposit, was completed in 2000 with favorable results. The second phase of the feasibility study is expected to be completed by the end of 2004. The feasibility study is expected to cost us about $2 million, for which we will receive a 25% interest in the mine. After completion of the study, we may decide to commence commercial production of the deposit with Mazarin, exercise an option to extend the period for the development decision for five one-year periods until 2009, or terminate the arrangement. In the case of extension, we will have to make option payments totaling Cdn. $800,000 if the option is extended for the full five years. We have the right to purchase the entire production of natural graphite flake from the deposit. We believe that at full capacity, if developed, the deposit should produce about 50,000 tons of natural graphite flake per year, which would make it one of the largest single sources of natural graphite flake in the world. We believe that, if developed, the deposit would have sufficient reserves to meet our projected needs for the next 10 to 15 years. Consummation of the arrangement is subject to, among other things, the receipt of any required governmental approvals.

Electric power or natural gas used in manufacturing processes is purchased from local suppliers primarily under short-term contracts or in the spot market. We have entered into fixed rate cost contracts with certain of our North American natural gas suppliers in order to mitigate certain increases in our natural gas costs. These contracts expire at various times during the 2004 second and fourth quarters.

Distribution.

Our graphite electrode customers generally seek to negotiate prices and anticipated volumes on an annual basis. These customers then generally place orders for graphite electrodes three to six months prior to the desired delivery date. These orders are cancelable by the customer. Therefore, we manufacture graphite electrodes and seek to manage graphite electrode inventory levels to meet rolling sales forecasts. We generally seek to maintain an appropriately low level of finished graphite electrode inventories, taking into account these factors and the length of graphite electrode manufacturing cycles. Recently, we have entered into long term supply contracts with purchasers of our carbon electrodes. Our other products are generally manufactured or fabricated to meet customer orders. We may, however, from time to time in the future, enter into long term supply contracts with purchasers of graphite electrodes or our other products. Currently, we do not manage or operate based on backlog.

Finished products are generally stored at our manufacturing facilities. Limited quantities of some finished products are also stored at local warehouses around the world to meet customer needs. We ship our finished products to customers primarily by truck and ship, using "just in time" techniques where practical. Accordingly, inventory levels will vary with demand for finished products.

Proximity of manufacturing facilities to customers can provide a competitive advantage in terms of cost of delivery of electrodes and cathodes. The significance of these costs is affected by fluctuations in exchange rates, methods of shipment, import duties and whether the manufacturing facilities are located in the same economic trading region as the customer. We believe that our manufacturing facilities are uniquely located around the world to supply graphite electrodes and cathodes globally and that the locations of our facilities provide us with a significant competitive advantage.

Sales and customer service

We believe that we are the recognized industry leader in providing value added technical services to customers for our major product lines and that we have the largest customer technical service and related supporting engineering and scientific organizations in our industry, with more than 245 engineers, scientists and specialists around the world. As part of the redesign and implementation of changes to our global business and work processes, we have redirected marketing and sales activities to better service the needs of both existing and new customers.

Synthetic graphite business.    Our synthetic graphite line of business sells products in every major geographic market primarily through its direct sales force, whose members are trained and experienced with our products. Its direct sales force operates from about 17 sales offices located around the world. It also sells products through independent sales agents and distributors.

Our synthetic graphite line of business has customer technical service personnel based around the world who assist customers to maximize their production and minimize their costs. It employs about 160 engineers and technicians to provide technical service and advice to key steel and other metals customers in furnace design, operation and upgrade to reduce energy consumption, improve raw material costs and increase output. In connection therewith, it recently developed and is now providing Virtual Monitor 2™ to key electric arc furnace steel producers. Virtual Monitor 2™ is a customizable, computer-based furnace data collection and analytic service with real time, online capabilities. It is a fully integrated, next generation service that we believe is not available from any other source and is particularly valuable to multi-plant customers. We believe that our synthetic graphite line of business has more technical service engineers located in more countries than any of its competitors.

The sales and service groups of our synthetic graphite line of business include those dedicated to cathodes who are employed by Carbone Savoie. Carbone Savoie's sales and service groups work closely with those of Pechiney, which is our 30% joint venture partner in Carbone Savoie, to maximize use of their respective products and technologies.

Natural graphite business.    Our natural graphite line of business has eight direct field sales employees in the U.S. and two in Europe. It also sells products through independent sales agents and distributors. Its customer service personnel, supported by a staff of more than 40 development scientists and manufacturing engineers, assist customers in learning about and using our products, improving their manufacturing processes and operations, and solving their technical dilemmas. A particular focus is assisting customers and others who design, develop or produce electronic devices to integrate our advantaged flexible graphite product solutions into their new devices.

Advanced carbon materials business.    Our advanced carbon materials line of business sells products through the direct global sales force of our synthetic graphite line of business, located in all of its major markets, as well as through independent agents and distributors. Its U.S. sales office coordinates the activities of an experienced sales staff and these agents and distributors. Our experienced engineering staff provides technical service to customers around the world. It provides specialized technical assistance to submerged arc and other furnace operators with regard to product performance, furnace monitoring and operations analysis. We believe that its customer technical service staff is highly regarded.

Technology

We believe that we are the industry leader in graphite and carbon materials science and high temperature processing know-how and that we operate the premier research, development and testing facilities in our industry. We have over 100 years of experience in the research and development of graphite and carbon technologies. Over the past several years, we have analyzed our intellectual property portfolio to identify new product opportunities in markets with high growth potential for us, redirected research to enhance and exploit our portfolio and accelerated development of products for those markets.

Research and development.    We conduct our research and development both independently and in conjunction with our strategic partners, customers and others. We have two dedicated technology centers, one in Ohio, which is used by all of our lines of business, and the other in France, which is used by Carbone Savoie. We also have a pilot plant located in Ohio that has the capability to produce small or trial quantities of new or improved synthetic or natural graphite products. In addition, we have a state-of-the-art testing facility located in Ohio capable of conducting physical and analytical testing for those products as well as process technology. The activities at these centers and facilities are integrated with the efforts of our engineers at our manufacturing facilities who are focused on improving manufacturing processes.

We believe that our technological and manufacturing strengths and capabilities provide us with a significant growth opportunity as well as a competitive advantage and are important factors in the selection of us by industry leaders and others as a strategic partner. Our technological capabilities include developing products with superior thermal, electrical and physical characteristics that provide a differentiating advantage. We seek to exploit these strengths and capabilities across all of our businesses, to improve existing products and to develop and commercialize new products for markets with high growth potential for us. In particular, we believe that our research and development capabilities were an important factor in the selection of us by Ballard Power Systems to enter into an exclusive long term product development and collaboration agreement.

Developments by us include larger and stronger graphite electrodes, new chemical additives to enhance raw materials used in the manufacture of graphite electrodes, patented advanced pin technology for graphite electrodes, improved supersize graphite electrodes for the most demanding electric arc steel producing furnaces, cold pastes with reduced environmental impact for use with cathodes, patented processing technology for high performance graphite cathodes which have become the preferred products in the industry, products for PEM fuel cells that are enabling fuel cell commercialization, and new electronic thermal management technologies with over 130 product approvals from industry leading strategic partners, customers and others. We have been awarded preferred or certified supplier status by many major steel and aluminum companies and have received numerous technological innovation and other awards by industry groups, customers and others. In September 2003, we received R&D Magazine's prestigious R&D 100 Award, granted to identify the 100 most technologically significant products and advancements each year, for our achievements in electronic thermal management heat sink products.

A significant portion of our research and development is focused on new product development, including achievement of the objectives of our strategic alliances with companies that use or specify the use of electronic thermal management technologies and our strategic alliance with Ballard Power Systems for PEM fuel cells.

Technology licensing and technical services.    We offer, through licensing contracts, rights to use our intellectual property to other firms developing or manufacturing products. We also provide, through service contracts, research and development services, extensive product testing services (such as high temperature testing and analysis), high temperature heat treating services, graphite and carbon process and product technology consulting and development services, and information services to customers, suppliers and universities to assist in their development of new or improved process and product technology. Among other things, we provide cost-effective technical services for a broad range of markets and license our proprietary technology for a broad range of applications through our web site. The web site includes technical papers on graphite and carbon science, technical literature and search assistance, and industry news as well as access to our services.

Intellectual property.    We believe that our intellectual property, consisting primarily of patents and proprietary know-how and information, particularly the intellectual property relating to electronic thermal management and fuel cell power generation, provides us with competitive advantages and is important to our growth opportunities. Our intellectual property portfolio is extensive, with over 350 U.S. and foreign patents and 290 U.S. and foreign pending patent applications, which we believe is more than any of our major competitors. Among our competitors, we hold the largest number of patents for flexible graphite as well as the largest number of patents relating to the use of natural graphite for PEM fuel cell applications. In addition, we have obtained exclusive and non-exclusive licenses to various U.S. and foreign patents relating to our technologies. These patents and licenses expire at various times over the next two decades. About 86% of our patents were granted within the past four years.

We own, and have obtained licenses to, various trade names and trademarks used in our businesses. For example, the trade name and trademark UCAR are owned by Union Carbide Corporation (which has been acquired by Dow Chemical Company) and are licensed to us on a worldwide, exclusive and royalty-free basis until 2015. This particular license automatically renews for successive ten-year periods. It permits non-renewal by Union Carbide commencing after the first ten-year renewal period upon five years' notice of non-renewal. The trade name and trademark CARBONE SAVOIE are owned by Carbone Savoie and are used in connection with cathodes manufactured by it. The trademark CARBONE SAVOIE is registered in many countries throughout the world.

We rely on patent, trademark, copyright and trade secret laws as well as appropriate agreements to protect our intellectual property. Among other things, we seek to protect our proprietary know-how and information, through the requirement that employees, consultants, strategic partners and others, who have access to such proprietary information and know-how, enter into confidentiality or restricted use agreements.

Strategic alliances

We pursue strategic alliances that strengthen our business, enhance our research and development initiatives or support our new product commercialization activities. Strategic alliances may be in the form of joint venture, licensing, supply or other arrangements.

Synthetic graphite business.    We have a strategic alliance in the cathode business with Pechiney, the world's recognized leader in aluminum smelting technology. Pechiney uses its technology in its own smelting operations and licenses its technology to other aluminum producers. Under our alliance, Pechiney is a 30% joint venture partner in our subsidiary, Carbone Savoie, which holds our entire cathode manufacturing capacity. With this alliance, we believe that we are positioned as the quality leader in the low cost production of graphite cathodes, the preferred technology for deployment in new aluminum smelting furnaces due to their ability to provide substantial improvements in process efficiency. We are using Pechiney's smelting technology and our graphite technology and expertise in high temperature industrial applications to develop further improvements in graphite cathodes. Our cathodes are sold to Pechiney for use in its own plants under a requirements contract that remains in effect through 2006 and are marketed to Pechiney's licensees as to well as other aluminum producers.

In April 2001, we entered into a joint venture with Jilin to produce and sell high-quality graphite electrodes in China. If successfully implemented, the joint venture would utilize renovated capacity at Jilin's main facility in Jilin City and complete additions at another facility in Changchun that were begun by Jilin. During the 2002 fourth quarter, we wrote-off our investments associated with this joint venture as a result of uncertainty about the completion and start-up of the facilities due to the effects that the challenging 2002 graphite electrode industry conditions had on Jilin. We continue to work closely with Jilin on production alternatives.

In the 2001 fourth quarter, we entered into a strategic alliance with AMI GE, S.A. de C.V., a Mexican company that is 50%-owned by General Electric. AMI GE is a supplier of furnace regulators and other furnace equipment. Based in Mexico, AMI GE is seeking to expand its services globally. Under the alliance, AMI GE will market our technical services to steel producers and others. We believe that the range and quality of our technical services will provide a competitive advantage to AMI GE, and AMI GE will provide us with opportunities to increase sales of our products and services to new and existing customers.

In December 2000, we entered into a license and technical services agreement with ConocoPhillips to license our technology for use at a carbon fiber manufacturing facility that ConocoPhillips was building in Oklahoma. In February 2003, ConocoPhillips announced that it would no longer be pursuing its carbon fiber initiative. Work under the agreement has been postponed until the parties have had an opportunity to discuss the implications of this announcement.

Natural graphite business.    In May 2001, we entered into a product manufacturing services agreement with JBC Seals, Packing & Kits, which expands our ability to produce high volume, custom eGRAF™ thermal interface and other electronic thermal management products.

In July 2001, we entered into a thermal design joint development agreement with Menova Engineering relating to the design and development of thermal components and heat solution products for computer and communications applications using eGRAF™ thermal management products. Menova will work exclusively with us in the design and testing of new, graphite-based thermal solutions.

We have been working with Ballard Power Systems since 1992 on developing natural graphite products for use in its PEM fuel cells. In 2000, Ballard Power Systems launched its Mark 900 series fuel cell stack and announced that it was the foundation for future Ballard Power Systems' fuel cells for transportation, stationary and portable applications. The flow field plates used in the Mark 900 are made from our GRAFCELL® advanced flexible graphite products. In October 2001, Ballard Power Systems launched its most advanced PEM fuel cell platform to date, the Mark 902. GRAFCELL® advanced flexible graphite products are a strategic material for the Mark 902. Building upon the Mark 900, the advantages of the Mark 902 include lower cost, improved design for volume manufacturing, improved reliability, higher power density and enhanced compatibility with customer system requirements. The unit cell design of the Mark 902 allows scalable combinations to achieve a variety of power outputs ranging from 10 kilowatt to 300 kilowatt and is designed to allow configuration for stationary and transportation applications.

In June 2001, we entered into an exclusive development and collaboration agreement and an exclusive long term supply agreement with Ballard Power Systems, which significantly expand the scope and term of prior agreements. In addition, Ballard Power Systems became a strategic investor in AET, investing $5 million in shares of Ballard Power Systems' common stock for a 2.5% equity ownership interest, to support the development and commercialization of natural graphite products for PEM fuel cells. As an investor in AET, Ballard Power Systems has rights of first refusal with respect to certain equity ownership transactions, tag along and drag along rights, and preemptive and other rights to acquire additional equity ownership under certain limited circumstances.

The scope of the current exclusive development and collaboration agreement includes natural graphite products, including flow field plates and gas diffusion layers, for use in PEM fuel cells and fuel cell systems for transportation, stationary and portable applications. The initial term of this agreement extends through 2011. Under the new supply agreement, we will be the exclusive manufacturer and supplier of natural graphite products for Ballard Power Systems' fuel cells and fuel cell systems, other than those natural graphite products which Ballard Power Systems elects in the future to manufacture for itself. The initial term of this agreement, which contains customary terms and conditions (including certain license and royalty provisions), extends through 2016. We have the right to manufacture and sell, after agreed upon release dates, natural graphite products for use in PEM fuel cells to other fuel cell producers.

Competition

Synthetic graphite and advanced carbon materials businesses.    Competition in the graphite electrode, cathode, advanced synthetic graphite and advanced carbon materials businesses is based primarily on price, product quality and customer service.

There is only one other global manufacturer and about ten other notable regional or local manufacturers of graphite electrodes, including SGL Carbon, (whose facilities are located on only two continents, Europe and North America, virtually all of which are located in higher cost countries), and four manufacturers in Japan (one of whom, Showa Denko Carbon has a plant located in the U.S.).

Global and regional economic conditions and antitrust investigations, lawsuits and claims are having an impact on the graphite electrode industry. We believe that, at a minimum, these impacts include increased price competition and increased debt or cost burdens, or both, for most manufacturers in the industry. In October 2001, The Carbide/Graphite Group filed for bankruptcy protection and, in December 2002, ceased operations. In April 2003, it announced that it sold a portion of its graphite electrode capacity to a third party bidder in a bankruptcy auction process. In late 2002, a German competitor filed for bankruptcy protection and, in early 2003, ceased operations. It is possible that other competitors could make similar bankruptcy filings. It is not uncommon for companies subject to bankruptcy filings to enjoy, at least temporarily, a cost advantage as compared to their competitors. This advantage enables them to compete more aggressively on price. It is also possible that one or more of our competitors could divest graphite electrode manufacturing facilities. These divestitures could increase the number or change the capabilities of our competitors.

There are seven notable manufacturers of cathodes in the world. We believe that we and SGL Carbon are the largest manufacturers in the world. There are two significant manufacturers of carbon electrodes in the world, us and SGL Carbon. There are about five significant manufacturers of advanced synthetic graphite products in the world.

We believe that there are no current commercially viable substitutes for graphite electrodes in electric arc steel production furnaces or cathodes in aluminum smelting furnaces. We are aware of commercially viable technologies that are competitive with carbon electrodes.

We believe that there are significant barriers to entrants to our industry, including the need for extensive product and process know-how and other intellectual property and a high capital investment. It also requires high quality raw material sources and a developed energy supply infrastructure. There have been no entrants in the synthetic graphite industry for more than

50 years. We are not aware of any "greenfield" construction of new graphite electrode manufacturing facilities and believe that it is unlikely that new "greenfield" graphite electrode manufacturing facilities will be built during the next several years by existing competitors or entrants due to, among other things, the relatively high initial capital investment. It is possible that one or more of our synthetic graphite competitors could incrementally expand their synthetic graphite manufacturing capacity.

Natural graphite business.    Competition in the natural graphite business with respect to existing products is based primarily on quality and price. Competition with respect to services and new products is based primarily on product and service innovation, performance and cost effectiveness as well as customer service, with the relative importance of these factors varying among services, products and customers.

Competitors include companies located around the world that develop and manufacture natural graphite products, including SGL Carbon and Le Carbone, and companies that develop, manufacture or provide substitute or alternative materials, products, services or solutions. We are one of the largest manufacturers of natural graphite products in the world.

Our electronic thermal management products compete with a wide variety of materials, including copper and other metals, ceramics, conductive rubbers and greases. Our fuel cell products compete with other graphitic products, including fibers, composites and synthetic graphite, and metal products such as stainless steel. Our sealing and gasket products compete with various fiber products such as asbestos, cellulose and synthetic composites as well as stainless steel and other metals. Our fire retardant products compete with compounds containing phosphates, halogens and hydrated aluminas as well as many other materials. Our industrial thermal management products compete with a wide variety of materials, including natural and synthetic fibers, other carbon forms and metal products.

Environmental matters

We are subject to a wide variety of federal, state, local and foreign laws and regulations relating to the presence, storage, handling, generation, treatment, emission, release, discharge and disposal of hazardous, toxic and other substances and wastes governing our current and former properties and neighboring properties and our current operations. These laws and regulations (and the enforcement thereof) are periodically changed and are becoming increasingly stringent. We have experienced some level of regulatory scrutiny at most of our current and former facilities, and have been required to take remedial action and incurred related costs, in the past and may experience further regulatory scrutiny, and may be required to take further remedial action and incur additional costs, in the future. Although this has not been the case in the past, these costs could have a material adverse effect on us in the future.

The principal U.S. laws and regulations to which we are subject include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act and similar state and local laws which regulate air emissions, water discharges and hazardous waste generation, treatment, storage, handling, transportation and disposal. In addition, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and the Small Business Liability Relief and Brownfields Revitalization Act of 2002, and similar state laws provide for responses to and liability for releases of hazardous substances into the environment. The Toxic

Substances Control Act and related laws are designed to assess the risk of new products to health and to the environment at early developmental stages. Finally, laws adopted or proposed in various states impose or may impose, as the case may be, reporting or remediation requirements if operations cease or property is transferred or sold.

Our manufacturing operations outside the U.S. are subject to the laws and regulations of the countries in which those operations are conducted. These laws and regulations primarily relate to pollution prevention and the control of the impacts of industrial activities on the quality of the air, water and soil. Regulated activities include, among other things: use of hazardous substances; packaging, labeling and transportation of products; management and disposal of toxic wastes; discharge of industrial and sanitary wastewater; and emissions to the air.

We believe that we are currently in material compliance with the federal, state, local and foreign environmental laws and regulations to which we are subject. We have received and continue periodically to receive notices from the U.S. Environmental Protection Agency or state environmental protection agencies, as well as claims from others, alleging that we are a potentially responsible party (a "PRP") under Superfund and similar state laws for past and future remediation costs at hazardous substance disposal sites. Although Superfund liability is joint and several, in general, final allocation of responsibility at sites where there are multiple PRPs is made based on each PRP's relative contribution of hazardous substances to the site. Based on information currently available to us, we believe that any potential liability we may have as a PRP will not have a material adverse effect on us.

We have sold or closed a number of facilities that had solid waste landfills. In the case of virtually all of our sold facilities, we have retained ownership of the landfills. We have closed these landfills, and we believe that we have done so in material compliance with applicable laws and regulations. We continue to monitor these landfills pursuant to applicable laws and regulations. To date, the costs associated with the landfills have not been, and we do not anticipate that future costs will be, material to us.

We establish accruals for environmental liabilities where it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. We adjust accruals as new remediation and other commitments are made and as information becomes available which changes estimates previously made.

Estimates of future costs of environmental protection are necessarily imprecise due to numerous uncertainties, including the impact of new laws and regulations, the availability and application of new and diverse technologies, the extent of insurance coverage, the identification of new hazardous substance disposal sites at which we may be a PRP and, in the case of sites subject to Superfund and similar state laws, the ultimate allocation of costs among PRPs and the final determination of remedial requirements. Subject to the inherent imprecision in estimating such future costs, but taking into consideration our experience to date regarding environmental matters of a similar nature and facts currently known, we believe that costs and capital expenditures (in each case, before adjustment for inflation) for environmental protection will not increase materially over the next several years.

Properties

We operate the following facilities, which are owned or leased as indicated.

Location of Facility	Primary Use	Owned or Leased
U.S.
Wilmington, Delaware	Corporate Headquarters	Leased
Lakewood, Ohio	Flexible Graphite Manufacturing Facility and Sales Office	Owned
Parma, Ohio	Technology Center, Testing Facility, Pilot Plant and Flexible Graphite Manufacturing Facility	Owned
Clarksville, Tennessee	Sales Office, Shared Service Center and Machine Shop	Owned
Columbia, Tennessee	Carbon Electrode Manufacturing Facility and Sales Office	Owned
Lawrenceburg, Tennessee	Advanced Carbon Materials Manufacturing Facility	Owned
Clarksburg, West Virginia	Advanced Graphite Materials Manufacturing Facility and Sales Office	Owned
Europe
Calais, France	Electrode Manufacturing Facility	Owned
Notre Dame, France	Electrode, Advanced Graphite Materials and Cathode Manufacturing Facility and Sales Office	Owned
Vénissieux, France	Cathode Manufacturing Facility and Technology Center	Owned
Caserta, Italy	Machine Shop	Owned
Malonno, Italy	Machine Shop and Sales Office	Owned
Saronno, Italy	Sales Office	Leased
Moscow, Russia	Sales Office	Leased
Vyazma, Russia	Electrode Manufacturing Facility	Owned
Pamplona, Spain	Electrode Manufacturing Facility and Sales Office	Owned
Etoy, Switzerland	Sales Office and European Headquarters	Owned
Sheffield, United Kingdom	Machine Shop and Sales Office	Owned
Other International
Salvador Bahia, Brazil	Electrode and Cathode Manufacturing Facility	Owned
Sao Paulo, Brazil	Sales Office	Leased
Beijing, China	Sales Office	Leased
Hong Kong, China	Sales Office	Leased
Monterrey, Mexico	Electrode Manufacturing Facility and Sales Office	Owned
Meyerton, South Africa	Electrode Manufacturing Facility and Sales Office	Owned

We believe that our facilities, which are of varying ages and types of construction, are in good condition, are suitable for our operations and generally provide sufficient capacity to meet our requirements for the foreseeable future.

Employees

Since 1998, we have reduced our global workforce by about 1,700 employees, or over 30%. At June 30, 2003, we had 3,824 employees, of which 1,925 were in Europe (including Russia), 860 were in Mexico and Brazil, 372 were in South Africa, 4 were in Canada, 657 were in the U.S. and 6 were in the Asia Pacific region. At June 30, 2003, 2,753 of our employees were hourly employees.

At June 30, 2003, about 69% of our worldwide employees were covered by collective bargaining or similar agreements, which expire at various times in each of the next several years. At June 30, 2003, about 490 employees, or 13% of our employees, were covered by agreements, which expire, or are subject to renegotiation, at various times through December 31, 2003. We believe that, in general, our relationships with our unions are satisfactory and that we will be able to renew or extend our collective bargaining or similar agreements on reasonable terms as they expire. We cannot assure you, however, that renewed or extended agreements will be reached without a work stoppage or strike or will be reached on terms satisfactory to us.

Excluding our subsidiaries prior to the time when we acquired them, we have not had any material work stoppages or strikes during the past decade.

Insurance

We obtain insurance against civil liabilities relating to personal injuries to third parties, for loss of or damage to property and for environmental matters to the extent that it is currently available and provides coverage that we believe is appropriate upon terms and conditions and for premiums that we consider fair and reasonable. We believe that we have insurance providing coverage for claims and in amounts that we believe appropriate as described above. We cannot assure you, however, that we will not incur losses beyond the limits of or outside the coverage of our insurance. We currently believe that recovery under our insurance, if any, will not materially offset liabilities that have or may become due in connection with antitrust investigations, lawsuits or claims.

Management

The following table sets forth certain information concerning our executive officers and directors, including their ages as of June 30, 2003.

Name	Age	Position
Craig S. Shular	50	Chief Executive Officer, President and Director
Scott C. Mason	43	President, Synthetic Graphite Line of Business
John J. Wetula	44	President, Natural Graphite Line of Business
Corrado F. De Gasperis	37	Vice President, Chief Financial Officer and Chief Information Officer
Karen G. Narwold	43	Vice President, General Counsel, Human Resources and Secretary
Gilbert E. Playford	55	Chairman of the Board
R. Eugene Cartledge	74	Director
Mary B. Cranston	55	Director
John R. Hall	70	Director
Harold E. Layman	56	Director
Ferrell P. McClean	56	Director
Michael C. Nahl	60	Director

Executive Officers

Craig S. Shular became Chief Executive Officer and a director in January 2003 and has served as President since May 2002. From May 2002 through December 2002, he also served as Chief Operating Officer. From August 2001 to December 2002, he served as Executive Vice President of our former Graphite Power Systems Division. He served as Vice President and Chief Financial Officer from January 1999, with the additional duties of Executive Vice President, Electrode Sales and Marketing from February 2000. From 1976 through 1998, he held various financial, production and business management positions at Union Carbide, including the Carbon Products Division, from 1976 to 1979. We are the successor to the Carbon Products Division of Union Carbide.

Scott C. Mason became President of our synthetic graphite line of business in January 2003. From February 2001 through December 2002, he was Executive Vice President of our former Advanced Energy Technology Division. He served as Chief Financial Officer and Vice President of AET and our Director of Mergers and Acquisitions from April 2000 to March 2001. Prior to joining us, Mr. Mason was Vice President-Supply Chain Logistics for Union Carbide. From 1996 to 1999, Mr. Mason served as Director of Operations and then as Business Director for the Unipol Polymers Business of Union Carbide. Mr. Mason served from 1981 to 1996 in various financial, sales and marketing, operations and mergers and acquisition management positions at Union Carbide. He began his career in 1981 in the Chemicals and Plastics Division of Union Carbide.

John J. Wetula became President of our natural graphite line of business in January 2003. From July 1999 to December 2002, he served as President of AET. From July 1998 to June 1999, he served as our Director of Export Sales. From October 1996 to June 1998, he was General Manager of our GRAFOIL® product line. He is a chemical engineering and MBA graduate of Cleveland State University.

Corrado F. De Gasperis became Chief Financial Officer in May 2001 in addition to his duties as Vice President and Chief Information Officer, which he assumed in February 2000. He served as Controller from June 1998 to February 2000. From 1987 through June 1998, he was with KPMG LLP, most recently as Senior Assurance Manager in the Manufacturing, Retail and Distribution Practice. KPMG had announced his admittance into their partnership effective July 1, 1998.

Karen G. Narwold became Vice President, General Counsel and Secretary in September 1999 and also assumed responsibility for the human resources department effective January 2002. She joined our Law Department in July 1990 and served as Assistant General Counsel from June 1995 to January 1999 and Deputy General Counsel from January 1999 to September 1999. She was an associate with Cummings & Lockwood from 1986 to 1990.

Directors

Gilbert E. Playford has been a director since 1998. Mr. Playford has served as the Chairman of the Board since September 1999. Mr. Playford served as Chief Executive Officer from June 1998 until January 2003 and as President from June 1998 until May 2002. Since January 2003, Mr. Playford had been serving as Chairman of the Board in an executive capacity. Mr. Playford retired in June 2003 upon the expiration of his amended employment agreement. His retirement does not affect the continuation of his service as a director or Chairman of the Board in a non-executive capacity. Mr. Playford joined Union Carbide in 1972 and held various management positions, including Treasurer and Principal Financial Officer, until he resigned in January 1996. In his capacity as Principal Financial Officer of Union Carbide, he also served as a nominee of Union Carbide on GrafTech's Board of Directors from 1992 until our leveraged equity recapitalization in January 1995. Mr. Playford is currently a director and non-executive Deputy Chairman of LionOre Mining International Ltd.

R. Eugene Cartledge has been a director since 1996. From 1986 until his retirement in 1994, Mr. Cartledge was the Chairman of the Board and Chief Executive Officer of Union Camp Corporation. Mr. Cartledge retired as Chairman of the Board of Savannah Foods & Industries Inc. in December 1997, and retired as a director of Delta Airlines, Inc. and Sunoco, Inc. in May 2002. He is currently a director of Formica Corporation and Blount International, Inc., and President of the Cartledge Foundation.

Mary B. Cranston has been a director since 2000. Ms. Cranston is a partner and has served since 1999 as Chairperson of Pillsbury Winthrop LLP, an international law firm. Ms. Cranston is based in San Francisco, California. Ms. Cranston has been practicing complex litigation, including antitrust, telecommunications and securities litigation, with Pillsbury Winthrop LLP since 1975. She is a director of the San Francisco Chamber of Commerce, the Bay Area Council and the Commonwealth Club, and a trustee of the San Francisco Ballet and Stanford University.

John R. Hall has been a director since 1995. Mr. Hall was Chairman of the Board and Chief Executive Officer of Ashland Inc. from 1981 until his retirement in January 1997 and September 1996, respectively. Mr. Hall had served in various engineering and managerial capacities at Ashland Inc. since 1957. He retired as Chairman of Arch Coal Inc. in 1998. He served as a director of Reynolds Metals Company from 1985 to 2000. Mr. Hall currently serves as a member of the Boards of Bank One Corporation, Humana Inc. and USEC Inc. Mr. Hall graduated from Vanderbilt University in 1955 with a degree in Chemical Engineering and later served as Vanderbilt's Board Chairman from 1995 to 1999. Mr. Hall also serves as Chairman of the Blue Grass Community Foundation and the Commonwealth Fund for Kentucky Educational Television, and as President of the Markey Cancer Center Foundation.

Harold E. Layman has been a director since March 2003. From 2001 until his retirement in 2002, Mr. Layman was President and Chief Executive Officer of Blount International, Inc. Prior thereto, Mr. Layman served in other capacities with Blount International, including President and Chief Operating Officer from 1999 to 2001, Executive Vice President and Chief Financial Officer from 1997 to 2000, and Senior Vice President and Chief Financial Officer from 1993 to 1997. From 1981 through 1992, he held various financial management positions with VME Group/Volvo AB. From 1970 to 1980, Mr. Layman held various operations and financial management positions with Ford Motor Company. He is currently a director of Blount International, Infinity Property and Casualty Corporation and Von Hoffman Holdings Inc.

Ferrell P. McClean has been a director since 2002. Ms. McClean was the Managing Director and Senior Advisor to the head of the Global Oil & Gas Group in Investment Banking at J.P. Morgan Chase & Co. from 2000 through the end of 2001. She joined J.P. Morgan & Co. Incorporated in 1969 and founded the Leveraged Buyout and Restructuring Group within the Mergers & Acquisitions Group in 1986. From 1991 until 2000, Ms. McClean was the Managing Director and co-headed the Global Energy Group within the Investment Banking Group at J.P. Morgan & Co. Ms. McClean is currently a director of Unocal Corporation.

Michael C. Nahl has been a director since 1999. Mr. Nahl is Senior Vice President and Chief Financial Officer of Albany International Corporation, a manufacturer of paper machine clothing, which are the belts of fabric that carry paper stock through the paper production process. Mr. Nahl joined Albany International Corporation in 1981 as Group Vice President, Corporate and was appointed to his present position in 1983. Mr. Nahl is a director of Lindsay Manufacturing Co. and a member of the Chase Manhattan Corporation Northeast Regional Advisory Board.

Shares eligible for future sale

After this offering, 83,515,504 shares of our common stock will be outstanding (2,400,000, if the over-allotment option is exercised), excluding:

  •
  12,233,215 shares issuable upon exercise of options outstanding at September 18, 2003 under our equity incentive plans, at a weighted average exercise price of $12.84; and

  •
  505,847 shares held at September 18, 2003 by us in employee benefits protection and deferred compensation plan trusts, which are not considered outstanding for calculations of basic or diluted earnings per share.

At September 18, 2003, 1,324,037 shares were available for future awards under our equity incentive plans.

All of the outstanding shares of our common stock, the shares of our common stock to be sold in this offering and any shares of our common stock issued under our equity incentive and employee benefit plans will be freely transferable by persons other than our affiliates. The outstanding shares of our common stock held by, and any shares of our common stock issued under our equity incentive and employee benefit plans to, our affiliates are restricted securities and may not be sold other than pursuant to an effective registration statement or Rule 144 or another exemption from registration under the Securities Act. We believe that the only persons who may be considered our affiliates are our executive officers and directors.

We have granted and intend to grant options to employees and directors in the ordinary course. We have filed and intend, consistent with past practice, to file with the SEC registration statements relating to the issuance of shares of our common stock under our equity incentive and employee benefit plans and resale of shares of our common stock held by our directors and executive officers.

In general, Rule 144 limits the number of shares that an affiliate of ours can sell within any three-month period to the greater of (i) one percent of the then outstanding shares of our common stock and (ii) the average weekly trading volume of our common stock during the four calendar weeks preceding the sale. Rule 144 sales are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us. Under Rule 144, however, a person who has held shares of our common stock that are restricted securities for a minimum of two years from the later of the date such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of our common stock without regard to the volume, manner-of-sale and the other limitations contained in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete discussion thereof.

No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through an offering of our equity securities, at a price that we deem appropriate or at all. The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering, or the perception that these sales may occur.

Material U.S. federal tax consequences for non-U.S. investors

The following is a summary of the material U.S. federal income and estate tax consequences of owning and disposing of our common stock that may be relevant to non-U.S. investors. In general, a "non-U.S. investor" is any person or entity that is, for U.S. federal tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation;

  •
  a foreign estate or trust; or

  •
  a foreign partnership.

An individual generally may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the current calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Resident aliens generally are subject to U.S. federal income tax as if they were U.S. citizens.

This summary does not address all of the U.S. federal tax considerations that may be relevant to a non-U.S. investor in light of its particular circumstances and does not discuss any state, local or foreign tax. This summary is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This summary is limited to non-U.S. investors who are the initial purchasers of common stock and who hold the common stock as a capital asset.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE COMMON STOCK AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Dividends

Dividends paid to a non-U.S. investor generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To claim a reduced treaty rate, a non-U.S. investor must furnish to us or our paying agent a completed Internal Revenue Service Form W-8BEN (or successor form) certifying that it qualifies for a reduced rate. In addition, if dividends are paid to a non-U.S. investor that is a partnership or other pass through entity, persons holding interests in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty. A non-U.S. investor that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Dividends that are effectively connected with the conduct by a non-U.S. investor of a trade or business within the United States or, if a treaty applies, attributable to a permanent establishment of a non-U.S. investor within the United States, will be exempt from withholding tax, provided the non-U.S. investor provides us or our paying agent with an Internal Revenue Service Form W-8ECI (or successor form) containing the non-U.S. investor's taxpayer identification number. Non-U.S. investors will be subject to U.S. federal income tax on effectively connected dividend income as if they were U.S. citizens. Effectively connected dividend income of a non-U.S. investor that is a corporation may be subject to an additional branch profits tax at a rate of 30% or a lower rate specified by an applicable income tax treaty.

Non-U.S. investors must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefit of a reduced rate under an applicable income tax treaty with respect to dividends paid with respect to the common stock. In addition, if a non-U.S. investor is required to provide an Internal Revenue Service Form W-8ECI (or successor form), as discussed above, the non-U.S. investor must provide its taxpayer identification number.

Sale or other disposition of common stock

A non-U.S. investor generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of our common stock, except in the following circumstances:

  •
  The gain will be subject to U.S. federal income tax if it is effectively connected with a trade or business of the non-U.S. investor within the United States or, if a treaty applies, is attributable to a permanent establishment of the non-U.S. investor. If the non-U.S. investor is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% or a lower rate specified by an applicable income tax treaty.

  •
  The gain will be subject to U.S. federal income tax if the non-U.S. investor is an individual who holds the common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met.

  •
  The gain may be subject to U.S. federal income tax pursuant to federal income tax laws applicable to certain expatriates.

  •
  The gain may be subject to U.S. federal income tax if we are or have been during certain periods a "United States real property holding corporation" and the non-U.S. investor actually or constructively held, at any time during the five-year period ending on the date of disposition (or, if shorter, the non-U.S. investor's holding period), more than five percent of our common stock outstanding. We believe that we are not currently, and are not likely to become, a United States real property holding corporation; however, we can give no assurance in this regard.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each non-U.S. investor the amount of dividends paid to each such non-U.S. investor and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. investor resides under the provisions of an applicable income tax treaty or other applicable agreements.

Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor at the rate of 28% in calendar years 2003 through 2010, and at the rate of 31% in calendar years thereafter. A non-U.S. investor will be subject to backup withholding tax with respect to dividends paid on common stock unless the non-U.S. investor certifies his, her or its non-U.S. status.

The payment of proceeds of a sale of our common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the non-U.S. investor certifies its non-U.S. status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of our common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership with certain connections to the United States, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the non-U.S. investor is a non-U.S. investor and certain other conditions are satisfied or the non-U.S. investor otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against the non-U.S. investor's U.S. federal income tax liability, if any, provided, that the required information is furnished to the Internal Revenue Service.

U.S. federal estate taxes

A non-U.S. investor that is an individual will have to include in his or her gross estate for U.S. federal estate tax purposes any of our common stock held at the time of such non-U.S. investor's death, and such non-U.S. investor may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Recently enacted U.S. federal tax legislation provides for reductions in the U.S. federal estate tax through 2009 and the elimination of the estate tax entirely in 2010. Pursuant to the legislation, however, the estate tax will be fully reinstated, as in effect prior to the reductions, in 2011.

Underwriting

Subject to the terms of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the following respective numbers of shares of common stock:

Name	Number of shares

J.P. Morgan Securities Inc.
CIBC World Markets Corp.
RBC Dain Rauscher Inc.
Jefferies & Company, Inc.
Jefferies/Quarterdeck, LLC

Total	16,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by us, other than those shares covered by the over-allotment option described below, if they purchase any shares of common stock.

Underwriting discounts and commissions

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of common stock from us.

	Without over-allotment exercise	With over-allotment exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be about $     million.

The underwriters initially propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $     per share. The underwriters may allow and such dealers may reallow a concession not in excess of $     per share to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus supplement, to purchase up to an additional 2,400,000 shares of common stock from us at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the table above bears to the total number of shares of common stock offered hereby. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered hereby.

The offering of the shares of common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares of common stock in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

We, subject to certain limited exceptions, and our executive officers and directors have agreed not to, without the prior written consent of J.P. Morgan Securities Inc., sell or otherwise dispose of any shares of our capital stock, options or warrants to acquire shares of our capital stock or securities exchangeable for or convertible into shares of our capital stock for a period of 90 days after the date of this prospectus supplement.

Persons participating in the offering may engage in transactions, including over-allotments, syndicate covering transactions, stabilizing bids, or imposition of penalty bids, that may have the effect of stabilizing or maintaining above, or otherwise affecting, the market price of shares of common stock at a level from that which might otherwise prevail in the open market.

A syndicate covering transaction is a bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with the offering. The underwriters may create a syndicate short position by making short sales of shares of common stock and may purchase shares of common stock on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales can be either covered or naked. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in the offering. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. If the underwriters create a syndicate short position, they may choose to reduce or cover this position by either exercising all or part of the over-allotment option to purchase additional shares of common stock from us or by engaging in syndicate covering transactions. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. The underwriters must close out any naked short position by purchasing securities in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.

A stabilizing bid is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of shares of common stock. A penalty bid is an arrangement that permits the representatives to reclaim the selling concession from an underwriter or a syndicate member for shares of common stock purchased by the underwriters in a syndicate covering transaction and therefore have not been effectively placed by the underwriter or syndicate member.

These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time. Similar to other purchase activities, these activities may have the effect of preventing or retarding a decline in the market price of shares of common stock. As a result, the price of shares of common stock may be higher than the price that might otherwise exist in the open market.

$81 million ($94 million, if the underwriters' over-allotment option is exercised in full) of the net proceeds from this offering will be used for repayment of term loans under the Senior Facilities, and the balance of the net proceeds may be used to reduce the outstanding balance under our revolving credit facility under the Senior Facilities pending use as otherwise described in this prospectus supplement. See "Use of proceeds" in this prospectus supplement. J.P. Morgan Securities Inc., or its affiliates, are lenders under the Senior Facilities and will receive their proportionate share of the repayment of the amounts under the Senior Facilities that we expect to make from the net proceeds of this offering.

In the ordinary course of their business, the underwriters or their affiliates have engaged, are engaged and may in the future engage in investment banking, financial advisory and/or commercial banking transactions with us and our affiliates.

This offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. However, because a bona fide independent market exists for our common stock, this offering does not require the services of a qualified independent underwriter.

Notice to Canadian residents

Resale restrictions

The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of our common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our common stock.

Representations of purchasers

By purchasing our common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase our common stock without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of action (Ontario purchasers)

In the event that this prospectus supplement and the accompanying prospectus, together with any amendments or supplements hereto or thereto, delivered to a purchaser of securities contains a misrepresentation and it was a misrepresentation at the time of purchase of the securities, each purchaser in Ontario will be deemed to have relied upon the misrepresentation and will, subject as hereinafter provided, have a right of action against us for damages, or, while still the owner of the securities purchased by that purchaser, for rescission, in which case, if the purchaser elects to exercise the right of rescission, the purchaser will have no right of action for damages against us, provided that:

  •
  the right of action for rescission will be exercisable by a purchaser only if the purchaser gives notice to us not later than 180 days after the date on which the payment is made for the securities in respect of which the purchaser is exercising the right;

  •
  the right of action for damages will be exercisable by a purchaser no later than the earlier of 180 days from the day that the purchaser first had knowledge of the facts giving rise to the cause of action or three years from the day of the transaction that gave rise to the cause of action;

  •
  we will not be liable if we prove that the purchaser purchased the securities with knowledge of the misrepresentation;

  •
  in the case of an action for damages, we will not be liable for all or any portion of the damages that we prove does not represent the depreciation in value of the securities as a result of the misrepresentation relied upon; and

  •
  in no case will the amount recoverable in any action exceed the price at which the securities were sold to purchasers.

The rights discussed above are in addition to and without derogation from any other rights or remedies available at law to the purchaser.

Enforcement of legal rights

All of our directors and officers as well as the experts named in this prospectus supplement and the accompanying prospectus may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and the assets of such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgment obtained in Canadian courts against us or such persons outside of Canada.

Taxation and eligibility for investment

Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

Legal matters

The legality of our common stock offered in this offering and certain other legal matters will be passed upon for us by Kelley Drye & Warren LLP, New York, New York, and Stamford, Connecticut, and for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The Consolidated financial statements of GTI (formerly known as UCAR International Inc.) and subsidiaries as of December 31, 2001 and 2002 and for the years then ended included in this prospectus supplement and incorporated in the accompanying prospectus and the registration statement by reference from our current report on Form 8-K filed with the SEC as of August 18, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, included herein and incorporated therein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) our adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002 and (ii) reclassification in the Consolidated financial statements to give retroactive effect to our discontinued operations, changes in segments and adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections), and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The Consolidated statements of operations, stockholders' equity (deficit) and cash flows of GTI (formerly known as UCAR International Inc.) and subsidiaries for the year ended December 31, 2000 (before the restatements described in Note 19 to such Consolidated financial statements) have been included in this prospectus supplement and incorporated by reference in the accompanying prospectus and the registration statement in reliance upon the report of KPMG LLP, independent accountants, included in this prospectus supplement and incorporated by reference in the accompanying prospectus and the registration statement, and upon the authority of said firm in accounting and auditing.

GTI has agreed to indemnify and hold KPMG LLP harmless for and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP's consent to inclusion and incorporation by reference of its audit report on our past Consolidated financial statements included in this prospectus supplement and incorporated by reference in the accompanying prospectus and the registration statement.

GrafTech International Ltd.
Index to financial statements

GrafTech International Ltd. and Subsidiaries
Consolidated balance sheets
(Unaudited)

(Dollars in millions, except per share data)	December 31, 2002	June 30, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$11	$8
Accounts and notes receivable, net	104	119
Inventories:
Raw materials and supplies	39	45
Work in process	102	120
Finished goods	30	29

Total inventories	171	194
Prepaid expenses and deferred income taxes	21	27
Assets of discontinued operations	14	—

Total current assets	321	348

Property, plant and equipment	995	1,070
Less: accumulated depreciation	695	742

Net fixed assets	300	328
Deferred income taxes	171	187
Goodwill	17	20
Other assets	50	36

Total assets	$859	$919

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$105	$105
Short-term debt	18	23
Accrued income and other taxes	23	32
Other accrued liabilities	57	76
Liabilities of discontinued operations	3	3

Total current liabilities	206	239

Long-term debt:
Carrying value	699	680
Fair value of hedged debt obligation	8	—
Unamortized bond premium	6	6

Total long-term debt	713	686

Other long-term obligations	258	275
Deferred income taxes	33	39
Minority stockholders' equity in consolidated entities	30	29
Commitments & contingencies	—	—
Stockholders' deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 100,000,000 and 150,000,000 shares authorized, respectively at December 31, 2002 and June 30, 2003, 59,211,664 shares issued at December 31, 2002, 64,338,211 shares issued at June 30, 2003	1	1
Additional paid-in capital	636	662
Accumulated other comprehensive loss	(304)	(299)
Accumulated deficit	(620)	(622)
Less: cost of common stock held in treasury, 2,542,539 shares at December 31, 2002, 2,451,035 shares at June 30, 2003	(88)	(85)
Less: common stock held in employee benefits trust, 426,400 shares at December 31, 2002 and June 30, 2003	(6)	(6)

Total stockholders' deficit	(381)	(349)

Total liabilities and stockholders' deficit	$859	$919

See accompanying Notes to Consolidated Financial Statements.

GrafTech International Ltd. and Subsidiaries
Consolidated statements of operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per share data)	2002	2003	2002	2003

Net sales	$157	$181	$291	$351
Cost of sales	122	138	226	269

Gross profit	35	43	65	82
Research and development	3	2	6	5
Selling, administrative and other expenses	24	21	42	42
Other (income) expense, net	(10)	(6)	(9)	(10)
Restructuring charges	—	1	5	20
Impairment loss on long-lived and other assets	13	—	13	—
Interest expense	17	13	30	27

	47	31	87	84

Income (loss) from continuing operations before provision for income taxes	(12)	12	(22)	(2)
Provision (benefit) for income taxes	(5)	5	(11)	1

Income (loss) from continuing operations of consolidated entities before minority interest	(7)	7	(11)	(3)
Less: Minority stockholders' share of income	—	1	1	1

Income (loss) from continuing operations	(7)	6	(12)	(4)

Discontinued operations:
Income from discontinued operations (less applicable income tax expense)	—	—	1	1
Gain on sale of discontinued operations (less applicable income tax expense)	—	1	—	1

Net income (loss)	$(7)	$7	$(11)	$(2)

Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.14)	$0.11	$(0.21)	$(0.06)
Discontinued operations	—	0.01	0.01	0.02

Net income (loss) per share	$(0.14)	$0.12	$(0.20)	$(0.04)

Weighted average common shares outstanding (in thousands)	55,872	57,037	55,848	56,829

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.14)	$0.11	$(0.21)	$(0.06)
Discontinued operations	—	0.01	0.01	0.02

Net income (loss) per share	$(0.14)	$0.12	$(0.20)	$(0.04)

Weighted average common shares outstanding (in thousands)	55,872	57,040	55,848	56,829

See accompanying Notes to Consolidated Financial Statements.

GrafTech International Ltd. and Subsidiaries
Consolidated statements of cash flows
(Unaudited)

	Six Months Ended June 30,

(Dollars in millions)	2002	2003

Cash flow from operating activities:
Net loss	$(11)	$(2)
Income from discontinued operations	1	1
Gain on sale of discontinued operations	—	1

Loss from continuing operations	(12)	(4)
Non-cash charges to net loss:
Depreciation and amortization	15	15
Deferred income taxes	(13)	(10)
Restructuring charges	5	20
Impairment loss on long-lived and other assets	13	—
Other non-cash charges (credits), net	(20)	(20)
(Increase) decrease in working capital*	(24)	(27)
Long-term assets and liabilities	—	—

Net cash used in operating activities from continuing operations	(36)	(26)
Net cash provided by operating activities from discontinued operations	—	1

Net cash used in operating activities	(36)	(25)

Cash flow from investing activities:
Capital expenditures	(20)	(20)
Proceeds from sale of discontinued operations	—	15

Net cash used in investing activities	(20)	(5)

Cash flow from financing activities:
Short-term debt borrowings, net	10	4
Revolving credit facility borrowings (reductions), net	(95)	1
Long-term debt borrowings	557	—
Long-term debt reductions	(387)	—
Proceeds from reset of interest rate swap	—	31
Purchase of interest rate caps	—	(5)
Sale of common stock	1	—
Financing costs	(20)	—
Dividends paid to minority stockholders	—	(4)

Net cash provided by financing activities	66	27

Net increase (decrease) in cash and cash equivalents	10	(3)
Effect of exchange rate changes on cash and cash equivalents	3	—
Cash and cash equivalents at beginning of period	38	11

Cash and cash equivalents at end of period	$51	$8

Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest expense	$17	$33

Income taxes	$4	$5

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Notes and accounts receivable	$(18)	$(6)
Inventories	10	(9)
Prepaid expenses and other current assets	(2)	(3)
Decrease in accounts payable and accruals	(12)	(2)
Payments in antitrust investigations and related lawsuits and claims, net	—	(4)
Restructuring payments, net	(2)	(3)

(Increase) decrease in working capital	$(24)	$(27)

See accompanying Notes to Consolidated Financial Statements.

GrafTech International Ltd. and Subsidiaries
Consolidated statement of stockholders' deficit
(Unaudited)

	December 31, 2002 and June 30, 2003
(Dollars in millions, except share data)	Common Stock	Shares of Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Unearned Restricted Stock	Treasury Stock	Common Stock Held in Employee Benefits Trust	Total Stockholders' (Deficit)

Balance at January 1, 2002	$1	58,623,713	$629	$(269)	$(602)	$—	$(85)	$(6)	$(332)

Comprehensive loss:
Net loss	—	—	—	—	(18)	—	—	—	(18)
Other comprehensive loss:
Minimum pension liability	—	—	—	(15)	—	—	—	—	(15)
Foreign currency translation adjustments	—	—	—	(20)	—	—	—	—	(20)

Total comprehensive loss	—	—	—	(35)	(18)	—	—	—	(53)
Issuance of restricted stock	—	412,200	6	—	—	(6)	—	—	—
Amortization of restricted stock	—	—	—	—	—	1	—	—	1
Accelerated vesting of restricted stock	—	—	—	—	—	5	—	—	5
Sale of common stock under stock options	—	175,751	1	—	—	—	—	—	1
Repurchase of treasury stock	—	—	—	—	—	—	(3)	—	(3)

Balance at December 31, 2002	1	59,211,664	636	(304)	(620)	—	(88)	(6)	(381)
Comprehensive income (loss):
Net loss	—	—	—	—	(2)	—	—	—	(2)
Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	5	—	—	—	—	5

Total comprehensive income (loss)	—	—	—	5	(2)	—	—	—	3
Senior Notes for common stock exchange	—	3,800,758	20	—	—	—	—	—	20
Treasury stock	—	—	(3)	—	—	—	3	—	—
Issuance of common stock to savings and pension plans	—	1,325,789	9	—	—	—	—	—	9

Balance at June 30, 2003	$1	64,338,211	$662	$(299)	$(622)	$—	$(85)	$(6)	$(349)

See accompanying Notes to Consolidated Financial Statements.

GrafTech International Ltd. and Subsidiaries
Notes to consolidated financial statements
(unaudited)

(1) Interim Financial Presentation

These interim Consolidated Financial Statements are unaudited; however, in the opinion of management, they have been prepared in accordance with Rule 10-01 of Regulation S-X adopted by the SEC and reflect all adjustments (all of which are of a normal, recurring nature) which are necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented. These interim Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements, including the related Notes, contained in our Annual Report on Form 10-K at and for the year ended December 31, 2002 (the "Annual Report"). Results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results of operations that may be expected for any other interim period or for the entire year ending December 31, 2003.

Certain amounts in the Consolidated Financial Statements for the three months and six months ended June 30, 2002 have been reclassified as described in this Note 1 below.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. The accounting estimates that require our management's most difficult and subjective judgments include those related to employee benefit plans, financial instruments, contingencies, impairments of long-lived assets, inventories and accounting for income taxes. Actual amounts may differ materially from our management's estimates.

Important Terms

We use the following terms to identify various companies or groups of companies in the Consolidated Financial Statements.

"GTI" refers to GrafTech International Ltd. only. GTI is our public parent company and the issuer of the publicly traded common stock covered by the Consolidated Financial Statements. GTI is a guarantor of the Senior Notes and the Senior Facilities. Prior to our Annual Meeting of Stockholders for 2002, GTI was named UCAR International Inc.

"GrafTech Global" refers to GrafTech Global Enterprises Inc. only. GrafTech Global is a direct, wholly owned subsidiary of GTI and the direct or indirect holding company for all of our operating subsidiaries. GrafTech Global is a guarantor of the Senior Notes and the Senior Facilities. Prior to June 7, 2002, GrafTech Global Enterprises Inc. was named UCAR Global Enterprises Inc.

"UCAR Carbon" refers to UCAR Carbon Company Inc. only. UCAR Carbon is our wholly owned subsidiary through which we conduct most of our U.S. operations. UCAR Carbon is a guarantor of the Senior Notes and the Senior Facilities.

"GrafTech Finance" refers to GrafTech Finance Inc. only. GrafTech Finance is a direct, wholly owned special purpose finance subsidiary of GTI and the borrower under our senior secured bank credit facilities (as amended, the "Senior Facilities"). GrafTech Finance is the issuer of our 10.25% senior notes due 2012 (the "Senior Notes"). The Senior Notes were issued under an Indenture dated February 15, 2002, as supplemented on April 30, 2002 (as supplemented, the "Indenture"). Prior to June 7, 2002, GrafTech Finance was named UCAR Finance Inc.

"AET" refers to Advanced Energy Technology Inc. only. AET is our 97.5% owned (wholly owned, prior to June 2001) subsidiary engaged in the development, manufacture and sale of natural graphite-based products. Prior to January 1, 2003, AET was named Graftech Inc.

"Carbone Savoie" refers to Carbone Savoie S.A.S. and its subsidiaries. Carbone Savoie is our 70% owned subsidiary engaged in the development, manufacture and sale of cathodes.

"Subsidiaries" refers to those companies that, at the relevant time, are or were majority owned or wholly owned directly or indirectly by GTI or its predecessors to the extent that those predecessors' activities related to the graphite and carbon business. All of GTI's subsidiaries have been wholly owned (with de minimis exceptions in the case of certain foreign subsidiaries) from at least January 1, 2000 through June 30, 2003, except for:

  •
  Carbone Savoie, which has been and is 70% owned; and

  •
  AET, which was 100% owned until it became 97.5% owned in June 2001.

Our 100% owned Brazilian cathode manufacturing operations were contributed to Carbone Savoie and, as a result, became 70% owned on March 31, 2001.

"We," "us" or "our" refers to GTI and its subsidiaries collectively or, if the context so requires, GTI, GrafTech Global or GrafTech Finance, individually.

In 2002, we substantially completed the realignment of our foreign subsidiaries. Most of the operations and net sales of our synthetic graphite line of business are located outside the U.S. and, as a result of the realignment, are held by our Swiss subsidiary or its subsidiaries. Most of our technology is held by our U.S. subsidiaries. We may in the future realign the corporate organizational structure of our U.S. subsidiaries.

New Accounting Standards

In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company currently has no financial instruments which meet these requirements.

In April 2003, FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified, and for hedging relationships designated, after June 30, 2003. Other provisions of SFAS No. 149 that related to SFAS No. 133 implementation issues should continue to be applied in accordance with their respective dates. We do not expect the adoption of SFAS No. 149 will have a significant impact on our results of operations or financial position.

In December 2002, FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 did not have a significant impact on our consolidated results of operations or financial position because the impact was limited to additional disclosure. The additional disclosure is set forth below.

  No compensation expense has been recognized for our time vesting options granted with exercise prices at not less than market price on the date of grant. At June 30, 2003, all awards subject to performance conditions were fully vested. If compensation expense for our stock-based compensation plans was determined by the fair value method prescribed by SFAS No. 123, "Accounting for Stock Based Compensation," our net income (loss) and net income (loss) per share would have been reduced or increased to the pro forma amounts indicated in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003

Net income (loss) as reported	$(7)	$7	$(11)	$(2)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2)	(1)	(4)	(2)

Pro forma net income (loss)	$(9)	$6	$(15)	$(4)

Earnings per share:
Basic—as reported	$(0.14)	$0.12	$(0.20)	$(0.04)
Basic—pro forma	$(0.17)	$0.11	$(0.26)	$(0.07)
Diluted—as reported	$(0.14)	$0.12	$(0.20)	$(0.04)
Diluted—pro forma	$(0.17)	$0.11	$(0.26)	$(0.07)

In November 2002, FASB issued Financial Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others." The initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, and require that we record a liability, if any, for the fair value of such guarantees in the Consolidated Balance Sheet. The adoption of FIN No. 45 did not have a significant impact on our consolidated financial position or results of operations because the impact was limited to additional disclosure. The additional disclosure is set forth below.

  Certain of our subsidiaries have guaranteed the Senior Facilities and the Senior Notes as described in Notes 5 and 8.

  Under the charters, by-laws and other organizational documents of GTI and its subsidiaries as well as certain laws, we are obligated to indemnify our directors and officers for certain liabilities or expenses arising out of service to us, and we maintain insurance with respect to certain of those obligations. Under certain circumstances, we may be entitled to recover from them expenses advanced on their behalf. No amounts have been recorded in respect of such obligations.

  We generally sell products with a limited warranty. We accrue for known warranty claims if a loss is probable and can be reasonably estimated, and accrue for estimated incurred but unidentified claims based on historical activity. The accruals were not significant for either the 2002 first half or the 2003 first half.

In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined in Issue No. 94-3 is recognized at the date an entity commits to an exit plan. We adopted SFAS No. 146 effective January 1, 2003 and recorded $19 million ($12 million, net of tax) of restructuring charges in the 2003 first quarter, $8 million of which related to organization changes and $11 million of which related to the closure and settlement of our U.S. non-qualified defined benefit plan for the participating salaried workforce.

In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 must be applied in fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS No. 145 are effective for financial statements issued on or after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment thereto, and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." Previously, accounting principles generally accepted in the United States required that gains and losses from extinguishment of debt be classified as an extraordinary item, net of related income tax effect. Based on SFAS No. 145, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria of Accounting Principle Boards Opinion 30 ("APB 30"), "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The provisions of APB 30 distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. As such, those that do not meet the criteria of APB 30 are included in the statement of operations before income (loss) before provisions (benefits) for income taxes, minority interest and extraordinary items. All prior periods presented that do not meet the criteria in APB 30 for classification as an extraordinary item must be reclassified. SFAS No. 145 also rescinds SFAS

No. 44, "Accounting for Intangible Assets of Motor Carriers." SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. We adopted SFAS No. 145 relating to SFAS No. 4 effective January 1, 2003. The effect of the adoption was to require reclassification of certain write-offs of capitalized bank charges for the three months and six months ended June 30, 2002 in the amount of $1 million and $4 million, respectively, from extraordinary items to other (income) expense, net. Correspondingly, the provision for income taxes from continuing operations for the three months and six months ended June 30, 2002 was increased by nil and $1 million, respectively. The adoption of the provisions of SFAS No. 145 relating to SFAS No. 13 and the other provisions of SFAS No. 145, excluding the provisions relating to SFAS No. 4, did not have a significant impact on our consolidated financial position or results of operations.

In July 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. We adopted SFAS No. 143 effective January 1, 2003. The adoption of SFAS No. 143 did not have a significant impact on our consolidated financial position or results of operations.

(2) Earnings Per Share

Basic and diluted earnings per share are calculated using the following share data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003

Weighted average common shares outstanding for basic calculation	55,872,417	57,036,671	55,848,004	56,829,015
Add: Effect of stock options	—	3,581	—	—

Weighted average common shares outstanding for diluted calculation	55,872,417	57,040,252	55,848,004	56,829,015

Basic earnings (loss) per common share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding, in each case for the same period. Diluted earnings (loss) per share are calculated by dividing net income (loss) by the sum of the weighted average number of common shares outstanding plus the additional common shares that would have been outstanding if potentially dilutive securities had been issued, in each case for the same period. As a result of the net loss reported for the three months and six months ended June 30, 2002, 1,709,758 and 1,409,850, respectively, of potential common shares underlying dilutive securities have been excluded from the calculation of diluted earnings (loss) per share because their effect would reduce the loss per share. As a result of the net loss for the six months ended June 30, 2003, 48,554 of potential common shares underlying dilutive securities have been excluded from the calculation of diluted earnings (loss) per share because their effect would reduce the loss per share.

In addition, the calculation of weighted average common shares outstanding for the diluted calculation excludes consideration of stock options covering 4,205,994 and 9,016,980 shares in the three months ended June 30, 2002 and 2003, respectively, and 4,267,546, and 9,114,280 shares in the six months ended June 30, 2002 and 2003, respectively, because the exercise of these options would not have been dilutive for those periods due to the fact that the exercise prices were greater than the weighted average market price of our common stock for each of those periods.

The following table summarizes information about stock options outstanding at June 30, 2003.

	Options Outstanding			Options Exercisable
Range of Exercise Prices (Shares in thousands)	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Prices	Number Exercisable	Weighted-Average Exercise Prices

Time vesting options:
$02.83 to $10.77	4,636	7 years	$8.39	3,451	$8.34
$11.60 to $19.06	2,467	5 years	$16.57	2,215	$16.92
$22.82 to $29.22	141	5 years	$25.71	135	$25.85
$30.59 to $40.44	1,426	3 years	$34.33	1,236	$34.15

	8,670			7,037

Performance vesting options:
$7.60	361	4 years	$7.60	361	$7.60

The calculation of both basic and diluted earnings (loss) per share gives effect to, among other things, the grant of 412,200 shares of restricted stock to employees in March 2002. GTI's Board of Directors accelerated the vesting of all of these shares in June 2002. As a result, we recorded $5 million of compensation expense in the 2002 second quarter which amount has been included in selling, administrative and other expenses.

In September 1998, GTI's Board of Directors adopted an executive employee loan program and an executive employee stock purchase program. In the 2002 first quarter, the programs were closed. In the 2002 second quarter, all of the outstanding loans, an aggregate of $3 million, were repaid and discharged. GTI received an aggregate of 220,127 shares of common stock, valued at the closing sale price on the date of repayment, and cash as repayment of the loans. Those shares were added to common stock held in treasury.

(3) Segment Reporting

In 2002, our businesses were organized around two operating divisions, our Graphite Power Systems Division, which included our graphite electrode and cathode businesses, and our Advanced Energy Technology Division, which included our natural graphite and advanced synthetic graphite and carbon materials businesses.

In 2003, we further refined the organization of our businesses into the following three lines of business:

  •
  a synthetic graphite line of business called Graphite Power Systems, which primarily serves the steel, aluminum, semiconductor and transportation industries and includes graphite electrodes, cathodes and other advanced synthetic graphite materials;

  •
  a natural graphite line of business called Advanced Energy Technology, which primarily serves the transportation, power generation, electronics and chemical industries and includes fuel cell, electronic thermal management and sealant products and services; and

  •
  a carbon materials line of business called Advanced Carbon Materials, which primarily serves the silicon metal and ferro-alloy industries and includes carbon electrodes and refractories.

In accordance with SFAS No. 131, "Segment Reporting," we have segregated our businesses into three corresponding operating segments. "Other" in the table below includes Advanced Energy Technology and Advanced Carbon Materials.

We evaluate the performance of our reportable segments based on gross profit. Intersegment sales and transfers of goods and services are not material. The following tables summarize financial information concerning our reportable segments.

	Three Months Ended
(Dollars in millions) (Unaudited)	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003

Net sales:
Synthetic Graphite	$118	$142	$136	$142	$149	$162
Other	16	15	14	13	21	19

Total	$134	$157	$150	$155	$170	$181

Cost of sales:
Synthetic Graphite	$90	$110	$105	$108	$115	$123
Other	14	12	12	9	16	15

Total	$104	$122	$117	$117	$131	$138

Gross profit:
Synthetic Graphite	$28	$32	$31	$34	$34	$39
Other	2	3	2	4	5	4

Total	$30	$35	$33	$38	$39	$43

Depreciation and amortization:
Synthetic Graphite	$6	$7	$6	$7	$6	$7
Other	1	1	1	1	1	1

Total	$7	$8	$7	$8	$7	$8

"Other" in the table above has been restated for the periods presented to exclude our composite tooling business that was sold in June 2003.

(4) Restructuring and Impairment Charges

In the 2003 second quarter, we recorded an additional $1 million (before and after tax) of restructuring charges that related to the organizational changes in the 2003 first quarter described below. The $1 million charge was primarily related to employee severance programs and related benefits associated with a workforce reduction of several employees.

In the 2003 first quarter, we recorded $19 million ($12 million, net of tax) of restructuring charges, consisting of $8 million for organizational changes and $11 million for the closure and settlement of our U.S. non-qualified defined benefit plan for the participating salaried workforce. The $8 million ($5 million, net of tax) charge for organizational changes related to U.S. voluntary and selective severance programs and related benefits associated with a workforce reduction of 103 employees. The closure of our non-qualified U.S. defined benefit plan resulted in recognition of net non-cash actuarial losses of $11 million ($7 million, net of tax).

In the 2002 fourth quarter, we recorded $3 million ($2 million, net of tax) of impairment charges relating to our investment in our joint venture with Jilin Carbon Co. Ltd. (together with its affiliates, "Jilin"). The impairment resulted from uncertainty about the completion and start-up of the planned graphite electrode facility in Changchun, China due to the effects that the challenging 2002 graphite electrode industry conditions had on Jilin. We also recorded a $1 million (nil, net of tax) change in estimate for the restructuring charge for our graphite electrode operations in Caserta, Italy.

In the 2002 third quarter, we recorded a $1 million charge related to the impairment of available-for-sale securities.

In the 2002 second quarter, we recorded a $13 million ($8 million, net of tax) non-cash charge primarily related to the impairment of our long-lived carbon electrode assets in Columbia, Tennessee as a result of a decline in demand and loss of market share. The primary end market for carbon electrodes is silicon metal, which was very depressed in the U.S. where our main customer base was located. This charge also included $1 million related to the impairment of available-for-sale securities.

In the 2002 first quarter, we recorded a $5 million restructuring charge related primarily to the mothballing of our graphite electrode operations in Caserta, Italy. This charge included estimated pension, severance and other related employee benefit costs for 102 employees and other costs related to the mothballing.

The following table summarizes activity relating to the accrued expense in connection with the restructuring charges.

(Dollars in millions)	Severance and Related Costs	Plant Shutdown and Related Costs	Total

Balance at December 31, 2001	$4	$8	$12
Restructuring charges in 2002	6	—	6
Payments in 2002	(5)	1	(4)

Balance at December 31, 2002	5	9	14
Restructuring charges in 2003	20	—	20
Payments in 2003	(2)	(1)	(3)

Balance at June 30, 2003	$23	$8	$31

The restructuring accrual is included in other accrued liabilities on the Consolidated Balance Sheets.

(5) Long-Term Debt and Liquidity

The following table presents our long-term debt:

(Dollars in millions)	December 31, 2002	June 30, 2003

Senior Facilities:
Tranche A euro facility	$—	$—
Tranche A U.S. dollar facility	—	—
Tranche B U.S. dollar facility	137	137
Revolving credit facility	10	12

Total Senior Facilities	147	149
Other European debt	2	1
Senior Notes:
Senior Notes due 2012	550	530
Fair value of hedged debt obligations	8	—
Unamortized bond premium	6	6

Total Senior Notes	564	536

Total	$713	$686

Debt for Equity Exchange

In June 2003, we exchanged $20 million aggregate principal amount of Senior Notes, plus accrued interest of approximately $1 million, for 3,800,758 shares of common stock. These exchanges resulted in a net gain of approximately $1 million in the 2003 second quarter which has been recorded in other (income) expense, net. As a result of these exchanges, we accelerated certain amortization of swap proceeds (see Note 6) and recorded approximately $2 million as a credit against interest expense. See Note 11 regarding additional debt for equity exchanges during July and August 2003.

Senior Notes

On February 15, 2002, GrafTech Finance issued $400 million aggregate principal amount of Senior Notes. Interest on the Senior Notes is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 2002, at the rate of 10.25% per annum. The Senior Notes mature on February 15, 2012.

In April 2002, we obtained consent from the holders of the Senior Notes issued in February 2002 to amend the Indenture so as to waive the requirement to use the gross proceeds from the issuance of up to $150 million aggregate principal amount of additional Senior Notes to make intercompany loans to our foreign subsidiaries. On April 30, 2002, we entered into a Supplemental Indenture.

On May 6, 2002, GrafTech Finance issued $150 million aggregate principal amount of additional Senior Notes at a purchase price of 104.5% of principal amount, plus accrued interest from February 15, 2002, under the same Indenture pursuant to which it issued the Senior Notes in February 2002. All of the Senior Notes constitute one class of debt securities under the Indenture. The additional Senior Notes bear interest at the same rate and mature on the same date as the Senior Notes issued in February 2002. The $7 million premium received upon issuance of the additional Senior Notes was added to the principal amount of the Senior Notes shown on the Consolidated Balance Sheets and is amortized (as a credit to interest expense) over the term of the additional Senior Notes. As a result of our receipt of such premium, the effective annual interest rate on the additional Senior Notes is about 9.5%.

Except as described below, GrafTech Finance may not redeem the Senior Notes prior to February 15, 2007. On or after that date, GrafTech Finance may redeem the Senior Notes, in whole or in part, at specified redemption prices beginning at 105.125% of the principal amount redeemed for the year commencing February 15, 2007 and reducing to 100.00% of the principal amount redeemed for the years commencing February 15, 2010 and thereafter, in each case plus accrued and unpaid interest to the redemption date.

In addition, before February 15, 2005, GrafTech Finance is entitled at its option on one or more occasions to redeem Senior Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Senior Notes originally issued by GrafTech Finance at a redemption price of 110.25% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more underwritten primary public offerings of common stock of GTI pursuant to an effective registration statement under the Securities Act so long as:

  •
  at least 65% of such aggregate principal amount of Senior Notes remains outstanding immediately after each such redemption (other than Senior Notes held, directly or indirectly, by us); and

  •
  each such redemption occurs within 60 days after the date of the related public offering.

Upon the occurrence of a change of control, GrafTech Finance will be required to make an offer to repurchase the Senior Notes at a price equal to 101.00% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date. For this purpose, a change in control occurs on:

  •
  the date on which any person beneficially owns more than 35% of the total voting power of GTI; or

  •
  the date on which individuals, who on the issuance date of the Senior Notes were directors of GTI (or individuals nominated or elected by a vote of 66 2/3% of such directors or directors previously so elected or nominated), cease to constitute a majority of GTI's Board of Directors then in office; or

  •
  the date on which a plan relating to the liquidation or dissolution of GTI is adopted; or

  •
  the date on which GTI merges or consolidates with or into another person, or another person merges into GTI, or all or substantially all of GTI's assets are sold (determined on a consolidated basis), with certain specified exceptions; or

  •
  the date on which GTI ceases to own, directly or indirectly, all of the voting power of GrafTech Global, UCAR Carbon and GrafTech Finance.

The Senior Notes rank senior to present and future subordinated debt and equally with present and future senior debt and obligations of GrafTech Finance. The Senior Notes are effectively subordinated to present and future secured debt and obligations of GrafTech Finance, to the extent of the value of the assets securing such debt and obligations, and are structurally subordinated to debt and obligations, including trade payables, of subsidiaries that are neither guarantors of the Senior Notes nor unsecured intercompany term note obligors.

GTI, GrafTech Global and UCAR Carbon and other U.S. subsidiaries holding a substantial majority of our U.S. assets have guaranteed the Senior Notes on a senior unsecured basis, except that the guarantee by UCAR Carbon is secured as described below. Additional information with respect to the guarantees is set forth in Note 8.

Unsecured intercompany term notes in an aggregate principal amount at June 30, 2003 equal to $485 million (based on currency exchange rates in effect at June 30, 2003) and guarantees of those unsecured intercompany term notes issued to GrafTech Finance by certain of our foreign subsidiaries have been pledged by GrafTech Finance to secure the Senior Notes, subject to the limitation that at no time will the combined value of the pledged portion of any foreign subsidiary's unsecured intercompany term note and unsecured guarantee of unsecured intercompany term notes issued by other foreign subsidiaries exceed 19.99% of the principal amount of the then outstanding Senior Notes. As a result of this limitation, the principal amount of unsecured intercompany term notes pledged to secure the Senior Notes at June 30, 2003 equals $391 million (based on currency exchange rates in effect at June 30, 2003), or about 74% of the principal amount of the outstanding Senior Notes. The remaining unsecured intercompany term notes held by GrafTech Finance in an aggregate principal amount at June 30, 2003 of $94 million (based on currency exchange rates in effect at June 30, 2003), and any pledged unsecured intercompany term notes that cease to be pledged due to a reduction in the principal amount of the then outstanding Senior Notes due to redemption, repurchase or other events, will not be subject to any pledge and will be available to satisfy the claims of creditors (including the lenders under the Senior Facilities and the holders of the Senior Notes) of GrafTech Finance, as their interests may appear. The Senior Notes contain provisions restricting, subject to certain exceptions, the pledge of those unsecured intercompany term notes to secure any debt or obligation unless they are equally and ratably pledged to secure the Senior Notes for so long as such other pledge continues in effect.

The guarantee by UCAR Carbon has been secured by a pledge of all of our shares of AET, but at no time will the value of the pledged portion of such shares exceed 19.99% of the principal amount of the then outstanding Senior Notes. The pledge of the shares of AET is junior to the pledge of the same shares to secure UCAR Carbon's guarantee of the Senior Facilities.

The unsecured intercompany term note obligations rank senior to present and future subordinated guarantees, debt and obligations of the respective obligors, and equally with present and future senior guarantees, debt and obligations of the respective obligors. The unsecured intercompany term note obligations are effectively subordinated to present and future secured guarantees, debt and obligations of the respective obligors, to the extent of the value of the assets securing such guarantees, debt and obligations, and are structurally subordinated to guarantees, debt and obligations, including trade payables, of subsidiaries of the respective obligors that are not also unsecured intercompany term note obligors.

The Senior Notes contain a number of covenants that, among other things, restrict our ability to incur additional indebtedness, pay dividends, make investments, create or permit to exist restrictions on distributions from subsidiaries, sell assets, engage in certain transactions with affiliates or enter into certain mergers and consolidations.

In addition to the failure to pay principal and interest when due or to repurchase Senior Notes when required, events of default under the Senior Notes include: failure to comply with applicable covenants; failure to pay at maturity or upon acceleration indebtedness exceeding $10 million; judgment defaults in excess of $10 million to the extent not covered by insurance; and certain events of bankruptcy.

The Senior Notes contain provisions as to legal defeasance and covenant defeasance.

Senior Facilities

The Senior Facilities consist of:

  •
  A Tranche A Facility which provided for initial term loans of $137 million and €161 million to GrafTech Finance. At June 30, 2003, the Tranche A Facility had been fully repaid and terminated.

  •
  A Tranche B Facility providing for initial term loans of $350 million to GrafTech Finance. At June 30, 2003, the principal amount of term loans outstanding under the Tranche B Facility was $137 million, all of the scheduled principal payments of which are due in 2007.

  •
  A Revolving Facility providing for dollar and euro-denominated revolving and swing line loans to, and the issuance of dollar-denominated letters of credit for the account of, GrafTech Finance and certain of our other subsidiaries in an aggregate principal and stated amount at any time not to exceed, initially, €250 million and, at June 30, 2003, €200 million (€25 million of which can only be used to pay or secure payment of the fine assessed by the EU Competition Commission). The Revolving Facility terminates on February 22, 2006. As a condition to each borrowing under the Revolving Facility, we are required to represent, among other things, that the aggregate amount of payments made (excluding certain imputed interest) and additional reserves created in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims do not exceed $340 million by more than $75 million (which $75 million is reduced by the amount of certain debt (excluding the Senior Notes) incurred by us that is not incurred under the Senior Facilities ($12 million of which debt was outstanding at June 30, 2003)).

We are generally required to make mandatory prepayments in the amount of:

  •
  Either 75% or 50% (depending on our net debt leverage ratio, which is the ratio of our net debt to our EBITDA (as defined in the Senior Facilities)) of excess cash flow. The obligation to make these prepayments, if any, arises after the end of each year with respect to adjusted excess cash flow during the prior year;

  •
  100% of the net proceeds of certain asset sales or incurrence of certain indebtedness; and

  •
  50% of the net proceeds of the issuance of certain GTI equity securities.

We may make voluntary prepayments under the Senior Facilities. There is no penalty or premium due in connection with prepayments (whether voluntary or mandatory).

GrafTech Finance has made and may make secured and guaranteed intercompany loans of the net proceeds of borrowings under the Senior Facilities to GrafTech Global's subsidiaries. The obligations of GrafTech Finance under the Senior Facilities are secured, with certain exceptions, by first priority security interests in all of these intercompany loans (including the related security interests and guarantees). We used the proceeds from the issuance of the Senior Notes in February 2002 to finance the repayment of all of these intercompany loans that were outstanding at that time, except for intercompany revolving loans to UCAR Carbon and our Swiss subsidiary.

GTI guarantees the obligations of GrafTech Finance under the Senior Facilities. This guarantee is secured, with certain exceptions, by first priority security interests in all of the outstanding capital stock of GrafTech Global and GrafTech Finance, all of the intercompany debt owed to GTI and GTI's interest in the lawsuit initiated by us against our former parents.

GTI, GrafTech Global and each of GrafTech Global's subsidiaries guarantees, with certain exceptions, the obligations of GrafTech Global's subsidiaries under the intercompany loans, except that our foreign subsidiaries do not guarantee the intercompany loan obligations of our U.S. subsidiaries.

The obligations of GrafTech Global's subsidiaries under the intercompany loans as well as these guarantees are secured, with certain exceptions, by first priority security interests in substantially all of our assets, except that no more than 65% of the capital stock or other equity interests in our foreign subsidiaries held directly by our U.S. subsidiaries, and no other foreign assets, secure obligations or guarantees of our U.S. subsidiaries.

Each of the guarantees is full, unconditional and joint and severable, except as otherwise required to comply with applicable non-U.S. laws. Payment under the guarantees could be required immediately upon the occurrence of an event of default under the Senior Facilities. If a guarantor makes a payment under its guarantee, it would have the right under certain circumstances to seek contribution from the other guarantors.

At June 30, 2003, the interest rate applicable to the Revolving Facility is, at our option, either euro LIBOR plus a margin ranging from 1.375% to 3.375% (depending on our leverage ratio) or the alternate base rate plus a margin ranging from 0.375% to 2.375% (depending on our leverage ratio). At June 30, 2003, the interest rate applicable to the Tranche B Facility is, at our option, either euro LIBOR plus a margin ranging from 2.875% to 3.625% (depending on our leverage ratio) or the alternate base rate plus a margin ranging from 1.875% to 2.625% (depending on our leverage ratio). The alternate base rate is the higher of the prime rate announced by JP Morgan Chase Bank or the federal funds effective rate, plus 0.50%. GrafTech Finance pays a per annum fee ranging from 0.375% to 0.500% (depending on our leverage ratio) on the undrawn portion of the commitments under the Revolving Facility. At June 30, 2003, the interest rates on outstanding debt under the Senior Facilities were: Tranche B Facility, 5.0%; and dollar-denominated borrowings under the Revolving Facility, 4.8%. The weighted average interest rate on the Senior Facilities was 5.1% during the 2003 second quarter and 5.5% during the 2002 second quarter and 5.1% during the 2003 first half and 5.6% during the 2002 first half.

The Senior Facilities contain a number of significant covenants that, among other things, significantly restrict our ability to sell assets, incur additional debt, repay or refinance other debt or amend other debt instruments, create liens on assets, enter into sale and lease back transactions, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, make intercompany dividend payments to GTI, pay intercompany debt owed to GTI, engage in transactions with affiliates, pay dividends to stockholders of GTI or make other restricted payments and that otherwise significantly restrict corporate activities. In addition, we are required to comply with financial covenants relating to specified minimum interest coverage ratios and maximum net senior secured debt leverage ratios (which is the ratio of our net senior secured debt to our EBITDA (as defined in the Senior Facilities)), which become more restrictive over time, beginning September 30, 2003.

Under the Senior Facilities, GTI is permitted to pay dividends on, and repurchase, common stock in an aggregate annual amount of $25 million, plus up to an additional $25 million if certain leverage ratio and excess cash flow requirements are satisfied. We are also permitted to repurchase common stock from present or former directors, officers or employees in an aggregate amount of up to the lesser of $5 million per year (with unused amounts permitted to be carried forward) or $25 million on a cumulative basis since February 22, 2000.

In addition to the failure to pay principal, interest and fees when due, events of default under the Senior Facilities include: failure to comply with applicable covenants; failure to pay when due, or other defaults permitting acceleration of, other indebtedness exceeding $7.5 million; judgment defaults in excess of $7.5 million to the extent not covered by insurance; certain events of bankruptcy; and certain changes in control.

Certain Amendments to Senior Facilities

In February 2002, the Senior Facilities were amended to, among other things, permit us to issue up to $400 million aggregate principal amount of Senior Notes. The amendment also changed the manner in which net debt and EBITDA (as defined in the Senior Facilities) are calculated for financial covenant purposes with respect to certain expenses incurred in connection with the lawsuit initiated by us against our former parents and any letter of credit issued to secure payment of the antitrust fine assessed against us by the EU Competition Authority. In connection therewith, we paid an amendment fee of $1 million and the margin that is added to either euro LIBOR or the alternate base rate in order to determine the interest rate payable thereunder increased by 37.5 basis points.

In May 2002, the Senior Facilities were amended to, among other things, permit us to issue up to $150 million aggregate principal amount of Senior Notes. In connection with this amendment, our maximum permitted leverage ratio was changed to measure the ratio of net senior secured debt to EBITDA (as defined in the Senior Facilities) as against new specified amounts. Our interest coverage ratio was also changed. We believe that these changed ratios provide us with greater flexibility. In addition, the amendment reduced the maximum amount available under the Revolving Facility to €200 million from €250 million (€25 million of which can only be used to pay or secure payment of the fine assessed by the EU Competition Authority) and reduced the basket for certain debt incurred by us that is not incurred under the Senior Facilities (excluding the Senior Notes) to $75 million from $130 million ($11 million of which debt was outstanding at June 30, 2003). In connection with the amendment and a consent to amend the Senior Notes to permit such issuance, we paid fees and costs of $1 million.

Leverage

We are highly leveraged and, as discussed in Note 7, have substantial obligations in connection with antitrust investigations, lawsuits and claims (in respect of which we have an unfunded reserve totaling $94 million). We had total debt of $709 million (including $6 million for unamortized bond premium) and a stockholders' deficit of $349 million at June 30, 2003. A substantial portion of our debt has variable interest rates or has been effectively converted from a fixed rate obligation to a variable rate obligation pursuant to interest rate management initiatives. We typically discount or factor a portion of our accounts receivable. In the 2003 first half, certain of our subsidiaries sold receivables totaling $96 million. In addition, if we are required to pay or issue a letter of credit to secure payment of the fine assessed by the antitrust enforcement authority of the European Union (the "EU Competition Authority") pending resolution of our appeal regarding the amount of the fine, the payment would be financed by borrowing under, or the letter of credit would constitute a borrowing under, the Revolving Facility.

We use, and are dependent on, funds available under the Revolving Facility as well as monthly or quarterly cash flow from operations as our primary sources of liquidity. As a result, we are dependent upon continued compliance with the financial covenants under the Senior Facilities. In addition, while the Revolving Facility provides for maximum borrowings of up to €200 million ($230 million, based on currency exchange rates in effect at June 30, 2003), our future ability to borrow under the Revolving Facility may effectively be less because of the impact of additional borrowings upon our compliance with the maximum net senior secured debt leverage ratio permitted or minimum interest coverage ratio required under the Senior Facilities.

Our high leverage and substantial obligations in connection with antitrust investigations, lawsuits and claims could have a material impact on our liquidity. Cash flow from operations services payment of our debt and these obligations, thereby reducing funds available to us for other purposes. Our leverage and these obligations make us more vulnerable to economic downturns or in the event that these obligations are greater or timing of payment is sooner than expected.

Our ability to service our debt as it comes due, including maintaining compliance with the financial covenants under the Senior Facilities, and to meet these and other obligations as they come due is dependent on our future financial and operating performance. This performance, in turn, is subject to various factors, including certain factors beyond our control, such as changes in conditions affecting our industry, changes in global and regional economic conditions, changes in interest and currency exchange rates, developments in antitrust investigations, lawsuits and claims involving us and inflation in raw material, energy and other costs.

Even if we are able to meet our debt service and other obligations when due, we may not be able to comply with the covenants and other provisions under the Senior Facilities. These covenants and provisions include financial covenants and representations regarding absence of material adverse changes affecting us. A failure to so comply, unless waived by the lenders thereunder, would be a default thereunder. This would permit the lenders to accelerate the maturity of the Senior Facilities. It would also permit them to terminate their commitments to extend credit under the Revolving Facility. This would have an immediate material adverse effect on our liquidity. An acceleration of maturity of the Senior Facilities would permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes. A breach of the covenants contained in the Senior Notes would also permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes. Acceleration of maturity of the Senior Notes would permit the lenders to accelerate the maturity of the Senior Facilities and terminate their commitments to extend credit under the Revolving Facility. If we were unable to repay our debt to the lenders and holders or otherwise obtain a waiver from the lenders and holders, the lenders and holders could proceed against the collateral securing the Senior Facilities and the Senior Notes, respectively, and exercise all other rights available to them. If we were unable to repay our debt to the lenders or the holders, or otherwise obtain a waiver from the lenders or the holders, we could be required to limit or discontinue, temporarily or permanently, certain of our business plans, activities or operations, reduce or delay certain capital expenditures, sell certain of our assets or businesses, restructure or refinance some or all of our debt or incur additional debt, or sell additional common stock or other securities. We cannot assure you that we would be able to obtain any such waiver or take any of such actions on favorable terms or at all.

As described above, we are dependent on the Revolving Facility and continuing compliance with the financial covenants under the Senior Facilities for liquidity. The Senior Facilities require us to, among other things, comply with financial covenants relating to specified minimum interest coverage and maximum net senior secured debt leverage ratios that become more restrictive over time. At June 30, 2003, we were in compliance with the financial covenants under the Senior Facilities. Based on our current business plan, we believe we will remain in compliance with the financial covenants for 2003. If we were to believe that we would not continue to comply with the financial covenants, we would seek an appropriate waiver or amendment from the lenders thereunder. We cannot assure you that we would be able to obtain such waiver or amendment on acceptable terms or at all.

(6) Financial Instruments

We use derivative financial instruments for managing well-defined currency exchange rate risks and interest rate risks. We do not use derivative financial instruments for trading purposes.

Foreign Currency Contracts

The amount of foreign exchange contracts used by us to minimize foreign currency exposure was $56 million at December 31, 2002 and $17 million at June 30, 2003.

Sale of Receivables

Certain of our U.S. and foreign subsidiaries sold receivables of $96 million in the 2003 first half and $94 million in the 2002 first half. Receivables sold and remaining on the Consolidated Balance Sheets were $1 million at December 31, 2002 and nil at June 30, 2003.

Interest Rate Risk Management

We implement interest rate management initiatives to seek to optimize the risk profile of our portfolio of fixed and variable interest rate obligations and lower our effective interest costs. Use of these initiatives is allowed under the Senior Notes and the Senior Facilities.

Our interest rate swaps described below are designated as hedging the exposure to changes in the fair value of our related debt obligation (referred to as a fair value hedge). The gain or loss on the fair value hedge is recorded, together with the offsetting gain or loss on the debt obligation (sometimes referred to as the short-cut method), in the Consolidated Statements of Operations in the period of change in value.

In the 2003 first quarter, we entered into an additional $200 million notional amount interest rate swap (bringing our total notional amount of swaps to $450 million) through the remaining term of the Senior Notes, effectively converting that amount of fixed rate debt to variable rate debt. Subsequently in the 2003 first quarter, we sold the entire $450 million notional amount of swaps for $10 million in cash. Following the sale of the swaps, in the 2003 first quarter, we entered into $350 million notional amount of interest rate swaps through the remaining term of the Senior Notes. Subsequently, in the 2003 second quarter, we entered into an additional $50 million notional amount interest rate swap (bringing our total notional amount of swaps to $400 million). The swaps reduced our interest expense by approximately $3 million during the 2003 second quarter and by approximately $6 million during the 2003 second half. Subsequently, we sold the total notional amount of $400 million of swaps to allow for the accelerated collection of $21 million in cash in the 2003 second quarter. The proceeds from the sale of the swaps are being amortized over the term of the Senior Notes and recorded as a credit against interest expense. See Note 11 regarding our interest rate swap transaction during July 2003.

In the 2003 first quarter, we entered into interest rate caps for a notional amount of $300 million. In the 2003 second quarter, we also entered into additional interest rate caps for a notional amount of $200 million (bringing our total notional amount of caps to $500 million through August 2007).

The adjustment for the fair value of the hedged debt obligation was $8 million at December 31, 2002 and nil at June 30, 2003 and has been recorded as part of other assets in the Consolidated Balance Sheets. The adjustment for the fair value of the interest rate caps was $2 million for the six months ended June 30, 2003, and has been recorded as a charge to other (income) expense, net, in the Consolidated Statements of Operations.

Fair Market Value Disclosures

SFAS No. 107, "Disclosure about Fair Market Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Such fair values must often be determined by using one or more methods that indicate value based on estimates of quantifiable characteristics as of a particular date. Values were estimated as follows:

  Cash and cash equivalents, short-term notes and accounts receivables, accounts payable and other current payables—The carrying amount approximates fair value because of the short maturity of these instruments.

  Debt—Fair value of debt was approximately $586 million at December 31, 2002 and $669 million at June 30, 2003.

  Foreign currency contracts—Foreign currency contracts are carried at market value. The market value of the contracts was a loss of approximately $3 million at December 31, 2002 and a loss of approximately $2 million at June 30, 2003.

  Interest rate swaps—See "Interest Rate Risk Management."

(7) Contingencies

Antitrust Investigations

In April 1998, pursuant to a plea agreement between the U.S. Department of Justice (the "DOJ") and GTI, GTI pled guilty to a one count charge of violating U.S. federal antitrust law in connection with the sale of graphite electrodes and was sentenced to pay a non-interest-bearing fine in the aggregate amount of $110 million. The plea agreement was approved by the U.S. District Court for the Eastern District of Pennsylvania (the "District Court") and, as a result, under the plea agreement, we will not be subject to prosecution by the DOJ with respect to any other violations of U.S. federal antitrust law occurring prior to April 1998. At our request, in January 2002, the payment schedule for the $60 million unpaid balance outstanding at that time was revised to require a $2.5 million payment in April 2002, a $5.0 million payment in April 2003 and, beginning in April 2004, quarterly payments ranging from $3.25 million to $5.375 million, through January 2007. Beginning in 2004, the DOJ may ask the District Court to accelerate the payment schedule based on a change in our ability to make such payments. Interest will begin to accrue on the unpaid balance, commencing in April 2004, at the statutory rate of interest then in effect. At June 30, 2003, the statutory rate of interest was 1.09% per annum. Accrued interest will be payable together with each quarterly payment. The revised payment schedule has been approved by the District Court. All payments due have been timely paid.

In October 1999, we became aware that the Korean antitrust authority had commenced an investigation as to whether there had been any violation of Korean antitrust law by producers and distributors of graphite electrodes. In March 2002, we were advised that the Korean antitrust authority had assessed a fine against us in the amount of 676 million KRW ($569,000, based on currency exchange rates in effect at the time of payment) and assessed fines against five other graphite electrode producers in amounts ranging up to 4,396 million KRW (approximately $3.3 million, based on currency exchange rates in effect at the time of the decision imposing the fine). Our fine, which represented 0.5% of our graphite electrode sales in Korea during the relevant time period and was the lowest fine as a percentage of sales imposed by the Korean antitrust authority, reflected a substantial reduction as a result of our cooperation with that authority during its investigation. In May 2002, we appealed the decision. In July 2002, the Korean antitrust authority affirmed its decision on appeal. We paid the fine together with accrued interest, an aggregate of $584,000, in August 2002.

In January 2000, the EU Competition Authority issued a statement of objections initiating proceedings against us and other producers of graphite electrodes. The statement alleges that we and other producers violated antitrust laws of the European Community and the European Economic Area in connection with the sale of graphite electrodes. In July 2001, the EU Competition Authority issued its decision regarding the allegations. Under the decision, the EU Competition Authority assessed a fine of €50.4 million (about $58 million, based on exchange rates in effect at June 30, 2003) against us and assessed fines against seven other graphite electrode producers in amounts ranging up to €80.2 million. From the initiation of its investigation, we have cooperated with the EU Competition Authority. As a result of our cooperation, our fine reflects a substantial reduction from the amount that otherwise would have been assessed. It is the policy of the EU Competition Authority to negotiate appropriate terms of payment of antitrust fines, including extended payment terms. We have had discussions regarding payment terms with the EU Competition Authority. After an in-depth analysis of the decision, in October 2001, we filed an appeal to the Court of First Instance of the European Communities in Luxembourg (the "Court") challenging the amount of the fine. In July 2003, the Court heard oral argument on this appeal and we are awaiting its decision. The fine or collateral security therefor would typically be required to be paid or provided at about the time the appeal was filed. We have had discussions with the EU Competition Authority regarding the appropriate form of collateral security during the pendency of the appeal. If the EU Competition Authority seeks to require payment of the fine or provision of collateral security therefor, we may file an interim appeal to the Court to waive or modify such requirement. We cannot predict how or when the Court would rule on such an interim appeal.

In May 2001, we became aware that the Brazilian antitrust authority had requested written information from various steelmakers in Brazil. In April 2002, our Brazilian subsidiary received a request for information from that authority. We have provided that information.

In May 2002, the EU Competition Authority issued a statement of objections initiating proceedings against us and other producers of specialty graphite. The statement alleges that we and other producers violated European antitrust laws in connection with the sale of specialty graphite. In December 2002, the EU Competition Authority issued its decision regarding the allegations. Under the decision, the EU Competition Authority assessed no fine against us and assessed fines against seven other producers in amounts ranging up to €28 million. We received a 100% reduction from the amount that otherwise would have been assessed against us due to our cooperation.

Except as described above, the antitrust investigations against us in the U.S., Canada, the European Union, Japan and Korea have been resolved. We are continuing to cooperate with the DOJ, the EU Competition Authority and the Canadian Competition Bureau in their continuing investigations of others. In October 1997, we were served with subpoenas by the DOJ to produce documents relating to, among other things, our carbon electrode and bulk graphite businesses. It is possible that antitrust investigations seeking, among other things, to impose fines and penalties could be initiated against us by antitrust authorities in Brazil or other jurisdictions.

To the extent that antitrust investigations involving us have been resolved with guilty pleas or by adverse decisions, such guilty pleas and decisions make it more difficult for us to defend against other investigations as well as civil lawsuits and claims. We have been vigorously protecting, and intend to continue to vigorously protect, our interests in connection with the investigations described above. We may, however, at any time settle any possible unresolved charges.

Antitrust Lawsuits

Through June 30, 2003, except as described in the following paragraphs, we have settled or obtained dismissal of all of the civil antitrust lawsuits (including class action lawsuits) previously pending against us, certain civil antitrust lawsuits threatened against us and certain possible civil antitrust claims against us by certain customers who negotiated directly with us. The settlements cover, among other things, virtually all claims against us by customers in the U.S. and Canada arising out of alleged antitrust violations occurring prior to the date of the relevant settlements in connection with the sale of graphite electrodes. One of the settlements also covers the actual and respective potential claims against us by certain foreign customers arising out of alleged antitrust violations occurring prior to the date of that settlement in connection with the sale of graphite electrodes sourced from the U.S. Although each settlement is unique, in the aggregate they consist primarily of current and deferred cash payments with some product credits and discounts. All payments due have been timely paid.

In 1999 and 2000, we and other producers of graphite electrodes were served with three complaints commencing three separate civil antitrust lawsuits in the District Court. In March 2002, we were served with another complaint commencing a separate civil antitrust lawsuit in the District Court. These lawsuits are called the "foreign customer lawsuits." The first complaint, entitled Ferromin International Trade Corporation, et al. v. UCAR International Inc., et al., was filed by 27 steelmakers and related parties, all but one of whom are located outside the U.S. The second complaint, entitled BHP New Zealand Ltd. et al. v. UCAR International Inc., et al. was filed by 4 steelmakers, all of whom are located outside the U.S. The third complaint, entitled Saudi Iron and Steel Company v. UCAR International Inc., et al., was filed by a steelmaker who is located outside the U.S. The fourth complaint, entitled Arbed, S.A., et al. v. Mitsubishi Corporation, et al., was filed by 5 steelmakers, all of whom are located outside the U.S. In each complaint, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of graphite electrodes sold or sourced from the U.S. and those sold and sourced outside the U.S. The plaintiffs seek, among other things, an award of treble damages resulting from such alleged antitrust violations. We believe that we have strong defenses against claims alleging that purchases of graphite electrodes outside the U.S. are actionable under U.S. federal antitrust law. We filed motions to dismiss the first and second complaints. In June 2001, our motions to dismiss the first and second complaints were granted with respect to substantially all of the plaintiffs' claims. Appeals have been filed by the plaintiffs and the defendants with the U.S. Court of Appeals for the Third Circuit with regard to these dismissals. The U.S. Court of Appeals for the Third Circuit heard oral argument on these appeals on March 11, 2003, and we are awaiting its decision. The third complaint was dismissed without prejudice to refile pending the resolution of such appeals. We filed a motion to stay the lawsuit commenced by the fourth complaint pending resolution of appeals in the other foreign customer lawsuits and such motion was granted in July 2002.

In 1999 and 2000, we were served with three complaints commencing three civil antitrust lawsuits (the "carbon electrode lawsuits"). The first complaint, filed in the District Court, is entitled Globe Metallurgical, Inc. v. UCAR International Inc., et al. The second complaint, initially filed in the U.S. Bankruptcy Court for the Northern District of Ohio and subsequently transferred to the U.S. District Court for the Northern District of Ohio, Eastern Division, is now entitled Cohen & Co., Distribution Trustee v. UCAR International Inc., et al. (In re Simetco, Inc.). The third complaint, filed in the U.S. District Court for the Southern District of West Virginia, is entitled Elkem Metals Company Inc and Elkem Metals Company Alloy LLP v. UCAR Carbon Company Inc., et al. SGL Carbon AG is also named as a defendant in the first complaint and SGL Carbon Corporation is also named as a defendant in the first and third complaints. In the complaints, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of carbon electrodes and seek, among other things, an award of treble damages resulting from such alleged violations. In October 2001, we settled the lawsuit commenced by the third complaint. In September 2002, we settled the lawsuit commenced by the first complaint. In January 2003, we settled the lawsuit commenced by the second complaint. The guilty pleas and decisions described above do not relate to carbon electrodes.

In the 2002 first quarter, we and other producers of cathodes were served with a complaint commencing a civil antitrust lawsuit in the U.S. District Court for the District of Oregon entitled Northwest Aluminum Company, et al. vs. VAW Aluminum A.G., et al (the "carbon cathode lawsuit"). The complaint was filed by two producers of aluminum. In the complaint, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of cathodes and seek, among other things, an award of treble damages resulting from such alleged violations. In November 2002, we settled this lawsuit. The guilty pleas and decisions described above do not relate to cathodes.

In December 2002 and January 2003, we and other producers of bulk graphite were served with two complaints commencing two civil class action antitrust lawsuits. The first complaint, filed in the U.S. District Court for the District of New Jersey, is entitled Industrial Graphite Products, Inc. v. Carbone Lorraine North America Corporation, et al. The second complaint, filed in the same court, is entitled Ceradyne, Inc. v. Carbone Lorraine North America Corporation, et al. In February 2003, we learned that a class action complaint commencing a civil class action antitrust lawsuit had been filed against us and other producers of bulk graphite in the District Court entitled General Refractories Company v. GrafTech International Ltd., et al. In March 2003, this lawsuit was dismissed by the District Court without prejudice. In March 2003, we learned that two complaints commencing civil class action antitrust lawsuits had been filed against us and other producers of bulk graphite in the U.S. District Court for the District of New Jersey entitled General Refractories Company v. GrafTech International Ltd., et al. and Midwest Graphite Co., Inc. v. SGL Carbon, LLC, et al., respectively. The lawsuits commenced by the first, second, fourth and fifth complaints, along with a lawsuit commenced by a sixth complaint filed only against SGL Carbon, LLC, SGL Carbon A.G. and SGI Carbon GmbH, were subsequently consolidated or are subject to consolidation into a single lawsuit in the United States District Court for the District of New Jersey entitled In re: Bulk [Extruded] Graphite Products Antitrust Litigation (the "bulk graphite lawsuits"). In the bulk graphite lawsuits, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of bulk graphite and seek, among other things, an award of treble damages resulting from such alleged violations. In March 2003, we reached an agreement to settle the bulk graphite lawsuits. The guilty pleas and decisions described above do not relate to bulk graphite.

The foreign customer lawsuits are still in their early stages. We have been vigorously defending, and intend to continue to vigorously defend, against these remaining lawsuits as well as all threatened lawsuits and possible unasserted claims. We may at any time, however, settle these lawsuits as well as any threatened lawsuits and possible claims. It is possible that additional civil antitrust lawsuits seeking, among other things, to recover damages could be commenced against us in the U.S. and in other jurisdictions.

Antitrust Earnings Charges

We have recorded pre-tax charges of $350 million against results of operations as a reserve for potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims. The reserve of $350 million is calculated on a basis net of, among other things, imputed interest on installment payments of the DOJ fine. Actual aggregate liabilities and expenses (including settled investigations, lawsuits and claims as well as continuing investigations, pending appeals and unsettled pending, threatened and possible lawsuits and claims mentioned above) could be materially higher than $350 million and the timing of payment thereof could be sooner than anticipated. The fines and net settlements and expenses are within the amounts we used to evaluate the aggregate charge of $350 million. To the extent that aggregate liabilities and expenses, net, are known or reasonably estimable, at June 30, 2003, $350 million represents our estimate of these liabilities and expenses. Our insurance has not and will not materially cover liabilities that have or may become due in connection with antitrust investigations or related lawsuits or claims.

Through June 30, 2003, we have paid an aggregate of $256 million of fines and net settlement and expense payments and $19 million of imputed interest. At June 30, 2003, $94 million remained in the reserve. The balance of the reserve is available for the fine payable to the DOJ (excluding imputed interest thereon), the fine assessed by the EU Competition Authority and other matters. The aggregate amount of remaining committed payments payable to the DOJ for imputed interest at June 30, 2003 was nil.

Other Proceedings Against Us

We are involved in various other investigations, lawsuits, claims and other legal proceedings incidental to the conduct of our business. While it is not possible to determine the ultimate disposition of each of them, we do not believe that their ultimate disposition will have a material adverse effect on us.

Lawsuit Initiated by Us Against Our Former Parents

In February 2000, at the direction of a special committee of independent directors of GTI's Board of Directors, we commenced a lawsuit in the U.S. District Court for the Southern District of New York against our former parents, Mitsubishi Corporation and Union Carbide Corporation. The other defendants named in the lawsuit include two of the respective representatives of Mitsubishi and Union Carbide who served on GTI's Board of Directors at the time of our 1995 leveraged equity recapitalization, Hiroshi Kawamura and Robert D. Kennedy. Mr. Kennedy, who was a director of GTI at the time the lawsuit was commenced, resigned as such on March 14, 2000.

In the lawsuit, we allege, among other things, that, in January 1995, Mitsubishi and Union Carbide had knowledge of facts indicating that GTI had engaged in illegal graphite electrode price fixing activities and that any determination of GTI's statutory capital surplus would be overstated as a result of those activities. We also allege that certain of their representatives knew or should have known about those activities. In January 2000, Mitsubishi was indicted by the DOJ on a one count charge of aiding and abetting violations of U.S. federal antitrust law in connection with the sale of graphite electrodes. Mitsubishi entered a plea of not guilty. In February 2001, a jury found Mitsubishi guilty of the charge. Mitsubishi entered into a sentencing agreement with the DOJ, which was approved by the District Court, pursuant to which Mitsubishi agreed to pay a fine of $134 million and not appeal its conviction. Mitsubishi has also been named as a defendant in several civil antitrust lawsuits commenced by electric arc furnace steel producers with respect to its alleged participation in those activities. In addition, we allege that, in January 1995, GTI did not have the statutory capital surplus required to lawfully authorize the payments that GTI made to its former parents. We also allege that Mitsubishi and Union Carbide were unjustly enriched by receipts from their investments in GTI and that they knowingly induced or actively and substantially assisted former senior management of GTI to engage in illegal graphite electrode price fixing activities in breach of their fiduciary duties to GTI.

Based on the allegations summarized above, we are seeking to recover from Mitsubishi and Union Carbide more than $1.5 billion in damages, including interest. Some of our claims provide for joint and several liability; however, damages from our various claims would not generally be additive to each other.

The defendants have filed motions to dismiss this lawsuit and a motion to disqualify certain of our counsel from representing us in this lawsuit. Oral hearings were held on those motions in the 2001 first and second quarters. The court approved a motion to disqualify certain of our counsel in November 2002, and denied our motion to reconsider that decision. We do not believe that either that decision or the adverse ruling on such motion for reconsideration will adversely affect this lawsuit. The court has not ruled on the motions to dismiss.

We expect to incur $10 million to $20 million for legal expenses to pursue this lawsuit from the date of filing the complaint through trial. Through June 30, 2003, we had incurred about $5 million of these legal expenses. This lawsuit is in its earliest stages. The ultimate outcome of this lawsuit is subject to many uncertainties. We may at any time settle this lawsuit.

(8) Financial Information About the Parent, the Issuer, the Guarantors and the Subsidiaries Whose Securities Secure the Senior Notes and Related Guarantees

On February 15, 2002, GrafTech Finance (the "Issuer") issued $400 million aggregate principal amount of Senior Notes and, on May 6, 2002, $150 million aggregate principal amount of additional Senior Notes. The Senior Notes have been guaranteed on a senior basis by GTI (the "Parent") and GrafTech Global, UCAR Carbon and other subsidiaries holding a substantial majority of our U.S. assets, which subsidiaries are UCAR International Holdings Inc., UCAR International Trading Inc., UCAR Carbon Technology LLC, UCAR Composites Inc. and UCAR Holdings III Inc. The guarantors (other than the Parent) are collectively called the "U.S. Guarantors." The guarantees of the U.S. Guarantors are unsecured, except that the guarantee of UCAR Carbon has been secured by a pledge of all of our shares of AET, but in no event will the value of the pledged portion of such shares exceed 19.99% of the principal amount of the then outstanding Senior Notes. All of the guarantees are full, unconditional and joint and several, and the Issuer and each of the U.S. Guarantors are 100% owned by the Parent. If a U.S. Guarantor makes a payment under its guarantee, it would have the right under certain circumstances to seek contribution from the other U.S. Guarantors. Payment under the guarantees could be required immediately upon the occurrence of an event of default under the Senior Notes. AET and our other subsidiaries, which are not guarantors, are called the "Non-Guarantors." The following table sets forth condensed consolidating balance sheets at December 31, 2002 and June 30, 2003 and condensed consolidating statements of operations and cash flows for the three months and six months ended June 30, 2002 and 2003 of the Parent, the Issuer, the U.S. Guarantors and the Non-Guarantors. Provisions in the Senior Facilities restrict the payment of dividends by our subsidiaries to the Parent. At June 30, 2003, retained earnings of our subsidiaries subject to such restrictions were approximately $482 million. Investments in subsidiary companies are recorded on the equity basis.

Condensed consolidating balance sheet
at June 30, 2003
(Unaudited)

	June 30, 2003
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$—	$—	$2	$5	$1	$8
Notes and accounts receivable	1	827	448	122	(1,279)	119
Inventories:
Raw materials and supplies	—	—	2	44	(1)	45
Work in process	—	—	29	90	1	120
Finished goods	—	—	8	24	(3)	29

	1	—	39	158	(3)	194
Prepaid expenses and deferred income taxes	—	4	11	14	(2)	27
Assets of discontinued operations	—	—	17	—	(17)	—

Total current assets	1	831	517	299	(1,300)	348

Property, plant and equipment	—	—	301	773	(4)	1,070
Less: accumulated depreciation	—	—	(260)	(481)	(1)	(742)

Net fixed assets	—	—	41	292	(5)	328

Deferred income taxes and other assets	21	24	(77)	127	148	243

Total assets	$22	$855	$481	$718	$(1,157)	$919

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$42	$26	$48	$87	$(98)	$105
Short-term debt	389	—	224	586	(1176)	23
Accrued income and other taxes	(8)	22	(4)	22	—	32
Other accrued liabilities	—	—	74	39	(37)	76
Liabilities of discontinued operations	—	—	5	—	(2)	3

Total current liabilities	423	48	347	734	(1,313)	239

Long-term debt	(20)	704	—	2	—	686
Other long-term obligations	—	38	190	47	—	275
Deferred income taxes	—	(12)	—	37	14	39
Minority stockholders' equity in consolidated entities	—	—	—	28	1	29
Stockholders' equity (deficit)	(381)	77	(56)	(130)	141	(349)

Total liabilities and stockholders' equity (deficit)	$22	$855	$481	$718	$(1,157)	$919

Condensed consolidating balance sheet
at December 31, 2002

	December 31, 2002
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$—	$—	$4	$7	$—	$11
Notes and accounts receivable, net	—	752	466	255	(1,369)	104
Inventories:
Raw materials and supplies	—	—	2	38	(1)	39
Work in process	—	—	30	71	1	102
Finished goods	—	—	10	23	(3)	30

	—	—	42	132	(3)	171
Prepaid expenses and deferred income taxes	—	—	8	13	—	21
Assets of discontinued operations	—	—	14	—	—	14

Total current assets	—	752	534	407	(1,372)	321
Net fixed assets	—	—	36	268	(4)	300
Deferred income taxes and other assets	47	34	(33)	120	70	238

Total assets	$47	$786	$537	$795	$(1,306)	$859

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$21	$26	$30	$89	$(61)	$105
Short-term debt	416	—	231	668	(1,297)	18
Accrued income and other taxes	(24)	(3)	36	18	(4)	23
Other accrued liabilities	—	—	36	39	(18)	57
Liabilities of discontinued operations	—	—	3	—	—	3

Total current liabilities	413	23	336	814	(1,380)	206

Long-term debt	—	711	—	2	—	713
Other long-term obligations	—	9	203	45	1	258
Deferred income taxes	—	(5)	(1)	36	3	33
Minority stockholders' equity in consolidated entities	—	—	—	30	—	30
Stockholders' equity (deficit)	(366)	48	(1)	(132)	70	(381)

Total liabilities and stockholders' equity (deficit)	$47	$786	$537	$795	$(1,306)	$859

Condensed consolidating statements of operations
for the three months ended June 30, 2002 and 2003
(Unaudited)

	Three Months Ended June 30, 2002
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

Net sales	$—	$—	$59	$133	$(35)	$157
Cost of sales	—	—	49	103	(30)	122

Gross profit	—	—	10	30	(5)	35
R&D, SG&A, global realignment and related expenses, restructuring charge and impairment loss of long-lived and other assets, and other expenses	5	(16)	(91)	19	113	30
Interest income	—	(12)	(6)	—	18	—
Interest expense	6	16	4	9	(18)	17

Income (loss) before provision for income taxes	(11)	12	103	2	(118)	(11)
Provision for (benefit from) income taxes	(4)	4	(13)	8	—	(5)

Income (loss) of consolidated entities from continuing operations	(7)	8	116	(6)	(118)	(6)
Minority stockholders' share of income	—	—	—	—	—	—
Income from discontinued operations	—	—	—	—	—	—
Equity in earnings of subsidiaries	—	—	124	—	(124)	—

Net income (loss)	$(7)	$8	$(8)	$(6)	$6	$(6)

	Three Months Ended June 30, 2003
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

Net sales	$—	$—	$64	$156	$(39)	$181
Cost of sales	—	—	54	123	(39)	138

Gross profit	—	—	10	33	—	43
R&D, SG&A, global realignment and related expenses, restructuring charge and impairment loss of long-lived and other assets, and other expenses	—	(18)	17	19	—	18
Interest income	—	(17)	—	1	16	—
Interest expense	10	13	—	6	(16)	13

Income (loss) before provision for income taxes	(10)	22	(7)	7	—	12
Provision for (benefit from) income taxes	(4)	12	(5)	2	—	5

Income (loss) of consolidated entities from continuing operations	(6)	10	(2)	5	—	7
Minority stockholders' share of income	—	—	—	1	—	1
Income from discontinued operations	—	—	—	—	—	—
Gain on the sale of discontinued operations	—	—	1	—	—	1
Equity in earnings of subsidiaries	(13)	—	(4)	—	17	—

Net income (loss)	$7	$10	$3	$4	$(17)	$7

Condensed consolidating statements of operations
for the six months ended June 30, 2002 and 2003
(Unaudited)

	Six Months Ended June 30, 2002
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

Net sales	$—	$—	$108	$252	$(69)	$291
Cost of sales	—	—	91	195	(60)	226

Gross profit	—	—	17	57	(9)	65
R&D, SG&A, global realignment and related expenses, restructuring charge and impairment loss of long-lived and other assets, and other expenses	5	(15)	(103)	39	131	57
Interest income	—	(24)	(12)	(4)	40	—
Interest expense	12	32	9	17	(40)	30

Income (loss) before provision for income taxes	(17)	7	123	5	(140)	(22)
Provision for (benefit from) income taxes	(6)	4	(26)	17	—	(11)

Income (loss) of consolidated entities from continuing operations	(11)	3	149	(12)	(140)	(11)
Minority stockholders' share of income	—	—	—	1	—	1
Income from discontinued operations	—	—	1	—	—	1
Equity in earnings of subsidiaries	—	—	153	—	(153)	—

Net income (loss)	$(11)	$3	$(3)	$(13)	$13	$(11)

	Six Months Ended June 30, 2003
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

Net sales	$—	$—	$122	$306	$(77)	$351
Cost of sales	—	—	102	244	(77)	269

Gross profit	—	—	20	62	—	82
R&D, SG&A, global realignment and related expenses, restructuring charge and impairment loss of long-lived and other assets and other expenses	1	(13)	52	17	—	57
Interest income	—	(33)	—	—	33	—
Interest expense	20	26	—	14	(33)	27

Income (loss) before provision for income taxes	(21)	20	(32)	31	—	(2)
Provision for (benefit from) income taxes	(8)	15	(13)	7	—	1

Income (loss) of consolidated entities from continuing operations	(13)	5	(19)	24	—	(3)
Minority stockholders' share of income	—	—	—	1	—	1
Income from discontinued operations	—	—	1	—	—	1
Gain on the sale of discontinued operations	—	—	1	—	—	1
Equity in earnings of subsidiaries	(11)	—	(23)	—	34	—

Net income (loss)	$(2)	$5	$6	$23	$(34)	$(2)

Condensed consolidating statements of cash flows
for the six months ended June 30, 2002 and 2003
(Unaudited)

	Six Months Ended June 30, 2002
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

Net cash provided by (used in) operating activities from continuing operations	$(23)	$70	$109	$(243)	$51	$(36)
Net cash provided by (used in) operating activities from discontinuing operations	—	—	—	—	—	—

Net cash used in operating activities	(23)	70	109	(243)	51	(36)
Net cash provided by (used in) investing activities	—	133	92	255	(500)	(20)
Net cash provided by (used in) financing activities	23	(209)	(207)	10	449	66

Net increase (decrease) in cash and cash equivalents	—	(6)	(6)	22	—	10
Effect of exchange rate changes on cash and cash equivalents	—	—	—	3	—	3
Cash and cash equivalents at beginning of period	—	16	8	14	—	38

Cash and cash equivalents at end of period	$—	$10	$2	$39	$—	$51

	Six Months Ended June 30, 2003
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

Net cash provided by (used in) operating activities from continuing operations	$27	$33	$(16)	$(54)	$(16)	$(26)
Net cash provided by (used in) operating activities from discontinuing operations	—	—	1	—	—	1

Net cash provided by (used in) operating activities	27	33	(15)	(54)	(16)	(25)
Net cash used in investing activities from continuing operations	—	—	(20)	—	—	(20)
Proceeds from sale of discontinued operations	—	—	15	—	—	15
Net cash provided by (used in) investing activities	—	(60)	20	137	(102)	(5)
Net cash provided by (used in) financing activities	(27)	27	(7)	(85)	119	27

Net increase (decrease) in cash and cash equivalents	—	—	(2)	(2)	1	(3)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	4	7	—	11

Cash and cash equivalents at end of period	$—	$—	$2	$5	$1	$8

Unsecured intercompany term notes in an aggregate principal amount, at June 30, 2003, equal to $485 million (based on currency exchange rates in effect at June 30, 2003), and guarantees of those unsecured intercompany term notes, issued to GrafTech Finance by certain of our foreign subsidiaries have been pledged by GrafTech Finance to secure the Senior Notes, subject to the limitation that at no time will the combined value of the pledged portion of any foreign subsidiary's unsecured intercompany term note and unsecured guarantee of unsecured intercompany term notes issued by other foreign subsidiaries exceed 19.99% of the principal amount of the then outstanding Senior Notes.

As described above, the guarantee of the Senior Notes by UCAR Carbon has been secured by a pledge of all of our shares of AET, but at no time will the value of the pledged portion of such shares exceed 19.99% of the principal amount of the then outstanding Senior Notes.

Rule 3-16 of Regulation S-X adopted by the SEC provides that, for each of the registrant's affiliates whose securities constitute a "substantial" portion of the collateral for registered securities, financial statements (that would be required to be filed if the affiliate were a registrant) must be filed with this Report. Under Rule 3-16(b), securities of a person will be deemed to constitute a "substantial" portion of the collateral if the aggregate principal amount, par value, or book value of securities as carried by the registrant, or the market value of such securities, whichever is the greatest, equals 20% or more of the principal amount of the registered securities. In this case, the pledges of common stock of AET and the intercompany notes and related guarantees have been limited such that they will never be more than 19.99% of the principal amount of the outstanding Senior Notes. Therefore, no such financial statements are required to be included in this Report.

(9) Other (Income) Expense, Net

The following table presents an analysis of other (income) expense, net.

	Six Months Ended June 30
	2002	2003

Interest income	$(2)	$—
Currency gains	(20)	(19)
Bank and other financing fees	2	2
Fair value adjustment on interest rate caps	—	2
Write-off of capitalized bank fees	4	—
Legal fees (not related to antitrust investigations and related lawsuits and claims)	2	2
Global realignment	3	—
Gain on Senior Note for common stock exchange	—	(1)
Relocation expenses	—	1
Other	2	3

Total other (income) expense, net	$(9)	$(10)

We have intercompany loans between GrafTech Finance and some of our other subsidiaries. Some of these loans are denominated in currencies other than the dollar and, accordingly, are subject to translation gains and losses due to changes in currency exchange rates. Some of these intercompany loans are deemed to be essentially permanent and, as a result, translation gains and losses on these loans are reflected in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets. The remaining intercompany loans are expected to be repaid in the foreseeable future and, as a result, translation gains and losses on these loans are reflected in other (income) expense, net on the Consolidated Statement of Operations. The translation gains and losses on these loans were a net gain of $18 million and $16 million in the 2002 first half and the 2003 first half, respectively, and are included in the line entitled "currency gains" in the preceding table.

In the 2002 first half, we recorded an extraordinary charge of $4 million ($3 million, net of tax) for the write-off of capitalized fees associated with the term loans under Tranche A and B Facilities repaid with the net proceeds from the issuance of Senior Notes. This amount has been reclassified and included as other (income) expense, net, for the six months ended June 30, 2002 in accordance with SFAS No. 145 relating to SFAS No. 4.

In 2002, we substantially completed the realignment of our foreign subsidiaries, which resulted in tax savings. The expenses incurred to implement the realignment (which are referred to as global realignment and related expenses) have been classified into other (income) expense, net.

(10) Discontinued Operations

In June 2003, we sold certain assets and operations of our non-strategic composite tooling business to a third party for approximately $17 million, including an approximately $2 million working capital adjustment. We received $15 million in cash prior to June 30, 2003. We recorded an approximately $1 million (net of tax) gain related to the sale. As a result, the composite tooling business is reflected as a discontinued operation in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." We reflected prior year results of the composite tooling business as a discontinued operation on the Consolidated Statements of Operations.

The following table sets forth the results of the discontinued operation.

(Dollars in millions)	Year Ended December 31, 2002	Six Months Ended June 30, 2003

Net sales	$17	$9
Income before provision for income taxes	$2	$1

In addition, the assets and liabilities of the discontinued operation have been presented separately in the Consolidated Balance Sheets. The amounts at December 31, 2002 have been reclassified to conform to the June 30, 2003 presentation.

The following table sets forth the assets and liabilities of the discontinued operation.

(Dollars in millions)	December 31, 2002	June 30, 2003

Current assets	$6	$—
Property, plant and equipment, net	8	—

Total assets	$14	$—

Current liabilities	$3	$3

Total liabilities	$3	$3

(11) Subsequent Event

In July 2003, we entered into an additional interest rate swap for a notional amount of $500 million to effectively convert that amount of fixed rate debt to variable rate debt. As a result, our interest rate swaps currently relate to $500 million notional amount of debt in the aggregate.

In July and August 2003, we exchanged $30 million aggregate principal amount of Senior Notes, plus accrued interest of approximately $1 million, for 5,404,329 shares of common stock.

In July 2003, we adopted a long term incentive program. Under this program, we granted five and one-half-year options to certain officers and managers to purchase an aggregate of 2,921,500 shares of common stock at an exercise price equal to the fair market value at the date of grant. The options vest five years from the grant date and expire five months later. Accelerated vesting occurs if certain cash flow performance targets are achieved in each of 2003, 2004 and 2005.

Independent Auditors' Report

To the Board of Directors and Stockholders
GrafTech International Ltd.
Wilmington, Delaware

We have audited the accompanying consolidated balance sheets of GrafTech International Ltd. (formerly UCAR International Inc.) and subsidiaries (the "Company") as of December 31, 2001 and 2002, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company for the year ended December 31, 2000, before the reclassifications described in Note 19 to the financial statements, were audited by other auditors whose report, dated February 15, 2001, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2001 and 2002 consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

We also audited the adjustments described in Note 19 that were applied to reclassify the 2000 financial statements to give retroactive effect to the Company's discontinued operations, change in segments, and adoption of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. In our opinion, such adjustments are appropriate and have been properly applied.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 14, 2003, except for Note 18, as to
which the date is March 25, 2003 and Note 19,
as to which the date is August 14, 2003

Independent Auditors' Report

To the Board of Directors
UCAR International Inc.:

We have audited the accompanying consolidated statements of operations, cash flows and stockholders' equity (deficit) of UCAR International Inc. and subsidiaries for the year ended December 31, 2000, before the restatements described in Note 19 to the consolidated financial statements. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 consolidated financial statements (before restatements) referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of UCAR International Inc. and subsidiaries for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Nashville, Tennessee
February 15, 2001

GrafTech International Ltd. and Subsidiaries
Consolidated balance sheets

	At December 31,
	2001	2002
(Dollars in millions, except per share data)	(includes reclassifications; see Note 19)

ASSETS
Current assets:
Cash and cash equivalents	$38	$11
Notes and accounts receivable, net	91	104
Inventories:
Raw materials and supplies	32	39
Work in process	110	102
Finished goods	33	30

	175	171
Prepaid expenses and deferred income taxes	12	21
Current assets of discontinued operations	6	14

Total current assets	322	321

Property, plant and equipment	918	995
Less: accumulated depreciation	646	695

Net fixed assets	272	300
Deferred income taxes	140	171
Goodwill	17	17
Other assets	37	50
Assets of discontinued operations	9	—

Total assets	$797	$859

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$99	$105
Short-term debt	7	18
Accrued income and other taxes	44	23
Other accrued liabilities	56	57
Current liabilities of discontinued operations	4	3

Total current liabilities	210	206
Long-term debt:
Carrying value	631	699
Fair value of hedged debt obligation	—	8
Unamortized bond premium	—	6

Total long-term debt	631	713
Other long-term obligations	231	258
Deferred income taxes	31	33
Liabilities of discontinued operations	1	—
Minority stockholders' equity in consolidated entities	25	30
Commitments and contingencies	—	—
Stockholders' deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 100,000,000 shares authorized, 58,623,713 shares issued at December 31, 2001, 59,211,664 shares issued at December 31, 2002	1	1
Additional paid-in capital	629	636
Accumulated other comprehensive loss	(269)	(304)
Accumulated deficit	(602)	(620)
Less: cost of common stock held in treasury, 2,322,412 shares at December 31, 2001, 2,542,539 shares at December 31, 2002	(85)	(88)
Common stock held in employee benefit trust, 426,400 shares at December 31, 2001 and December 31, 2002	(6)	(6)

Total stockholders' deficit	(332)	(381)

Total liabilities and stockholders' deficit	$797	$859

See accompanying Notes to Consolidated Financial Statements.

GrafTech International Ltd. and Subsidiaries
Consolidated statements of operations

	For the Year Ended December 31,
	2000	2001	2002
(Dollars in millions, except per share data)	(includes reclassifications; see Note 19)

Net sales	$763	$634	$596
Cost of sales	549	455	461

Gross profit	214	179	135
Research and development	11	12	13
Selling, administrative and other expenses	84	75	76
Restructuring charges	6	12	6
Impairment losses on long-lived and other assets	3	80	17
Restricted stock vesting	—	—	5
Antitrust investigations and related lawsuits and claims	—	10	—
Corporate realignment and related expenses	—	2	3
Other expense (income), net	20	1	(12)
Interest expense	75	60	60

	199	252	168
Income (loss) from continuing operations before provision for income taxes, minority interest	15	(73)	(33)
Provision for (benefit from) income taxes	2	14	(16)

Income (loss) from continuing operations before minority interest	13	(87)	(17)
Less: minority stockholders' share of income	3	2	2

Income (loss) from continuing operations	10	(89)	(19)
Income from discontinued operations (less income tax expense of $1 and $1 in 2001 and 2002, respectively)	—	2	1

Net income (loss)	$10	$(87)	$(18)

Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.22	$(1.79)	$(0.35)
Income from discontinued operations	—	0.04	0.02

Net income (loss) per share	$0.22	$(1.75)	$(0.33)

Diluted:
Income (loss) from continuing operations	$0.22	$(1.79)	$(0.35)
Income from discontinued operations	—	0.04	0.02

Net income (loss) per share	$0.22	$(1.75)	$(0.33)

See accompanying Notes to Consolidated Financial Statements.

GrafTech International Ltd. and Subsidiaries
Consolidated statements of cash flows

	For the Year Ended December 31,
	2000	2001	2002
(Dollars in millions, except per share data)	(includes reclassification; see Note 19)

Cash flow from operating activities:
Net income (loss)	$10	$(87)	$(18)
Income from discontinued operations	—	2	1

Income (loss) from continuing operations	10	(89)	(19)
Non-cash (credits) charges to net income (loss):
Depreciation and amortization	42	35	28
Deferred income taxes	(33)	(9)	(27)
Securities class action and stockholder derivative lawsuits	(1)	—	—
Antitrust investigations and related lawsuits and claims	—	10	—
Restructuring charges	6	12	6
Impairment losses on long-lived and other assets	3	80	17
Restricted stock vesting	—	—	5
Other non-cash charges	27	13	(20)
Working capital*	42	(32)	(38)
Long-term assets and liabilities	(4)	(6)	(12)

Net cash provided by (used in) operating activities from continuing operations	92	14	(60)
Net cash provided by operating activities from discontinued operations	2	3	—

Net cash provided by (used in) operating activities	94	17	(60)
Cash flow from investing activities:
Capital expenditures	(52)	(40)	(50)
Purchase of investment	(1)	(2)	—
Maturities of short-term investments	2	—	—
Sale of assets	1	3	—

Net cash used in investing activities	(50)	(39)	(50)
Cash flow from financing activities:
Short-term debt borrowings, net	3	3	11
Revolving credit facility borrowings, net	56	7	(86)
Long-term debt borrowings	661	2	557
Long-term debt reductions	(707)	(96)	(392)
Minority interest investment	—	9	—
Financing costs	(28)	(4)	(21)
Proceeds from reset of interest rate swap	—	—	10
Sale of common stock	2	94	1
Dividends paid to minority stockholder	—	—	(1)

Net cash provided by (used in) financing activities	(13)	15	79

Net increase (decrease) in cash and cash equivalents	31	(7)	(31)
Effect of exchange rate changes on cash and cash equivalents	(1)	(2)	4
Cash and cash equivalents at beginning of period	17	47	38

Cash and cash equivalents at end of period	$47	$38	$11

Supplemental disclosures of cash flow information:
Net cash paid during the year for:
Interest expense	$81	$56	$48
Income taxes	$13	$25	$24
*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Notes and accounts receivable	$30	$19	$(6)
Inventories	17	(21)	11
Prepaid expenses	3	—	(2)
Payments for antitrust investigations and related lawsuits and claims	(23)	(16)	(3)
Restructuring payments	(7)	(18)	(4)
Increase (decrease) in payables and accruals	22	4	(34)

Working capital	$42	$(32)	$(38)

See accompanying Notes to Consolidated Financial Statements.

GrafTech International Ltd. and Subsidiaries
Consolidated statements of stockholders' equity (deficit)

(Dollars in millions, except share data)	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Unearned Restricted Stock	Treasury Stock	Common Stock held in Employee Benefit Trust	Total Stockholders' Deficit

Balance at January 1, 2000	47,416,414	$—	$523	$(205)	$(525)	$—	$(86)	$—	$(293)

Comprehensive income (loss):
Net income	—	—	—	—	10	—	—	—	10
Other comprehensive income:
Unrealized loss on available-for-sale securities	—	—	—	(1)	—	—	—	—	(1)
Foreign currency translation adjustments	—	—	—	(35)	—	—	—	—	(35)

Total comprehensive income (loss)	—	—	—	(36)	10		—	—	(26)
Sale of common stock—stock options	50,473	—	2	—	—	—	—	—	2
Sale of common stock—treasury stock	18,556	—	—	—	—	—	1		1

Balance at December 31, 2000	47,485,443	$—	$525	$(241)	$(515)	$—	$(85)	$—	$(316)

Comprehensive income (loss):
Net loss	—	—	—	—	(87)	—	—	—	(87)
Other comprehensive income:
Recognized loss on available-for-sale securities	—	—	—	1	—	—	—	—	1
Foreign currency translation adjustments	—	—	—	(29)	—	—	—	—	(29)

Total comprehensive income (loss)	—	—	—	(28)	(87)		—	—	(115)
Sale of 2.5% equity interest in AET	—	—	4	—	—	—	—	—	4
Common stock issued to employee benefit trust	—	—	6	—	—	—	—	(6)	—
Sale of common stock, net	11,138,270	1	94	—	—	—	—	—	95

Balance at December 31, 2001	58,623,713	$1	$629	$(269)	$(602)	$—	$(85)	$(6)	$(332)

Comprehensive loss:
Net loss	—	—	—	—	(18)	—	—	—	(18)
Other comprehensive loss:
Minimum pension liability	—	—	—	(15)	—	—	—	—	(15)
Foreign currency translation adjustments	—	—	—	(20)	—	—	—	—	(20)

Total comprehensive income (loss)	—	—	—	(35)	(18)	—	—	—	(53)
Issuance of restricted stock	412,200	—	6	—	—	(6)	—	—	—
Amortization of restricted stock	—	—	—	—	—	1	—	—	1
Accelerated vesting of restricted stock	—	—	—	—	—	5	—	—	5
Sale of common stock under stock options	175,751	—	1	—	—	—	—	—	1
Repurchase of treasury stock	—	—	—	—	—	—	(3)	—	(3)

Balance at December 31, 2002	59,211,664	$1	$636	$(304)	$(620)	$—	$(88)	$(6)	$(381)

See accompanying Notes to Consolidated Financial Statements.

GrafTech International Ltd. and Subsidiaries
Notes to consolidated financial statements

(1) Discussion of Business and Structure

Important Terms

We use the following terms to identify various companies or groups of companies in the Consolidated Financial Statements.

"GTI" refers to GrafTech International Ltd. only. GTI is our public parent company and the issuer of the publicly traded common stock covered by the Consolidated Financial Statements. GTI is a guarantor of the Senior Notes and the Senior Facilities. Prior to our Annual Meeting of Stockholders for 2002, GTI was named UCAR International Inc.

"GrafTech Global" refers to GrafTech Global Enterprises Inc. only. GrafTech Global is a direct, wholly owned subsidiary of GTI and the direct or indirect holding company for all of our operating subsidiaries. GrafTech Global is a guarantor of the Senior Notes and the Senior Facilities. Prior to June 7, 2002, GrafTech Global Enterprises Inc. was named UCAR Global Enterprises Inc.

"UCAR Carbon" refers to UCAR Carbon Company Inc. only. UCAR Carbon is our wholly owned subsidiary through which we conduct most of our U.S. operations. UCAR Carbon is a guarantor of the Senior Notes and the Senior Facilities.

"GrafTech Finance" refers to GrafTech Finance Inc. only. GrafTech Finance is a direct, wholly owned special purpose finance subsidiary of GTI and the borrower under our senior secured bank credit facilities (as amended, the "Senior Facilities"). GrafTech Finance is the issuer of our 10.25% senior notes due 2012 (the "Senior Notes"). The Senior Notes were issued under an Indenture dated February 15, 2002, as supplemented on April 30, 2002 (as supplemented, the "Indenture"). Prior to June 7, 2002, GrafTech Finance was named UCAR Finance Inc.

"AET" refers to Advanced Energy Technology Inc. only. AET is our 97.5% owned subsidiary engaged in the development, manufacture and sale of natural graphite-based products. Prior to January 1, 2003, AET was named Graftech Inc.

"Carbone Savoie" refers to Carbone Savoie S.A.S. and its subsidiaries. Carbone Savoie is our 70% owned subsidiary engaged in the development, manufacture and sale of cathodes.

"Subsidiaries" refers to those companies that, at the relevant time, are or were majority owned or wholly owned directly or indirectly by GTI or its predecessors to the extent that those predecessors' activities related to the graphite and carbon business. All of GTI's subsidiaries have been wholly owned (with de minimis exceptions in the case of certain foreign subsidiaries) from at least January 1, 2000 through December 31, 2002, except for:

  •
  Carbone Savoie, which has been and is 70% owned; and

  •
  AET, which was 100% owned until it became 97.5% owned in June 2001.

Our 100% owned Brazilian cathode manufacturing operations were contributed to Carbone Savoie and, as a result, became 70% owned on March 31, 2001. In 2002, we substantially completed a realignment of our foreign subsidiaries. Most of the operations and net sales of our synthetic graphite line of business are located outside the U.S. and are held by our Swiss subsidiary or its subsidiaries. Most of our technology is held by our U.S. subsidiaries. We may in the future realign the corporate organizational structure of our U.S. subsidiaries.

"We," "us" or "our" refers to GTI and its subsidiaries collectively or, if the context so requires, GTI, GrafTech Global or GrafTech Finance, individually.

(2) Summary of Significant Accounting Policies

The Consolidated Financial Statements include the financial statements of GTI and its majority-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Cash Equivalents

Cash equivalents consist of overnight repurchase agreements and certificates of deposit with an initial term of less than three months. For purposes of the Consolidated Statements of Cash Flow, we consider all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Investments

Investments in marketable debt and equity securities are generally classified and accounted for as investment, held-to-maturity or available-for-sale securities. We determine the appropriate classification of debt and equity securities at the time of purchase and reassess the classification at each reporting date. Debt securities classified as held-to-maturity are reported at amortized cost plus accrued interest. Securities classified as available-for-sale are reported at fair value with unrealized gains and losses, net of related tax, recorded as a separate component of comprehensive income in the Consolidated Statement of Stockholders' Equity (Deficit) until realized. Interest plus accrued interest and amortization of premiums and discounts for debt securities are included in interest expense. Gains and losses on securities sold are determined based on the specific identification method and are included in other (income) expense, net. Unrealized losses on investment securities that are other than temporary are recognized in net income (loss). We do not hold securities for speculative or trading purposes.

Revenue Recognition

Sales of our products and technology are recognized when persuasive evidence of an arrangement exists, delivery has occurred, title has passed, the revenue amount is determinable and collection is reasonably assured. Licenses of technology are recognized over the term of the license agreements. Revenue from service transactions is recognized based upon performance.

Inventories

Inventories are stated at cost or market, whichever is lower. Cost is determined on the "first-in first-out" ("FIFO") or the "average cost" method.

Fixed Assets and Depreciation

Fixed assets are carried at cost. Expenditures for replacements are capitalized and the replaced assets are retired. Gains and losses from the sale of property are included in other (income) expense, net.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. We generally use accelerated depreciation methods for tax purposes, where appropriate.

The average estimated useful lives are as follows:

Years
Buildings	25
Land improvements	20
Machinery and equipment	20
Furniture and fixtures	10
Transportation equipment	6

The carrying value of fixed assets is assessed when events and circumstances indicating impairment are present. We determine such impairment by measuring undiscounted estimated future cash flows. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets. At December 31, 2002, accumulated depreciation included about $216 million related to previously impaired long-lived assets. Assets to be disposed are reported at the lower of the carrying amount or fair value less costs to sell. We capitalized $1 million in interest in 2001 and 2002.

Derivative Financial Instruments

Effective January 1, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138. The adoption did not have a significant impact on our consolidated financial position or results of operations. We do not use derivative financial instruments for trading purposes. They are used to manage well-defined currency exchange rate risks and interest rate risks.

We enter into foreign currency instruments to manage exposure to currency exchange rate fluctuations. These instruments, which include, but not limited to, forward exchange contracts and purchased currency options, attempt to hedge global currency exposures, net, relating to euro-denominated debt, identifiable foreign currency receivables, payables and commitments held by our foreign and domestic subsidiaries. Forward exchange contracts are agreements to exchange different currencies at a specified future date and at a specified rate. Purchased foreign currency options are instruments which give the holder the right, but not the obligation, to exchange different currencies at a specified rate at a specified date or over a range of specified dates. Forward exchange contracts and purchased currency options are carried at market value. Gains and losses due to the recording of such contracts at fair value are recognized currently as other (income) expense, net.

We enter into agreements with financial institutions that are intended to limit, or cap, our exposure to the incurrence of additional interest expense due to increases in variable interest rates. Since we deal with counterparties that are major banks, we do not anticipate credit-related losses from non-performance by such counterparties.

Research and Development

Research and development costs are charged to expense as incurred.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is determined that it is more likely than not that any portion of a recorded deferred tax asset will not be realized.

Stock-Based Compensation Plans

We account for stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). As such, compensation expense is recorded on the date of grant only if the market price of the underlying stock exceeded the exercise price or if ultimate vesting is subject to performance conditions. If an award results in recordable compensation expense, the total amount of recorded compensation expense is based on the number of awards that eventually vest. No compensation expense is recognized for forfeited awards, including awards forfeited due to a failure to satisfy a service requirement or failure to satisfy a performance condition. Our accruals of compensation expense for awards subject to performance conditions are based on our assessment of the probability of satisfying the performance conditions.

No compensation expense has been recognized for our time vesting options granted with exercise prices at not less than market price on the date of grant. At December 31, 2002, all awards subject to performance conditions were fully vested. If compensation expense for our stock-based compensation plans was determined by the fair value method prescribed by SFAS No. 123, "Accounting for Stock Based Compensation," our net income (loss) and net income (loss) per share would have been reduced or increased to the pro forma amounts indicated below:

	For the Year Ended December 31,
(Dollars in millions, except per share data)
	2000	2001	2002

Net income (loss) as reported	$10	$(87)	$(18)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1)	(7)	(7)

Pro forma net income (loss)	9	(94)	(25)
Earnings per share:
Basic—as reported	$0.22	$(1.75)	$(0.33)
Basic—pro forma	0.20	(1.88)	(0.45)
Diluted—as reported	$0.22	$(1.75)	$(0.33)
Diluted—pro forma	0.20	(1.88)	(0.45)

Retirement Plans

The cost of pension benefits under our retirement plans is recorded in accordance with SFAS No. 87, "Employee Accounting for Pensions," as determined by independent actuarial firms using the "projected unit credit" actuarial cost method. Contributions to the qualified U.S. retirement plan are made in accordance with the requirements of the Employee Retirement Income Security Act of 1974. Benefits under the non-qualified retirement plan have been accrued, but not funded. Plan settlements and curtailments are recorded in accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits." In the 2003 first quarter, we announced that we will freeze our U.S. qualified defined benefit plan effective March 31, 2003. We started a new defined contribution plan on January 1, 2002 for U.S. employees.

Postretirement Health Care and Life Insurance Benefits

The estimated cost of future postretirement medical and life insurance benefits is determined by independent actuarial firms using the "projected unit credit" actuarial cost method. Such costs are recognized as employees render the service necessary to earn the postretirement benefits. Benefits have been accrued, but not funded. Effective November 1, 2001, the U.S. plan was modified to limit our cost of future annual postretirement medical benefits to the cost 2001. Effective March 31, 2003, we will discontinue the Medicare supplement plan (for retirees 65 years or older or those eligible for Medicare benefits). This change will apply to all current employees not covered by a collective bargaining agreement when they retire, as well as those retirees who retired under a former collective bargaining agreement. These modifications are accounted for prospectively.

Environmental, Health and Safety Matters

Our operations are governed by laws addressing protection of the environment and worker safety and health. These laws provide for civil and criminal penalties and fines, as well as injunctive and remedial relief, for noncompliance and require remediation at sites where hazardous substances have been released into the environment.

We have been in the past, and may become in the future, the subject of formal or informal enforcement actions or proceedings regarding noncompliance with these laws or the remediation of company-related substances released into the environment. Historically, such matters have been resolved by negotiation with regulatory authorities resulting in commitments to compliance, abatement or remediation programs and in some cases payment of penalties. Historically, neither the commitments undertaken nor the penalties imposed on us have been material.

Environmental considerations are part of all significant capital expenditure decisions. Environmental remediation, compliance and management expenses were approximately $14 million in 2000, $12 million in 2001 and $10 million in 2002. The accrued liability relating to environmental remediation was $5 million at December 31, 2001 and December 31, 2002. A charge to income is recorded when it is probable that a liability has been incurred and the cost can be reasonably estimated. Our environmental liabilities do not take into consideration possible recoveries of insurance proceeds. Because of the uncertainties associated with environmental remediation activities at sites where we may be potentially liable, future expenses to remediate sites could be considerably higher than the accrued liability. However, while neither the timing nor the amount of ultimate costs associated with known environmental remediation matters can be determined at this time, we do not expect that these matters will have a material adverse effect on our financial position, results of operations or cash flows.

Post-employment Benefits

We accrue the estimated cost of post-employment benefits expected to be paid before retirement, principally severance, over employees' active service periods.

Use of Estimates

We have made a number of estimates and assumptions relating to the recording and disclosure of assets and liabilities, including contingent assets and liabilities, to prepare the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States. Actual amounts and values could differ from those estimates.

Reclassification

Certain amounts previously reported have been reclassified to conform to the current year presentation.

Foreign Currency Translation

Generally, except for operations in Russia where high inflation has existed, unrealized gains and losses resulting from translation of the financial statements of our foreign subsidiaries from their functional currencies into dollars are accumulated in other comprehensive income on the Consolidated Balance Sheets until such time as the operations are sold or substantially or completely liquidated. Translation gains and losses relating to operations, where high inflation has existed, are included in other (income) expense, net in the Consolidated Statements of Operations. Our Mexican subsidiary began using the dollar as its functional currency during 1999 because its sales and purchases are predominantly dollar-denominated. Prior to August 1, 2000, our Swiss subsidiary used the dollar as its functional currency. Beginning August 1, 2000, our Swiss subsidiary began using the euro as its functional currency because its operations became predominantly euro-dominated. We have intercompany loans between GrafTech Finance and some of our subsidiaries. Some of these loans are denominated in currencies other than the dollar and, accordingly, are subject to translation gains and losses due to changes in currency exchange rates. Some of these intercompany loans are deemed to be essentially permanent and, as a result, translation gains and losses on these loans are reflected in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets. The remaining intercompany loans are expected to be repaid in the foreseeable future and, as a result, translation gains and losses on these loans are reflected in other (income) expense, net on the Consolidated Statement of Operations. Translation gains (losses) on these intercompany loans amounted to a $24 million gain in 2001 and a $35 million gain in 2002 recorded in accumulated other comprehensive income (loss), and a $8 million gain in 2000, a $4 million loss in 2001 and a $21 million gain in 2002 recorded in other (income) expense, net.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired and amounted to $17 million at December 31, 2001 and December 31, 2002. Prior to January 1, 2002, goodwill was amortized on a straight-line basis over the expected periods to be benefited, generally 20 years. Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." The adoption of SFAS No. 142 did not have a significant impact on our consolidated financial position or results of operations, except that we no longer amortize goodwill. Goodwill amortization was $2 million in 2001. We have performed the goodwill impairment reviews required by SFAS No. 142 and the results of these reviews did not require our existing goodwill to be written down.

	For the Year Ended December 31,
(Dollars in millions, except per share data)
	2000	2001	2002

Reported net income (loss)	$10	$(87)	$(18)
Add back: Goodwill amortization (net of tax)	2	1	—

Adjusted net income	12	(86)	(18)

Basic earnings per share:
Reported net income (loss)	$0.22	$(1.75)	$(0.33)
Goodwill amortization (net of tax)	0.03	0.03	—

Adjusted net income	$0.25	$(1.72)	$(0.33)

Diluted earnings per share:
Reported net income (loss)	$0.22	$(1.75)	$(0.33)
Goodwill amortization (net of tax)	0.03	0.03	—

Adjusted net income	$0.25	$(1.72)	$(0.33)

Impairment review

Periodically, we assess the carrying value of our long-lived and intangible assets. Our assessment involves comparing the carrying value of the asset on our Consolidated Balance Sheet to the cash flows we expect to generate in the future by that asset. We forecast the cash flows based on our assessment of our business. If the expected cash flows are less than the asset's carrying value, we record an impairment loss on that asset.

At December 31, 2002, there were no additional impairments required that we have not already recorded in our Consolidated Statement of Operations. However, future events and circumstances, some of which are described below, may result in an impairment charge:

  •
  new technological developments that provide significantly enhanced benefits over our current technology;

  •
  significant negative economic or industry trends;

  •
  changes in our business strategy that alter the expected usage of the related assets;

  •
  significant increase or decrease in our cost of capital; and

  •
  future economic results that are below our expectations used in the current assessments.

New Accounting Standards

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 did not have a significant impact on our results of operations or financial position because the impact is limited to additional disclosure.

In November 2002, FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others." The initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, and require that we record a liability, if any, for the fair value of such guarantees in the Consolidated Balance Sheet. As required, at December 31, 2002, we have enhanced our disclosures for certain guarantees, indemnification arrangements and product warranties. We provide insurance coverage and are required to indemnify directors and officers for actions taken on our behalf.

In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined in Issue No. 94-3 is recognized at the date an entity commits to an exit plan. We will adopt SFAS No. 146 effective January 1, 2003.

In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to SFAS No. 13 shall be effective for transactions occurring after May 15, 2002 and all other provisions of SFAS No. 145 shall be effective for financial statements issued on or after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment thereto, and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." Previously, generally accepted accounting principles required that gains and losses from extinguishment of debt be classified as an extraordinary item, net of related income tax effect. Based on SFAS No. 145, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria of Accounting Principle Boards Opinion 30 ("APB 30"), "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The provisions of APB 30 distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. As such, those that do not meet the criteria of APB 30 are included in the statement of operations before income (loss) before provisions (benefits) for income taxes, minority interest and extraordinary items. Items presented in prior periods that do not meet the criteria in APB 30 for classification as an extraordinary item have been reclassified. SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. We adopted SFAS No. 145 relating to SFAS No. 4 effective January 1, 2003. The effect of the adoption was to require reclassification of certain write-offs of capitalized bank fees and other debt extinguishment costs in the amount of approximately $21 million, nil and $4 million for the years ended December 31, 2000, 2001 and 2002, respectively, from extraordinary items to other (income) expense, net. The corresponding provisions for income taxes have been adjusted accordingly in the amount of approximately $8 million, nil and $1 million for the years ended December 31, 2000, 2001 and 2002, respectively. The provisions of SFAS No. 145 relating to SFAS No. 13 and the other provisions of SFAS No. 145, excluding the provisions relating to SFAS No. 4, did not have a significant impact on our consolidated financial position or results of operations.

In August 2001, FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets, excluding goodwill and other intangible assets not being amortized pursuant to SFAS No. 142, and certain other assets. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. We adopted SFAS No. 144 effective January 1, 2002. The adoption of SFAS No. 144 did not have a significant impact on our consolidated financial position or results of operations. See Note 19 regarding the discussion of discontinued operations.

In July 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a significant impact on our consolidated financial position or results of operations.

In June 2001, FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and certain other intangibles no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 was effective January 1, 2002. The adoption of SFAS No. 141 and SFAS No. 142 did not have a significant impact on our consolidated financial position or results of operations, except that we no longer amortize goodwill. Goodwill amortization was $2 million in 2001. We have performed the goodwill impairment reviews required by SFAS 142 and the results of these reviews did not require our existing goodwill to be written down.

(3) Financial Instruments

We do not use derivative financial instruments for trading purposes. They are used to manage well-defined currency exchange rate and interest rate risks.

Foreign Currency Contracts

The amount of foreign exchange contracts used by us to minimize foreign currency exposure was $37 million at December 31, 2001 and $99 million at December 31, 2002. Of the total foreign exchange contracts outstanding, approximately $4 million (11%) were offsetting at December 31, 2001 and approximately $43 million (43%) were offsetting at December 31, 2002.

Sale of Receivables

Certain of our U.S. and foreign subsidiaries sold receivables of $223 million in 2001 and $187 million in 2002. Receivables sold and remaining on the Consolidated Balance Sheets were $1 million at December 31, 2001 and December 31, 2002.

Interest Rate Risk Management

We implement interest rate management initiatives to seek to minimize our interest expense and optimize our portfolio of fixed and variable interest rate obligations. Use of these initiatives is allowed under the Senior Notes and the Senior Facilities. In the 2002 second quarter, we entered into two ten-year interest rate swaps for a total notional amount of $250 million to effectively convert that amount of fixed rate debt (represented by Senior Notes) to variable rate debt. These interest rate swaps are fair value swaps and are accounted for based on the short-cut method. These swaps reduced our interest expense in 2002 by $6 million. In the 2002 third quarter, we reset our interest rate swaps to allow for the accelerated collection of $10 million in cash. The collection of this cash will be amortized over the term of the Senior Notes and recorded as a credit against interest expense. The adjustment for the fair value of the hedged debt obligations was $8 million at December 31, 2002 and has been recorded as part of other assets in the Consolidated Balance Sheet. The weighted average pay rate on the swaps is 5.11% plus the six month LIBOR in arrears and the weighted average receive rate is 10.25%.

Fair Market Value Disclosures

SFAS No. 107, "Disclosure about Fair Market Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Such fair values must often be determined by using one or more methods that indicate value based on estimates of quantifiable characteristics as of a particular date. Values were estimated as follows:

Cash and cash equivalents, short-term notes and accounts receivables, accounts payable and other current payables—The carrying amount approximates fair value because of the short maturity of these instruments.

Debt—Fair value of debt was approximately $631 million at December 31, 2001 and $586 million at December 31, 2002.

Foreign currency contracts—Foreign currency contracts are carried at market value. The market value of the contracts was approximately nil at December 31, 2001 and $3 million at December 31, 2002.

Interest Rate Swaps—See above under Interest Rate Risk Management.

(4) Segment Reporting

We evaluate the performance of our operating segments based on gross profit. Intersegment sales and transfers are not material. We may in the future evaluate performance based on additional or different measures. The accounting policies of the reportable segments are the same as those described in Note 2.

The following tables summarize financial information concerning our reportable segments.

	For the Year Ended December 31,
(Dollars in millions)	2000	2001	2002

Net sales to external customers:
Synthetic Graphite	$681	$559	$538
Other	82	75	58

Consolidated net sales	$763	$634	$596

Gross profit:
Synthetic Graphite	$192	$161	$125
Other	22	18	10

Consolidated gross profit	$214	$179	$135

Depreciation and amortization:
Synthetic Graphite	$36	$29	$24
Other	6	6	4

Consolidated depreciation and amortization	$42	$35	$28

"Other" in the table above has been restated for the periods presented to exclude our composite tooling business that was sold in June 2003. See Note 19 for further discussions.

We do not report assets by reportable segment. Assets are managed based on geographic location because both reportable segments share certain facilities. The following tables summarize information as to our operations in different geographic areas:

	For the Year Ended December 31,
(Dollars in millions)	2000	2001	2002

Net sales (a):
U.S.	$227	$176	$164
Canada	34	21	12
Mexico	43	33	37
Brazil	46	44	33
France	142	137	150
Italy	39	30	22
Switzerland	104	79	77
South Africa	59	53	47
Spain	31	29	30
Other countries	38	32	24

Total	$763	$634	$596

(a)
Net sales are based on location of seller.

	At December 31,
(Dollars in millions)	2000	2001	2002

Long-lived assets (b):
U.S.	$105	$67	$64
Mexico	38	37	48
Brazil	37	34	25
France	93	94	109
Italy	31	6	7
South Africa	43	27	37
Switzerland	23	7	8
Other countries	20	17	20

Total	$390	$289	$318

(b)
Long-lived assets represent fixed assets net of accumulated depreciation and goodwill.

(5) Long-Term Debt and Liquidity

The following table presents our long-term debt:

(Dollars in millions)	December 31, 2001	December 31, 2002

Senior Facilities:
Tranche A euro facility	$194	$—
Tranche A U.S. dollar facility	23	—
Tranche B U.S. dollar facility	313	137
Revolving credit facility	95	10

Total Senior Facilities	625	147
Other European debt	6	2
Senior Notes:
Senior Notes due 2012	—	550
Fair value of hedged debt obligations	—	8
Unamortized bond premium	—	6

Total Senior Notes	—	564

Total	$631	$713

The aggregate maturities of long-term debt (excluding the fair value of hedged debt obligations and unamortized bond premium relating to our Senior Notes) for each of the five years subsequent to December 31, 2002 are:

(Dollars in millions)	2003	2004	2005	2006	2007 (and thereafter)	Total

	$1	$—	$—	$10	$688	$699

  Senior Notes

On February 15, 2002, GrafTech Finance issued $400 million aggregate principal amount of Senior Notes. Interest on the Senior Notes is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 2002, at the rate of 10.25% per annum. The Senior Notes mature on February 15, 2012.

In April 2002, we obtained consent from the holders of the Senior Notes issued in February 2002 to amend the Indenture so as to waive the requirement to use the gross proceeds from the issuance of up to $150 million aggregate principal amount of additional Senior Notes to make intercompany loans to our foreign subsidiaries. On April 30, 2002, we entered into a Supplemental Indenture.

On May 6, 2002, GrafTech Finance issued $150 million aggregate principal amount of additional Senior Notes at a purchase price of 104.5% of principal amount, plus accrued interest from February 15, 2002, under the same Indenture pursuant to which it issued the Senior Notes in February 2002. The Senior Notes constitute one class of debt securities under the Indenture. The additional Senior Notes bear interest at the same rate and mature on the same date as the Senior Notes issued in February 2002. The $7 million premium received upon issuance of the additional Senior Notes was added to the principal amount of the Senior Notes shown on the Consolidated Balance Sheets and is amortized (as a credit to interest expense) over the term of the additional Senior Notes. As a result of our receipt of such premium, the effective annual interest rate on the additional Senior Notes is about 9.5%.

On June 5, 2002, GrafTech Finance offered to exchange new registered Senior Notes (and related guarantees) that are substantially identical to the previously outstanding Senior Notes (and related guarantees), except that certain transfer restrictions and registration rights relating to the previously outstanding Senior Notes would not apply to the new registered Senior Notes (and related guarantees). All of the previously outstanding Senior Notes (and related guarantees) were exchanged under the exchange offer.

Except as described below, GrafTech Finance may not redeem the Senior Notes prior to February 15, 2007. On or after that date, GrafTech Finance may redeem the Senior Notes, in whole or in part, at specified redemption prices beginning at 105.125% of the principal amount redeemed for the year commencing February 15, 2007 and reducing to 100.00% of the principal amount redeemed for the years commencing February 15, 2010, and thereafter, in each case plus accrued and unpaid interest to the redemption date.

In addition, before February 15, 2005, GrafTech Finance is entitled at its option on one or more occasions to redeem Senior Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Senior Notes originally issued by GrafTech Finance at a redemption price of 110.25% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more underwritten primary public offerings of common stock of GTI pursuant to an effective registration statement under the Securities Act so long as:

  •
  at least 65% of such aggregate principal amount of Senior Notes remains outstanding immediately after each such redemption (other than Senior Notes held, directly or indirectly, by us); and

  •
  each such redemption occurs within 60 days after the date of the related public offering.

Upon the occurrence of a change of control, GrafTech Finance will be required to make an offer to repurchase the Senior Notes at a price equal to 101.00% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date. For this purpose, a change in control occurs on:

  •
  the date on which any person beneficially owns more than 35% of the total voting power of GTI; or

  •
  the date on which individuals, who on the issuance date of the Senior Notes were directors of GTI (or individuals nominated or elected by a vote of 66 2/3% of such directors or directors previously so elected or nominated), cease to constitute a majority of GTI's Board of Directors then in office; or

  •
  the date on which a plan relating to the liquidation or dissolution of GTI is adopted; or

  •
  the date on which GTI merges or consolidates with or into another person, or another person merges into GTI, or all or substantially all of GTI's assets are sold (determined on a consolidated basis), with certain specified exceptions; or

  •
  the date on which GTI ceases to own, directly or indirectly, all of the voting power of GrafTech Global, UCAR Carbon and GrafTech Finance.

The Senior Notes rank senior to present and future subordinated debt and equally with present and future senior debt and obligations of GrafTech Finance. The Senior Notes are effectively subordinated to present and future secured debt and obligations of GrafTech Finance, to the extent of the value of the assets securing such debt and obligations, and are structurally subordinated to debt and obligations, including trade payables, of subsidiaries that are neither guarantors of the Senior Notes nor unsecured intercompany term note obligors.

GTI, GrafTech Global and UCAR Carbon and other U.S. subsidiaries holding a substantial majority of our U.S. assets have guaranteed the Senior Notes on a senior unsecured basis, except that the guarantee by UCAR Carbon is secured as described below.

Unsecured intercompany term notes in an aggregate principal amount equal to $448 million (based on currency exchange rates in effect at December 31, 2002) and guarantees of those unsecured intercompany term notes issued to GrafTech Finance by certain of our foreign subsidiaries have been pledged by GrafTech Finance to secure the Senior Notes, subject to the limitation that at no time will the combined value of the pledged portion of any foreign subsidiary's unsecured intercompany term note and unsecured guarantee of unsecured intercompany term notes issued by other foreign subsidiaries exceed 19.99% of the principal amount of the then outstanding Senior Notes. As a result of this limitation, the principal amount of unsecured intercompany term notes pledged to secure the Senior Notes equals $399 million, or about 73% of the principal amount of the outstanding Senior Notes. The remaining unsecured intercompany term notes held by GrafTech Finance in an aggregate principal amount of $49 million (based on currency exchange rates in effect at December 31, 2002), and any pledged unsecured intercompany term notes that cease to be pledged due to a reduction in the principal amount of the then outstanding Senior Notes due to redemption, repurchase or other events, will not be subject to any pledge and will be available to satisfy the claims of creditors (including the lenders under the Senior Facilities and the holders of the Senior Notes) of GrafTech Finance, as their interests may appear. The Senior Notes contain provisions restricting, subject to certain exceptions, the pledge of those unsecured intercompany term notes to secure any debt or obligation unless they are equally and ratably pledged to secure the Senior Notes for so long as such other pledge continues in effect.

The guarantee by UCAR Carbon has been secured by a pledge of all of our shares of AET, but at no time will the value of the pledged portion of such shares exceed 19.99% of the principal amount of the then outstanding Senior Notes. The pledge of the shares of AET is junior to the pledge of the same shares to secure UCAR Carbon's guarantee of the Senior Facilities.

The unsecured intercompany term note obligations rank senior to present and future subordinated guarantees, debt and obligations of the respective obligors, and equally with present and future senior guarantees, debt and obligations of the respective obligors. The unsecured intercompany term note obligations are effectively subordinated to present and future secured guarantees, debt and obligations of the respective obligors, to the extent of the value of the assets securing such guarantees, debt and obligations, and are structurally subordinated to guarantees, debt and obligations, including trade payables, of subsidiaries of the respective obligors that are not also unsecured intercompany term note obligors.

The Senior Notes contain a number of covenants that, among other things, restrict our ability to incur additional indebtedness, pay dividends, make investments, create or permit to exist restrictions on distributions from subsidiaries, sell assets, engage in certain transactions with affiliates or enter into certain mergers and consolidations.

In addition to the failure to pay principal and interest when due or to repurchase Senior Notes when required, events of default under the Senior Notes include: failure to comply with applicable covenants; failure to pay at maturity or upon acceleration indebtedness exceeding $10 million; judgment defaults in excess of $10 million to the extent not covered by insurance; and certain events of bankruptcy.

The Senior Notes contain provisions as to legal defeasance and covenant defeasance.

Senior Facilities

The Senior Facilities consist of:

  •
  A Tranche A Facility which provided for initial term loans of $137 million and €161 million (equivalent to $158 million based on currency exchange rates in effect at February 22, 2000) to GrafTech Finance. At December 31, 2002, the Tranche A Facility had been fully repaid and terminated.

  •
  A Tranche B Facility providing for initial term loans of $350 million to GrafTech Finance. At December 31, 2002, the principal amount of term loans outstanding under the Tranche B Facility was $137 million, all of the scheduled principal payments of which are due in 2007.

  •
  A Revolving Facility providing for dollar and euro-denominated revolving and swing line loans to, and the issuance of dollar-denominated letters of credit for the account of, GrafTech Finance and certain of our other subsidiaries in an aggregate principal and stated amount at any time not to exceed, initially, €250 million and, at December 31, 2002, €200 million (€25 million of which can only be used to pay or secure payment of the fine assessed by the EU Competition Commission). The Revolving Facility terminates on February 22, 2006. As a condition to each borrowing under the Revolving Facility, we are required to represent, among other things, that the aggregate amount of payments made (excluding certain imputed interest) and additional reserves created in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims do not exceed $340 million by more than $75 million (which $75 million is reduced by the amount of certain debt (excluding the Senior Notes) incurred by us that is not incurred under the Senior Facilities ($22 million of which debt was outstanding at December 31, 2002)).

We are generally required to make mandatory prepayments in the amount of:

  •
  Either 75% or 50% (depending on our net debt leverage ratio, which is the ratio of our net debt to our EBITDA) of excess cash flow. The obligation to make these prepayments, if any, arises after the end of each year with respect to adjusted excess cash flow during the prior year;

  •
  100% of the net proceeds of certain asset sales or incurrence of certain indebtedness; and

  •
  50% of the net proceeds of the issuance of certain GTI equity securities.

We may make voluntary prepayments under the Senior Facilities. There is no penalty or premium due in connection with prepayments (whether voluntary or mandatory).

GrafTech Finance has made and may make secured and guaranteed intercompany loans of the net proceeds of borrowings under the Senior Facilities to GrafTech Global's subsidiaries. The obligations of GrafTech Finance under the Senior Facilities are secured, with certain exceptions, by first priority security interests in all of these intercompany loans (including the related security interests and guarantees). We used the proceeds from the issuance of the Senior Notes in February 2002 to finance the repayment of all of these intercompany loans that were outstanding at that time, except for intercompany revolving loans to UCAR Carbon and our Swiss subsidiary.

GTI unconditionally and irrevocably guarantees the obligations of GrafTech Finance under the Senior Facilities. This guarantee is secured, with certain exceptions, by first priority security interests in all of the outstanding capital stock of GrafTech Global and GrafTech Finance, all of the intercompany debt owed to GTI and GTI's interest in the lawsuit initiated by us against our former parents.

GTI, GrafTech Global and each of GrafTech Global's subsidiaries guarantees, with certain exceptions, the obligations of GrafTech Global's subsidiaries under the intercompany loans, except that our foreign subsidiaries do not guarantee the intercompany loan obligations of our U.S. subsidiaries.

The obligations of GrafTech Global's subsidiaries under the intercompany loans as well as these guarantees are secured, with certain exceptions, by first priority security interests in substantially all of our assets, except that no more than 65% of the capital stock or other equity interests in our foreign subsidiaries held directly by our U.S. subsidiaries, and no other foreign assets, secure obligations or guarantees of our U.S. subsidiaries.

At December 31, 2002, the interest rate applicable to the Revolving Facility is, at our option, either euro LIBOR plus a margin ranging from 1.375% to 3.375% (depending on our leverage ratio) or the alternate base rate plus a margin ranging from 0.375% to 2.375% (depending on our leverage ratio). At December 31, 2002, the interest rate applicable to the Tranche B Facility is, at our option, either euro LIBOR plus a margin ranging from 2.875% to 3.625% (depending on our leverage ratio) or the alternate base rate plus a margin ranging from 1.875% to 2.625% (depending on our leverage ratio). The alternate base rate is the higher of the prime rate announced by JP Morgan Chase Bank or the federal funds effective rate, plus 0.50%. GrafTech Finance pays a per annum fee ranging from 0.375% to 0.500% (depending on our leverage ratio) on the undrawn portion of the commitments under the Revolving Facility. At December 31, 2002, the interest rates on outstanding debt under the Senior Facilities were: Tranche B Facility, 5.4%; dollar-denominated borrowings under the Revolving Facility, 4.8%; and euro-denominated borrowings under the Revolving Facility, 6.4%. The weighted average interest rate on the Senior Facilities was 5.6% during 2002.

The Senior Facilities contain a number of significant covenants that, among other things, significantly restrict our ability to sell assets, incur additional debt, repay or refinance other debt or amend other debt instruments, create liens on assets, enter into sale and lease back transactions, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, make intercompany dividend payments to GTI, pay intercompany debt owed to GTI, engage in transactions with affiliates, pay dividends to stockholders of GTI or make other restricted payments and that otherwise significantly restrict corporate activities. In addition, we are required to comply with financial covenants relating to specified minimum interest coverage ratios and maximum net senior secured debt leverage ratios (which is the ratio of our net senior secured debt to our EBITDA), which become more restrictive over time, beginning September 30, 2003.

Under the Senior Facilities, GTI is permitted to pay dividends on, and repurchase, common stock in an aggregate annual amount of $25 million, plus up to an additional $25 million if certain leverage ratio and excess cash flow requirements are satisfied. We are also permitted to repurchase common stock from present or former directors, officers or employees in an aggregate amount of up to the lesser of $5 million per year (with unused amounts permitted to be carried forward) or $25 million on a cumulative basis since February 22, 2000.

In addition to the failure to pay principal, interest and fees when due, events of default under the Senior Facilities include: failure to comply with applicable covenants; failure to pay when due, or other defaults permitting acceleration of, other indebtedness exceeding $7.5 million; judgment defaults in excess of $7.5 million to the extent not covered by insurance; certain events of bankruptcy; and certain changes in control.

Certain Amendments to the Senior Facilities

In April 2001, the Senior Facilities were amended to, among other things, exclude certain expenses incurred in connection with the lawsuit initiated by us against our former parents (up to a maximum of $20 million, but not more than $3 million in any quarter) and certain charges and payments in connection with antitrust fines, settlements and expenses from the calculation of financial covenants. After giving effect to subsequent amendments to the Senior Facilities, payments within the $340 million charge recorded in 1997 are excluded from the calculation of financial covenants and charges over and above the $340 million charge are excluded from the calculation of financial covenants (until paid) up to a maximum of $75 million reduced by the amount of certain debt (other than the Senior Notes) incurred by us that is not incurred under the Senior Facilities ($22 million of which debt was outstanding at December 31, 2002). As a result, the fine assessed by the EU Competition Authority, as well as the additional $10 million charge recorded in July 2001 and any payments related to such fine (including payments within the $340 million charge), are excluded from such calculations.

In July 2001, in connection with an underwritten public offering of common stock, the Senior Facilities were amended to, among other things, change our financial covenants so that they were less restrictive than would otherwise have been the case. In connection therewith, we agreed that our investments in unrestricted subsidiaries after this amendment will be made in the form of secured loans, which will be pledged to secure the Senior Facilities. In connection therewith, we paid an amendment fee of $2 million and the margin that is added to either euro LIBOR or the alternate base rate in order to determine the interest rate payable thereunder increased by 25 basis points.

In December 2001, the Senior Facilities were amended to, among other things, permit a corporate realignment of our subsidiaries. In connection therewith, we paid an amendment fee of $1 million.

In February 2002, the Senior Facilities were amended to, among other things, permit us to issue up to $400 million aggregate principal amount of Senior Notes. The amendment also changed the manner in which net debt and EBITDA are calculated to exclude any letter of credit issued to secure payment of the antitrust fine assessed against us by the EU Competition Authority. In addition, the amendment expanded our ability to make certain investments, including investments in AET, and eliminated provisions relating to a spin-off of AET. In connection therewith, we paid an amendment fee of $1 million and the margin that is added to either euro LIBOR or the alternate base rate in order to determine the interest rate payable thereunder increased by 37.5 basis points.

In May 2002, the Senior Facilities were amended to, among other things, permit us to issue up to $150 million aggregate principal amount of Senior Notes. In connection with this amendment, our maximum permitted leverage ratio was changed to measure the ratio of net senior secured debt to EBITDA as against new specified amounts. Our interest coverage ratio was also changed. We believe that these changed ratios provide us with greater flexibility. In addition, the amendment reduced the maximum amount available under the Revolving Facility to €200 million from €250 million (€25 million of which can only be used to pay or secure payment of the fine assessed by the EU Competition Authority) and reduced the basket for certain debt incurred by us that is not incurred under the Senior Facilities (excluding the Senior Notes) to $75 million from $130 million ($22 million of which debt was outstanding at December 31, 2002). In connection with the amendment and the consent, we paid fees and costs of $1 million.

Leverage

We are highly leveraged and, as discussed in Note 14, have substantial obligations in connection with antitrust investigations, lawsuits and claims (in respect of which we have an unfunded reserve totaling $98 million). We had total debt of $731 million (including $6 million for unamortized bond premium and $8 million for fair value of hedged debt obligations) and a stockholders' deficit of $381 million at December 31, 2002. A substantial portion of our debt has variable interest rates or has been effectively converted from a fixed rate obligation to a variable rate obligation pursuant to interest rate management initiatives. We typically discount or factor a portion of our accounts receivable. In 2002, certain of our subsidiaries sold receivables totaling $186 million. If we had not sold such receivables, our accounts receivable and our debt would have been about $46 million higher at December 31, 2002. In addition, if we are required to pay or issue a letter of credit to secure payment of the fine assessed by the EU Competition Authority pending resolution of our appeal regarding the amount of the fine, the payment would be financed by borrowing under, or the letter of credit would constitute a borrowing under, the Revolving Facility. Our leverage and obligations, as well as changes in conditions affecting our industry, changes in global and regional economic conditions and other factors, have adversely impacted our recent operating results.

We use, and are dependent on, funds available under the Revolving Facility, subject to continued compliance with the financial covenants under the Senior Facilities, as well as monthly or quarterly cash flow from operations as our primary sources of liquidity. While our revolving credit facility provides for maximum borrowings of up to €200 million ($210 million, based on currency exchange rates in effect at December 31, 2002), our ability to borrow under this facility may effectively be less because of the impact of additional borrowings upon our compliance with the maximum net senior secured debt leverage ratio permitted or minimum interest coverage ratio required under the Senior Facilities.

Our high leverage and substantial obligations in connection with antitrust investigations, lawsuits and claims could have a material impact on our liquidity. Cash flow from operations services payment of our debt and these obligations, thereby reducing funds available to us for other purposes. Our leverage and these obligations make us more vulnerable to economic downturns or in the event that these obligations are greater or timing of payment is sooner than expected.

Our ability to service our debt, as it comes due, including maintaining compliance with the covenants under the Senior Facilities, and to meet these and other obligations as they come due is dependent on our future financial and operating performance. This performance, in turn, is subject to various factors, including certain factors beyond our control, such as changes in conditions affecting our industry, changes in global and regional economic conditions, changes in interest and currency exchange rates, developments in antitrust investigations, lawsuits and claims involving us and inflation in raw material, energy and other costs.

Even if we are able to meet our debt service and other obligations when due, we may not be able to comply with the covenants and other provisions under the Senior Facilities. These covenants and provisions include financial covenants and representations regarding absence of material adverse changes affecting us. A failure to so comply, unless waived by the lenders thereunder, would be a default thereunder. This would permit the lenders to accelerate the maturity of the Senior Facilities. It would also permit them to terminate their commitments to extend credit under the Revolving Facility. This would have an immediate material adverse effect on our liquidity. An acceleration of maturity of the Senior Facilities would permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes. A breach of the covenants contained in the Senior Notes would also permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes. Acceleration of maturity of the Senior Notes would permit the lenders to accelerate the maturity of the Senior Facilities and terminate their commitments to extend credit under the Revolving Facility. If we were unable to repay our debt to the lenders and holders or otherwise obtain a waiver from the lenders and holders, the lenders and holders could proceed against the collateral securing the Senior Facilities and the Senior Notes, respectively, and exercise all other rights available to them.

Equity Offering

On July 31, 2001, we sold an aggregate of 10,350,000 shares of our common stock in a registered public offering at a public offering price of $9.50 per share. The gross proceeds from the offering were $98 million and the net proceeds to us were $91 million. Sixty percent of the net proceeds were used to prepay term loans under the Senior Facilities. Prepayments of $23 million under the Tranche A Facility and $32 million under the Tranche B Facility were applied against scheduled maturities of each Tranche in the order in which they were due. The balance of the net proceeds were applied to reduce the outstanding balance under the Revolving Facility.

Write-Off of Capitalized Bank Fees and Related Debt Extinguishment Costs

In February 2000, we recorded a charge of $21 million related to our debt recapitalization. The charge includes $5 million of bank and third party fees and expenses, $9 million of redemption premium on our previously outstanding senior subordinated notes, and write off of $7 million of deferred debt issuance costs.

In February 2002, we recorded a charge of $3 million for write-off of capitalized fees associated with the term loans under Tranche A and B Facilities repaid with the net proceeds from the issuance of Senior Notes.

In May 2002, we recorded a charge of $1 million for write-off of capitalized fees associated with the term loans under Tranche A and B Facilities repaid with the net proceeds from the issuance of Senior Notes.

(6) Income Taxes

The following table summarizes the U.S. and non-U.S. components of income (loss) before provision for income taxes, minority interest and income from discontinued operations:

	For the Year Ended December 31,
(Dollars in millions)	2000	2001	2002

U.S.	$(90)	$(139)	$(88)
Non-U.S.	105	66	55

	$15	$(73)	$(33)

Total income taxes were allocated as follows:

	For the Year Ended December 31,
(Dollars in millions)	2000	2001	2002

Income from continuing operations	$2	$14	$(16)
Income from discontinued operations	—	1	1

	$2	$15	$(15)

Income tax expense attributable to income from operations consists of:

	For the Year Ended December 31,
(Dollars in millions)	2000	2001	2002

U.S. federal income taxes:
Current	$—	$—	$(12)
Deferred	(23)	(10)	(25)

	$(23)	$(10)	$(37)

Non-U.S. income taxes
Current	$27	$23	$22
Deferred	(2)	1	(1)

	$25	$24	$21

We have an income tax exemption from the Brazilian government on income generated from graphite electrode and cathode production through 2006 and 2005, respectively. The exemption reduced the net expense associated with income taxes by $2 million in 2000 and $1 million in 2001 and 2002.

In 1998, we obtained an income tax exemption from the Swiss government. The exemption reduced the net expense associated with income taxes by $8 million in 2000, $8 million in 2001 and nil in 2002.

Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from operations as follows:

	For the Year Ended December 31,
(Dollars in millions)	2000	2001	2002

Tax at statutory U.S. federal rate	$5	$(25)	$(12)
Nondeductible expenses associated with antitrust investigations and related lawsuits and claims	1	5	—
State tax expense (benefit) (net of federal tax benefit)	—	(5)	(13)
Restructuring charges with no tax benefit	—	9	3
Adjustments related to investment in subsidiaries	—	26	—
Impact of dividend of foreign earnings	22	9	8
Non-U.S. net operating losses	—	—	(1)
Non-U.S. tax exemptions and holidays	(10)	(9)	—
Adjustments to deferred tax asset valuation allowance	(20)	(3)	16
Other	4	7	(17)

	$2	$14	$(16)

The significant components of deferred income tax expense attributable to income from operations are as follows:

	For the Year Ended December 31,
(Dollars in millions)	2000	2001	2002

Deferred tax expense (exclusive of the effects of changes in the valuation allowance described below)	$(5)	$(6)	$(42)
Increase (decrease) in beginning of the year balance of the valuation allowance for deferred tax assets	(20)	(3)	16

	$(25)	$(9)	$(26)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and December 31, 2002 are as follows:

	At December 31,
(Dollars in millions)	2001	2002

Deferred tax assets:
Fixed assets	$46	$38
Estimated liabilities and expenses associated with antitrust investigations and related lawsuits and claims	1	1
Postretirement and other employee benefits	55	65
Foreign tax credit and other carryforwards	52	97
Provision for scheduled plant closings and other restructurings	4	2
Other	35	38

Total gross deferred tax assets	193	241
Less: valuation allowance	(27)	(43)

Total deferred tax assets	$166	$198

Deferred tax liabilities:
Fixed assets	$43	$43
Inventory	6	6
Other	4	1

Total deferred tax liabilities	53	50

Net deferred tax asset	$113	$148

Deferred income tax assets and liabilities are classified on a net current and non-current basis within each tax jurisdiction. Net deferred income tax assets are included in prepaid expenses in the amount of $9 million at December 31, 2001 and $14 million at December 31, 2002 and in other assets in the amount of $140 million at December 31, 2001 and $171 million at December 31, 2002. Net deferred tax liabilities are included in accrued income and other taxes in the amount of $5 million at December 31, 2001 and $4 million at December 31, 2002 and separately stated as deferred income taxes in the amount of $31 million at December 31, 2001 and $33 million at December 31, 2002.

During the 2000 fourth quarter, we entered into an intercompany sale-leaseback transaction between two subsidiaries relating to a U.S. graphite electrode facility, which allowed for utilization of foreign tax credits. This transaction resulted in a tax effect of a book gain of $22 million being classified as a deferred charge, which was included in other assets and was to be amortized into income. In June 2001, as a result of the decision to shutdown this facility, the facility was sold back to the original subsidiary owner and impaired. Accordingly, we then recognized a deferred tax asset for the resulting tax basis in excess of the amount for financial reporting.

The net change in the total valuation allowance for 2002 was an increase of $16 million. The change results primarily from the determination that certain of our foreign tax credits and state net operating losses may not be utilizable prior to expiration and the provision of an allowance related to the impairment and restructuring of our Italian graphite electrode operations for which the realization of a tax benefit is not probable.

We have total excess foreign tax credit carryforwards of $79 million at December 31, 2002. Of these tax credit carryforwards, $20 million expire in 2003, $15 million expire in 2004, $6 million expire in 2006 and $38 million expire in 2007 and beyond. On a recomputed basis, we used foreign tax credits to reduce U.S. current tax liabilities in the amount of $16 million in 2001 and $2 million in 2002. Based upon the level of historical taxable income and projections for future taxable income over the periods during which these credits are utilizable, we believe it is more likely than not that we will realize the tax benefits of these deferred tax assets net of the corresponding $22 million of valuation allowances that exist at December 31, 2002. Specifically, it is our intention to pursue tax planning strategies and one-time events in order to utilize our foreign tax credit carryforwards prior to expiration.

U.S. income taxes have not been provided on undistributed earnings of foreign subsidiaries. Our intention is to reinvest these undistributed earnings indefinitely. To the extent that our circumstances change or future earnings are repatriated, we will provide for income tax on the earnings of the affected foreign subsidiaries. We believe that any U.S. income tax on repatriated earnings would be substantially offset by U.S. foreign tax credits.

(7) Other (Income) Expense, Net

The following table presents an analysis of other (income) expense, net:

	For the Year Ended December 31,
(Dollars in millions)	2000	2001	2002

Interest income	$(6)	$(2)	$(2)
Currency (gains) losses	(4)	(2)	(28)
Bank fees	2	2	2
Loss on sale of accounts receivable	1	3	2
Legal expenses and settlements	—	—	3
Employee benefit curtailment costs	—	—	1
Former parent company lawsuit legal expenses	3	1	1
Amortization of goodwill	2	2	—
(Gain) loss on sale of assets	2	(1)	—
Insurance related gains	(5)	—	—
Expenses for withdrawn initial public offering of AET	2	—	—
Write-off of capitalized bank fees and related debt extinguishment costs	21	—	4
Securities class action and stockholder derivative lawsuits	(1)	—	—
Other	3	(2)	5

Total other (income) expense, net	$20	$1	$(12)

We have intercompany loans between GrafTech Finance and some of our subsidiaries. Some of these loans are denominated in currencies other than the dollar and, accordingly, are subject to translation gains and losses due to changes in currency exchange rates. Some of these intercompany loans are deemed to be essentially permanent and, as a result, translation gains and losses on these loans are reflected in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets. The remaining intercompany loans are expected to be repaid in the foreseeable future and, as a result, translation gains and losses on these loans are reflected in other (income) expense, net on the Consolidated Statement of Operations. In 2002, we had $28 million in currency gains, $21 million of which gain was due to currency translation on intercompany loans and translation of financial statements of foreign subsidiaries which use the dollar as their functional currency and $7 million of which related to transactions with third parties.

(8) Interest Expense

The following table presents an analysis of interest expense:

	For the Year Ended December 31,
(Dollars in millions)	2000	2001	2002

Interest incurred on debt	$69	$54	$56
Amortization of debt issuance costs	2	2	3
Interest imputed on antitrust fine	4	4	1

Total interest expense	$75	$60	$60

(9) Supplementary Balance Sheet Detail

The following tables present supplementary balance sheet details.

	At December 31,
(Dollars in millions)	2001	2002

Notes and accounts receivable:
Trade	$77	$85
Other	19	24

	96	109
Allowance for doubtful accounts	(5)	(5)

	$91	$104

Property, plant and equipment:
Land and improvements	$38	$41
Buildings	158	166
Machinery and equipment and other	695	753
Construction in progress	27	35

	$918	$995

Other assets:
Fair value of interest rate swap	—	8
Pension assets	4	4
Long-term receivables	6	2
Long-term investments	6	2
Capitalized bank fees	14	28
Cash surrender value of executive life insurance	2	3
Other	5	3

	$37	$50

Accounts payable:
Trade	$94	$82
Interest	5	23

	$99	$105

Other accrued liabilities:
Accrued accounts payable	$19	$14
Accrued imputed interest	6	5
Payrolls	3	4
Restructuring	12	14
Employee compensation and benefits	9	9
Liabilities and expenses associated with antitrust investigations and related lawsuits and claims	2	3
Other	5	8

	$56	$57

Other long-term obligations:
Postretirement benefits	$80	$70
Employee severance costs	4	4
Pension and related benefits	26	59
Liabilities and expenses associated with antitrust investigations and related lawsuits and claims	52	49
Long-term portion of DOJ fine	47	46
Long-term environmental liabilities	5	5
Unamortized gain on interest rate swap	—	9
Other	17	16

	$231	$258

The following table presents an analysis of the allowance for doubtful accounts:

	At December 31,
(Dollars in millions)	2000	2001	2002

Balance at beginning of year	$5	$4	$5
Additions	1	2	1
Deductions	(2)	(1)	(1)

Balance at end of year	$4	$5	$5

(10) Leases and Other Long Term Obligations

Lease commitments under noncancelable operating leases extending for one year or more will require the following future payments:

(Dollars in millions)

2003	$1
2004	1
2005	1
2006	—
2007	—
After 2007	1

Total lease and rental expenses under noncancelable operating leases extending one month or more were $4 million in 2000, $3 million in 2001 and $1 million in 2002.

During 2001, we outsourced our information technology function to CGI Group Inc. ("CGI"). Under this ten-year agreement, CGI will manage our data services, networks, desktops,

telecommunications and legacy systems. The following is a schedule of future payments for base services:

(Dollars in millions)

2003	$6
2004	6
2005	5
2006	5
2007	5
After 2007	17

In addition, we have a remaining commitment to purchase $3 million in services above the base level over the remaining term of the agreement.

In September 2002, we entered into a ten-year outsourcing contract with CGI to provide finance and accounting business process services valued at $36 million. The following is a schedule of future payments for base services:

(Dollars in millions)

2003	$2
2004	3
2005	4
2006	4
2007	4
After 2007	18

(11) Benefit Plans

Retirement Plans and Postretirement Benefit Plans

Until February 25, 1991, we participated in the U.S. retirement plan of Union Carbide Corporation ("Union Carbide"). Effective February 26, 1991, we formed our own U.S. retirement plan which covers substantially all U.S. employees. Retirement and death benefits related to employee service through February 25, 1991 are covered by the Union Carbide plan. Benefits paid by the Union Carbide plan are based on final average pay through February 25, 1991, plus salary increases (not to exceed 6% per year) until January 26, 1995 when Union Carbide ceased to own at least 50% of the equity of GTI. All our employees who retired prior to February 25, 1991 are covered under the Union Carbide plan. Pension benefits under our plan are based primarily on years of service and compensation levels prior to retirement. Net pension cost for our plan was $7 million in 2000 and 2001 and $6 million in 2002. Prior to January 1, 2002, our plan was a defined benefit plan. Effective January 1, 2002, a new defined contribution plan was established for U.S. employees. Some employees will have the option to remain in the defined benefit plan for five more years. At the end of five years, the value of the employees' retirement benefit will be frozen, and the employee will then begin participating in the defined contribution plan. Those employees without the option to remain in the defined benefit plan will begin participating in the defined contribution plan and their benefits under the defined benefit plan were frozen as of December 31, 2001. Under the new defined contribution plan, we will make quarterly contributions to each individual employee account equal to 2.5% of the employee's pay up to the social security wage base ($84,000 in 2002) plus 5% of their pay above the social security wage base.

Pension coverage for employees of foreign subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are systematically provided for by depositing funds with trustees, under insurance policies or by book reserves. Net pension costs for plans of foreign subsidiaries amounted to nil in 2000, $4 million in 2001 (which includes a $4 million settlement loss for the Canadian pension plan) and $1 million in 2002.

The components of our consolidated net pension costs are as follows:

	For the Year Ended December 31,
(Dollars in millions)	2000	2001	2002

Service cost	$7	$7	$6
Interest cost	15	14	11
Expected return on assets	(15)	(14)	(11)
Amortization	—	—	—
Settlement (gain) loss	—	4	1
Curtailment loss	—	—	—

Net pension cost	$7	$11	$7

We also provide health care and life insurance benefits for eligible retired employees. These benefits are provided through various insurance companies and health care providers. We accrue the estimated net postretirement benefit costs during the employees' credited service periods. The components of our consolidated net postretirement benefit costs are as follows:

	For the Year Ended December 31,
(Dollars in millions)	2000	2001	2002

Service cost	$2	$2	$—
Interest cost	6	6	4
Amortization of prior service cost	(1)	(2)	(8)

Net postretirement benefit cost	$7	$6	$(4)

The reconciliation of beginning and ending balances of benefit obligations under, and fair value of assets of, all of our pension and postretirement benefit plans, and the funded status of the plans, are as follows:

	Pension Benefits At December 31,		Postretirement Benefits At December 31,
(Dollars in millions)	2001	2002	2001	2002

Changes in benefit obligation:
Net benefit obligation at beginning of year	$205	$177	$83	$63
Service cost	7	6	2	—
Interest cost	14	11	6	4
Impact of plan amendments	—	—	(68)	(9)
Foreign currency exchange rate changes	(8)	6	(2)	(1)
Actuarial loss	4	14	48	(3)
Curtailment	—	(8)	—	—
Settlement	(36)	(6)	—	—
Gross benefits paid	(9)	(8)	(6)	(7)

Net benefit obligation at end of year	$177	$192	$63	$47

Changes in plan assets:
Fair value of plan assets at beginning of year	$179	$127	$—	$—
Actual return on plan assets	(5)	(11)	—	—
Foreign currency exchange rate changes	(10)	5	—	—
Employer contributions	8	5	6	7
Participants contributions	—	—	—	—
Settlement	(36)	(6)	—	—
Gross benefits paid	(9)	(8)	(6)	(7)

Fair value of plan assets at end of year	$127	$112	$—	$—

Reconciliation of funded status:
Funded status at end of year	$(50)	$(80)	$(63)	$(47)
Unrecognized net transition asset	(2)	(1)	—	—
Unrecognized prior service cost	1	1	(67)	(64)
Unrecognized net actuarial loss	21	49	50	41

Net amount recognized at end of year	$(30)	$(31)	$(80)	$(70)

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$4	$4	$(3)	$—
Accrued benefit liability	(36)	(60)	(77)	(70)
Intangible asset	—	1	—	—
Accumulated other comprehensive income	2	24	—	—

Net amount recognized	$(30)	$(31)	$(80)	$(70)

Assumptions used to determine net pension costs, pension projected benefit obligation, net postretirement benefit costs and postretirement benefits projected benefit obligation are as follows:

	Pension Benefits At December 31,		Postretirement Benefits At December 31,
(Dollars in millions)	2001	2002	2001	2002

Weighted average assumptions as of measurement date:
Discount rate	7.34%	6.71%	7.79%	7.04%
Expected return on plan assets	8.59%	7.80%	—	—
Rate of compensation increase	4.73%	4.04%	3.39%	—
Health care cost trend on covered charges:
Initial	N/A	N/A	6.88%	6.68%
Ultimate	N/A	N/A	5.34%	5.38%
Years to ultimate	N/A	N/A	6	6

Assumed health care cost trend rates have a significant effect on the amounts reported for net postretirement benefits. A one percentage point change in the health care cost trend rate would change the accumulated postretirement benefits net benefit obligation by approximately $5 million at December 31, 2001 and December 31, 2002 and change net postretirement benefit costs by approximately $1 million for both 2001 and 2002.

Other Non-Qualified Plans

Since January 1, 1995, we have established various unfunded, non-qualified supplemental retirement and deferred compensation plans for certain eligible employees. We established benefits protection trusts (the "Trust") to partially provide for the benefits of employees participating in these plans. At December 31, 2001 and December 31, 2002, the Trust had assets of approximately $2 million, which are included in other assets on the Consolidated Balance Sheets. These assets include 426,400 shares of common stock which we contributed to the Trust in March 2001. These shares, if later sold, could be used for partial funding of our future obligations under certain of our compensation and benefit plans. The shares held in Trust are not considered outstanding for purposes of calculating earnings per share until they are committed to be sold or otherwise used for funding purposes.

Savings Plan

Our employee savings plan provides eligible employees the opportunity for long term savings and investment. Participating employees can contribute 1.0% to 7.5% of employee compensation as basic contributions and an additional 0.5% to 10.0% of employee compensation as supplemental contributions. For 2001 and 2002, we contributed on behalf of each participating employee an amount equal to 50% of the employee's basic contribution. We contributed $2 million in 2000 and $1 million in 2001 and 2002.

Incentive Plans

In 1998, we implemented a global profit sharing plan for our worldwide employees. This plan is based on our global financial performance. The cost for this plan was $2 million in 2000 and nil in 2001 and 2002.

(12) Restructuring and Impairment Charges

We have had several restructuring and impairment charges during the past few years. At December 31, 2002, the outstanding balance of our restructuring reserve was $14 million. The components of this balance are $8 million related to the mothballing of our graphite electrode operations in Caserta, Italy, $4 million related primarily to remaining lease payments on our former corporate headquarters, and $2 million related to plant closure cost associated with the closure of our Canadian graphite electrode operations.

In the 2002 fourth quarter, we recorded $3 million ($2 million after tax) of impairment charges relating to our investment in our joint venture with Jilin Carbon Co. (together with its affiliates, "Jilin"). The impairment results from uncertainty about the completion and start-up of the planned graphite electrode facility in Changchun, China due to the effects that the challenging 2002 graphite electrode industry conditions have had on Jilin. We also recorded a $1 million (nil after tax) change in estimate for the restructuring charge for our graphite electrode operations in Caserta, Italy.

In the 2002 third quarter, we recorded a $1 million charge related to the impairment of available-for- sale securities.

In the 2002 second quarter, we recorded a $13 million ($8 million after tax) charge primarily related to the impairment of our long-lived carbon electrode assets in Columbia, Tennessee as a result of a decline in demand and loss of market share. The primary end market for carbon electrodes is silicon metal, which remains very depressed in the U.S. where our main customer base is located. This charge also includes $1 million related to the impairment of available-for-sale securities.

In the 2002 first quarter, we recorded a $5 million restructuring charge that related primarily to the mothballing of our graphite electrode operations in Caserta, Italy. This charge included estimated pension, severance and other related employee benefit costs for 102 employees and other costs related to the mothballing.

In the 2001 fourth quarter, we recorded a $7 million restructuring charge and a $27 million impairment loss on long-lived and other assets. The restructuring charge related primarily to exit costs related to the mothballing of our graphite electrode operations in Caserta, Italy. $24 million of the impairment loss on long-lived assets related to assets located at our facility in Caserta, Italy. The remaining $3 million related to the impairment of available-for-sale securities.

In the 2001 third quarter, we recorded a $2 million restructuring charge related to a corporate realignment of our businesses, the relocation of our corporate headquarters and the shutdown of our coal calcining operations located in Niagara Falls, New York. The relocation was substantially completed in 2001. The charge includes severance and related benefits associated with a workforce reduction of 24 employees and impairment of leasehold improvement assets.

In 2001 third quarter, we reversed $2 million of prior restructuring charges based on revised lower estimates of workforce reductions and plant closure costs, and we reclassified $4 million of prior restructuring charges related to on-site waste disposal post-monitoring costs to other long term obligations.

In the 2001 second quarter, we recorded a $58 million charge for restructuring and impairment loss on long-lived assets related to the shutdown of our graphite electrode manufacturing operations in Clarksville and Columbia, Tennessee and our coal calcining operations in Niagara Falls, New York. The $58 million charge includes restructuring charges of $2 million for severance and related benefits associated with a workforce reduction of 171 employees and $3 million in plant shutdown and related costs. The remaining $53 million relates to the impairment loss on long-lived assets. The shutdown was completed in the 2001 third quarter.

In the 2000 fourth quarter, we recorded a charge of $4 million in connection with a corporate restructuring, mainly for severance and related benefits associated with a workforce reduction of 85 employees. The functional areas affected included finance, accounting, sales, marketing and administration. In 2001, we paid about $1 million of these expenses. In the 2001 third quarter, we revised the workforce reduction estimate to 45 employees and reversed a portion of the $4 million charge. The reversal is part of the $2 million reversal described above.

In the 2000 third quarter, we recorded an impairment loss on long-lived assets of $3 million in connection with the re-sourcing of our U.S. cathode production to our facilities in Brazil and France and the reduction of graphite electrode production capacity to accommodate such increased cathode production in Brazil and France. This cash charge related to the write-off of certain long-lived assets located at one of our facilities in the U.S.

In the 2000 first quarter, we recorded a restructuring charge of $6 million in connection with a restructuring of our advanced graphite materials business. Key elements of the restructuring included elimination of certain product lines and rationalization of operations to reduce costs and improve profitability of remaining product lines. This rationalization included discontinuing certain manufacturing processes at one of our facilities in the U.S. that will be performed at our other facilities in the future. Based on subsequent developments in the 2000 third quarter, we decided not to demolish certain buildings. Therefore, in the 2000 third quarter, we reversed the $4 million of the charge related to demolition and related environmental costs. The $2 million balance of the charge included estimated severance costs for 65 employees. The restructuring was completed in 2000.

The fair value of the long-lived assets was calculated on the basis of discounted estimated future cash flows. Estimates of the discounted future cash flows are subject to significant uncertainties and assumptions. Accordingly, actual values could vary significantly from such estimates.

The following table summarizes activity relating to the accrued expense in connection with the restructuring charges.

(Dollars in millions)	Severance and Related Costs	Plant Shutdown and Related Costs	Post Monitoring and Related Costs	Total

Balance At January 1, 2000	$13	$10	$5	$28

Restructuring charges in 2000	6	3	1	10
Payments in 2000	(5)	(1)	(1)	(7)
Change in estimate and impact of currency rate changes in 2000	(1)	(3)	(1)	(5)

Balance at December 31, 2000	$13	$9	$4	$26
Restructuring charges in 2001	4	8	—	12
Payments in 2001	(13)	(5)	—	(18)
Non-cash write-offs in 2001	—	(4)	—	(4)
Reclassification of on-site disposal and monitoring costs	—	—	(4)	(4)

Balance at December 31, 2001	$4	$8	$—	$12
Restructuring charges in 2002	6	—	—	6
Payments in 2002	(5)	1	—	(4)

Balance at December 31, 2002	$5	$9	$—	$14

The restructuring accrual is included in other accrued liabilities on the Consolidated Balance Sheets.

(13) Management Compensation and Incentive Plans

We have adopted several stock incentive plans. The aggregate number of shares reserved under the plans since their initial adoption was 14,500,000 shares at December 31, 2001 and December 31, 2002. The plans permit options and restricted stock to be granted to employees and, in the case of one plan since March 1998, also to non-employee directors.

Stock Options

In 1995, we granted 12-year options to management to purchase 4,761,000 shares at an exercise price of $7.60 per share, of which options for 3,967,400 shares vested at the time of our initial public offering in 1995, and the balance were performance options, one half of which were to vest in each of 1998 and 1999 on achievement of designated EBITDA targets. In

December 1997, GTI's Board of Directors accelerated the vesting of the 1998 performance options. We did not achieve the 1999 performance targets and, accordingly, the 1999 performance options were cancelled.

In 1996, we granted 10-year options to mid-management to purchase 960,000 shares at an exercise price of $35.00 per share, and granted additional 10-year options to mid-management to purchase 4,000 shares at an exercise price of $40.44 per share. In 1997, we granted 10-year options to mid-management to purchase 61,500 shares at an exercise price of $39.31 per share. The options vest eight years from the grant date. Accelerated vesting occurs if the market price of the common stock equals or exceeds specified amounts. At December 31, 2002, 451,350 of such options were vested.

In 1997, we granted vested 10-year options to management to purchase 155,000 shares at an exercise price of $37.59 per share. At December 31, 2002, all such options were vested.

In 1998, we granted 10-year options to purchase shares as follows:

  •
  Options for 641,000 shares were granted to certain officers and directors at exercise prices ranging from $29.22 to $34.36 per share. Options for 320,000 shares vest one year from the grant date, options for 221,000 shares vest two years from the grant date and options for 100,000 shares vest three years from the grant date. At December 31, 2002, all of such options were vested.

  •
  Options for 1,935,000 shares were granted to certain officers and management at exercise prices ranging from $15.50 to $17.06 per share. Options for 17,000 shares vested on the grant date, options for 628,000 shares vest after one year from the grant date, and all remaining options vest seven years from the grant date, subject to accelerated vesting if the market price for the common stock equals or exceeds specified amounts. At December 31, 2002, 1,834,732 of such options were vested.

In 1999, we granted 10-year options to purchase shares as follows:

  •
  Options for 409,000 shares were issued to certain officers, management and directors at exercise prices ranging from $14.13 to $25.81 per share. Options for 45,359 shares vested on the grant date, options for 274,101 shares vest one year from the grant date, and all remaining options vest seven years from the grant date, subject to accelerated vesting if the market price for the common stock equals or exceeds specified amounts. At December 31, 2002, 345,232 of such options were vested.

In 2000, we granted 10-year options to purchase shares as follows:

  •
  Options for 2,615,511 shares were issued to certain officers, management and directors at exercise prices ranging from $8.56 to $19.06 per share. Options for 2,070,100 shares vest two years from the grant date, options for 200,000 shares vest five years from the grant date, 175,901 shares vest one year from the grant date, options for 12,200 vested at the grant date, options for 35,040 shares vested ratably over the course of 2000 and all remaining options vest seven years from the grant date, subject to accelerated vesting if the market price for the common stock equals or exceeds specified amounts. At December 31, 2002, 2,136,645 of such options were vested.

In 2001, we granted 10-year options to purchase shares as follows:

  •
  Options for 1,755,170 shares were issued to certain officers, management and directors at exercise prices ranging from $8.56 to $11.95 per share. Options for 1,644,300 shares vest two years from the grant date and options for 110,870 shares vested on the grant date. At December 31, 2002, 120,870 of these options were vested.

In 2002, we granted 10-year options to purchase shares as follows:

  •
  Options for 114,101 shares were issued to certain officers, management and directors at exercise prices ranging from $5.13 to $10.77 per share. Options for 19,400 shares vest in two years from the grant date, options for 31,000 shares vest as of January 1, 2003, options for 10,321 shares vest as of February 26, 2003, options for 30,000 shares vest as of September 17, 2004, options for 5,000 shares vest as of November 12, 2004, options for 8,380 shares vested at one grant date and options for 10,000 shares vested as of December 31, 2002. At December 31, 2002, 18,380 of these options were vested.

The following table summarizes the status of our stock-based compensation plans at the dates and for the period indicated:

	for the Year Ended December 31,
	2000		2001		2002
(Shares in thousands)	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Time vesting options:
Outstanding at beginning of year	5,277	$20.15	7,842	$16.55	9,194	$15.28
Granted at market price	2,615	9.53	1,755	8.99	114	9.42
Granted at price exceeding market	—	—	—	—	—	—
Granted at price below market	—	—	—	—	—	—
Exercised	(16)	13.81	(188)	7.60	(134)	7.60
Forfeited/canceled	(34)	32.37	(215)	17.12	(221)	13.49

Outstanding at end of year	7,842	16.55	9,194	15.28	8,953	15.36

Options exercisable at year end	4,710	$18.65	5,309	$18.11	6,797	$16.19
Weighted-average fair value of options granted during year:
At market		5.97		5.58		6.01
Exceeding market	—	—	—
Below market	—	—	—
Performance vesting options:
Outstanding at beginning of year	546	$7.60	401	$7.60	378	$7.60
Granted	—	—	—	—	—	—
Exercised	(22)	7.60	(23)	7.60	—	—
Forfeited/canceled	(123)	7.60	—	—	—	—

Outstanding at end of year	401	7.60	378	7.60	378	7.60

Options exercisable at year end	401	$7.60	378	$7.60	378	$7.60

The fair value of each stock option is estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in 2000, 2001 and 2002, respectively: dividend yield of 0.0% for all years; expected volatility of 50% in 2000, 52% in 2001 and 55% in 2002; risk-free interest rates of 5.5% in 2000, 4.8% in 2001 and 4.3% in 2002; and expected lives of 8 years for all years.

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices (Shares in thousands)	Number Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Prices	Number Exercisable	Weighted-Average Exercise Prices

Time vesting options:
$5.13-10.77	4,728	7 years	$8.48	3,166	$8.26
$11.60 to $19.06	2,587	6 years	16.38	2,254	16.87
$22.81 to $29.22	142	6 years	25.74	141	25.74
$30.59 to $40.44	1,496	4 years	34.37	1,236	34.15

	8,953		15.36	6,797	16.19

Performance vesting options:
$7.60	378	5 years	$7.60	378	$7.60

Other

In 1998, we entered into a five-year employment agreement with our current chairman of the board.

In 2000, we granted 100,000 restricted shares to our current chairman of the board, and we are amortizing the value of those shares as of the grant date ($2 million) over the vesting period which extends through 2004.

In 2002, we granted 512,200 shares of restricted stock to employees. We also recorded a $5 million non-cash compensation charge associated with the accelerated vesting of those shares.

Under our executive employee loan program, certain members of management borrowed less than $1 million in 2000 and none in 2001 or 2002. During 2002, all these loans were repaid as described below. Under our executive employee stock purchase programs, certain members of management purchased, at the fair market value on the date of purchase, 18,556 shares in 2000 and none in 2001 or 2002. In 2002, management participating in these programs repaid all outstanding loans with shares of common stock valued at fair market value on the date of repayment and cash. These programs have been discontinued.

(14) Contingencies

Antitrust Investigations

In April 1998, pursuant to a plea agreement between the DOJ and GTI, GTI pled guilty to a one count charge of violating U.S. federal antitrust law in connection with the sale of graphite electrodes and was sentenced to pay a non-interest-bearing fine in the aggregate amount of $110 million. The plea agreement was approved by the U.S. District Court for the Eastern District of Pennsylvania (the "District Court") and, as a result, under the plea agreement, we will not be subject to prosecution by the DOJ with respect to any other violations of U.S. federal antitrust law occurring prior to April 1998. At our request, in January 2002, the payment schedule for the $60 million unpaid balance outstanding at that time was revised to require a $2.5 million payment in April 2002, a $5.0 million payment in April 2003 and, beginning in April 2004, quarterly payments ranging from $3.25 million to $5.375 million, through January 2007. Beginning in 2004, the DOJ may ask the District Court to accelerate the payment schedule based on a change in our ability to make such payments. Interest will begin to accrue on the unpaid balance, commencing in April 2004, at the statutory rate of interest then in effect. At December 31, 2002, the statutory rate of interest was 1.41% per annum. Accrued interest will be payable together with each quarterly payment. The revised payment schedule has been approved by the District Court. All payments due have been timely paid.

In October 1999, we became aware that the Korean antitrust authority had commenced an investigation as to whether there had been any violation of Korean antitrust law by producers and distributors of graphite electrodes. In March 2002, we were advised that the Korean antitrust authority had assessed a fine against us in the amount of 676 million KRW ($569,000, based on currency exchange rates in effect at the time of payment) and assessed fines against five other graphite electrode producers in amounts ranging up to 4,396 million KRW (approximately $3.3 million, based on currency exchange rates in effect at the time of the decision imposing the fine). Our fine, which represented 0.5% of our graphite electrode sales in Korea during the relevant time period and was the lowest fine as a percentage of sales imposed by the Korean antitrust authority, reflected a substantial reduction as a result of our cooperation with that authority during its investigation. In May 2002, we appealed the decision. In July 2002, the Korean antitrust authority affirmed its decision on appeal. We paid the fine together with accrued interest, an aggregate of $584,000, in August 2002.

In January 2000, the EU Competition Authority issued a statement of objections initiating proceedings against us and other producers of graphite electrodes. The statement alleges that we and other producers violated antitrust laws of the European Community and the European Economic Area in connection with the sale of graphite electrodes. In July 2001, the EU Competition Authority issued its decision regarding the allegations. Under the decision, the EU Competition Authority assessed a fine of €50.4 million (about $53 million, based on exchange rates in effect at December 31, 2002) against us and assessed fines against seven other graphite electrode producers in amounts ranging up to €80.2 million. From the initiation of its investigation, we have cooperated with the EU Competition Authority. As a result of our cooperation, our fine reflects a substantial reduction from the amount that otherwise would have been assessed. It is the policy of the EU Competition Authority to negotiate appropriate terms of payment of antitrust fines, including extended payment terms. We have had discussions regarding payment terms with the EU Competition Authority. After an in-depth analysis of the decision, in October 2001, we filed an appeal to the Court of First Instance of the European Communities in Luxembourg challenging the amount of the fine. Appeals of this type may take two years or longer to be decided and the fine or collateral security therefor would typically be required to be paid or provided at about the time the appeal was filed. We have had discussions with the EU Competition Authority regarding the appropriate form of collateral security during the pendency of the appeal. If the EU Competition Authority seeks to require payment of the fine or provision of collateral security therefor, we may file an interim appeal to the Court to waive or modify such requirement. We cannot predict how or when the Court would rule on such an interim appeal.

In May 2001, we became aware that the Brazilian antitrust authority had requested written information from various steelmakers in Brazil. In April 2002, our Brazilian subsidiary received a request for information from that authority. We have provided that information.

In May 2002, the EU Competition Authority issued a statement of objections initiating proceedings against us and other producers of specialty graphite. The statement alleges that we and other producers violated European antitrust laws in connection with the sale of specialty graphite. In December 2002, the EU Competition Authority issued its decision regarding the allegations. Under the decision, the EU Competition Authority assessed no fine against us and assessed fines against seven other producers in amounts ranging up to €28 million. We received a 100% reduction from the amount that otherwise would have been assessed against us due to our cooperation.

Except as described above, the antitrust investigations against us in the U.S., Canada, the European Union, Japan and Korea have been resolved. We are continuing to cooperate with the DOJ, the EU Competition Authority and the Canadian Competition Bureau in their continuing investigations of others. In October 1997, we were served with subpoenas by the DOJ to produce documents relating to, among other things, our carbon electrode and bulk graphite businesses. It is possible that antitrust investigations seeking, among other things, to impose fines and penalties could be initiated against us by antitrust authorities in Brazil or other jurisdictions.

To the extent that antitrust investigations involving us have been resolved with guilty pleas or by adverse decisions, such guilty pleas and decisions make it more difficult for us to defend against other investigations as well as civil lawsuits and claims. We have been vigorously protecting, and intend to continue to vigorously protect, our interests in connection with the investigations described above. We may, however, at any time settle any possible unresolved charges.

Antitrust Lawsuits

Through December 31, 2002, except as described in the following paragraphs, we have settled or obtained dismissal of all of the civil antitrust lawsuits (including class action lawsuits) previously pending against us, certain civil antitrust lawsuits threatened against us and certain possible civil antitrust claims against us by certain customers who negotiated directly with us. The settlements cover, among other things, virtually all claims against us by customers in the U.S. and Canada arising out of alleged antitrust violations occurring prior to the date of the relevant settlements in connection with the sale of graphite electrodes. One of the settlements also covers the actual and respective potential claims against us by certain foreign customers arising out of alleged antitrust violations occurring prior to the date of that settlement in connection with the sale of graphite electrodes sourced from the U.S. Although each settlement is unique, in the aggregate they consist primarily of current and deferred cash payments with some product credits and discounts. All payments due have been timely paid.

In 1999 and 2000, we and other producers of graphite electrodes were served with three complaints commencing three separate civil antitrust lawsuits in the District Court. In March 2002, we were served with another complaint commencing a separate civil antitrust lawsuit in the District Court. These lawsuits are collectively called the "foreign customer lawsuits". The first complaint, entitled Ferromin International Trade Corporation, et al. v. UCAR International Inc., et al. was filed by 27 steelmakers and related parties, all but one of whom are located outside the U.S. The second complaint, entitled BHP New Zealand Ltd. et al. v. UCAR International Inc., et al. was filed by 4 steelmakers, all of whom are located outside the U.S. The third complaint, entitled Saudi Iron and Steel Company v. UCAR International Inc., et al., was filed by a steelmaker who is located outside the U.S. The fourth complaint, entitled Arbed, S.A., et al. v. Mitsubishi Corporation, et al., was filed by 5 steelmakers, all of whom are located outside the U.S. In each complaint, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of graphite electrodes sold or sourced from the U.S. and those sold and sourced outside the U.S. The plaintiffs seek, among other things, an award of treble damages resulting from such alleged antitrust violations. We believe that we have strong defenses against claims alleging that purchases of graphite electrodes outside the U.S. are actionable under U.S. federal antitrust law. We filed motions to dismiss the first and second complaints. In June 2001, our motions to dismiss the first and second complaints were granted with respect to substantially all of the plaintiffs' claims. Appeals have been filed by the plaintiffs and the defendants with the U.S. Court of Appeals for the Third Circuit with regard to these dismissals. The U.S. Court of Appeals for the Third Circuit heard oral argument on these appeals on March 11, 2003, and we are awaiting its decision. The third complaint was dismissed without prejudice to refile pending the resolution of such appeals. We filed a motion to stay the lawsuit commenced by the fourth complaint pending resolution of appeals in the other foreign customer lawsuits and such motion was granted in July 2002.

In 1999 and 2000, we were served with three complaints commencing three civil antitrust lawsuits (the "carbon electrode lawsuits"). The first complaint, filed in the District Court, is entitled Globe Metallurgical, Inc. v. UCAR International Inc., et al. The second complaint, initially filed in the U.S. Bankruptcy Court for the Northern District of Ohio and subsequently transferred to the U.S. District Court for the Northern District of Ohio, Eastern Division, is now entitled Cohen & Co., Distribution Trustee v. UCAR International Inc., et al. (In re Simetco, Inc.). The third complaint, filed in the U.S. District Court for the Southern District of West Virginia, is entitled Elkem Metals Company Inc and Elkem Metals Company Alloy LLP v. UCAR Carbon Company Inc., et al. SGL Carbon AG is also named as a defendant in the first complaint and SGL Carbon Corporation is also named as a defendant in the first and third complaints. In the complaints, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of carbon electrodes and seek, among other things, an award of treble damages resulting from such alleged violations. In October 2001, we settled the lawsuit commenced by the third complaint. In September 2002, we settled the lawsuit commenced by the first complaint. In January 2003, we settled the lawsuit commenced by the second complaint. The guilty pleas and decisions described above do not relate to carbon electrodes.

In the 2002 first quarter, we and other producers of cathodes were served with a complaint commencing a civil antitrust lawsuit in the U.S. District Court for the District of Oregon entitled

Northwest Aluminum Company, et al. vs. VAW Aluminum A.G., et al (the "carbon cathode lawsuit"). The complaint was filed by two producers of aluminum. Other producers of cathodes are also named as defendants in the complaint. In the complaint, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of cathodes and seek, among other things, an award of treble damages resulting from such alleged violations. In November 2002, we settled this lawsuit. The guilty pleas and decisions described above do not relate to cathodes.

In December 2002 and January 2003, we and other producers of bulk graphite were served with two complaints commencing two civil class action antitrust lawsuits. The first complaint, filed in the U.S. District Court for the District of New Jersey, is entitled Industrial Graphite Products, Inc. v. Carbone Lorraine North America Corporation, et al. The second complaint, filed in the same court, is entitled Ceradyne, Inc. v. Carbone Lorraine North America Corporation, et al. In February 2003, we learned that a class action complaint commencing a civil class action antitrust lawsuit had been filed against us and other producers of bulk graphite in the District Court entitled General Refractories Company v. GrafTech International Ltd., et al. In March 2003, this lawsuit was dismissed by the District Court without prejudice. In March 2003, we learned that two complaints commencing civil class action antitrust lawsuits had been filed against us and other producers of bulk graphite in the U.S. District Court for the District of New Jersey entitled General Refractories Company v. GrafTech International Ltd., et al. and Midwest Graphite Co., Inc. v. SGL Carbon, LLC, et al., respectively. The lawsuits commenced by the first, second, fourth and fifth complaints, along with a lawsuit commenced by a sixth complaint filed only against SGL Carbon, LLC, SGL Carbon A.G. and SGI Carbon GmbH, were subsequently consolidated or are subject to consolidation into a single lawsuit in the United States District Court for the District of New Jersey entitled In re: Bulk [Extruded] Graphite Products Antitrust Litigation (the "bulk graphite lawsuits"). In the bulk graphite lawsuits, the plaintiffs allege that the defendants violated U.S. federal antitrust law in connection with the sale of bulk graphite and seek, among other things, an award of treble damages resulting from such alleged violations. In March 2003, we reached an agreement to settle the bulk graphite lawsuits.

The foreign customer lawsuits are still in their early stages. We have been vigorously defending, and intend to continue to vigorously defend, against these remaining lawsuits as well as all threatened lawsuits and possible unasserted claims. We may at any time, however, settle these lawsuits as well as any threatened lawsuits and possible claims. It is possible that additional civil antitrust lawsuits seeking, among other things, to recover damages could be commenced against us in the U.S. and in other jurisdictions.

Antitrust Earnings Charges

We have recorded pre-tax charges of $350 million against results of operations as a reserve for potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims. The reserve of $350 million is calculated on a basis net of, among other things, imputed interest on installment payments of the DOJ fine. Actual aggregate liabilities and expenses (including settled investigations, lawsuits and claims as well as continuing investigations, pending appeals and unsettled pending, threatened and possible lawsuits and claims mentioned above) could be materially higher than $350 million and the timing of payment thereof could be sooner than anticipated. The fines and net settlements and expenses are within the amounts we used to evaluate the aggregate charge of $350 million. To the extent that aggregate liabilities and expenses, net, are known or reasonably estimable, at December 31, 2002, $350 million represents our estimate of these liabilities and expenses. Our insurance has not and will not materially cover liabilities that have or may become due in connection with antitrust investigations or related lawsuits or claims.

Through December 31, 2002, we have paid an aggregate of $252 million of fines and net settlement and expense payments and $14 million of imputed interest. At December 31, 2002, $98 million remained in the reserve. The balance of the reserve is available for the fine payable to the DOJ (excluding imputed interest thereon), the fine assessed by the EU Competition Authority and other matters. The aggregate amount of remaining committed payments payable to the DOJ for imputed interest at December 31, 2002 was about $6 million.

Other Proceedings Against Us

We are involved in various other investigations, lawsuits, claims and other legal proceedings incidental to the conduct of our business. While it is not possible to determine the ultimate disposition of each of them, we do not believe that their ultimate disposition will have a material adverse effect on us.

Lawsuit Initiated by Us Against Our Former Parents

In February 2000, at the direction of a special committee of independent directors of GTI's Board of Directors, we commenced a lawsuit in the U.S. District Court for the Southern District of New York against our former parents, Mitsubishi and Union Carbide. The other defendants named in the lawsuit include two of the respective representatives of Mitsubishi and Union Carbide who served on GTI's Board of Directors at the time of our 1995 leveraged equity recapitalization, Hiroshi Kawamura and Robert D. Kennedy. Mr. Kennedy, who was a director of GTI at the time the lawsuit was commenced, resigned as such on March 14, 2000.

In the lawsuit, we allege, among other things, that, in January 1995, Mitsubishi and Union Carbide had knowledge of facts indicating that GTI had engaged in illegal graphite electrode price fixing activities and that any determination of GTI's statutory capital surplus would be overstated as a result of those activities. We also allege that certain of their representatives knew or should have known about those activities. In January 2000, Mitsubishi was indicted by the DOJ on a one count charge of aiding and abetting violations of U.S. federal antitrust law in connection with the sale of graphite electrodes. Mitsubishi entered a plea of not guilty. In February 2001, a jury found Mitsubishi guilty of the charge. Mitsubishi entered into a sentencing agreement with the DOJ, which was approved by the District Court, pursuant to which Mitsubishi agreed to pay a fine of $134 million and not appeal its conviction. Mitsubishi has also been named as a defendant in several civil antitrust lawsuits commenced by electric arc furnace steel producers with respect to its alleged participation in those activities. In addition, we allege that, in January 1995, GTI did not have the statutory capital surplus required to lawfully authorize the payments that GTI made to its former parents. We also allege that Mitsubishi and Union Carbide were unjustly enriched by receipts from their investments in GTI and that they knowingly induced or actively and substantially assisted former senior management of GTI to engage in illegal graphite electrode price fixing activities in breach of their fiduciary duties to GTI.

Based on the allegations summarized above, we are seeking to recover from Mitsubishi and Union Carbide more than $1.5 billion in damages, including interest. Some of our claims provide for joint and several liability; however, damages from our various claims would not generally be additive to each other.

The defendants have filed motions to dismiss this lawsuit and a motion to disqualify certain of our counsel from representing us in this lawsuit. Oral hearings were held on those motions in the 2001 first and second quarters. The court approved a motion to disqualify certain of our counsel in November 2002, and denied our motion to reconsider that decision. We do not believe that either that decision or the adverse ruling on such motion for reconsideration will adversely affect this lawsuit. The court has not ruled on the motions to dismiss.

We expect to incur $10 million to $20 million for legal expenses to pursue this lawsuit from the date of filing the complaint through trial. Through December 31, 2002, we had incurred about $5 million of these legal expenses. This lawsuit is in its earliest stages. The ultimate outcome of this lawsuit is subject to many uncertainties. We may at any time settle this lawsuit.

(15) Earnings Per Share

Basic and diluted earnings per share are calculated based upon the provisions of SFAS No. 128, adopted in 1997, using the following share data:

	2000	2001	2002

Weighted-average common shares outstanding for basic calculation	45,224,204	49,719,938	55,941,878
Add: Effect of stock options	589,208	—	—

Weighted-average common shares outstanding, adjusted for diluted calculation	45,813,412	49,719,938	55,941,878

As a result of the net loss from operations reported in 2002, all 779,051 potential common shares underlying dilutive securities have been excluded from the calculation of diluted earnings (loss) per share because their effect would reduce the loss per share. The calculation of weighted average common shares outstanding for the diluted calculation excludes options for 3,669,498 shares in 2000, 5,243,593 shares in 2001 and 5,524,535 shares in 2002 because they were not dilutive due to the fact that the exercise prices were greater than the weighted average market price of the common stock.

(16) Stockholder Rights Plan

Effective August 7, 1998, GTI adopted a Stockholder Rights Plan (the "Rights Plan"). Under the Rights Plan, one preferred stock purchase right (a "Right") was distributed on September 21, 1998 to stockholders of record on August 20, 1998 as a dividend on each share of common stock outstanding on the record date. Each share of common stock issued after the record date is accompanied by a Right.

When a Right becomes exercisable, it entitles the holder to buy one one-thousandth of a share of a new series of preferred stock for $110. The Rights are subject to adjustment upon the occurrence of certain dilutive events. The Rights will become exercisable only when a person or group becomes the beneficial owner of 15% or more of the outstanding shares of common stock or 10 days after a person or group announces a tender offer to acquire beneficial ownership of 15% or more of the outstanding shares of common stock. No certificates representing the Rights will be issued, and the Rights are not transferable separately from the common stock, unless the Rights become exercisable.

Under certain circumstances, holders of Rights, except a person or group described above and certain related parties, will be entitled to purchase shares of common stock (or, in certain circumstances, other securities or assets) at 50% of the price at which the common stock traded prior to the acquisition or announcement (or 50% of the value of such other securities or assets). In addition, if GTI is acquired after the Rights become exercisable, the Rights will entitle those holders to buy the acquiring company's common shares at a similar discount.

GTI is entitled to redeem the Rights for one cent per Right prior to the time when the Rights become exercisable. If not redeemed, the Rights will expire on August 7, 2008.

The preferred stock issuable upon exercise of Rights consists of Series A Junior Participating Preferred Stock, par value $.01 per share, of GTI. In general, each share of that preferred stock will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $10.00 per share or 1,000 times the quarterly dividend declared on the common stock, will be entitled to a liquidation preference of $110,000 and will have 1,000 votes, voting together with the common stock.

(17) Financial Information About the Parent, the Issuer, the Guarantors and the Subsidiaries Whose Securities Secure the Senior Notes and Related Guarantees

On February 15, 2002, GrafTech Finance (the "Issuer") issued $400 million aggregate principal amount of Senior Notes and, on May 6, 2002, $150 million aggregate principal amount of additional Senior Notes. The Senior Notes have been guaranteed on a senior basis by GTI (the "Parent") and GrafTech Global, UCAR Carbon and other subsidiaries holding a substantial majority of our U.S. assets, which subsidiaries are UCAR International Holdings Inc., UCAR International Trading Inc., UCAR Carbon Technology LLC, UCAR Composites Inc. and UCAR Holdings III Inc. The guarantors (other than the Parent) are collectively called the "U.S. Guarantors." The guarantees of the U.S. Guarantors are unsecured, except that the guarantee of UCAR Carbon has been secured by a pledge of all of our shares of AET, but in no event will the value of the pledged portion of such shares exceed 19.99% of the principal amount of the then outstanding Senior Notes. All of the guarantees are full, unconditional and joint and several, and the Issuer, and each of the U.S. Guarantors are 100% owned by the Parent. GTI and our other subsidiaries, which are not guarantors, are called the "Non-Guarantors." The following table sets forth condensed consolidating balance sheets at December 31, 2001 and December 31, 2002 and condensed consolidating statements of operations and cash flows for each of the years in the three-year period ended December 31, 2002 of the Parent, the Issuer, the U.S. Guarantors and the Non-Guarantors. Provisions in the Senior Facilities restrict the payment of dividends by our subsidiaries to the Parent. At December 31, 2002, retained earnings of our subsidiaries subject to such restrictions were approximately $459 million. Investments in subsidiary companies are recorded on the equity basis. See Note 19 for discussion regarding discontinued operations.

Condensed consolidating balance sheet
at December 31, 2002

	At December 31, 2002
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$—	$—	$4	$7	$—	$11
Notes and accounts receivable, net	—	752	466	255	(1,369)	104
Inventories:
Raw materials and supplies	—	—	2	38	(1)	39
Work in process	—	—	30	71	1	102
Finished goods	—	—	10	23	(3)	30

	—	—	42	132	(3)	171
Prepaid expenses and deferred income taxes	—	—	8	13	—	21
Current assets of discontinued operations	—	—	14	—	—	14

Total current assets	—	752	534	407	(1,372)	321
Net fixed assets	—	—	36	268	(4)	300
Deferred income taxes and other assets	47	34	(33)	120	70	238

Total assets	$47	$786	$537	$795	$(1,306)	$859

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$21	$26	$30	$89	$(61)	$105
Short-term debt	416	—	231	668	(1,297)	18
Accrued income and other taxes	(24)	(3)	36	18	(4)	23
Other accrued liabilities	—	—	36	39	(18)	57
Current liabilities of discontinued operations	—	—	3	—	—	3

Total current liabilities	413	23	336	814	(1,380)	206

Long-term debt	—	711	—	2	—	713
Other long-term obligations	—	9	203	45	1	258
Deferred income taxes	—	(5)	(1)	36	3	33
Minority stockholders' equity in consolidated entities	—	—	—	30	—	30
Stockholders' equity (deficit)	(366)	48	(1)	(132)	70	(381)

Total liabilities and stockholders' equity (deficit)	$47	$786	$537	$795	$(1,306)	$859

Condensed consolidating balance sheet
at December 31, 2001

	At December 31, 2001
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

ASSETS
Current Assets:
Cash and cash equivalents	$—	$16	$8	$14	$—	$38
Notes and accounts receivable, net	—	885	438	365	(1,597)	91
Inventories:
Raw materials and supplies	—	—	2	32	(2)	32
Work in process	—	—	44	66	—	110
Finished goods	—	—	8	26	(1)	33

	—	—	54	124	(3)	175
Prepaid expenses and deferred income taxes	—	—	7	5	—	12
Current assets from discontinued operations	—	—	6	—	—	6

Total current assets	—	901	513	508	(1,600)	322

Net fixed assets	—	—	43	233	(4)	272
Deferred income taxes and other assets	58	29	216	74	(183)	194
Assets from discontinued operations	—	—	9	—	—	9

Total assets	$58	$930	$781	$815	$(1,787)	$797

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8	$13	$48	$92	$(62)	$99
Short-term debt	397	274	407	450	(1,521)	7
Accrued income and other taxes	(15)	—	41	18	—	44
Other accrued liabilities	—	—	38	33	(15)	56
Liabilities from discontinued operations	—	—	4	—	—	4

Total current liabilities	390	287	538	593	(1,598)	210
Long-term debt	—	626	—	21	(16)	631
Other long-term obligations	—	—	197	34	—	231
Deferred income taxes	—	—	4	32	(5)	31
Current liabilities from discontinued operations	—	—	1	—	—	1
Minority stockholders' equity in consolidated entities	—	—	—	23	2	25
Stockholders' equity (deficit)	(332)	17	41	112	(170)	(332)

Total liabilities and stockholders' equity (deficit)	$58	$930	$781	$815	$(1,787)	$797

Condensed consolidating statements of operations
for the years ended December 31, 2000, 2001 and 2002

	For the Year ended December 31, 2002
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

Net sales	$—	$—	$211	$529	$(144)	$596
Cost of sales	—	—	175	408	(122)	461

Gross profit	—	—	36	121	(22)	135
Research and development, selling, administrative and other expenses, restructuring charges, impairment losses on long-lived and other assets, restricted stock vesting, antitrust investigations and related lawsuits and claims, corporate realignment and related expenses, and other (income) expense, net	7	16	(53)	23	115	108
Interest income	—	(59)	—	(4)	63	—
Interest expense	21	62	5	35	(63)	60

Income (loss) before provision for (benefits from) income taxes	(28)	(19)	84	67	(137)	(33)
Provision for (benefit from) income taxes	(10)	(6)	(19)	19	—	(16)

Income (loss) of consolidated entities	(18)	(13)	103	48	(137)	(17)
Minority stockholders' share of income	—	—	—	2	—	2
Income from discontinued operations	—	—	1	—	—	1
Equity in earnings of subsidiaries	—	—	91	—	(91)	—

Net income (loss)	$(18)	$(13)	$13	$46	$(46)	$(18)

Condensed consolidating statements of operations
for the years ended December 31, 2000, 2001 and 2002
(continued)

	For the Year ended December 31, 2001
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

Net sales	$—	$—	$226	$547	$(139)	$634
Cost of sales	—	—	201	372	(118)	455

Gross profit	—	—	25	175	(21)	179
Research and development, selling, administrative and other expenses, restructuring charges, impairment losses on long-lived and other assets, restricted stock vesting, antitrust investigations and related lawsuits and claims, corporate realignment and related expenses, and other (income) expense, net	4	(2)	110	93	(13)	192
Interest income	—	(73)	(4)	(21)	98	—
Interest expense	34	74	25	24	(97)	60

Income (loss) before provision for (benefits from) income taxes	(38)	1	(106)	79	(9)	(73)
Provision for (benefit from) income taxes	(15)	—	8	21	—	14

Income (loss) of consolidated entities	(23)	1	(114)	58	(9)	(87)
Minority stockholders' share of income	—	—	—	2	—	2
Income from discontinued operations	—	—	2	—	—	2
Equity in earnings of subsidiaries	64	—	(47)	—	(17)	—

Net income (loss)	$(87)	$1	$(65)	$56	$8	$(87)

Condensed consolidating statements of operations
for the years ended December 31, 2000, 2001 and 2002
(continued)

	For the Year ended December 31, 2000
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

Net sales	$—	$—	$293	$626	$(156)	$763
Cost of sales	—	—	264	422	(137)	549

Gross profit	—	—	29	204	(19)	214
Research and development, selling, administrative and other expenses, restructuring charges, impairment losses on long-lived and other assets, restricted stock vesting, antitrust investigations and related lawsuits and claims, corporate realignment and related expenses, and other (income) expense, net	1	1	12	73	37	124
Interest income	(8)	(60)	(32)	(21)	121	—
Interest expense	38	61	74	23	(121)	75

Income (loss) before provision for (benefits from) income taxes	(31)	(2)	(25)	129	(56)	15
Provision for (benefit from) income taxes	—	—	(26)	28	—	2

Income (loss) of consolidated entities	(31)	(2)	1	101	(56)	13
Minority stockholders' share of income	—	—	—	3	—	3
Income from discontinued operations	—	—	—	—	—	—
Equity in earnings of subsidiaries	(41)	—	(42)	—	83	—

Net income (loss)	$10	$(2)	$43	$98	$(139)	$10

Condensed consolidating statements of cash flows
for the years ended December 31, 2000, 2001 and 2002

	For the Year ended December 31, 2002
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

Net cash provided by (used in) operating activities from continuing operations	$(20)	$76	$81	$(188)	$(9)	$(60)
Net cash provided by operating activities from discontinued operations	—	—	—	—	—	—

Net cash provided by (used in) operating activities	(20)	76	81	(188)	(9)	(60)
Net cash provided by (used in) investing activities	—	127	91	77	(345)	(50)
Net cash provided by (used in) financing activities	20	(219)	(176)	100	354	79

Net increase (decrease) in cash and cash equivalents	—	(16)	(4)	(11)	—	(31)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	4	—	4
Cash and cash equivalents at beginning of period	—	16	8	14	—	38

Cash and cash equivalents at end of period	$—	$—	$4	$7	$—	$11

	For the Year ended December 31, 2001
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

Net cash provided by (used in) operating activities from continuing operations	$(38)	$15	$183	$(63)	$(83)	$14
Net cash provided by operating activities from discontinued operations	—	—	3	—	—	3

Net cash provided by (used in) operating activities	(38)	15	186	(63)	(83)	17
Net cash provided by (used in) investing activities	—	18	(427)	(71)	441	(39)
Net cash provided by (used in) financing activities	38	(48)	242	141	(358)	15

Net increase in cash and cash equivalents	—	(15)	1	7	—	(7)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(2)	—	(2)
Cash and cash equivalents at beginning of period	—	31	7	9	—	47

Cash and cash equivalents at end of period	$—	$16	$8	$14	$—	$38

	For the Year ended December 31, 2000
(Dollars in millions)	Parent	Issuer	U.S. Guarantors	Non- Guarantors	Eliminations	Consolidated

Net cash provided by (used in) operating activities from continuing operations	$(169)	$(26)	$351	$96	$(160)	$92
Net cash provided by operating activities from discontinued operations	—	—	2	—	—	2

Net cash provided by (used in) operating activities	(169)	(26)	353	96	(160)	94
Net cash provided by (used in) investing activities	97	(873)	283	(58)	501	(50)
Net cash provided by (used in) financing activities	72	930	(630)	(44)	(341)	(13)

Net increase in cash and cash equivalents	—	31	6	(6)	—	31
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(1)	—	(1)
Cash and cash equivalents at beginning of period	—	—	1	16	—	17

Cash and cash equivalents at end of period	$—	$31	$7	$9	$—	$47

Unsecured intercompany term notes in an aggregate principal amount, at December 31, 2002, equal to $492 million (based on currency exchange rates in effect at December 31, 2002), and guarantees of those unsecured intercompany term notes, issued to GrafTech Finance by certain of our foreign subsidiaries have been pledged by GrafTech Finance to secure the Senior Notes, subject to the limitation that at no time will the combined value of the pledged portion of any foreign subsidiary's unsecured intercompany term note and unsecured guarantee of unsecured intercompany term notes issued by other foreign subsidiaries exceed 19.99% of the principal amount of the then outstanding Senior Notes.

As described above, the guarantee of the Senior Notes by UCAR Carbon has been secured by a pledge of all of our shares of AET, but at no time will the value of the pledged portion of such shares exceed 19.99% of the principal amount of the then outstanding Senior Notes.

Rule 3-16 of Regulation S-X adopted by the SEC provides that, for each of the registrant's affiliates whose securities constitute a "substantial" portion of the collateral for registered securities, financial statements (that would be required to be filed if the affiliate were a registrant) must be filed with an annual report on Form 10-K. Under Rule 3-16(b), securities of a person will be deemed to constitute a "substantial" portion of the collateral if the aggregate principal amount, par value, or book value of securities as carried by the registrant, or the market value of such securities, whichever is the greatest, equals 20% or more of the principal amount of the registered securities. In this case, the pledges of common stock of AET and the intercompany notes and related guarantees have been limited such that they will never be more than 19.99% of the principal amount of the outstanding Senior Notes. Therefore, no such financial statements are required to be included in this Report.

(18) Subsequent Events

In the 2003 first quarter, we contributed 500,000 shares of common stock into the trust for our qualified U.S. retirement plan. These shares may be sold by the trust in the future to provide funding to meet obligations under the plan. Such transaction was exempt from the registration under Section 4(2) of the Securities Act of 1933 because such transaction did not involve the public offering of securities.

In the 2003 first quarter, we entered into an additional $200 million notional amount interest rate swap through the remaining term of our Senior Notes effectively converting that amount of fixed rate debt to variable rate debt. In the 2003 first quarter, we also entered into five-year interest rate caps for a notional amount of $300 million, which extend through August 2007. Subsequently in the 2003 first quarter, we sold the entire $450 million notional amount of our interest rate swaps for $11 million in cash. The adjustment of the carrying amount of the Senior Notes will be amortized over the term of the Senior Notes and recorded as a credit against interest expense. Following the sale of the swaps, in March 2003, we entered into $350 million notional amount of interest rate swaps through the remaining term of our Senior Notes.

(19) Current and Prior Year Reclassifications

We restated certain financial information at December 31, 2001 and 2002 and for each of the three years ended December 31, 2000, 2001 and 2002 to give effect to changes in accounting for reportable segments, discontinued operations and the adoption of SFAS No. 145.

These changes have been previously disclosed either in our Annual Report on Form 10-K for the year ended December 31, 2002 or Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 or June 30, 2003. The reclassifications do not change previously reported consolidated net income, basic or diluted earnings per share, consolidated total assets or liabilities, or consolidated cash flows from operating activities, investing activities or financial activities.

Change in Reportable Segments.

In 2002, our businesses were organized around two operating divisions, the Graphite Power Systems Division, which included the electrode and cathode businesses, and the Advanced Energy Technology Division, which included the natural graphite and advanced synthetic graphite and carbon materials businesses. In accordance with SFAS No. 131, "Segment Reporting," we segregated our businesses into two reportable segments which corresponded with our two divisions.

In 2003, we further refined the organization of our businesses into the following three lines of business:

  •
  a synthetic graphite line of business called Graphite Power Systems, which primarily serves the steel, aluminum, semiconductor and transportation industries and includes graphite electrodes, cathodes and other advanced synthetic graphite materials;

  •
  a natural graphite line of business called Advanced Energy Technology, which primarily serves the transportation, power generation, electronics and chemical industries and includes fuel cell, electronic thermal management and sealant products and services; and

  •
  a carbon materials line of business called Advanced Carbon Materials, which primarily serves the silicon metal and ferro-alloy industries and includes carbon electrodes and refractories.

In accordance with SFAS No. 131, we segregated our businesses into the following segments: Synthetic Graphite, which consists of the synthetic graphite line of business; and Other, which consist of the natural graphite and advanced carbon materials lines of business. We began reporting financial information using these new segments in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. See Note 4.

As required by SFAS No. 131, consolidated financial statements published by us in the future will reflect modifications to our reportable segments resulting from this organizational change, including reclassification of all comparable prior period segment information.

Treatment of Discontinued Operations.

As part of our ongoing asset sale program, we sold our non-strategic composite tooling business based in Irvine, California in June 2003 for approximately $17 million. This business was previously included in "Other" for segment presentation in accordance with SFAS No. 131. As a result, under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the composite tooling business is reflected as a discontinued operation in the Consolidated Financial Statements. We have reflected prior year results of the composite tooling business as a discontinued operation on the Consolidated Statements of Operations and reclassified the assets and liabilities of the business separately on the Consolidated Balance Sheets.

The following table sets forth the results of the discontinued operation.

	At December 31,
(Dollars in millions)	2000	2001	2002

Net sales	$12	$20	$17
Income before provision for income taxes	—	$3	$2

The following table sets forth the assets and liabilities of the discontinued operation.

(Dollars in millions)	December 31, 2001	December 31, 2002

Current assets	$6	$6
Property, plant and equipment, net	9	8

Total assets	$15	$14

Current liabilities	$4	$2
Long-term liabilities	$1	$1

Total liabilities	$5	$3

Adoption of SFAS No. 145

Effective January 1, 2003, we adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," relating to SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." Previously, accounting principles generally accepted in the U.S. required that gains and losses from extinguishment of debt be classified as an extraordinary item, net of related income tax effect. Based on SFAS No. 145, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria of APB 30, "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The provisions of APB 30 distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. As such, those that do not meet the criteria of APB 30 are included in the statement of operations before income (loss) before provisions (benefits) for income taxes, minority interest and extraordinary items. Items presented in prior periods that do not meet the criteria in APB 30 for classification as an extraordinary item must be reclassified. The effect of the adoption was to require reclassification of write-offs of capitalized bank charges and related debt extinguishment costs resulting from the prepayment of associated bank debt in the amount of approximately $21 million and $4 million for the year ended December 31, 2000 and 2002, respectively, from extraordinary items to other (income) expense, net. The corresponding provisions for taxes have been adjusted accordingly in the amount of approximately $8 million and $1 million for the years ended December 31, 2000 and 2002, respectively.

PROSPECTUS

$175,000,000

GRAFTECH INTERNATIONAL LTD.
GRAFTECH FINANCE INC.
GRAFTECH GLOBAL ENTERPRISES INC.
UCAR CARBON COMPANY INC.
UCAR CARBON TECHNOLOGY LLC
UCAR HOLDINGS V INC.
UCAR HOLDINGS III INC.
UCAR INTERNATIONAL TRADING INC.

        We may offer and sell, from time to time, in one or more offerings, any or all of the following securities:

  •
  common stock and preferred stock;

  •
  debt securities and guarantees;

  •
  depositary shares representing preferred stock; and

  •
  warrants.

        Any or all securities may be offered and sold separately, together or as units. The securities (other than common stock) may be convertible into or exchangeable or exercisable for other securities. Debt securities may be senior or subordinated, secured or unsecured and denominated in U.S. dollars or other currencies. Debt securities may be guaranteed by GrafTech International Ltd. or one or more of its subsidiaries. Guarantees may be full or limited, senior or subordinated and secured or unsecured. Securities (other than common stock) may be issued in one or more series. The only common stock or preferred stock we may offer or sell (or issue upon conversion, exchange or exercise of other securities) is common stock or preferred stock of GrafTech International Ltd.

        The common stock of GrafTech International Ltd. is listed on the NYSE under the symbol "GTI." The applicable prospectus supplement will contain information as to any other listing, if any, on the NYSE or other exchange or market of securities being offered by that prospectus supplement.

        This prospectus provides a general description of the securities we may offer and the terms on which we may offer them. Each time we offer and sell securities, we will provide a prospectus supplement that discloses specific information about the securities offered and the offering. Before investing, you should read this prospectus and the applicable prospectus supplement carefully. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

        The securities may be sold to investors, through agents or to or through underwriters or dealers. If any underwriters are involved in the sale of securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in that prospectus supplement.

        Investing in our securities involves a high degree of risk. See "Risk Factors" on page 9.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 17, 2003.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may, from time to time, offer and sell, in one or more offerings, any or all of the securities described in this prospectus, separately, together or as units, up to an aggregate initial offering price of $175,000,000. If securities are issued that are denominated in one or more currencies other than the U.S. dollar, the U.S. dollar equivalent of the offering price thereof at the time of pricing shall be used to determine the aggregate maximum offering price of securities sold hereunder.

        This prospectus provides a general description of the securities we may offer and sell and the terms on which we may offer them. If we offer securities, we will determine the terms of the securities offered and the offering at that time. Each time we offer and sell any of the securities described in this prospectus, we will provide a prospectus supplement that discloses specific information about the securities offered and the offering, including:

  •
  the amount, price and specific terms of the securities offered;

  •
  the underwriters, dealers, brokers, agents or remarketers selling the securities and their compensation, if any;

  •
  a discussion of material special U.S. federal income tax considerations applicable to the securities offered and the offering;

  •
  a statement as to whether the securities offered will be represented by one or more global securities or will be listed or eligible for trading on any exchange or market; and

  •
  a statement as to whether any underwriters or dealers have advised us that they expect to act as market makers with respect to the securities offered after the offering is completed.

The prospectus supplement may also add, update or change information contained in this prospectus. Before investing in any of the securities described in this prospectus, you should read this prospectus and the applicable prospectus supplement together with the registration statement and the additional information described under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

        You should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be. Our financial condition, results of operations, cash flows or business may have changed since that date.

        References to:

  •
  "we," "our" or "us" refer to GrafTech International Ltd. ("GTI") and its consolidated subsidiaries collectively, except that, when used with respect to our securities, such references refer to the issuer of those securities and that, if the context so requires, such references refer to GTI, GrafTech Global Enterprises Inc. or GrafTech Finance Inc. ("GrafTech Finance") individually;

  •
  our "Board of Directors" means GTI's Board of Directors;

  •
  our "Amended and Restated Certificate of Incorporation" or our "Amended and Restated By-Laws" mean those of GTI;

  •
  the "Senior Facilities" mean the senior secured bank credit facilities, as amended, under which GrafTech Finance is the borrower and GTI and certain of its subsidiaries are guarantors; and

  •
  the "Senior Notes" mean the 10 1/4% Senior Notes due 2012 issued by GrafTech Finance and guaranteed by GTI and certain of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges. Our reports and proxy statements and other information relating to us can also be read and copied at the NYSE located at 20 Broad Street, New York, New York 10005, (212) 656-5060.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to our securities described in this prospectus. References to the "registration statement" or the "registration statement of which this prospectus is a part" mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus and prospectus supplements do not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or the applicable prospectus supplement. The registration statement is available to the public over the Internet at the SEC's web site described above and can be read and copied at the locations described above.

        Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

        We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. We maintain a web site at http://www.graftech.com. The information contained on our web site is not part of this prospectus or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus and any prospectus supplement the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

        We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed, and any documents that we may file in the future, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offerings contemplated by this prospectus are completed:

  •
  our annual report on Form 10-K for the year ended December 31, 2002 (except for Items 6, 7 and 8), filed with the SEC on March 31, 2003;

  •
  our quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003;

  •
  our quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC as of August 14, 2003;

  •
  our proxy statement on Schedule 14A, dated April 28, 2003, filed with the SEC on April 24, 2003;

  •
  our current report on Form 8-K, dated February 4, 2003, filed with the SEC on February 4, 2003;

  •
  our current report on Form 8-K, dated August 18, 2003, filed with the SEC on August 18, 2003, which restates Items 6, 7 and 8 of our annual report on Form 10-K for the year ended December 31, 2002;

  •
  the description of our common stock contained in our registration statement on Form 8-A (File No. 1-13888), filed with the SEC under Section 12 of the Exchange Act on July 28, 1995; and

  •
  the description of our preferred stock purchase rights contained in our registration statement on Form 8-A (File No. 1-13888), filed with the SEC under Section 12 of the Exchange Act on September 10, 1998.

        Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment or subsequent amendment to this prospectus or an applicable prospectus supplement, in any subsequent applicable prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

        You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference), free of charge, by oral or written request directed to: GrafTech International Ltd., Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803, Attention: Elise A. Garofalo, Director of Investor Relations, Telephone (302) 778-8227.

FORWARD LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we or our representatives have made or may make forward looking statements orally or in writing. These include statements about such matters as: future production and sales of steel, aluminum, electronic devices, fuel cells and other products that incorporate our products or that are produced using our products; future prices and sales of and demand for graphite electrodes and our other products; future operational and financial performance of our businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; restructuring, realignment, strategic alliance, supply chain, technology development and collaboration, investment, acquisition, joint venture, operating integration, tax planning, rationalization, financial and capital projects; legal matters and related costs; consulting fees and related projects; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. The words "will," "may," "plan," "estimate," "project," "believe," "anticipate," "expect," "intend," "should," "would," "could," "target," "goal," and similar expressions identify some of these statements. Statements contained in this prospectus, including those incorporated by reference, that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

        Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include:

  •
  the possibility that global or regional economic conditions affecting our products may not improve or may worsen due to geopolitical events, governmental actions or other factors;

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  the possibility that anticipated additions to capacity for producing steel in electric arc furnaces may not occur or that reductions in graphite electrode manufacturing capacity may not continue;

  •
  the possibility that increased production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or prices or sales volume of graphite electrodes;

  •
  the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in the aluminum smelting process;

  •
  the possibility that anticipated additions to aluminum smelting capacity using graphite cathodes may not occur or that increased production of graphite cathodes by competitors may occur;

  •
  the possibility that increased production of aluminum or stable production of graphite cathodes by competitors may not result in stable or increased demand for or prices or sales volume of graphite cathodes;

  •
  the possibility of delays in or failure to achieve widespread commercialization of proton exchange membrane ("PEM") fuel cells which use our products or that manufacturers of PEM fuel cells may obtain those products from other sources;

  •
  the possibility of delays in or failure to achieve successful development and commercialization of new or improved electronic thermal management or other products;

  •
  the possibility that end markets for our products (other than those mentioned above) may not improve or may worsen;

  •
  the possibility of delays in meeting or failure to meet contractually specified or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet growth in demand for existing, new or improved products, if any;

  •
  the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others;

  •
  the occurrence of unanticipated events or circumstances relating to antitrust investigations, lawsuits or claims or to the lawsuit initiated by us against our former parents;

  •
  the possibility that expected cost savings from our 2002 major cost savings plan or our other cost savings efforts will not be fully realized;

  •
  the possibility that the anticipated benefits from the corporate realignment of our subsidiaries or the refinement of our organizational structure into three lines of business may be delayed or may not occur;

  •
  the possibility that our provision for income taxes and effective income tax rate (as distinguished from our tax payments) may fluctuate significantly based on changes in financial performance of subsidiaries in various countries, changes in estimates of future ability to use foreign tax credits, changes in tax laws and other factors;

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  the occurrence of unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, or raw material or energy supplies or cost;

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  changes in interest rates, in currency exchange rates (including those impacting our euro-denominated antitrust liabilities or non-dollar-denominated intercompany loans), in competitive conditions or in inflation affecting our raw material, energy or other costs;

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  the possibility of failure to satisfy conditions or milestones under, or occurrence of breach of terms of, our strategic alliances with Pechiney, Ballard Power Systems, ConocoPhillips or others;

  •
  the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; and

  •
  other risks and uncertainties, including those described elsewhere in or incorporated by reference in this prospectus, as well as future decisions by us.

        Occurrence of any of the events or circumstances described above could also have a material adverse effect on our business, financial condition, results of operations or cash flows.

        No assurance can be given that any future transaction about which forward looking statements may be made will be completed or as to the timing or terms of any such transaction.

        All subsequent written and oral forward looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements.

THE COMPANY

        We are one of the world's largest manufacturers and providers of high quality natural and synthetic graphite- and carbon-based products and services, offering energy solutions to industry-leading customers worldwide. We manufacture and deliver high quality graphite and carbon electrodes and cathodes, used primarily in electric arc furnace steel production and aluminum smelting. We also manufacture other natural and synthetic graphite and carbon products used in, and provide services to, the fuel cell power generation, electronics, semiconductor, transportation, chemical and petrochemical markets. We have over 100 years of experience in the research and development of graphite and carbon technology, and currently hold numerous patents related to this technology.

        We believe that our electrode and cathode businesses have the leading market shares in the world. We are a global business, selling our products and engineering and technical services in more than 70 countries. We have 13 manufacturing facilities strategically located in Brazil, Mexico, South Africa, France, Spain, Russia and the U.S. Our customers include industry leaders such as Nucor Corporation and Arcelor in steel, Alcoa Inc. and Pechiney in aluminum, Ballard Power Systems Inc. in fuel cells, Intel Corporation in electronics, MEMC Electronic Materials in semiconductors and The Boeing Company in transportation.

        Our core competencies include graphite and carbon material sciences and high temperature processing know-how. We believe that we operate industry leading research, development and testing facilities. We also have strategic alliances with Pechiney, the world leader in aluminum smelting technology, Ballard Power Systems, the world leader in PEM fuel cell technology, and leaders in the electronic thermal management and other industries.

        In 2002, our businesses were organized around two operating divisions, our Graphite Power Systems Division, which included our graphite electrode and cathode businesses, and our Advanced Energy Technology Division, which included our natural graphite, advanced synthetic graphite and advanced carbon materials businesses. In 2003, we further refined the organization of our businesses into three lines of business:

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  a synthetic graphite line of business called Graphite Power Systems, which primarily serves the steel, aluminum, semiconductor and transportation industries and includes graphite electrodes, cathodes and other advanced synthetic graphite materials;

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  a natural graphite line of business called Advanced Energy Technology, which primarily serves the transportation, power generation, electronics and chemical industries and includes fuel cell, electronic thermal management and sealant products and services; and

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  a carbon materials line of business called Advanced Carbon Materials, which primarily serves the silicon metal and ferro-alloy industries and includes carbon electrodes and refractories.

        Graphite electrodes are consumed in the production of steel in electric arc furnaces, the steel making technology used by all mini-mills. Mini-mills constitute the long term growth sector of the steel industry. We believe there is currently no commercially viable substitute for graphite electrodes in electric arc steel production furnaces. Graphite electrodes are also used for refining steel in ladle furnaces and in other smelting processes. Cathodes are used in aluminum smelting. Our advanced synthetic graphite products and materials include primary and specialty products for a wide variety of markets, including the transportation and semiconductor markets. Our natural graphite products include flexible graphite, which is used primarily as gasket and sealing material in high temperature and corrosive environments in the automotive and chemical markets. Advanced natural graphite can be used in the production of materials, components and products for high-growth potential markets such as PEM fuel cell and electronic thermal management applications. Carbon electrodes are used in the production of silicon metal, a raw material primarily used in the manufacture of aluminum. Carbon refractories are used primarily as chemical industry tank and reactor linings and blast furnace and submerged arc furnace hearth walls.

        We believe that the barriers to entry in the graphite and carbon electrode, cathode and refractory industries are high. There have been no significant entrants in the graphite electrode industry since 1950. We estimate that our average capital investment to incrementally increase our annual graphite electrode manufacturing capacity would be about 20% of the initial investment for "greenfield" capacity. We also believe that production of these materials requires a significant amount of expertise and know-how, which we believe would be difficult for entrants to replicate in order to compete effectively.

        We believe that our new organizational structure better aligns our advantaged manufacturing platform with market opportunities and enables accelerated decision-making to respond to those opportunities. Under this organizational structure, we are further streamlining our operations and revising our compensation programs to strengthen our business strategies. A main component of our compensation programs is a direct link between cash incentive compensation and cash profitability of our businesses.

        Our management team has actively repositioned our manufacturing network, improved product quality, reduced costs, reduced debt and other obligations, and managed antitrust liabilities. We have also implemented an enterprise-wide risk management process whereby we assess the business risks to our goal of maximizing cash flow, using a structured and disciplined approach. This approach seeks to align our people and processes with our critical strategic uncertainties so that our management team and GTI's Board of Directors may better evaluate and manage those uncertainties.

        GTI and the other registrants are Delaware corporations, except for UCAR Holdings V Inc. (formerly UCAR Composites Inc.), which is a California corporation, and UCAR Carbon Technology LLC, which is a Delaware limited liability company. The principal executive offices of GTI and the other registrants are located at Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803, and our telephone number at that location is (302) 778-8227.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,							Six Months Ended June 30,
	1998	1999		2000		2001	2002	2002	2003
Ratio of earnings to fixed charges (a)(b)	—	1.55	x	1.20	x	—	—	—	—

(a)
The ratio of earnings to fixed charges has been computed by dividing (i) earnings before income taxes, plus minority stockholders' equity in consolidated entities, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, by (ii) fixed charges, which consist of interest charges (including capitalized interest), plus the portion of rental expense that we deem to include an interest factor.

(b)
Earnings were insufficient to cover fixed charges by $11 million, $72 million and $32 million in 1998, 2001 and 2002, respectively. Non-cash restructuring charges and impairment losses on long-lived and other assets were $29 million, $3 million, $82 million, $14 million, $13 million and $12 million in 1998, 2000, 2001, 2002, the 2002 first half and the 2003 first half, respectively. Cash restructuring charges were $51 million (including a $6 million reversal in 1999), $6 million, $10 million, $6 million, $5 million and $8 million in 1998, 2000, 2001, 2002, the 2002 first half and the 2003 first half, respectively.

USE OF PROCEEDS

        Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes. These purposes include:

  •
  repayment or refinancing of debt or payment of other obligations;

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  capital expenditures;

  •
  repurchases or redemptions of securities;

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  working capital; and

  •
  acquisitions.

        Pending use for a specific purpose, we may initially use the net proceeds to reduce the outstanding balance under our revolving credit facility or other credit lines or, if at the time there is no outstanding balance, to invest in short-term, investment quality, interest-bearing securities or deposits.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks and uncertainties described under "Risk Factors" or "Forward Looking Statement and Risk Factors" in the applicable prospectus supplement and in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K incorporated in the registration statement of which this prospectus is a part, together with all other information contained and incorporated by reference in this prospectus and the applicable prospectus supplement. The risks and uncertainties described herein and therein are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also occur. The occurrence of any of those risks and uncertainties may materially adversely affect our financial condition, results of operations, cash flows or business. In that case, the price or value of our securities could decline and you could lose all or part of your investment.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

        We may offer and sell, from time to time, shares of common stock of GTI or shares of one or more series of preferred stock of GTI.

        The following description is only a summary of the material provisions of our Amended and Restated Certificate of Incorporation, the Certificate of Designations creating our series A junior participating preferred stock, the Rights Agreement dated as of August 7, 1998 (as amended, the "Rights Agreement") between GTI and Computershare Investor Services, LLC, as rights agent, the form of certificate of designations creating any new series of preferred stock, and our Amended and Restated By-Laws, in each case to the extent that they relate to our common stock and our preferred stock. The applicable prospectus supplement will describe the specific terms of the series of preferred stock offered through that prospectus supplement. We will file with the SEC, each time we issue a new series of preferred stock, a copy of the certificate of designations creating that new series, and that certificate of designations will be incorporated by reference into the registration statement of which this prospectus is a part.

        This summary of certain provisions of these documents does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of each of these documents. These documents may be amended from time to time. Each of the documents mentioned above has been or will be filed as an exhibit to the registration statement. You should read each of these documents because they, not this description, define your rights as stockholders. For more information as to how your can obtain a copy of each of these documents, see "Where You Can Find More Information."

General

        Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, of which 1,000,000 shares have been designated as series A junior participating preferred stock. At August 11, 2003, excluding shares issued in connection with equity incentive and employee benefit plans in the ordinary course after June 30, 2002, there were 67,319,984 shares of common stock outstanding (including shares held in employee benefits protection and deferred compensation trusts), no shares of preferred stock outstanding and 14,335,681 shares of common stock held or reserved for issuance under various equity-based compensation and benefit plans.

Common Stock

        The holders of shares of common stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise such vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors, which means that, subject to such rights as may be granted to the holders of shares of preferred stock, the holders of more than 50% of the shares of common stock voting for the election of directors are able to elect all of the directors and the holders of the remaining shares of common stock will not be able to elect any director.

        Subject to preferences to which holders of shares of preferred stock may be entitled, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds (including cash, securities and other property) legally available therefor. Subject to the prior rights of creditors and to preferences to which holders of shares of preferred stock may be entitled, the holders of shares of common stock are entitled to receive ratably all of our assets (including cash, securities and other property) distributed upon our liquidation, dissolution or winding up.

        Each share of common stock is accompanied by a preferred stock purchase right as described under "—Preferred Share Purchase Rights." The holders of shares of common stock do not have any preemptive, subscription, redemption or sinking fund rights (other than the preferred stock purchase rights).

        The outstanding shares of common stock are, and any shares of the common stock sold hereunder or issued upon conversion, exercise or exchange of other securities sold hereunder will be, duly authorized, validly issued, fully paid and nonassessable. This means that you have paid the full purchase price for your shares and you will not be assessed any additional amount for your shares.

        The outstanding shares of common stock are, and any shares of the common stock sold hereunder or issued upon conversion, exercise or exchange of other securities sold hereunder will be, upon official notice of issuance, listed on the NYSE under the symbol "GTI." The transfer agent and registrar for the common stock is Computershare Investor Services LLC.

Preferred Share Purchase Rights

        Each share of common stock from time to time outstanding (including each share sold hereunder or issued upon conversion, exercise or exchange of other securities sold hereunder) is accompanied by one preferred share purchase right (a "right"). The rights are intended to protect us and our stockholders against coercive takeover tactics. The rights are also intended to encourage potential acquirors to negotiate with our Board of Directors before attempting a takeover and to increase the ability of our Board of Directors to negotiate terms of any proposed takeover for the benefit of our stockholders. The rights may, however, deter takeover proposals that may be desired by our stockholders.

        Separate Issuance of Rights.    The rights will be traded (and be transferable) with (and only with) shares of common stock and will be evidenced by (and only by) the stock certificates evidencing shares of common stock until the earlier to occur of:

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  10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") has acquired beneficial ownership of 15% or more of the then outstanding shares of common stock; or

  •
  10 business days (or such later date as may be determined by our Board of Directors prior to the time any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the then outstanding common stock (the earlier of such dates being called the "Distribution Date").

        As soon as practicable following the Distribution Date, separate certificates evidencing the rights will be mailed to holders of record of the shares of common stock outstanding as of the close of business on the Distribution Date. Thereafter, the rights certificates (and only the rights certificates) will evidence the rights.

        Exercisability of Rights.    The rights are exercisable on and after (and only on and after) the Distribution Date.

        The rights will expire on August 7, 2008, unless that date is advanced or extended by us or unless the rights are earlier redeemed or exchanged by us.

        Until a right is exercised, the holder, as such, will not have rights as a stockholder, including the right to vote or to receive dividends or distributions.

        If the rights become exercisable, each right entitles the registered holder to purchase from us one one-thousandth of a share of series A junior participating preferred stock of GTI at a price of $110 per one one-thousandth of a share, subject to adjustment as described below under "—Anti-Dilution Provisions of Rights." Because of the nature of the dividend, liquidation and voting rights of the series A junior participating preferred stock, the value of one one-thousandth of a share should approximate the value of one share of common stock of GTI.

        Anti-Dilution Provisions of Rights.    The purchase price payable, and the number of shares of series A junior participating preferred stock (or other securities or property) issuable, upon exercise of the rights is subject to adjustment from time to time to prevent dilution:

  •
  in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock;

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  upon the grant to holders of shares of series A junior participating preferred stock of certain options, rights or warrants to subscribe for or purchase additional shares of series A junior participating preferred stock at a price, or securities convertible into or exchangeable for shares of series A junior participating preferred stock with a conversion or exchange price, less than the then current market price of the shares of series A junior participating preferred stock; or

  •
  upon the distribution to holders of shares of series A junior participating preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in shares of series A junior participating preferred stock) or of subscription rights or warrants (other than those described above).

        The number of outstanding rights is subject to adjustment in the event of a stock dividend on our common stock payable in our common stock or subdivisions, consolidations or combinations of our common stock occurring prior to the Distribution Date.

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of series A junior participating preferred stock or shares of common stock will be issued (other than fractions of a share of series A junior participating preferred stock which are integral multiples of one one-thousandth of a share, which may, at our election, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the series A junior participating preferred stock or the common stock, respectively.

        Series A Senior Participating Preferred Stock.    Shares of series A junior participating preferred stock will rank junior to all other series of our preferred stock, including the shares of any other series preferred stock described in this prospectus, if our Board of Directors, in creating those other series, provides that they will rank senior to the series A junior participating preferred stock.

        The shares of series A junior participating preferred stock purchasable upon exercise of the rights will not be redeemable.

        Subject to preferences to which holders of shares of a senior series of preferred stock may be entitled, each share of series A junior participating preferred stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment equal to the greater of (a) $10.00 or (b) the Adjustment Number times the quarterly dividend declared per share of common stock. The "Adjustment Number" currently is 1,000. If at any time we:

  •
  declare and pay any dividend on shares of common stock payable in shares of common stock;

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  subdivide the outstanding shares of common stock into a greater number of shares; or

  •
  combine the outstanding shares of common stock into a smaller number of shares,

then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock outstanding immediately prior to such event.

        Subject to preferences to which holders of shares of a senior series of preferred stock may be entitled, in the event of our liquidation, dissolution or winding up, holders of shares of series A junior participating preferred stock will be entitled to a minimum preferential payment equal to the greater of (i) $110,000 per share (plus any accrued but unpaid dividends) or (ii) the Adjustment Number times the per share amount of all cash, securities and other property to be distributed in respect of the common stock upon our liquidation, dissolution or winding up.

        Each share of series A junior participating preferred stock will have a number of votes equal to the Adjustment Number, voting together with the common stock.

        In the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of series A junior participating preferred stock shall at the same time be similarly exchanged or converted into an amount per share equal to the Adjustment Number times the aggregate amount of cash, securities or other property into which or for which each share of common stock is converted or exchanged.

        Effect of a Person Becoming an Acquiring Person.    If any person or group becomes an Acquiring Person, each holder of a right, other than rights beneficially owned by the Acquiring Person (which will have become void), will thereafter have the right to receive upon exercise of a right that number of shares of common stock having a market value of two times the purchase price of the right.

        If, after a person or group has become an Acquiring Person, we are acquired in a merger, consolidation or other transaction or 50% or more of our consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right (other than rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive upon the exercise of a right that number of shares of common stock of the person with whom we have engaged in such merger, consolidation or transaction (or its parent) having a market value of two times the purchase price of the right.

        At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous two paragraphs or the acquisition by the Acquiring Person of 50% or more of the then outstanding shares of common stock, our Board of Directors may exchange the rights (other than rights owned by such Acquiring Person, which will have become void), in whole or in part, for shares of common stock or shares of series A junior participating preferred stock (or another series of our preferred stock having equivalent rights, preferences and privileges), at an average exchange ratio of one share of common stock, or a fractional share of series A junior participating preferred stock (or other series of preferred stock) equivalent in value thereto, per right.

        Redemption and Amendments of Rights.    At any time prior to the time a person or group becomes an Acquiring Person, our Board of Directors may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our Board of Directors in its sole discretion may establish. Immediately upon redemption, the right to exercise the rights will terminate and the only right of the holders will be to receive the redemption price.

        For so long as the rights are redeemable, we may, except with respect to the redemption price, amend the Rights Agreement in any manner. After the rights are no longer redeemable, we may, except with respect to the redemption price, amend the Rights Agreement only in any manner that does not adversely affect the interests of holders.

Preferred Stock

        Our Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix all rights, preferences, privileges and powers thereof, and all qualifications, limitations and restrictions thereon, without approval of stockholders, including:

  •
  the designation of each series;

  •
  the number of shares in each series;

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  the optional and mandatory repurchase and redemption rights of each series (including sinking fund and share retirement provisions), if any;

  •
  the liquidation preference of each series (including liquidation premiums and treatment of a merger, asset sale and other business combination as a liquidation), if any;

  •
  the mandatory and optional conversion and exchange rights of each series (including antidilution protection), if any;

  •
  the restrictions on authorization or issuance of shares in the same series or any other series;

  •
  the relative ranking (as to dividends, distributions, redemption, repurchase, liquidation preferences and other rights) of each series in respect of each other series and the common stock, if any;

  •
  the preemptive and subscription rights of each series, if any; and

  •
  the voting rights of each series (including class voting rights, director nomination and election rights, cumulative voting rights and disproportionate voting rights as relative to the common stock or any other series of preferred stock), if any.

        To the extent that applicable law or the applicable certificate of designations provides that holders of shares of a series of preferred stock are entitled to voting rights, each holder shall be entitled to vote ratably (relative to each other such holder) on all matters submitted to a vote of such holders. Each holder may exercise such vote either in person or by proxy.

        Subject to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock shall be entitled to receive ratably (relative to each other such holder) such dividends, if any, as may be declared from time to time in respect of shares of such series by our Board of Directors out of funds (including cash, securities and other property) legally available therefor. Subject to the prior rights of creditors and to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock are entitled to receive ratably (relative to each other such holder) our assets (including cash, securities and other property) distributed upon our liquidation, dissolution or winding up.

        Any shares of preferred stock sold hereunder, or issued upon conversion, exercise or exchange of other securities sold hereunder, will be duly authorized, validly issued and, to the extent provided in the applicable certificate of designations, fully paid and nonassessable. This means that, to the extent provided in the applicable certificate of designations, you have paid the full purchase price for your shares and you will not be assessed any additional amount for your shares.

        As described under "—Description of Depositary Shares," we may elect to offer depositary shares represented by depository receipts. If we so elect, each depositary share will represent a fractional interest in a share of a series of preferred stock. If we issue depositary shares representing interests in shares of a series of preferred stock, those shares will be deposited with a depositary.

        Our Board of Directors will designate the transfer agent and registrar for each series of preferred stock and the exchange or market on which such series will be listed or eligible for trading, if any, at the time it authorizes such series.

Certain Effects of Authorized and Unissued Stock

        The unissued shares of authorized capital stock may be issued for a variety of proper corporate purposes, including acquisitions, compensation and incentive plans, and future public or private offerings to raise additional capital. One of the effects of the existence of such unissued shares may be to enable our Board of Directors to discourage or prevent a takeover attempt (by means of a tender or exchange offer, proxy contest or otherwise) and thereby to protect the continuity of our management. The issuance of shares of preferred stock, whether or not related to any takeover attempt, may adversely affect the rights of the holders of shares of common stock.

Certain Charter and Statutory Provisions

        Certain provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws and Delaware law may:

  •
  limit the ultimate liability of our directors and executive officers for breaches of certain of their duties to us and our stockholders; and

  •
  discourage or prevent a takeover attempt (by means of a proxy contest, tender or exchange offer, or otherwise) and consideration of stockholder proposals (such as proposals regarding reorganization, restructuring, liquidation or sale of all or a substantial part of our assets).

        Elimination of Director Liability.    Under Delaware law, directors of a Delaware corporation can generally be held liable for certain acts and omissions in connection with the performance of their duties to the corporation and its stockholders. As permitted by Delaware law, however, our Amended and Restated Certificate of Incorporation contains a provision eliminating the liability of directors for monetary damages for breaches of their duties to us and our stockholders. This provision does not, however, eliminate liability for:

  •
  breaches of duty of loyalty to us and our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  transactions from which improper personal benefit is derived; and

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  unlawful declaration of dividends or repurchases or redemptions of shares of capital stock.

This provision applies to officers only if they are directors and are acting in their capacity as directors. Although the issue has not been determined by any court, this provision may have no effect on claims arising under federal securities laws. This provision does not eliminate the duty of care, but only eliminates liability for monetary damages for breaches of such duty under various circumstances. Accordingly, this provision has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a breach of the duty of care. Equitable remedies may not, however, be wholly effective to remedy the injury caused by any such breach.

        Statutory Provisions Regarding Business Combinations.    We are subject to Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits an "interested stockholder" from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder, unless:

  •
  prior to the date such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  •
  upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

  •
  on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

        Section 203 defines a "business combination" to generally include:

  •
  any merger or consolidation involving the corporation and an interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;

  •
  subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

  •
  any transaction involving the corporation which has the effect of increasing the proportionate share of any class or series of stock of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

        Section 203 generally defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

        Indemnification of Directors and Officers.    Our Amended and Restated By-Laws provide that we shall:

  •
  indemnify each person who is or was involved in any legal proceeding because he is or was a director or officer (or is or was serving at our request as a director, officer, partner, member, manager, employee, agent or trustee of another entity) against all expenses, liabilities and losses

    (including attorneys' fees, judgments, fines, excise taxes, penalties and amounts paid in settlement) reasonably incurred or suffered by him or her in connection therewith; and

  •
  pay the expenses incurred in defending such proceeding in advance of its final disposition,

in each case, to the fullest extent authorized by Delaware law (as currently in effect or, to the extent that the provisions of Delaware law so authorizing are broadened, as it may be amended).

        Our Amended and Restated By-Laws further provide that:

  •
  persons entitled to indemnification may bring suit against us to recover indemnification or payments claimed to be due thereunder;

  •
  if the suit is successful, the expense of bringing the suit will be paid by us;

  •
  while it is a defense to the suit that the claimant has not met the standards of conduct making indemnification or payment permissible under Delaware law, the burden of proving the defense will be on us; and

  •
  that neither the failure of our Board of Directors to have made a determination that indemnification is proper nor its affirmative determination that indemnification is improper will be a defense to the suit or create a presumption that the claimant has not met such standards of conduct.

        In addition, our Amended and Restated By-Laws provide that:

  •
  the rights to indemnification and payment of expenses so provided are not exclusive of any other similar right that any person may have or acquire under any statute or otherwise;

  •
  we have the right to enter into indemnification contracts or otherwise arrange for indemnification of directors and officers that may be broader than the indemnification so provided; and

  •
  we may maintain, at our expense, insurance to protect us and our directors and officers against any expense, liability or loss, whether or not we would have the power to indemnify such directors and officers, against such expense, liability or loss under our Amended and Restated By-Laws or Delaware law.

        We currently maintain a policy providing up to $75 million of insurance to our directors and officers against certain losses and expenses arising out of certain claims, including claims arising in connection with the offerings described in the prospectus.

        Other Provisions.    Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws provide that:

  •
  the number of members of our Board of Directors shall consist of that number (not less than three or more than fifteen) as may be fixed from time to time by our Board of Directors;

  •
  except as otherwise required by Delaware law, directors (other than those elected by the holders of shares of preferred stock, if any) can be removed only for cause and only by the affirmative vote of holders of at least 67% of the voting power of all then outstanding shares of our capital stock entitled to vote generally for the election of directors (the "Voting Stock"); and

  •
  except as otherwise required by Delaware law, a vacancy on our Board of Directors, including a vacancy created by an increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office (and not by the stockholders unless no directors are then in office).

        In addition, our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws provide that:

  •
  stockholders are not permitted to call a special meeting of stockholders or to require our Board of Directors or officers to call such a special meeting;

  •
  only our Board of Directors acting upon (but only upon) the affirmative vote of that number of directors who would constitute at least a majority of the members of our Board of Directors if there were no vacancies, certain committees of our Board of Directors or the president or chief executive officer are permitted to call a special meeting; and

  •
  stockholder action may be taken only at an annual or a special meeting of stockholders and may not be taken by written consent.

These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of our Board of Directors, except at an annual meeting.

        Our Amended and Restated By-Laws provide that notice of nominations for the election of directors to be made at, and business to be brought before, an annual or a special meeting of stockholders by a stockholder must be received by our Secretary not later than 105 or more than 135 days before the meeting (except that, if notice or public disclosure of the meeting is given or made less than 105 days before the meeting, the notice need only be received within 10 days following such notice or public disclosure). A notice regarding any nomination must contain detailed information regarding the stockholder making the nomination and each nominee. A notice regarding any business to be brought before the meeting must contain detailed information regarding the business to be so brought, the reasons for conducting such business at the meeting, the stockholder proposing such business and any material interest of such stockholder in such business. Although such provisions do not give our Board of Directors any power to approve or disapprove stockholder nominations or proposals, they have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by our Amended and Restated By-Laws are not complied with and may have the effect of discouraging a stockholder from conducting a contest or making a proposal.

        Our Amended and Restated Certificate of Incorporation authorizes our Board of Directors, in connection with taking any action, to consider factors other than the economic benefit of such action to the stockholders. Such factors include the long-term and short-term interests of our employees, suppliers, creditors and customers and of the communities in which we engage in business.

        Amendments.    Our Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of 67% of the Voting Stock will be required to amend, modify or repeal any provision of the Certificate of Incorporation or our Amended and Restated By-Laws discussed above. Our Amended and Restated Certificate of Incorporation provides that our Board of Directors acting upon (but only upon) the affirmative vote of that number of directors who would constitute at least a majority of the members of our Board of Directors if there were no vacancies, will be able to amend, modify or repeal our Amended and Restated By-Laws.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

        We may offer and sell, from time to time, one or more series of debt securities. Debt securities include notes, debentures, bonds and other evidences of indebtedness. Debt securities may be senior or subordinated and secured or unsecured, or a combination thereof. Debt securities may be guaranteed by GTI or one or more of its subsidiaries. Guarantees may be full or limited, senior or subordinated and secured or unsecured, or a combination thereof. Each series of debt securities will be issued under, and the terms of each series will be set forth in, a separate indenture (or a supplement thereto)

between us and a bank or trust company, as trustee, that our Board of Directors will designate at the time it authorizes such series.

        Unless the context otherwise requires:

  •
  when we refer to debt securities in relation to an indenture we mean only the indenture (or the indenture and the supplement thereto) under which those debt securities are issued and no other indenture (including the same indenture to the extent that another series of debt securities is issued pursuant thereto or pursuant to a supplement thereto); and

  •
  when we refer to an indenture in relation to debt securities we mean only the indenture (and any supplement thereto) pursuant to which that series of debt securities is issued and no other series of debt securities.

        The trustee performs a variety of different roles. First, it may perform certain administrative duties for us. For example, the trustee may act as our agent to authenticate certificates issued to evidence debt securities. When performing that role, the trustee is called the "authenticating agent." While the trustee typically performs that role, our Board of Directors has the right to appoint some other person to perform that role or we may perform that role ourselves. Second, it can enforce the rights of holders of debt securities against us as more fully described under "—Defaults."

        To the extent that debt securities are guaranteed, the guarantees will be set forth in the indenture or supplements thereto. To the extent that debt securities or related guarantees are secured, the security interest will be granted under and subject to the indenture or supplements thereto, security agreements, pledge agreements, mortgages, intercreditor agreements, lien subordination agreements and other documents as may be required (collectively called "security documents"). The person granting such security interest is called a "security obligor."

        The following description is only a summary of the material provisions of the form of indenture (including the form of debt security attached thereto). The applicable prospectus supplement will describe the specific terms of the series of debt securities offered through that prospectus supplement and any related guarantees and security. We will file with the SEC, each time we issue a new series of debt securities, a copy of the indenture (and any supplements thereto) creating that new series and any related security documents, and these will be incorporated by reference into the registration statement of which this prospectus is a part. The indenture and the supplemental indentures will be subject to and governed by the Trust Indenture Act of 1939.

        This summary of certain provisions of these documents does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of each of these documents and the Trust Indenture Act of 1939. These documents may be supplemented or amended from time to time. Each of the documents mentioned above has been or will be filed as an exhibit to the registration statement. You should read each of these documents because they, not this description, define your rights as holders of debt securities and beneficiaries of any related guarantees and security. For more information as to how you can obtain a copy of each of these documents, see "Where You Can Find More Information."

General

        The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. The indenture gives us broad authority, including authority to issue debt securities in one or more series, to add to or change certain of the provisions of the indenture and to fix all of the terms, conditions, rights and restrictions of each series, including:

  •
  the issuer of each series;

  •
  the title and type of each series;

  •
  the currency (or method for determining the currency) in which each series will be denominated and principal, interest and premium, if any, will be paid;

  •
  the aggregate principal amount of each series;

  •
  the maturity date or dates of each series;

  •
  the interest rate (or method for determining the interest rate) of each series (including provisions relating to the accrual and computation of interest, including the dates from and to which interest will accrue, and provisions relating to variable or participatory interest rates);

  •
  the provisions relating to payment of principal, interest and premium, if any, for each series (including provisions relating to record dates and payment dates and places and provisions relating to rights to defer payments or extend payment dates);

  •
  the provisions relating to the issuance of debt securities in the form of global securities that represent all or part of each series and the depositary for those global securities;

  •
  additions to or changes in the events of default (including grace periods) for each series;

  •
  additions to or changes in the rights of holders of debt securities upon occurrence of an event of default (including provisions relating to acceleration and additional interest) for each series;

  •
  the seniority or subordination provisions of each series (including the relative ranking of each series with respect to each other series and our other debt securities and other indebtedness and restrictions on payments on subordinated debt securities (and remittance and pay-over provisions) during the continuance of an event of default on senior debt securities);

  •
  the optional and mandatory conversion and exchange rights of each series (including anti-dilution provisions), if any;

  •
  the optional and mandatory repurchase, redemption and prepayment rights of each series (including provisions relating to asset sales, excess cash flow, sinking funds and change of control);

  •
  the guarantors of each series and the extent of the guarantees (including provisions relating to seniority, subordination and security), if any;

  •
  the collateral to secure repayment of each series or any guaranty relating thereto, and the extent to which collateral shall be subject to the claims of holders of such series (including provisions relating to priority), if any;

  •
  additions to or changes in legal and covenant defeasance provisions for each series;

  •
  the affirmative or negative covenants applicable to each series (including dividend payment, debt incurrence, investment, asset sale, sale-leaseback, capital expenditure, lien and other limitations or restrictions and requirements to meet leverage, interest coverage, net worth or other financial measures), if any, and the extent to which such covenants shall apply to GTI and each of its subsidiaries, if any;

  •
  the restrictions on issuance of additional debt securities of the same or any other series or any other debt securities, if any;

  •
  additions to or changes in the authorized denomination and form of any temporary or definitive certificates for each series (including provisions relating to bearer certificates, if any); and

  •
  the authenticating agents, paying agents, transfer agents, registrars and other agents for each series.

        Subject to compliance with any applicable covenants and applicable law, we may, without the consent of the holders of a series of outstanding debt securities, issue additional debt securities of the same series. All debt securities of each series shall be equally and ratably entitled to the benefits of all other debt securities of the same series without preference, priority or distinction on account of the actual time of the issuance, sale, authentication or delivery. The outstanding debt securities and the new debt securities will constitute a single class and series for all purposes, including for purposes of benefiting from any guarantees or security, participating in any redemption or offer to repurchase, and determining whether the required percentage of holders has given consent to any amendment or waiver or given direction to the trustee to take or not take any action on behalf of all holders.

        One or more series of debt securities may be issued where the amount of principal, interest or premium payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such series of debt securities may receive a payment of principal, interest or premium, if any, that is greater than or less than the amount of principal, interest or premium otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors.

        One or more series of debt securities may be sold at a discount below their stated principal amount or bearing no interest or interest at a rate that at the time of issuance is below market rates. We call these debt securities "original issue discount" debt securities. If a debt security is an original issue discount debt security, an amount less than the principal amount may be due and payable upon acceleration of the maturity date.

        One or more series of debt securities may include exchange provisions that permit, at the option of the holder, variable rate debt securities to be exchanged for fixed rate debt securities.

        Our Board of Directors will designate the market or exchange on which each series of debt securities will be listed or eligible for trading, if any, at the time it authorizes such series.

        We will be entitled, at any time and from time to time, to repurchase outstanding debt securities of any or all series in the open market or otherwise.

Ranking

        Senior debt securities will rank equally with all of the issuer's other unsubordinated indebtedness and will be senior in right of payment to any of the issuer's indebtedness that states by its terms that it is subordinate to the senior debt securities. We currently do not have any subordinated indebtedness outstanding. Unless otherwise disclosed in the applicable prospectus supplement, debt securities and any related guarantees will be unsecured. We currently have outstanding indebtedness (including the Senior Facilities and the Senior Notes), and we may in the future have outstanding indebtedness (including debt securities), that is secured by some or all of our assets. These assets include intercompany promissory notes and intercompany guarantees of those promissory notes, some of which notes and guarantees are secured by other assets. Secured indebtedness has and will have priority and effectively seniority (even as compared to senior debt securities) to the extent of the value of those assets (except to the extent that senior debt securities have a senior security interest in those same assets). Subordinated debt securities of the issuer will rank junior and subordinate in right of payment to prior payment in full of senior indebtedness of the same issuer as more fully described under "—Subordination."

        All of our material operations are conducted through our subsidiaries. Claims of creditors of subsidiaries that are not guarantors of debt securities (or obligors under intercompany promissory notes or intercompany guarantees of those promissory notes, in each case to the extent pledged to secure debt securities), including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of, among others, holders of debt securities. Accordingly, debt securities will be effectively subordinated to creditors (including trade creditors) and preferred stockholders of subsidiaries that are neither guarantors nor obligors under such intercompany promissory notes or intercompany guarantees.

Denomination, Registration and Transfer

        We may issue debt securities in fully registered definitive form without coupons, in bearer form with coupons (or without coupons, if the debt securities do not bear interest), or in global form, and in denominations of $1,000 and any integral multiple thereof.

        Registered definitive securities are securities evidenced by certificates that either:

  •
  represent individually the amount of debt securities held by each holder, and collectively the aggregate amount of debt securities held by all holders, where the certificates are registered in the name of the respective holders (called "definitive securities"); or

  •
  represent globally the entire amount of debt securities, where the certificates are registered in the name of a depositary or its nominee who records in book-entry form certain respective interests of others in the debt securities (called "global securities").

        The names in which the certificates of each series of debt securities are registered are recorded in the securities register for that series. The person who maintains the securities register for a series of such debt securities is called the "registrar" for that series. The person who performs transfers of a series of debt securities is called the "transfer agent" for that series. Typically, the same person performs both roles. Our Board of Directors may select the registrar and transfer agent for each series of debt securities at the time it authorizes such series. Our Board of Directors may select the trustee or another person or we may perform the role ourselves, and our Board of Directors may change the registrar from time to time.

        Bearer securities are securities evidenced by certificates that represent individually the amount of debt securities held by each holder, and collectively the aggregate amount of debt securities held by all holders, but where the certificates are not registered in any name and all rights with respect thereto are held by the persons who possess them (called the "bearer securities").

        Global securities and registration, transfer, exchange, redemption, delivery and other matters relating to global securities and interests in global securities are more fully described under "Description of Global Securities."

        Definitive securities will be freely transferable by persons who are not affiliates of GTI and will be exchangeable for other definitive securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations. We may permit bearer securities (with all unmatured coupons and all matured coupons in default) of any series to be exchanged for definitive securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, interest on bearer securities surrendered in exchange for definitive securities between a regular record date and the relevant date for payment of interest must be surrendered without the coupon relating to payment of interest on such date. Interest will not be payable on such date on the definitive securities issued in exchange for such bearer securities but will be payable only to the holder of such coupon when due. Unless otherwise disclosed in the applicable prospectus supplement, bearer securities will not be issued in exchange for definitive securities. Unless otherwise disclosed in the applicable prospectus supplement, debt securities of one series may not be exchanged for debt securities of a different series.

        If any debt security is to be redeemed in part only, the notice of redemption that relates to that debt security will state the portion of the principal amount thereof to be redeemed. A new debt security in a principal amount equal to the unredeemed portion of the original debt security registered in the name of the holder (or, in the case of bearer securities, in no name) will be issued upon cancellation of the original debt security. Debt securities called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on debt securities or portions thereof called for redemption.

        In the event of any redemption or surrender for repayment of debt securities of any series, we will not be required to:

  •
  register the transfer of or exchange any debt security of that series during a period beginning at the opening of business 15 business days before the giving of a notice of redemption of debt securities of that series and ending at the close of business on:

  •
  the day of mailing of the relevant notice of redemption, if the debt securities are issuable only as definitive securities;

  •
  the day of mailing of the relevant notice of redemption, if the debt securities are issuable as definitive or bearer securities and there is no publication; and

  •
  the day of the first publication of the relevant notice of redemption, if the debt securities are issuable only as bearer securities;

  •
  register the transfer of or exchange any debt security of that series, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part;

  •
  exchange any bearer security of that series, selected for redemption, except to exchange the bearer security for a definitive security of that series and like tenor that simultaneously is surrendered for redemption; or

  •
  register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except any portion thereof not to be repaid.

        The trustee, registrar, transfer agent and authenticating agent will effect and record a transfer or exchange of definitive securities only if it is satisfied with your proof of ownership. You will not be required to pay any service charge in connection with any transfer or exchange. We may, however, require payment of a sum sufficient to cover any transfer tax, assessment or similar governmental charge payable in connection with certain transfers and exchanges. To transfer or exchange definitive securities or to receive payments (other than interest or other interim payments) on definitive securities, the registered holder must physically deliver the certificates to the office of the trustee, registrar, paying agent or other agent, as applicable. To transfer bearer securities, the bearer must physically deliver the certificates to the transferee. To exchange bearer securities or to receive payments (other than interest) on bearer securities, the bearer must physically deliver the certificates to the office of the trustee, registrar, paying agent or other agent, as applicable. To receive interest payments on bearer securities, the bearer must deliver the applicable coupons to the office of the paying agent for bearer securities of such series outside the United States or other agent, as applicable.

Payment and Paying Agents

        Payment of principal, interest and premium, if any, on a series of debt securities on the relevant payment date will be made to the holders in whose name the debt securities are registered at the close of business on the record date for that payment (or, in the case of bearer securities, to the holder of the certificates evidencing the bearer securities or the coupons, as applicable). The person who delivers such payment to those holders is called the "paying agent" for such securities. We will select the paying agent for each series of debt securities in the future. Subject to applicable laws, rules or regulations, the office of the paying agent for bearer securities must be maintained outside of the United States. We may select the trustee or another person or perform the role ourselves and we may change the paying agent from time to time.

        Unless otherwise disclosed in the applicable prospectus supplement, principal and premium, if any, of and interest on a debt security of each series will be payable at the office of the paying agent for such series, except that, at our option, payment of interest may be made by check mailed to the address of the holder of definitive securities at such address as appears in the securities register for such series or by wire transfer to an account maintained by the holder.

        All monies paid by us to a paying agent for the payment of the principal, interest or premium, if any, on any debt security that remains unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Classification of Subsidiaries

        The indenture or supplement thereto applicable to any series of debt securities may contain restrictive covenants that apply to our restricted subsidiaries, but not our unrestricted subsidiaries. The form of indenture does not require us to maintain any restricted subsidiaries. The form of indenture does contain certain provisions that relate to our significant subsidiaries.

        A "restricted subsidiary" is any subsidiary of GTI that is not an unrestricted subsidiary. In general, an "unrestricted subsidiary" is:

  •
  any subsidiary of GTI that is designated an unrestricted subsidiary by our Board of Directors (or the chief financial officer of GTI, if the subsidiary is not a significant subsidiary) in the manner provided below; and

  •
  any subsidiary of an unrestricted subsidiary;

provided, however, that GTI shall not be entitled to designate the issuer of debt securities of such series as an unrestricted subsidiary. In general, a "subsidiary" is any corporation, partnership, limited liability company or other business entity of which more than 50% of the total voting power is owned or controlled, directly or indirectly, by us. A "significant subsidiary" means any of our restricted subsidiaries that would be a significant subsidiary within the meaning of Rule 1-02 under Regulation S-X adopted by the SEC.

        Our Board of Directors (or the chief financial officer of GTI, if the subsidiary is not a significant subsidiary) may designate any subsidiary of GTI (including any newly acquired or newly formed subsidiary) to be an unrestricted subsidiary, unless the subsidiary or any of its subsidiaries owns any capital stock or indebtedness of, or holds any lien on any property of, GTI or any other subsidiary of GTI that is not a subsidiary of the subsidiary to be so designated; provided, however, that if the applicable indenture or supplement thereto contains a covenant that limits investments, dividends or similar payments, then either:

  •
  the subsidiary to be so designated must have total assets of $1,000 or less; or

  •
  if the subsidiary to be so designated has assets greater than $1,000, then an investment, dividend or similar payment in an amount equal to the consolidated net assets of the subsidiary to be so designated would be permitted under the covenant.

        Our Board of Directors of GTI may at any time designate any unrestricted subsidiary to be a restricted subsidiary so long as no default shall have occurred and be continuing; provided, however, that if the applicable indenture or supplement thereto contains a covenant that limits incurrence of indebtedness based on a financial measure, then immediately after giving effect to such designation, we must be able to incur $1.00 of additional indebtedness under the covenant.

        Any designation of an unrestricted subsidiary by our Board of Directors or the chief financial officer of GTI, as the case may be, shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors of GTI giving effect to such designation and an officers' certificate certifying that such designation complied with the requirements described above.

Guarantees

        GTI or one or more of its direct or indirect subsidiaries, or any combination of them, may, severally or jointly and severally, guarantee any or all of the series of debt securities. Guarantees may be full or limited, senior or subordinated, secured or unsecured, or any combination thereof. In all cases, however, the obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from being rendered voidable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally. The guarantees will not place a limitation on the amount of additional indebtedness that may be incurred by the guarantors.

        All guarantees will bind the successors of the guarantors and will inure to the benefit of holders of the debt securities guaranteed. The guarantees will terminate upon the first to occur of:

  •
  full payment of the principal, interest and premium, if any, of all debt securities guaranteed; or

  •
  other discharge of all debt securities guaranteed;

except that each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of debt securities guaranteed must restore payment of any sums paid under the debt securities or the guarantee.

        The guarantee of a subsidiary will be released:

  •
  upon the sale or other disposition (including by way of consolidation or merger) of the subsidiary; or

  •
  upon the sale or disposition of all or substantially all of the assets of the subsidiary;

in each case other than a sale or disposition to GTI or one of its affiliates. The guarantee of a subsidiary will also be released upon:

  •
  the merger or consolidation of the subsidiary with or into, or the dissolution and liquidation of the subsidiary into, a subsidiary that is or becomes a guarantor of, or another person that guarantees, the debt securities guaranteed; or

  •
  the designation of the subsidiary as an unrestricted subsidiary.

        The guarantee will constitute a guarantee of payment and not of collection. Accordingly, the trustee or, under the circumstances described below, the holders of the debt securities guaranteed may institute a legal proceeding directly against the guarantor to enforce rights under the guarantee without first instituting a legal proceeding against the issuer of the debt security guaranteed or any other person or to realize upon any security for the debt securities guaranteed.

        Subject to certain restrictions, the holders of a majority in principal amount of the debt securities guaranteed are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee in respect of a guarantee or of exercising any trust or power conferred upon the trustee under the guarantee. If the trustee fails to enforce the guarantee, any holder of the debt securities guaranteed may institute a legal proceeding directly against the guarantors to enforce the trustee's rights under the guarantee, without first instituting a legal proceeding against the trustee or any other person. In addition, any holder of debt securities guaranteed shall have the right, which is absolute and unconditional, to proceed directly against the guarantors to obtain guarantee payments, without first waiting to determine if the trustee has enforced a guarantee or instituted a legal proceeding against the guarantor or any other person. The guarantors will waive any right to require that any action be brought against the trustee or any other person before proceeding directly against the guarantors.

Intercompany Promissory Notes and Intercompany Promissory Note Guarantees

        We may loan proceeds from the issuance of debt securities of one or more series to certain of our foreign subsidiaries. These loans may be evidenced by new intercompany promissory notes, and these new intercompany promissory notes may be secured. Certain of our foreign subsidiaries may guarantee the new intercompany promissory notes, and the guarantees may be secured. The foreign subsidiaries may use the proceeds from the loans as described under "Use of Proceeds." In connection with repayment of debt as described under "Use of Proceeds," the foreign subsidiaries may use the proceeds from the loans to repay other intercompany loans. We may, in turn, use these repayments to repay other indebtedness (including repayment of the Senior Facilities and offers to repurchase Senior Notes). We may be required (by the terms of other indebtedness) to pledge the new intercompany promissory notes and related guarantees to secure other indebtedness (including the Senior Facilities or the Senior Notes). In addition, we may need to obtain consent from holders of other indebtedness (including the lenders under the Senior Facilities and the holders of the Senior Notes) to make such loans or repayments or we may be required (by the terms of other indebtedness) to use such repayments for reinvestment in our business or to repay other indebtedness (including repayment of the Senior Facilities or offers to repurchase Senior Notes). We give no assurance that we could obtain such consent or make such reinvestments.

        Subject to obtaining any contrary requirements as described above, we may pledge the new intercompany promissory notes and related guarantees to secure the debt securities of such series. Under such circumstances, there may be limitations on prepayment of or changes to the new intercompany promissory notes and related guarantees. Any such limitations will be disclosed in the applicable prospectus supplement. We will, however, have the right, without consent of the holders of the debt securities, to change the rate at which interest on the new intercompany promissory notes accrues, the date for payment of such interest, and the currency of payment of principal and interest on the new intercompany promissory notes. In addition, we will have the right, without the consent of holders of the debt securities, to amend the terms of the new intercompany promissory notes and related guarantees to the extent necessary in order to comply with applicable law so long as the changes do not affect any of the material terms thereof.

        The obligations of any obligor under any new intercompany promissory note or related guarantee will be limited as necessary to prevent the applicable intercompany promissory note or related guarantee from being rendered voidable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally. If an intercompany promissory note or related guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the obligor. Depending on the amount of such other indebtedness, the obligor's liability on its intercompany promissory note or related guarantee could be reduced to zero.

Subordination

        Subordinated debt securities of an issuer will be junior and subordinated in right of payment to prior payment in full of all of senior indebtedness of the same issuer. This means that, upon:

  •
  distribution of assets upon liquidation, dissolution or winding up of the issuer or upon reorganization in bankruptcy, insolvency, receivership or other proceedings involving the issuer;

  •
  acceleration of maturity of the subordinated debt securities;

  •
  failure to pay principal or premium, if any, of or interest on senior indebtedness of the issuer when due and continuance of that default beyond any applicable grace period; or

  •
  acceleration of the maturity of senior indebtedness of the issuer as a result of a default;

the holders of all senior indebtedness of the issuer will be entitled to receive payment of all amounts due and, under certain circumstances, to become due on the senior indebtedness before the holders of the subordinated debt securities are entitled to receive any payment.

        The issuer may not pay principal or premium, if any, of or interest on the subordinated debt securities or make any deposit pursuant to the provisions described under "—Defeasance", and may not otherwise purchase or retire the subordinated debt securities (collectively called "paying the subordinated debt securities"), if:

  •
  any of the senior indebtedness is not paid when due; or

  •
  any other default on the senior indebtedness occurs and the maturity of the senior indebtedness is accelerated in accordance with its terms;

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or the senior indebtedness has been paid in full or the holders of the senior indebtedness have approved such payment. In addition, during the payment blockage period, the issuer may not pay the subordinated debt securities during the continuance of any other default with respect to the senior indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods. A "payment blockage period" commences upon the receipt by the trustee (with a copy to us) of written notice (a "blockage notice") of such default from the holders of the senior indebtedness specifying an election to effect a payment blockage period and ending 179 days thereafter (or earlier if such payment blockage period terminates (i) by written notice to the trustee (with a copy to us) from the holders who gave the blockage notice, (ii) because the default giving rise to the blockage notice is no longer continuing or (iii) because the senior indebtedness has been repaid in full). Unless the holders of the senior indebtedness have accelerated the maturity of the senior indebtedness, the issuer may resume payments on the subordinated debt securities after the end of the payment blockage period. Not more than one blockage notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the senior indebtedness during such period.

        Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of the senior indebtedness out of the distributive share of the holders of the subordinated debt securities.

        In general, "senior indebtedness" is indebtedness that is outstanding on the date of issuance of the subordinated debt securities or is thereafter incurred, including accrued and unpaid interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not post-filing interest is allowed in such proceeding) in respect of money borrowed or evidenced by notes, debentures, bonds or other similar instruments for the payment of which the issuer is responsible or liable, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is junior to or subordinate in right of payment to the debt securities; provided, however, that senior indebtedness will not include:

  •
  the issuer's obligations to GTI or any of its subsidiaries;

  •
  liability for federal, state, foreign, local or other taxes;

  •
  accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof and instruments evidencing such liabilities);

  •
  indebtedness (and any accrued and unpaid interest thereon) that is subordinate or junior in any respect to any other indebtedness or obligation of the issuer; or

  •
  that portion of any indebtedness of the issuer which at the time of incurrence is incurred in violation of the indenture.

        Even if the indenture contains limitations on the amount of additional indebtedness that we may incur, it is possible that, under certain circumstances, the amount of additional indebtedness could be substantial and such indebtedness could be senior indebtedness. Only senior indebtedness of the issuer will rank senior to the subordinated debt securities of the same issuer. The subordinated debt securities will in all respects rank pari passu with all other indebtedness of the issuer. Unsecured indebtedness is not deemed to be junior or subordinate to secured indebtedness merely because it is unsecured.

        Upon any payment or distribution of assets of the issuer upon a total or partial liquidation, dissolution or winding up or upon reorganization involving it, the holders of senior indebtedness of the issuer will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities of the issuer are entitled to receive any payment and, until the senior indebtedness is paid in full, any payment or distribution to which the holders of the subordinated debt securities would be entitled but for the subordination provisions will be made to the holders of the senior indebtedness as their interests may appear.

        If payment of subordinated debt securities of an issuer is accelerated because of an event of default, the issuer or the trustee shall promptly notify the holders of the senior indebtedness of the issuer of the acceleration. The issuer may not pay the subordinated debt securities until five business days after such holders receive notice of such acceleration and, thereafter, may pay the subordinated debt securities only if the subordination provisions otherwise permit payment at that time.

        By reason of the subordination provisions, in the event of insolvency, creditors of the issuer who are holders of senior indebtedness of the issuer may recover more, ratably, than holders of subordinated debt securities of the issuer.

        The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the indenture.

        To the extent that the debt series of a series are guaranteed, the guarantees will be subject to similar subordination provisions.

Certain Covenants

        In addition to any covenants we may fix with respect to any series of debt securities at the time we create the series, under the indenture, we will be required to:

  •
  pay the principal and premium, if any, of and interest on the debt securities when due;

  •
  maintain at least one place of payment for the debt securities (which, in the case of registered securities, must include a place located in the Borough of Manhattan, City of New York, and, in the case of bearer securities, must be located outside of the United States); and

  •
  deposit sufficient funds with the paying agent on or before the payment date for the payment of principal and premium, if any, of and interest on the debt securities.

        In addition, if GTI is not the issuer of the debt securities, under the indenture, so long as any of the debt securities are outstanding the issuer will be required to continue to be directly or indirectly, a wholly-owned subsidiary of GTI.

SEC Reports

        Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC and provide the trustee and the holders of debt securities with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. However, we will not be required to file any reports, documents or other information if the SEC will not accept such filing.

Merger and Consolidation

        The indenture provides that GTI will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all of its assets to, any person, unless:

  •
  the resulting, surviving or transferee person (the "successor company") shall be a person organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and the successor company (if not GTI) expressly assumes, by supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of GTI under the debt securities and the indenture;

  •
  immediately after giving pro forma effect to such transaction (and treating any indebtedness which becomes an obligation of the successor company or any subsidiary as a result of such transaction as having been incurred by the successor company or such subsidiary at the time of such transaction), no default shall have occurred and be continuing;

  •
  immediately after giving pro forma effect to such transaction, the successor company shall have a consolidated net worth in an amount that is not less than the consolidated net worth of GTI immediately prior to such transaction, except that this provision will not be applicable if (A) a restricted subsidiary is consolidating with, merging into or transferring all or part of its assets to GTI or (B) GTI is merging with an affiliate of GTI solely for the purpose and with the sole effect of re-incorporating GTI in another jurisdiction;

  •
  GTI shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture; and

  •
  GTI shall have delivered to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

        In general, our "consolidated net worth" is the total of the amounts shown on our balance sheet, determined on a consolidated basis in accordance with generally accepted accounting principals in the United States, as of the end of our most recent fiscal quarter for which financial statements are publicly available, as the sum of:

  •
  the par or stated value of all outstanding capital stock of GTI, plus

  •
  all paid-in capital or capital surplus (however described) relating to such capital stock, plus

  •
  all accumulated other comprehensive income, retained earnings and earned surplus, less any:

  •
  accumulated deficit and accumulated other comprehensive loss,

  •
  amounts attributable to disqualified stock and

  •
  cost of treasury stock

        This limitation shall not prohibit any pledge of assets of GTI to secure indebtedness.

        The successor company will be the successor to GTI and shall succeed to and be substituted for, and may exercise every right and power of, GTI under the indenture, and GTI, except in the case of a lease, shall be released from any guaranty of the debt securities and the indenture.

        The indenture further provides that, if GTI is not the issuer of the debt securities, GTI will not permit the issuer to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its respective assets to, any person, unless:

  •
  the successor company (if not the issuer) shall be a person organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in a form reasonably satisfactory to the trustee, all the obligations of the issuer, under the debt securities and the indenture;

  •
  immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee person as a result of such transaction as having been issued by such person at the time of such transaction), no default shall have occurred and be continuing;

  •
  the issuer shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such written instrument complies with the indenture; and

  •
  the issuer shall have delivered to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

        This limitation shall not prohibit any pledge of assets of the issuer to secure indebtedness.

        The resulting, surviving or transferee person will be the successor to the issuer and shall succeed to and be substituted for, and may exercise every right and power of, the issuer under the debt securities and the indenture, and the issuer, except in the case of a lease, shall be released from its obligations under the debt securities and the indenture.

        The indenture also provides that GTI will not permit any of the subsidiary guarantors or security obligors to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its respective assets to, any person, unless:

  •
  except in the case of a subsidiary guarantor or security obligor that has been entirely disposed to another person (other than to GTI or an affiliate of GTI), whether through a merger, consolidation or sale of capital stock or assets, if in connection therewith GTI provides an officers' certificate to the trustee to the effect that GTI will comply with any restrictions on sales of assets and subsidiary stock in respect of such disposition, the resulting, surviving or transferee person (if not the subsidiary guarantor of security obligor) expressly assumes, by a written instrument, in a form reasonably satisfactory to the trustee, all the obligations of the subsidiary guarantor or security obligor under its guaranty or security documents, as the case may be;

  •
  immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee person as a result of such transaction as having been issued by such person at the time of such transaction), no default shall have occurred and be continuing;

  •
  such subsidiary delivers to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer comply with the indenture; and

  •
  in the case of a subsidiary guarantor that is a significant subsidiary, the subsidiary guarantor shall have delivered to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

        The resulting, surviving or transferee person will be the successor to the subsidiary guarantor or security obligor and shall succeed to and be substituted for, and may exercise every right and power of, the subsidiary guarantor or security obligor under the debt securities, the indenture and its security documents, and the subsidiary guarantor or security obligor, except in the case of a lease, shall be released from its obligations under its guaranty or security documents, as the case may be.

        This limitation shall not prohibit any pledge of assets of any subsidiary guarantor or security obligor to secure indebtedness.

Defaults

        Each of the following is an event of default under the indenture with respect to a series of debt securities:

  •
  a default in the payment of interest on any debt security of such series, or of any coupon issued in respect of any debt security of such series, when due that continues for 30 days;

  •
  a default in the payment of principal or premium on any debt security of such series when due at its stated maturity, upon optional or mandatory redemption, upon required purchase, upon declaration of acceleration or otherwise;

  •
  a failure to comply with the covenant relating to mergers and consolidations;

  •
  a failure to comply with any restrictive covenants contained in the indenture for 30 days after notice;

  •
  a failure to comply with any other agreements contained in the indenture for 60 days after notice;

  •
  indebtedness of GTI, the issuer, any guarantor or any significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent at the time (the "cross-acceleration provision");

  •
  certain events of bankruptcy, insolvency or reorganization involving GTI, the issuer, any guarantor or any significant subsidiary (the "bankruptcy provisions");

  •
  a judgment or decree for the payment of money in excess of $10.0 million, or its foreign currency equivalent at the time, above the coverage under applicable insurance policies and indemnities as to which the relevant insurer or indemnitor has not disclaimed responsibility is entered against GTI, the issuer, any guarantor or any significant subsidiary, that remains outstanding for a period of 60 days following the entry of such judgment or decree and is not discharged or waived or does not have the execution thereof effectively stayed (including by agreement) within 10 days after notice (the "judgment default provision");

  •
  a guaranty or security ceases to be in full force and effect (other than in accordance with the terms of the guaranty or security) or any guarantor or security obligor denies or disaffirms its obligations under its guaranty or security (the "guaranty and security provision");

  •
  the trustee or its agent at any time ceases to have a perfected security interest in any material security for any secured debt securities (the "perfection provision"); or

  •
  any other event specified in the indenture or supplemental indenture for the debt securities.

A default in the fourth, fifth, eighth and eleventh bullets described above will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding debt securities notify us of the default and failure to cure the default within the time specified after receipt of such notice.

        If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities may declare the principal of and accrued but unpaid interest on all of the debt securities to be due and payable. Upon such a declaration, the principal and interest shall be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on all of the debt securities will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities may rescind any such acceleration with respect to the debt securities and its consequences.

        If an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such requirement, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the debt securities unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or premium, if any, of or interest on any debt security when due, no holder of a debt security may pursue any remedy with respect to the indenture or the debt securities or any guarantee unless:

  •
  the holder has previously given the trustee written notice stating that an event of default is continuing;

  •
  holders of at least 25% in principal amount of the outstanding debt securities have made a written request to the trustee to pursue the remedy;

  •
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  •
  the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  •
  holders of a majority in principal amount of the outstanding debt securities have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the debt securities or that would involve the trustee in personal liability.

        If a default occurs, is continuing and is known to the trustee, the trustee must give to each holder of the debt securities notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal or premium, if any, of or interest on debt securities, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the debt securities. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

        The applicable prospectus supplement relating to each series of original issue discount debt securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of that series when an event of default occurs.

Modifications, Amendments and Waivers

        Subject to certain exceptions, the indenture and any security document may be amended and any past default or non-compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the outstanding debt securities (including consents obtained in connection with a tender or exchange offer involving the debt securities). However, without the consent of each holder of outstanding debt securities affected thereby, an amendment or waiver may not, among other things:

  •
  reduce the amount of debt securities whose holders must consent to an amendment or waiver;

  •
  reduce the rate of or extend the time for payment of interest on any debt security;

  •
  reduce the principal or premium, if any, of or interest on any debt security, extend the stated maturity of any debt security or change the method of computing the amount of principal or premium, if any, of or interest on any debt security;

  •
  reduce the amount payable upon the redemption of any debt security or change the time at which any debt security may be redeemed;

  •
  make any debt security payable in money other than that stated in the debt security;

  •
  impair the right of any holder of any debt security to receive payment of principal or premium, if any, of and interest on the holder's debt security on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to the holder's debt security;

  •
  make any change in any amendment or waiver provision which require the consent of each holder of any debt security;

  •
  make any change in the ranking or priority of any debt security that would adversely affect the holder of the debt security;

  •
  change any obligation to pay additional amounts in respect of any debt security;

  •
  reduce the amount of principal of an original issue discount debt security that would be due and payable upon a declaration of acceleration of the maturity of the debt security;

  •
  make any change that would adversely affect the holders of the debt securities to any security;

  •
  modify the change of control provisions, if any;

  •
  release any guarantor from its guarantee or to release any security for the debt security, if any, in each case except as expressly permitted; or

  •
  adversely change the right to convert or exchange, including decreasing the conversion or exchange rate or increasing the conversion or exchange price of, any debt security, if any.

        Notwithstanding the limitation described above, without the consent of any holder of debt securities, we and trustee may amend the indenture or any security document:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to establish the form of debt securities and any related coupons;

  •
  to provide for the assumption by a successor of obligations under the indenture or any security agreement;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Internal Revenue Code);

  •
  to add guarantees or security or to change the terms of guarantees or security to the extent necessary in order to comply with applicable law so long as the amendments do not affect any of the material terms thereof adversely to the holders of such debt securities;

  •
  to add to our covenants for the benefit of the holders of the debt securities or to surrender any right or power conferred upon us;

  •
  to make any change that does not adversely affect the rights of any holder of debt securities;

  •
  to comply with any requirements of the SEC in connection with the qualification or maintenance of the indenture under the Trust Indenture Act;

  •
  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

  •
  to add events of default for the benefit of the holders of debt securities;

  •
  to add or change any provisions to facilitate the issuance of bearer securities;

  •
  to change or eliminate any provisions (but only if any such change or elimination will become effective only when there are no outstanding debt securities created prior to the change or elimination that is entitled to the benefit of such provision); or

  •
  as permitted under any security agreement.

        The consent of the holders of the debt securities is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment or waiver becomes effective, we are required to give to holders of the debt securities a written notice briefly describing such amendment or waiver. However, the failure to give the notice to all holders of the debt securities, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Satisfaction and Discharge

        The indenture shall generally cease to be of any further effect with respect to a series of debt securities if:

  •
  we shall have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions); or

  •
  all debt securities of that series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all debt securities of that series (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us in respect of all debt securities of that series and deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent in the indenture have been complied with).

Defeasance

        We may elect either to:

    •
    at any time terminate all of our obligations under any or all series of debt securities (including those relating to guarantees or security), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of debt securities ("legal defeasance"); or

    •
    at any time terminate our obligations under certain covenants applicable under any or all series of debt securities (including those relating to change of control and security, but not those relating to mergers and consolidations), the operation of the cross-acceleration provision, the bankruptcy provisions with respect to significant subsidiaries, the judgment default provision, the guaranty and security provision and the perfection provision described under "—Defaults" and the financial requirements relating to the covenant on mergers and consolidation ("covenant defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the debt securities may not be accelerated because of an event of default with respect thereto. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated because of certain events of default or our failure to comply with financial requirements contained in covenants relating to mergers and consolidations. If we exercise our legal defeasance option or our covenant defeasance option, all guarantors will be released from their guarantees and all securities will be released.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. government obligations for the payment of principal and interest on the debt securities to redemption or maturity, as the case may be, together with any premium and any other sums due on the debt securities, such as sinking fund payments, and must comply with certain other conditions, including delivery to the trustee of:

  •
  an opinion of counsel to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must refer to and be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law occurring after the date of the applicable indenture or supplement thereto);

  •
  an officers' certificate to the effect that the exchanges on which the debt securities are then listed, if any, have informed us that the debt securities will not be delisted as a result of such deposit; and

  •
  an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance have been complied with.

        If we deposit funds into the defeasance trust and discharge our obligations under the debt securities as described above, then:

  •
  the indenture will no longer apply to the debt securities (except for obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of the debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds); and

  •
  holders of the debt securities can only look to the trust fund for payment of principal and premium, if any, of and interest on the debt securities.

        Under U.S. federal income tax laws as of the date hereof, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax laws.

        We have the right at any time to withdraw any money or U.S. government obligations deposited under the defeasance provisions described above if we simultaneously substitute other money or U.S. government obligations, or a combination thereof, which would satisfy our payment obligations on the debt securities under the defeasance provisions applicable to the debt securities.

        For purposes of the defeasance provisions, "U.S. government obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

Concerning the Trustee

        The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee, or resign as trustee.

Personal Liability

        No director, officer, employee, incorporator or stockholder of GTI or any of its subsidiaries, by virtue of such office, status or capacity, will have any liability for any obligations under any debt securities or related guarantees or under the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of debt securities by accepting debt securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The indenture and any related guarantees and security documents will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law (to the extent that the application of the law of another jurisdiction would be required thereby), except that security documents may be governed by and construed in accordance with the laws of the jurisdiction where the parties thereto or the property subject thereto is located.

DESCRIPTION OF DEPOSITARY SHARES

        We may offer and sell, from time to time, one or more series of depositary shares. Each depositary share will represent a specified fraction of a share of a series of preferred stock. The depositary shares will be issued under a deposit agreement. The depositary shares will be evidenced by depositary receipts. The depositary shares will be issued under a deposit agreement between us and a bank or trust company, as depositary, that our Board of Directors will select at the time it authorizes the depositary shares. The form of depositary receipt is attached to the form of deposit agreement. The depositary will perform certain administrative duties for us. It will act solely as our agent and will not have any relationship with or owe any duty of trust or agency to holders or beneficial owners of depositary shares.

        The following description is only a summary of the material provisions of the deposit agreement. The applicable prospectus supplement will describe the specific terms of the series of depositary shares offered through that prospectus supplement. We will file with the SEC, each time we issue a new series of depositary shares, a copy of the deposit agreement or supplemental deposit agreement creating that new series, and these deposits agreements or supplemental deposit agreements will be incorporated by reference into the registration statement of which this prospectus is a part.

        This summary of certain provisions of these documents does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of each of these documents. These documents may be supplemented or amended from time to time. Each of the documents mentioned above has been or will be filed as an exhibit to the registration statement. You should read each of these documents because they, not this description, define your rights as holders of depositary shares. For more information as to how you can obtain a copy of each of these documents, see "Where You Can Find More Information."

General

        The deposit agreement does not limit the aggregate amount of depositary shares that may be issued thereunder. The deposit agreement gives us broad authority to issue depositary shares in one or more series, to add to or change certain of the provisions of the deposit agreement and to fix all of the terms, conditions, rights and restriction of each series, including:

  •
  the title of each series;

  •
  the type, class and series (including the terms) of securities represented by each series and the amount of such securities represented by a depositary share of that series warrants; and

  •
  the provisions relating to the issuance of depositary shares in the form of global securities that represent all or part of each series and the depositary for the global securities.

        The certificates evidencing shares of the series of preferred stock represented by the depositary shares will be deposited with the depositary. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled ratably to all of the rights and preferences of a holder of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

        Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

        The depositary will distribute all cash dividends and distributions received by it with respect to the shares of the series of preferred stock represented thereby to the record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date; provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly.

        The depositary will distribute property received by it and all distributions of securities and other property with respect to the shares of the series of preferred stock represented thereby to the record holders of depositary shares in proportion, insofar as reasonably feasible, to the number of depositary shares that the holder owns on the relevant record date, unless the depositary determines, after consultation with us, that it is not reasonably feasible to make such distribution or unless and to the extent that we or the depositary are required by law to withhold a portion of such securities or other (or an amount in respect thereof) on account of taxes. If a determination is made that it is not reasonably feasible to make such distribution, the depositary may, with our approval, sell such securities and other property and distribute the net proceeds from such sale to the holders. If withholding is required, the depositary will offer consultation with us, distribute the portion of such securities and other property that it is reasonably feasible to distribute and either withhold and return to us the portion required to be withheld or sell such portion and apply the net proceeds to such withholding requirement.

        The deposit agreement will contain provisions to make any subscription or similar rights that we may offer to holders of shares of such series available to holders of depositary shares.

        The depositary will distribute cash only in amounts that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

Withdrawal of Shares

        Upon surrender of depositary receipts at the corporate trust office of the depositary and unless the depositary shares evidenced thereby have previously been called for redemption or converted into or exchanged for other securities, the holder of the depositary shares evidenced thereby will be entitled to delivery of the number of whole shares of the series of preferred stock represented thereby and any cash and other securities or property represented by such depositary shares. Holders of shares of such series of preferred stock will not be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of such series of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of a series of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

        If any shares of a series of preferred stock evidenced by depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

        Whenever we redeem or convert shares of a series of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the shares of the series of preferred stock redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the shares of such series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share with respect to the shares of the series of preferred stock represented thereby. If less than all of the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot, on a pro rata basis or by any other equitable method, as the depositary may decide. After the redemption or conversion date, the depositary shares called for redemption or conversion will cease to be outstanding. When depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive the cash, securities or other property payable upon redemption or conversion. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

        When the depositary receives notice of a meeting at which the holders of shares of the series of preferred stock represented by depositary shares are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary how to vote the shares of such series of preferred stock represented thereby. The depositary will, to the extent reasonably feasible, vote the number of shares of such series of preferred stock represented thereby according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed. The depositary will not vote the underlying shares of preferred stock to the extent that it does not receive specific instructions from the holders of depositary shares.

Amendment and Termination of the Deposit Agreement

        We and the depositary may agree at any time to amend the deposit agreement and the depositary receipts evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of depositary shares as described in the deposit agreement or (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continue to hold its depositary shares after such amendment has become effective will be deemed to have agreed to the amendment.

        We may direct the depositary to terminate the deposit agreement by mailing a notice of termination of record holders of depositary shares at least 30 days prior to termination. The depositary may terminate the deposit agreement if 90 days shall have elapsed after the depositary delivered written notice of its election to resign and a successor depositary shall not have been appointed. In addition, the deposit agreement will automatically terminate if:

  •
  the depositary shall have redeemed all outstanding depositary shares;

  •
  all outstanding shares of any series of preferred stock represented by depositary shares shall have been converted into or exchanged for shares of our common stock; or

  •
  the depositary shall have distributed the shares of all series of preferred stock represented by depositary shares to record holders of depositary shares.

Reports and Obligations

        The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by applicable laws, the rules of an applicable exchange or market or our Amended and Restated Certificate of Incorporation to furnish to the holders of shares of the series of preferred stock represented thereby. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or any series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

        We will pay all fees, charges and expenses of the depositary. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement.

Resignation and Removal of Depositary

        The depositary may resign by delivering notice to us, and we may remove the depositary, at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal.

DESCRIPTION OF WARRANTS

        We may offer and sell, from time to time, one or more series of warrants to purchase other securities described in this prospectus. Warrants entitle the holders to purchase a specified amount of other securities at a specified exercise price during a specified period of time. The warrants will be issued under a warrant agreement between us and a bank or trust company, as warrant agent, that our Board of Directors will select at the time it authorizes each series of warrants. The form of warrant certificate evidencing warrants is attached to the form of warrant agreement. The warrant agent will perform certain administrative duties for us. It will act solely as our agent and will not have any relationship with or owe any duty of trust or agency to holders or beneficial owners of warrants.

        The following description is only a summary of the material provisions of the form of warrant agreement. The applicable prospectus supplement will describe the specific terms of the series of warrants offered through that prospectus supplement. We will file with the SEC, each time we issue a new series of warrants, a copy of the warrant agreement or the supplemental warrant agreement creating that new series and this agreement will be incorporated by reference into the registration statement of which this prospectus is a part.

        This summary of certain provisions of these documents does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of each of these documents. These documents may be supplemented or amended from time to time. Each of the documents mentioned above has been or will be filed as an exhibit to the registration statement. You should read each of these documents because they, not this description, define your rights as holders of warrants. For more information as to how you can obtain a copy of each of these documents, see "Where You Can Find More Information."

General

        The warrant agreement does not limit the aggregate amount of warrants that may be issued thereunder. The warrant agreement gives us broad authority to issue warrants in one or more series, to add to or change certain of the provisions of the warrant agreement and to fix all of the terms, conditions, rights and restriction of each series, including:

  •
  the issuer of each series;

  •
  the title of each series;

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  the type, class and series (including the terms) of securities purchasable upon exercise of each series and the amount of such securities purchasable upon the exercise of each warrant (including provisions relating to variable amounts);

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  the exercise price (or method for determining the exercise price) of each series (including provisions relating to variable exercise prices);

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  the currency (or method for determining the currency) in which the exercise price of each series will be paid;

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  the date on and after which the holder of the warrants can transfer them separately from securities with which they may be sold as units;

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  the aggregate amount of each series;

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  the expiration date or dates of each series;

  •
  the date or dates on which the right to exercise the warrants will commence and the date or dates on which the warrants will expire;

  •
  the provisions relating to issuance and delivery of securities and payment of exercise price upon exercise of warrants of each series (including provisions relating to issuance dates and places and provisions relating to rights to defer issuance or extend issuance dates);

  •
  the anti-dilution provisions of each series, if any;

  •
  the mandatory and optional conversion and exchange rights of each series, if any;

  •
  the optional and mandatory repurchase and redemption rights of each series (including provisions relating to asset sales and change of control); and

  •
  the provisions relating to the issuance of warrants in the form of global securities that represent all or part of each series and the depositary for the global securities.

        One or more series of warrants may be issued where the exercise price or amount of securities purchasable upon exercise is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such series of warrants may be required to pay upon exercise or may receive an amount of securities upon exercise that is greater than or less than the exercise price or amount otherwise payable or receivable, depending upon the value of the applicable currencies, commodities, equity indices or other factors.

        Warrant certificates will be exchangeable for new warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and warrants may be exercised, at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

        We will designate the exchange or market on which each series will be listed or eligible for trading, if any, at the time we authorize such series.

Debt Securities

        One or more series of warrants to purchase debt securities may include exchange provisions that permit, at option of the holder, warrants to purchase variable rate debt securities to be exchanged for warrants to purchase fixed rate debt securities.

        Before the exercise of warrants to purchase debt securities, holders of the warrants will not be entitled to payments of principal, interest or premium, if any, on the debt securities purchasable upon exercise of the warrants or to enforce any of the covenants in the applicable indenture, supplemental indenture and security documents, if any.

Other Securities

        Holders of warrants to purchase shares of common stock or shares of one or more series of preferred stock will not be entitled to vote or consent, to receive dividends or distributions, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or on any other matter, or to exercise any rights as a holder of the shares purchasable upon exercise of the warrants.

DESCRIPTION OF GLOBAL SECURITIES

        We may issue any or all of the securities described in this prospectus in the form of one or more definitive global securities. We will deposit certificates evidencing the global securities of each class and series with a depositary or a nominee for a depositary for that class and series that we will select in the future. The global securities of each class and series will be registered in the name of the depositary or a nominee for the depositary. Unless we disclose a different depositary in the applicable prospectus supplement, the depositary for any global security will be The Depository Trust Company located in New York, New York ("DTC"), and the global security will be registered in the name of its nominee, Cede & Co. We call persons that have accounts with the depositary for a global security "direct participants" and persons that hold interests in a global security through direct participants "indirect participants." We call the actual purchasers or owners of a security evidenced by a global security "beneficial owners." If not described below, the specific terms of the depositary arrangement with respect to any class and series of securities to be evidenced by a global security will be described in the applicable prospectus supplement. We anticipate that the following description will apply to all depositary arrangements.

        Purchases, sales and ownership of securities evidenced by a global security must be made and held by or through direct or indirect participants. Upon the issuance of a global security, the depositary for that global security will credit, on its book-entry registration and transfer system, the accounts of direct participants with the respective amounts of the securities represented by the global security beneficially owned by those direct participants (or indirect participants or beneficial owners who hold through them). Direct participants and indirect participants will, in turn, credit, on their book-entry registration and transfer systems, the accounts of indirect participants and beneficial owners with the respective amounts of such securities beneficially owned by them (or indirect participants or beneficial owners holding through them). Ownership of beneficial interests in the global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary for the global security, with respect to the ownership interests of direct participants, and records maintained by participants, with respect to the ownership interests of indirect participants and beneficial owners holding through them.

        So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities evidenced by the global security for all purposes. Except under the limited circumstances described below, owners of interests in a global security will not be entitled to have the securities evidenced by a global security registered in their names, will not receive or be entitled to receive physical delivery of their securities in definitive form and will not be considered the owners or holders of the securities for any purpose. Accordingly, each person owning an interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a direct participant, on the procedures of the direct participant and indirect participants through which that person owns its interest, to exercise any rights of an owner or holder.

        Beneficial owners will not receive written confirmation from the depositary of their purchases, sales or holdings. However, beneficial owners are expected to receive written confirmations providing details of their purchases and sales, as well as periodic statements of their holdings, from the direct or indirect participants through which they hold the securities.

        To facilitate subsequent transfers, a global security deposited with a depositary may be registered in the name of its nominee. The deposit of a global security with a depositary and the registration thereof in the name of its nominee will not change the beneficial ownership of the securities evidenced thereby. The depositary will have no knowledge of the actual beneficial owners of the securities evidenced thereby. The records of the depositary will reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be beneficial owners.

        Unless and until the depositary exchanges a global security in whole or in part for securities in definitive form under the limited circumstances described below, a global security may not be transferred except in whole or in part by:

  •
  the depositary to a nominee of the depositary;

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  a nominee of the depositary to the depositary or another nominee of the depositary; or

  •
  the depositary or a nominee of the depositary to a successor of the depositary or a nominee of the successor to the depositary.

        So long as your securities are represented by a global security, you will receive payments and may effect transfers only through the facilities of the depositary and direct and indirect participants. Dividends, distributions, payments of principal, interest and premium, if any, and other payments on securities evidenced by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. Neither we nor the transfer agents, trustees, depositaries for despositary shares, warrant agents or our or their agents will have any responsibility or liability for the performance by the depositary or the direct or indirect participants of their respective obligations, including any aspect of the records relating to or payments made on account of direct or indirect ownership interests in a global security or for maintaining, supervising or reviewing any records relating to those ownership interests (including any delay in identifying or failure to properly identify the beneficial owners of the securities evidenced by a global security). We and they shall be protected in relying on instructions from the depositary for all purposes.

        We expect that the depositary for securities evidenced by a global security will, upon receipt of any dividends, distributions or payments in respect thereof, immediately credit accounts of direct participants in amounts proportionate to their respective ownership interests in the global security as shown on the records of the depositary unless the depositary has reason to believe that it will not receive payment on the payment date. We also expect that payments by participants to beneficial owners of such securities will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in "street name," and will be the responsibility of those participants. Payment to the depositary is our responsibility, disbursement of payments to direct participants is the responsibility of the depositary and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

        No beneficial owner of an interest in the global security will be able to transfer that interest except in accordance with the depositary's procedures, in addition to those provided under the applicable indenture, deposit agreement, warrant agreement or other applicable document. Transfers between participants in the depositary will be effected in the ordinary way through the depositary's same-day funds system in accordance with the depositary's rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell securities to persons in states which require physical delivery of the securities or to pledge securities, such holder must transfer its interest in the global security, in accordance with the normal procedures of the depositary and the procedures set forth in the applicable indenture, deposit agreement, warrant agreement or other applicable document.

        Delivery of notices and other communications by a depositary to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

        Redemption notices will be sent to the depositary or its nominee. If less than all of the securities of a particular class and series are being redeemed, the depositary will determine the amount of the interest of each direct participant in the securities of such series to be redeemed in accordance with the depositary's procedures.

        In any case where a vote may be required with respect to securities of a particular class and series, neither the depositary nor its nominee will give consents for or vote a global security. Under its usual procedures, the depositary will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of its nominee to those direct participants to whose accounts the securities of such class and series are credited on the record date identified in a listing attached to the omnibus proxy.

        We understand that, under existing industry practices, if we request any action of holders of a security or if a beneficial owner of a security desires to take any action which a holder is entitled to take, the depositary for the global security evidencing that security would authorize the applicable direct participants to authorize or take that action and the applicable direct and indirect participants would authorize beneficial owners owning through those participants to authorize or take that action or otherwise act upon the instructions of beneficial owners holding through them.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair their ability to own, transfer or pledge beneficial interests in securities, including global securities.

        If the depositary for any securities evidenced by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue the securities in definitive form in exchange for that global security. We will also issue debt securities of any class and series in definitive form in exchange for global securities evidencing those securities if any event occurs and is continuing which, after notice or lapse of time, or both, would become an event of default with respect to those securities. In addition, we may at any time and in our sole discretion determine not to have securities of any class and series represented by global securities and, in that event, will issue securities of that class and series in definitive form in exchange for all of the global securities evidencing those securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary instructs. We expect that those instructions will be based upon directions received by the depositary from direct participants with respect to ownership of beneficial interests in the global security.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the banking laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its direct participants and facilitate the clearance and settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic book-entry changes in the accounts of its direct participants. This eliminates the need for physical movement of certificates evidencing securities. Direct participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants or their affiliates and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly.

PLAN OF DISTRIBUTION

        We may offer and sell any or all of the securities described in this prospectus, from time to time, in one or more offerings:

  •
  through brokers or agents;

  •
  to underwriters for public offering and resale by them;

  •
  to dealers acting as principals;

  •
  directly to purchasers (which may include institutional and other investors); or

  •
  through a combination of such methods.

The securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. In addition, the securities may be offered and sold in block transactions or transactions on the NYSE or any other exchange or market.

        In each offering, the securities may be offered and sold at:

  •
  a fixed price or prices (which may be changed);

  •
  market prices prevailing at the time of sale;

  •
  prices related to such prevailing prices;

  •
  prices determined through an auction or bidding process (which may be subject to minimum or maximum prices which may be changed); or

  •
  negotiated prices.

        We may accept consideration for the securities in the form of cash, securities or other property, as if and to the extent agreed by us and the purchasers of the securities. The price may be payable in U.S. dollars or other currencies, as specified by us at the time of the offering.

        With respect to each offering, the applicable prospectus supplement will describe:

  •
  the terms of the offering of the securities offered thereby;

  •
  if more than one type, class and series of securities is offered, whether the securities may be purchased or subsequently traded separately, together or as units;

  •
  the name of each underwriter, dealer, broker, agent or remarketer, if any, and the amount of securities underwritten, purchased, offered or remarketed by each of them;

  •
  the initial public offering price (or method for determining the initial public offering price) of the securities;

  •
  the net proceeds to us from the sale of the securities;

  •
  the time and place of delivery of the securities (including delayed delivery arrangements, if any);

  •
  the compensation (including fees, discounts, commissions or expenses) to be paid or allowed to underwriters, dealers, brokers, agents or remarketers and the discounts or concessions (which may be changed) to be allowed, re-allowed or paid to dealers, if any;

  •
  the material terms of any agreement with any underwriter, dealer, broker, agent or remarketer;

  •
  the terms of any bidding or auction process (including the manner by which the process will be conducted, the persons who will be eligible to participate and the nature of the obligations of underwriters, brokers or agents, if any);

  •
  the exchange or market on which the securities may be listed or eligible for trading, if any; and

  •
  whether any underwriters or dealers have advised us that they expect to act as market makers with respect to the securities.

Underwriters and Others

        If we sell securities to underwriters, the securities will be acquired by the underwriters for their own account. The underwriters will then offer the securities to the public at the initial public offering price (which may be changed). The underwriters may act either individually or through underwriting syndicates represented by one or more managing underwriters.

        Unless otherwise disclosed in the applicable prospectus supplement, the obligations of underwriters to purchase securities will be subject to certain customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any are purchased.

        Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions (which may be changed) from purchasers of securities for whom they may act as agents.

        We or underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from us or the underwriters and commissions (which may be changed) from purchasers for whom they may act as agent.

        If we or an underwriter sell securities to a dealer, we or the underwriter will sell the securities to the dealer as principal. The dealer may then resell the securities to the public from time to time at varying prices to be determined by the dealer at the time of resale.

        Unless otherwise disclosed in the applicable prospectus supplement, brokers and agents will be acting on a best efforts basis for the period of their appointment.

        Underwriters, dealers, brokers, agents and remarketers that participate in the distribution of the securities offered may be deemed to be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.

Delayed Delivery

        We may authorize underwriters, dealers, brokers and agents to solicit offers by certain institutions to purchase securities at the public offering price by means of delayed delivery contracts. The contracts will provide for payment for, and delivery of, the securities on future dates. If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and we will tell you when we will demand payment and delivery for the securities under the contracts. We must approve all institutions, but they may include:

  •
  commercial and savings banks;

  •
  insurance companies;

  •
  pension funds;

  •
  investment companies; and

  •
  educational and charitable institutions.

Performance under the delayed delivery contracts will be subject only to the conditions that we disclose in the applicable prospectus supplement. The underwriters, dealers, brokers and agents will not be responsible for the validity or performance of the contracts.

Other Information

        We may directly solicit offers to purchase securities from, and we may directly sell securities to, institutional investors or others. These purchasers may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities.

        We may offer and sell securities as soon as practicable after the effectiveness of the registration statement of which this prospectus is a part.

        If we offer bearer debt securities, each underwriter, dealer, broker and agent that participates in the distribution of the original issuance thereof will agree not to offer, sell or deliver the securities to a U.S. citizen or to any person within the United States (other than qualifying financial institutions) during the restricted period as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

        Underwriters, dealers, brokers, agents and remarketers may be entitled, under agreements that we may sign with them, to reimbursement by us for certain expenses and to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act of 1933, or contribution by us to payments they may be required to make in respect of such liabilities.

        Under the securities laws of some jurisdictions, the securities may be sold in those jurisdictions only through registered or licensed brokers or dealers.

Listing

        Unless otherwise disclosed in the applicable prospectus supplement, we will not list the securities (other than our common stock) on any exchange. Shares of our common stock will be listed on the NYSE upon official notice of issuance. All securities offered (other than our common stock), will constitute a new issue of securities with no established trading market. Any underwriters or dealers that purchase securities for public offering and sale may make a market with respect to such securities, but such underwriters or dealers will not be obligated to do so and may discontinue any market making at any time without notice. We give no assurance as to the liquidity of or the trading markets for any securities offered.

Market Activities

        Persons participating in the offering of our common stock hereunder will be subject to the Securities Exchange Act of 1934 and the SEC rules and regulations thereunder, including Regulation M. These restrictions may limit the timing of purchases and sales of our common stock by such persons.

        Persons participating in an offering may engage in over-allotment, short sales, covering transactions, stabilizing transactions and penalty bids, with respect to the security offered or a security to which the price of the security offered refers, in accordance with the Securities Exchange Act of 1934 and the SEC rules and regulations thereunder, including Regulation M.

        Over-allotment involves the sale by the underwriters of a greater number of securities offered than they are required to purchase in the offering, which creates a short position. Short sales involve sales of securities which the seller does not own at the time of sale, which also creates a short position. A short position can be either covered or naked. A covered short position involves a short position in an amount not greater than the underwriters' over-allotment option to purchase additional offered securities from us in the offering. A naked short position involves a short position in an amount in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of offered securities in the open market after pricing that could adversely affect investors who purchase in the offering. If the underwriters create a short position, they may choose to close out this position by either exercising all or part of the over-allotment option or by engaging in covering transactions. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing securities in the open market. The over-allotment option can only be exercised to cover over-allotments in the offering. The underwriters must close out any naked short position by purchasing securities in the open market. In determining the source of offered securities to close out the covered short position, the underwriters may consider, among other things, the price of offered securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.

        Stabilizing transactions involve bids to purchase and purchases of the security offered or the reference securities to stabilize the price of the security offered in the open market.

        Penalty bids permit such persons to reclaim selling concessions allowed to a broker or dealer for distributing the securities when the securities originally sold by such broker or dealer are purchased in a stabilizing or covering transaction and were therefore not effectively distributed by the broker or dealer.

        Covering transactions, stabilizing transactions and penalty bids may have the effect of preventing or retarding a decline in the market price of the securities offered. As a result, the price of the securities offered may be higher than it would otherwise be in the open market. No person will be required to engage in over-allotments, short sales, covering transactions, stabilizing transactions or penalty bids and, if commenced, these activities may be discontinued at any time. These activities may be affected on an exchange or market, or otherwise.

Other Relationships

        Certain underwriters, dealers, brokers, agents or remarketers, or certain of their affiliates, may perform various financial advisory, investment banking and commercial banking services for us and our affiliates from time to time in the ordinary course of business for which they will receive customary fees and commissions. In addition, certain of them or their affiliates may be lenders under the Senior Facilities or holders of Senior Notes and may receive repayments under the Senior Facilities or have their Senior Notes redeemed or repurchased from the net proceeds of an offering. We are currently in compliance with the terms of the Senior Facilities and the Senior Notes.

LEGAL MATTERS

        Certain legal matters in connection with the securities offered hereby will be passed upon for us by Kelley Drye & Warren LLP, New York, New York, and Stamford, Connecticut, and for any underwriters, dealers, brokers, agents or remarketers by their counsel.

EXPERTS

        The Consolidated Financial Statements of GTI (formerly known as UCAR International Inc.) and subsidiaries as of December 31, 2001 and 2002 and for the years then ended incorporated in this prospectus by reference from our current report on Form 8-K filed on August 18, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) our adoption of Statement of Financial Accounting Standards ("FASB") No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002 and (ii) reclassification in the 2000 financial statements to give retroactive effect to our discontinued operations, changes in segments and adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The Consolidated Statements of Operations, Stockholders' Equity (Deficit) and Cash Flows of GTI (formerly known as UCAR International Inc.) and subsidiaries for the year ended December 31, 2000 (before the restatements described in Note 19 to such Consolidated Financial Statements) have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference in this prospectus and in the registration statement, and upon the authority of said firm in accounting and auditing.

        GTI has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP's consent to incorporation by reference of its audit report on our past Consolidated Financial Statements incorporated by reference in this registration statement.

16,000,000 Shares

Common Stock

JPMorgan

                   CIBC World Markets

                                            RBC Capital Markets

Jefferies Quarterdeck

                         , 2003

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdictions where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of its respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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About this prospectus supplement

Prospectus supplement

Prospectus
Preliminary notes
Where you can find more information
Incorporation of certain documents by reference
Forward looking statements
Summary
The offering
Summary consolidated financial data
Risk factors
Use of proceeds
Price range of common stock and dividend policy
Capitalization
Selected consolidated financial data
Management's discussion and analysis of financial condition and results of operations
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Material U.S. federal tax consequences for non-U.S. investors
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Notice to Canadian residents
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GrafTech International Ltd. Index to financial statements
GrafTech International Ltd. and Subsidiaries Consolidated balance sheets (Unaudited)
GrafTech International Ltd. and Subsidiaries Consolidated statements of operations (Unaudited)
GrafTech International Ltd. and Subsidiaries Consolidated statements of cash flows (Unaudited)
GrafTech International Ltd. and Subsidiaries Consolidated statement of stockholders' deficit (Unaudited)
GrafTech International Ltd. and Subsidiaries Notes to consolidated financial statements (unaudited)
Condensed consolidating balance sheet at June 30, 2003 (Unaudited)
Condensed consolidating balance sheet at December 31, 2002
Condensed consolidating statements of operations for the three months ended June 30, 2002 and 2003 (Unaudited)
Condensed consolidating statements of operations for the six months ended June 30, 2002 and 2003 (Unaudited)
Condensed consolidating statements of cash flows for the six months ended June 30, 2002 and 2003 (Unaudited)
Independent Auditors' Report
GrafTech International Ltd. and Subsidiaries Consolidated balance sheets
GrafTech International Ltd. and Subsidiaries Consolidated statements of operations
GrafTech International Ltd. and Subsidiaries Consolidated statements of cash flows
GrafTech International Ltd. and Subsidiaries Consolidated statements of stockholders' equity (deficit)
GrafTech International Ltd. and Subsidiaries Notes to consolidated financial statements
Condensed consolidating balance sheet at December 31, 2002
Condensed consolidating balance sheet at December 31, 2001
Condensed consolidating statements of operations for the years ended December 31, 2000, 2001 and 2002
Condensed consolidating statements of operations for the years ended December 31, 2000, 2001 and 2002 (continued)
Condensed consolidating statements of operations for the years ended December 31, 2000, 2001 and 2002 (continued)
Condensed consolidating statements of cash flows for the years ended December 31, 2000, 2001 and 2002
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD LOOKING STATEMENTS
THE COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
RISK FACTORS
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF GLOBAL SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS